 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 30, 1998

                                       REGISTRATION STATEMENT NO. 333-61937
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                              AMENDMENT NO. 1

                                    TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------
                               COLFAX CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                     3561                  54-1860933
                               (PRIMARY STANDARD        (I.R.S. EMPLOYER
ATETORSOTHER(JURISDICTION OF      INDUSTRIAL         IDENTIFICATION NUMBER)
ORPORATIONCORNORGANIZATION)I  CLASSIFICATION CODE
                                    NUMBER)

                       9211 FOREST HILL AVENUE, SUITE 109
                               RICHMOND, VA 23235
                                 (804) 560-4070
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                                 JOHN A. YOUNG
                       9211 FOREST HILL AVENUE, SUITE 109
                               RICHMOND, VA 23235
                                 (804) 560-4070
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------
                                   COPIES TO:

    SCOTT V. SIMPSON, STEPHEN W.                 ROHAN S. WEERASINGHE
              HAMILTON                           SHEARMAN & STERLING
ADDEN,KARPS,SSLATE, MEAGHER & FLOM LLP           599 LEXINGTON AVENUE
          919 THIRD AVENUE                     NEW YORK, NEW YORK 10022
      NEW YORK, NEW YORK 10022                   TEL: (212) 848-4000
         TEL: (212) 735-3000                     FAX: (212) 848-7179
         FAX: (212) 735-2000

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: [_]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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                               EXPLANATORY NOTE

  This Registration Statement contains two forms of prospectus: one to be used in connection with an offering in the United States and Canada (the "U.S. Prospectus") and one to be used in connection with a concurrent offering outside the United States and Canada (the "International Prospectus"). The U.S. Prospectus and International Prospectus are identical except for their respective front cover pages, sections entitled "Underwriting" and back cover pages. The form of U.S. Prospectus is included herein and is followed by the alternate pages to be used in the International Prospectus. Each of the alternate pages for the International Prospectus included herein is labeled "Alternate Page for International Prospectus."

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             SUBJECT TO COMPLETION

PROSPECTUS    PRELIMINARY PROSPECTUS, DATED OCTOBER 30, 1998

                                       SHARES
                                                                          [LOGO]

                               COLFAX CORPORATION
                                  COMMON STOCK


                                  -----------
  All of the     shares of Common Stock offered hereby are being sold by Colfax
Corporation (the "Company"). Of the     shares of Common Stock offered hereby,
    shares are being offered for sale initially in the United States and Canada by the U.S. Underwriters and shares are being offered for sale initially in a concurrent offering outside the United States and Canada by the International Managers. The initial public offering price and the underwriting discount per share will be identical for both Offerings. See "Underwriting."

  Prior to the Offerings, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be
between $    and $    per share. For a discussion relating to factors to be
considered in determining the initial public offering price, see
"Underwriting." Application has been made for listing of the Common Stock on the New York Stock Exchange under the symbol "CXC."

  SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                  -----------

THESE SECURITIES  HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY  THE SECURITIESAND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HASTHE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIESCOMMISSION PASSED UPON THE
  ACCURACY OR ADEQUACY OF THISPROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY
   IS A CRIMINAL OFFENSE.

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                                               PRICE TO UNDERWRITING PROCEEDS TO
                                                PUBLIC  DISCOUNT(1)  COMPANY(2)
--------------------------------------------------------------------------------
Per Share....................................    $          $            $
--------------------------------------------------------------------------------
Total(3).....................................   $          $            $

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(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of
    1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at $    .
(3) The Company has granted the U.S. Underwriters and the International
    Managers options to purchase up to an additional      shares and     shares
    of Common Stock, respectively, in each case exercisable within 30 days after the date hereof, solely to cover over-allotments, if any. If such options are exercised in full, the total Price to Public, Underwriting
    Discount and Proceeds to Company will be $    , $     and $    ,
    respectively. See "Underwriting."

                                  -----------
  The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New York, New York on or
about    , 1998.

                                  -----------
MERRILL LYNCH & CO.
                              SCHRODER & CO. INC.
                                                                 LEHMAN BROTHERS

                                  -----------
                  The date of this Prospectus is       , 1998

                             [INSIDE FRONT COVER]

                                   [ARTWORK]



                               ----------------

  The Company intends to furnish its stockholders annual reports containing audited financial statements and will make available copies of quarterly reports containing unaudited interim financial information for the first three fiscal quarters of each fiscal year of the Company.

                               ----------------

  CERTAIN PERSONS PARTICIPATING IN THE OFFERINGS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE STABILIZING THE PURCHASE OF COMMON STOCK TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated or the context otherwise requires, as used in this Prospectus, (i) "Colfax" and the "Company" mean Colfax Corporation and its subsidiaries, after giving effect to the Combination (as defined herein); (ii) "Imo" means Imo Industries Inc.; (iii) "Constellation Pumps" means Constellation Pumps Corp., the indirect parent company of Allweiler AG ("Allweiler"); (iv) "Ameridrives" means American Enterprises MPT Corp., the parent company of Nuttall Gear LLC ("Nuttall Gear") and Ameridrives International, L.P. ("Ameridrives L.P."); (v) "Ameridrives Holdings" means American Enterprises MPT Holdings L.P.; (vi) "Acquired Companies" means, collectively, Imo, Constellation Pumps, Ameridrives and Ameridrives Holdings; and (vii) "Principal Stockholders" means, collectively, Steven M. Rales and Mitchell P. Rales (together, the "Rales") and Philip W. Knisely. Concurrently with the consummation of the Offerings, the Company, the Principal Stockholders and certain other minority securityholders of the Acquired Companies will effect the Combination, which will result in Colfax Corporation being the parent company of Imo, Allweiler and Ameridrives. See "Certain Relationships and Related Transactions--The Combination." Unless otherwise indicated, the information contained in this Prospectus assumes no exercise of the Underwriters' over-allotment options.

                                  THE COMPANY

  The Company is a multinational manufacturer of a broad range of engineered industrial products designed primarily to transfer liquids or regulate and control motion in a variety of industrial applications. The Company operates in two distinct industry segments: Fluid Handling and Industrial Positioning. The Fluid Handling segment designs and produces a broad range of specialty pumps, including screw, centrifugal, progressive cavity and gear pumps. The Industrial Positioning segment designs and produces a wide range of power transmission and motion control products, including enclosed gear drives, speed reducers, open gearing components, AC and DC motor controllers, couplings, clutches, push-pull cable and remote control systems. The Company maintains leadership positions in its primary markets through its recognized global brands, its reputation for product quality and service, and its innovative new product developments.

  Philip W. Knisely, with the support of the other Principal Stockholders, embarked in 1995 to acquire, manage and grow world class industrial manufacturing companies in the fluid handling and industrial positioning industries. These industries were targeted due to their size, highly fragmented nature and the Principal Stockholders' belief that these industries provided the opportunity for accelerated growth and for improvements in operating margins.

  The Principal Stockholders have significant experience in acquiring and leading multinational industrial manufacturing companies. Mr. Knisely, the Company's President and Chief Executive Officer, has experience in managing global industrial manufacturing operations for more than 15 years, including as a group president of Emerson Electric Company and president of AMF Industries. The Rales, who will serve as directors of the Company, are also directors and principal stockholders of Danaher Corporation ("Danaher"), a New York Stock Exchange ("NYSE") listed company and a leading manufacturer of tools, components and process/environmental controls with a market capitalization of approximately $5.6 billion as of July 31, 1998.

  Through a series of transactions, the Principal Stockholders acquired market leading manufacturing companies in the fluid handling and industrial positioning industries. Concurrently with the consummation of the Offerings, the Principal Stockholders and certain other minority securityholders of the Acquired Companies will combine their interests in these businesses through the Combination (as hereinafter defined), which will result in Colfax Corporation being the parent company of Imo, Allweiler and Ameridrives. See "Business-- History" and "Certain Relationships and Related Transactions."

  The Company intends to expand its operations through internal growth and acquisitions. The Company believes that there is a significant opportunity to increase the internal growth of the Acquired Companies and of future acquisitions by implementing the Colfax Business System ("CBS"), a disciplined strategic planning and execution methodology designed to achieve world class excellence in customer satisfaction. CBS is a customization of a system which has its roots in the world-recognized Toyota Production System. A similar system has been successfully deployed at Danaher for more than 10 years. Management has begun implementing CBS in each of the Acquired Companies and believes that it has resulted in cost savings that have contributed to an improvement in the Company's pro forma results of operations, as shown in the following table:

                                                         UNAUDITED PRO FORMA
                                                           SIX MONTHS ENDED
                                                      JUNE 30, 1997 JULY 3, 1998
                                                      ------------- ------------
                                                        (DOLLARS IN THOUSANDS)
   Net sales.........................................   $272,006      $277,201
   Adjusted operating income(a) .....................     22,155        33,364
   Adjusted operating income margin..................        8.1%         12.0%

  --------
  (a) Represents income before interest, taxes and unusual items.

OPERATING SEGMENTS

  The Company markets its products through worldwide sales and marketing service networks to a diverse customer base in the following two segments:

  Fluid Handling. The pumps designed and produced by the Fluid Handling segment serve a variety of applications in the following industries: chemicals, petrochemicals, energy and power generation, marine and offshore engineering, sewage and environmental engineering, food and beverage, pulp and paper, water treatment and other process industries. In Fluid Handling, the Company markets its products principally under the Imo, Warren and Allweiler brand names. Today, the Imo pump is the industry standard for many screw pump applications. The Warren brand name dates to 1897 and its centrifugal and two-screw pumps are found in many marine applications. The Allweiler brand name dates to 1860 and is the leading brand name for screw pumps in Europe. The Company believes that it is the market leader in the highly fragmented $1.7 billion worldwide rotary pump market with an 11% market share.

  Industrial Positioning. In Industrial Positioning, the Company believes that Boston Gear and Morse Controls are sales leaders in their respective market segments. Boston Gear is one of the most widely recognized brands in the power transmission market according to independent awareness studies. Boston Gear products have applications in a wide range of industrial manufacturing operations, ranging from packaging machinery and equipment to integrated steel and pulp and paper mills. Boston Gear offers one of the widest ranges of mechanical power transmission and motion control products of any manufacturer in North America. Morse Controls cable control systems have a strong brand awareness as Morse Controls was the originator of the single lever mechanical engine control and jacketed push-pull cable. Morse Controls products are sold into a variety of end use markets with a concentration in the mobile equipment, marine and aviation sectors.

INDUSTRY OVERVIEW

  Fluid Handling. Based on analyst reports and trade publications, the Company believes that the worldwide fluid handling industry generated revenue of approximately $26.0 billion in 1997. The fluid handling market can be divided into three segments: pumps, valves and fittings. The Company competes in the pump segment, which, according to Company estimates, accounted for $13.5 billion in worldwide revenue in 1997. The Company does not currently compete in the valve or fittings segments (estimated by the Company to be approximately $10.5 billion and $2.0 billion in 1997 worldwide revenue, respectively), but believes that these markets present potential future growth opportunities. See "Business--Industry Overview."

  The worldwide pump market is highly fragmented, with over 1,000 competitors. The Company estimates that 95% of these competitors are privately owned companies, each generating less than $100.0 million in annual revenue. The Company also estimates that 65% of the worldwide rotary pump market consists of competitors that each generate less than $25.0 million in annual rotary pump sales.

  Industrial Positioning. The Company estimates that the total worldwide market for industrial positioning products generated revenue of approximately $15.0 billion in 1997, which was evenly split between publicly owned and privately held companies. The total size of the market in which the Company currently competes is approximately $6.0 billion. The Company believes that the industrial positioning products market is highly fragmented with over 1,000 companies, each generating total revenues of less than $100.0 million per year.

GROWTH STRATEGY

 . INTERNAL GROWTH

  The Company believes that there is significant potential to increase the internal growth of the Acquired Companies and of future acquisitions. Through the implementation of CBS, the Company will seek to grow internally by focusing on customer needs and striving to improve product quality, delivery and cost. Specific actions to accomplish these goals include: (i) leveraging its established distribution channels; (ii) introducing innovative new products and applications; (iii) increasing asset utilization; (iv) using advanced information technology; (v) increasing sales and marketing efforts; (vi) expanding and diversifying the customer segments served; and (vii) expanding the geographic markets served.

 . ACQUISITION GROWTH

  The Company believes that the fragmented nature of the industries in which it participates presents substantial consolidation and growth opportunities for companies with access to capital and the management ability to execute a disciplined acquisition and integration program. The Company's acquisition growth strategy is to acquire companies in the segments in which it participates that (i) have leading brands and strong market positions; (ii) will expand its product lines; (iii) have reputations for producing high quality products; and (iv) complement or enhance the Company's existing worldwide sales and distribution networks. The Company also believes that the extensive experience of its management team and the Principal Stockholders in acquiring and effectively integrating acquisition targets should enable the Company to capitalize on these opportunities. The Company intends to take a proactive approach to acquisitions and has currently identified approximately 50 potential acquisition targets in each of its two business segments located both in and outside the United States, although it does not currently have any agreements or understandings with respect to the acquisition of any such potential targets.

OPERATING STRATEGY

 . LEAD WITH EXPERIENCED MANAGEMENT TEAM

  Philip W. Knisely, the Company's President and Chief Executive Officer, has been a director and president of Imo since 1997 and of Ameridrives since 1996. From 1988 to 1995, he was president of AMF Industries, a privately held, diversified global manufacturing company. Prior to 1988, Mr. Knisely spent 10 years at Emerson Electric Company, a major manufacturer of electronic products and components, in increasingly senior positions, including president of Emerson Power Transmission Group from 1986 to 1988.

  John A. Young, the Company's Vice President and Chief Financial Officer, has extensive experience in identifying, analyzing and executing acquisitions of industrial manufacturing companies. Mr. Young was director of corporate development for AMF Industries from 1992 to 1995 and in that capacity worked closely with Mr. Knisely in evaluating and completing acquisitions.

  The Company has also assembled a team of four experienced managers at its business units. These managers have all joined the Company within the last year, and have an average of 25 years of industrial management experience. Three of these executives had previously worked with Mr. Knisely. See "Management."

  The Company's Board of Directors will include the Rales. Mitchell P. Rales, the Company's Chairman of the Board, has been a director of Danaher since 1984 and has been chairman of its executive committee since 1990. Steven M. Rales, a member of the Company's Board of Directors, has been Chairman of the Board of Danaher since 1984. From 1984 to 1997, Danaher's annual revenue increased from approximately $90.0 million to over $2.0 billion.

 . IMPLEMENT INNOVATIVE COLFAX BUSINESS SYSTEM

  A core element of the Company's management philosophy is CBS which it intends to implement in each of its businesses. CBS is a customization of a system which has its roots in the world-recognized Toyota Production System and was designed and refined by the senior management of Danaher. CBS is a disciplined strategic planning and execution methodology designed to achieve world class excellence in customer satisfaction. The basic principles of CBS include:

   . adhering to a philosophy of continuous improvement in quality, delivery, cost and growth
   . utilizing the technique of policy deployment to achieve and sustain world class results
   . hiring people with high integrity, who are results oriented and excel in a team environment
   . analyzing performance against world class benchmarks
   . recognizing that profitability can be obtained only by achieving the best possible customer satisfaction

  Management has begun implementing CBS in each of the Acquired Companies, and the Company intends to implement CBS in each of its future acquisitions. The Company views CBS as an integral tool to effect improvements in customer service, product quality, delivery and cost. By applying the strict methodology of CBS to the businesses that it acquires, the Company believes that it will be able to improve the operating margins and increase the asset utilization of such businesses and, in so doing, improve the Company's cash flow. For more information regarding CBS, see "Business--Manufacturing."

 . CAPITALIZE ON SYNERGIES AND COST EFFICIENCIES IN ACQUIRED COMPANIES

  The Company believes that expansion will give it the opportunity to gain competitive advantages relative to smaller operators. Such competitive advantages may include greater purchasing power, a larger international sales and distribution network, a lower cost of capital and the ability to provide customers with a broader range of products and services. Cost savings realized by the Acquired Companies contributed substantially to the improvement in pro forma adjusted operating income, which increased 50% from $22.2 million for the six months ended June 30, 1997 to $33.4 million for the six months ended July 3, 1998.

  Other aspects of the Company's operating strategy include achieving high levels of customer service and satisfaction, introducing innovative new products and maintaining global sales and service networks. See "Business-- Operating Strategy."

                                ----------------

  The Company was incorporated in Delaware in July 1997 under the name "II Acquisition Corp." and changed its name to "Colfax Corporation" in July 1998. The Company's principal executive office is located at 9211 Forest Hill Avenue, Suite 109, Richmond, VA 23235 and its telephone number is (804) 560-4070.

                            CONCURRENT TRANSACTIONS

THE COMBINATION

  Prior to the Offerings, the Principal Stockholders and certain other minority securityholders owned, directly or indirectly, Colfax Corporation (which, in turn, owned Imo), Allweiler and Ameridrives, each of which was operated independently. Concurrently with the consummation of the Offerings, the Principal Stockholders and such other minority securityholders will combine their interests in these businesses with the Company (the "Combination"). Immediately following the Combination, Colfax Corporation will be the parent company of Imo, Allweiler and Ameridrives.

  For more information concerning the Combination, see "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Certain Relationships and Related Transactions" and the Unaudited Pro Forma Consolidated Financial Statements and the notes thereto included elsewhere in this Prospectus.

THE REFINANCING

  In connection with the Offerings, the Company intends to effect a refinancing (the "Refinancing") pursuant to which (i) the Company will repay approximately
$    million of indebtedness under certain existing credit facilities
(collectively, the "Subsidiary Credit Facilities") and (ii) Imo will repurchase (the "Imo Note Repurchase") all ($78.5 million as of October 23, 1998) of its outstanding 11 3/4% Senior Subordinated Notes due May 1, 2006 (the "Imo Notes"). As a result of the Refinancing, the Company expects to realize significantly lower interest expense in future periods. In addition, the Company expects to record an after-tax extraordinary loss of approximately
$     million in the fourth quarter of 1998, representing the premium expected to be paid in the Imo Note Repurchase and the write-off of related capitalized debt issuance fees and unamortized discount.

  Imo Note Repurchase. On       , 1998, Imo commenced the Imo Note Repurchase
through a tender offer for all of the outstanding Imo Notes. In connection with the tender offer, Imo is soliciting consents from holders of the Imo Notes to amend the indenture governing the Imo Notes to remove substantially all of the restrictive covenants and certain other provisions and to permit the Combination. The Imo Note Repurchase is conditioned upon the closing of the Offerings.

  Colfax Credit Facility. As part of the Refinancing, the Company intends to enter into a $300 million credit facility (the "Colfax Credit Facility"), consisting of a $100 million term loan facility and a $200 million revolving credit facility. The Company intends to use the net proceeds of the Offerings, together with borrowings under the Colfax Credit Facility (consisting of the
full amount of the term loan facility and approximately $    million of
borrowings under the revolving credit facility), to repay the indebtedness under the Subsidiary Credit Facilities and to effect the Imo Note Repurchase. See "Use of Proceeds." The remaining borrowing capacity under the revolving credit facility will be available for future acquisitions, capital expenditures and general corporate purposes.

  For more information concerning the Refinancing, see "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Certain Relationships and Related Transactions," "Description of Certain Indebtedness" and the Unaudited Pro Forma Consolidated Financial Statements and the notes thereto included elsewhere in this Prospectus.

                                 THE OFFERINGS

  The offering of     shares of the Company's Common Stock, par value $0.01 per
share, in the United States and Canada (the "U.S. Offering") and the offering
of     shares of the Common Stock outside the United States and Canada (the
"International Offering") are collectively referred to herein as the "Offerings."

Common Stock Offered by the Com-
 pany...........................      shares
Common Stock to be Outstanding
 after the Offerings(1).........      shares
Use of Proceeds.................  The Company will use the net proceeds that it receives from the Offerings, together with
                                  borrowings under the Colfax Credit Facility,
                                  to refinance the Subsidiary Credit Facilities
                                  and to effect the Imo Note Repurchase.
Proposed New York Stock Exchange
 Symbol.........................  "CXC"

--------
(1) Excludes     shares of Common Stock reserved for issuance under the Colfax
    Corporation 1998 Stock Incentive Plan (the "Plan"), including     shares of
    Common Stock subject to outstanding options granted at the initial public offering price of the Common Stock. See "Management--Stock Incentive Plan."

                                  RISK FACTORS

  Purchasers of Common Stock in the Offerings should carefully consider the risk factors set forth under the caption "Risk Factors" and the other information included in this Prospectus prior to making an investment decision. Such risk factors include, among other things, that the Company has a limited operating history upon which to evaluate its prospects, that there can be no assurance that the Company will be able to integrate successfully the businesses of the Acquired Companies and that there can be no assurance that the Company will be able to successfully identify suitable acquisition candidates. See "Risk Factors."

      SUMMARY UNAUDITED PRO FORMA AS ADJUSTED CONSOLIDATED FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

  The summary unaudited pro forma as adjusted consolidated financial data set forth below have been derived from the Unaudited Pro Forma Consolidated Financial Statements appearing elsewhere in this Prospectus. The summary unaudited pro forma as adjusted statement of operations and other data give effect to the Combination, the acquisition of each of Imo, Allweiler and Ameridrives (the "Acquisitions"), the financing of the Acquisitions, the Offerings and the Refinancing (assuming all of the Imo Notes are repurchased) assuming such transactions were consummated at the beginning of the relevant period. The summary unaudited pro forma as adjusted balance sheet data give effect to the Combination, the Offerings and the Refinancing (assuming all of the Imo Notes are repurchased), assuming such transactions occurred on July 3, 1998. The summary unaudited pro forma as adjusted financial data do not purport to represent what the Company's operating results would have been had such transactions occurred on the dates indicated or to project the Company's operating results for any future period, nor do they purport to represent what the Company's financial position actually would have been had such transactions occurred on the dates indicated or to project the Company's financial position for any future date. All of the data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Unaudited Pro Forma Consolidated Financial Statements and the notes thereto, the Colfax Corporation Consolidated Financial Statements and the notes thereto and the other financial statements and financial information included elsewhere in this Prospectus.

                                                 COLFAX CORPORATION
                                              PRO FORMA AS ADJUSTED(F)
                                      ----------------------------------------
                                          YEAR       SIX MONTHS    SIX MONTHS
                                          ENDED         ENDED        ENDED
                                      DEC. 31, 1997 JUNE 30, 1997 JULY 3, 1998
                                      ------------- ------------- ------------
STATEMENT OF OPERATIONS DATA:
Net sales............................   $535,982      $272,006      $277,201
Cost of goods sold...................    355,430       178,006       181,135
                                        --------      --------      --------
Gross profit.........................    180,552        94,000        96,066
Operating expenses...................    141,640        73,005        64,479
Other (income) expense...............     (4,532)       (1,160)       (1,777)
Unusual items(a).....................     33,085        10,500           --
                                        --------      --------      --------
Income before interest and taxes.....     10,359        11,655        33,364
Other non-operating (gain)/loss......        --            --         (1,364)
Interest expense.....................
                                        --------      --------      --------
Income before taxes..................
Income (loss) from continuing
 operations(b).......................   $             $             $
                                        ========      ========      ========
Basic earnings per share.............   $             $             $
                                        ========      ========      ========
Diluted earnings per share...........   $             $             $
                                        ========      ========      ========
OTHER DATA:
Gross profit margin(c)...............       33.7%         34.6%         34.7%
Adjusted operating income(d).........   $ 43,444      $ 22,155      $ 33,364
Adjusted operating margin(e).........        8.1%          8.1%         12.0%

                                                           AT JULY 3, 1998
                                                     ---------------------------
                                                                    PRO FORMA
                                                     PRO FORMA(G) AS ADJUSTED(F)
                                                     ------------ --------------
BALANCE SHEET DATA:
Total assets........................................   $636,213        $
Total debt..........................................    429,011
Stockholders' equity (deficit)......................   $ (1,480)       $

-------
(a) Unusual items of $33.1 million in 1997 include $10.5 million related to a legal settlement in favor of International Insurance Company, $15.8 million related to expenses incurred during the acquisition of Imo, including a break-up fee, severance and retention bonuses, $5.0 million related to an additional legal provision, $1.2 million of severance benefits and $0.6 million in plant shutdown costs.
(b) Income (loss) from discontinued operations was $(9.8) million for the year ended December 31, 1997 and $2.7 million for the six months ended June 30, 1997. Extraordinary items were $3.3 million for the year ended December 31, 1997 and $5.6 million for the six months ended July 3, 1998, each relating to early extinguishment of debt. There were no extraordinary items recorded for the six months ended June 30, 1997.
(c) Gross profit margin represents gross profit as a percentage of net sales for the given period.

(d) Adjusted Operating Income represents income before interest, taxes and unusual items. The Company believes that Adjusted Operating Income permits a more complete analysis of operating performance as it provides a comparable measure of the Company's earnings over time exclusive of interest, taxes and unusual items. Adjusted Operating Income should not be considered in isolation or as a substitute for net income or other consolidated statement of operations or cash flow data prepared in accordance with generally accepted accounting principles. Adjusted Operating Income does not take into account debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses.
(e) Adjusted operating margin represents adjusted operating income as a percentage of net sales for the given period.
(f) Represents the unaudited pro forma combined statements of operations of the Company for the year ended December 31, 1997, the six months ended June 30, 1997 and the six months ended July 3, 1998 and the unaudited pro forma combined balance sheet of the Company at July 3, 1998, assuming the Combination, the Offerings, and the Refinancing (assuming all of the Imo Notes are repurchased) occurred at the beginning of the respective period or on the balance sheet date.
(g) Represents the unaudited pro forma combined balance sheet of the Company at July 3, 1998 adjusted for certain inter-company eliminations, tax adjustments and equity adjustments.

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

  The Company was incorporated in 1997 to acquire the shares of Imo. The summary historical consolidated financial data set forth below for the years ended December 31, 1995 and 1996, for the period from January 1, 1997 to August 28, 1997, and for the period from August 29, 1997 to December 31, 1997 have been derived from the consolidated financial statements of Imo (the "Predecessor Business"), which were audited by either Arthur Andersen LLP or Ernst & Young LLP, independent public accountants. The summary historical consolidated financial data at July 3, 1998 and for the six months ended June 30, 1997 and July 3, 1998 have been derived from the unaudited interim consolidated financial statements of the Predecessor Business and of the Company, which, in the opinion of management, include all adjustments necessary for a fair presentation of the results for the unaudited periods. Operating results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year. The consolidated historical data of the Predecessor Business and the consolidated historical data of the Company are not comparable in many respects due to the Acquisitions. All of the data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Unaudited Pro Forma Consolidated Financial Statements and notes thereto, the Colfax Corporation Consolidated Financial Statements and the notes thereto and the other financial statements and financial information included elsewhere in this Prospectus.

                                                          COLFAX    PREDECESSOR   COLFAX
                             PREDECESSOR BUSINESS       CORPORATION  BUSINESS   CORPORATION
                          ----------------------------  ----------- ----------- -----------
                                               EIGHT                    SIX         SIX
                             YEAR ENDED        MONTHS      FROM       MONTHS      MONTHS
                            DECEMBER 31,       ENDED     INCEPTION     ENDED       ENDED
                          ------------------  AUG. 28,  TO DEC. 31,  JUNE 30,     JULY 3,
                            1995      1996      1997       1997        1997        1998
                          --------  --------  --------  ----------- ----------- -----------
                                                                          (UNAUDITED)
STATEMENT OF OPERATIONS
 DATA:
Net sales...............  $297,114  $309,511  $210,151   $106,711    $160,232    $164,115
Cost of goods sold......   212,787   220,589   145,276     76,597     109,807     110,923
                          --------  --------  --------   --------    --------    --------
Gross profit............    84,327    88,922    64,875     30,114      50,425      53,192
Operating expenses......    64,387    66,969    50,360     23,325      38,505      32,960
Unusual items(a)........     8,124    17,440    26,344      5,000      10,500         --
Other (income) expense..    (2,841)   (1,063)      (22)    (1,543)       (104)       (189)
                          --------  --------  --------   --------    --------    --------
Income (loss) before
 interest and taxes.....    14,657     5,576   (11,807)     3,332       1,524      20,421
Interest expense........    22,648    25,981    18,190     12,495      13,611      16,524
                          --------  --------  --------   --------    --------    --------
Income (benefit) before
 taxes..................    (7,991)  (20,405)  (29,997)    (9,163)    (12,087)      3,897
Income taxes............   (15,169)   12,663     1,254        235       1,036       1,502
                          --------  --------  --------   --------    --------    --------
Income (loss) from
 continuing
 operations(b)..........  $  7,178  $(33,068) $(31,251)  $ (9,398)   $(13,123)   $  2,395
                          ========  ========  ========   ========    ========    ========
OTHER DATA:
Gross profit margin(c)..      28.4%     28.7%     30.9%      28.2%       31.5%       32.4%
Adjusted operating
 income(d)..............  $ 22,781  $ 23,016  $ 14,537   $  8,332    $ 12,024    $ 20,421
Adjusted operating
 margin(e)..............       7.7%      7.4%      6.9%       7.8%        7.5%       12.4%

                                                                 AT JULY 3, 1998
                                                                 ---------------
                                                                   (UNAUDITED)
BALANCE SHEET DATA:
Total assets....................................................    $425,495
Total debt......................................................     313,229
Stockholders' equity (deficit)..................................     (24,091)

--------
(a) Unusual items of $8.1 million in 1995 represent $3.1 million in severance benefits and other expenses related to Imo's company-wide program to reduce general and administrative costs and $5.0 million related to the write-down of certain non-operating real estate to net realizable value. Unusual items of $17.4 million in 1996 include $0.3 million related to the restructuring and cost reduction programs and $17.1 million related to the write-down of certain businesses being held for sale and certain non-operating real estate being held for sale to net realizable value. Unusual items of $31.3 million in 1997 include $10.5 million related to a legal settlement in favor of International Insurance Company, $15.8 million related to expenses incurred during the acquisition of Imo, including a break-up fee, severance and retention bonuses and $5.0 million related to an additional legal provision.
(b) Income (loss) from discontinued operations was $27.0 million, $(16.8) million and $(9.8) million for the years ended December 31, 1995, December 31, 1996 and December 31, 1997, respectively. Extraordinary items were $4.4 million, $8.5 million and $3.3 million for the years ended December 31, 1995, December 31, 1996 and December 31, 1997, respectively, and $5.6 million for the six months ended July 3, 1998.
(c) Gross profit margin represents gross profit as a percentage of net sales for the given period.

(d) Adjusted Operating Income represents income before interest, taxes and unusual items. The Company believes that Adjusted Operating Income permits a more complete analysis of operating performance as it provides a comparable measure of the Company's earnings over time exclusive of interest, taxes and unusual items. Adjusted Operating Income should not be considered in isolation or as a substitute for net income or other consolidated statement of operations or cash flow data prepared in accordance with generally accepted accounting principles. Adjusted Operating Income does not take into account debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses.
(e) Adjusted operating margin represents adjusted operating income as a percentage of net sales for the given period.

                                 RISK FACTORS

  Prospective purchasers of the Common Stock offered hereby should consider carefully the factors set forth below, as well as other information set forth in this Prospectus, in evaluating an investment in the shares of Common Stock offered hereby.

RECENTLY ORGANIZED COMPANY; ACQUIRED COMPANIES NOT HISTORICALLY OPERATED AS A COMBINED BUSINESS; INTEGRATION OF ACQUIRED COMPANIES

  The Company has a limited operating history upon which to evaluate its prospects. In addition, the Company's prospects must be considered in light of the numerous potential risks, expenses and difficulties frequently encountered in connection with the acquisition and integration of existing businesses and the installation of new senior management and operating strategies.

  The Acquired Companies have not historically been operated as a combined business. There can be no assurance that the Company will be able to integrate successfully the businesses of the Acquired Companies, to operate them profitably on a combined basis, or to manage effectively the combined businesses. Failure by the Company to integrate successfully or manage effectively the Acquired Companies without substantial costs, delays or other operational or financial difficulties could have a material adverse effect on the Company's business, results of operations or financial condition. While the Company believes that CBS will be an important tool in integrating the Acquired Companies and has begun implementing CBS in each of the Acquired Companies, there can be no assurance that CBS will be implemented successfully or will result in any material cost savings or profit improvements.

  The Company believes that significant cost savings and manufacturing efficiencies may be available through consolidating the operations of the Acquired Companies. In addition to the substantial capital investment this may require, such consolidation of the Company's operations may disrupt its manufacturing operations and could potentially involve significant production downtime. There can be no assurance that the nature of any such disruption or the length of any associated downtime will not result in a material adverse effect on the Company's business, results of operations or financial condition. The Company also plans to implement other significant changes in its operations, including consolidating its manufacturing facilities, combining its sales forces and moving Company offices, in order to effect reductions in the Company's cost structure. Any or all of the planned changes could entail substantial capital investment or costs and expenses, including employment termination costs. Moreover, there can be no assurance that any changes implemented will have the intended effect of reducing the Company's costs and expenses.

RISKS RELATING TO ACQUISITION STRATEGY

  The Company expects to derive a major component of its future growth from acquisitions and the successful integration of acquired businesses into its existing operations. See "Business--Growth Strategy." There can be no assurance, however, that the Company will be able to successfully identify suitable acquisition candidates, negotiate appropriate acquisition terms, obtain financing which may be needed to consummate acquisitions or complete proposed acquisitions. Although the Company has not encountered, to date, material difficulties with its acquisition strategy, the Company has identified certain acquisition candidates which, in the Company's opinion, would have been suitable but for the fact their purchase price was too high. In addition, there can be no assurance that the Company will maintain or accelerate its growth or anticipate all of the changing demands that expanding operations will impose on its management personnel, operational and management information systems and financial systems. Further, there can be no assurance that the Company will be able to successfully integrate the acquisitions into the Company or that the acquisitions will perform as planned or prove to be beneficial to the Company's operations and cash flow. Acquisitions involve numerous risks, including difficulties in the assimilation of the operations, technologies, services and products of the acquired companies, the potential loss of key employees of the acquired companies and the diversion of management's attention from other business concerns. This is the case particularly in the fiscal quarters immediately following the completion of acquisitions during which the operations of the acquired business are being integrated into the Company's operations. In addition, once integrated, acquired operations may not achieve levels of revenues, profitability or productivity comparable with those achieved by the Company's existing operations, or otherwise perform as expected. Furthermore, although the Company performs a due diligence investigation of each business that it acquires, there may nevertheless be liabilities of the Acquired Companies or companies that the Company may acquire in the future that the Company has failed or fails to discover during its due diligence investigations and for which the Company, as a successor owner, may be responsible. The Company may seek to minimize the impact of these liabilities by structuring acquisitions to minimize liabilities, obtaining indemnities and warranties from the seller, as well as other methods. Such methods may not fully protect the Company from the impact of liabilities. For example, indemnities or warranties that are limited in scope, amount or duration may not fully cover the liabilities for which they were intended. The liabilities that are not covered by such limited indemnities or warranties could have a material adverse effect on the Company's business, results of operations or financial condition. Additionally, the incurrence of debt, contingent liabilities and the amortization of goodwill and other intangible assets attributable to future acquisitions could, depending on the magnitude of such debt, contingent liabilities and amortization in relation to the Company's total assets, materially adversely affect the Company's profitability.

DEPENDENCE ON ADDITIONAL CAPITAL TO FINANCE GROWTH

  The Company's growth strategy will require substantial capital investment. Capital will be required by the Company for, among other purposes, completing acquisitions, integrating completed acquisitions, acquiring production equipment and maintaining the condition of its production equipment. The Company intends to pay for future acquisitions using a combination of cash, capital stock, notes and assumption of indebtedness. To the extent that cash generated internally and cash available under the Colfax Credit Facility is not sufficient to provide the capital required for such purposes and future operations, the Company will require additional debt or equity financing in order to provide for such capital. There can be no assurance that such financing will be available or, if available, will be available on terms satisfactory to the Company. Failure by the Company to obtain sufficient additional capital in the future could limit the Company's ability to implement its business strategy. Future debt financing, if available, may result in increased interest expense, increased term loan payments, increased leverage and decreased income available to fund further acquisitions and expansion, and may limit the Company's ability to withstand competitive pressures and render the Company more vulnerable to economic downturns. Future equity financing may dilute the equity interests of existing stockholders.

COMPETITION

  Most of the Company's products are sold in highly fragmented and competitive markets. The Company believes that the principal elements of competition in its markets are product quality, price, design and engineering capabilities, product development, conformity to customer specifications, quality of post-sale support, timeliness of delivery and effectiveness of its distribution organization. Maintaining and improving the Company's competitive position will require continued investment by the Company in manufacturing quality standards, marketing, customer service and support, and its distribution networks. There can be no assurance that the Company will have sufficient resources to continue to make such investments or that it will be successful in maintaining its competitive position. The Company's competitors may develop products that are superior to the Company's products, develop methods of more efficiently and effectively providing products and services, or adapt more quickly than the Company to new technologies or evolving customer requirements. Certain of the Company's competitors may have greater financial, marketing, and research and development resources than the Company. There can be no assurance that the Company will be able to compete successfully with its existing competitors or with new competitors. Failure to continue competing successfully could have a material adverse effect on the Company's business, results of operations or financial condition. See "Business--Competition."

INTERNATIONAL OPERATIONS; CURRENCY FLUCTUATIONS

  In 1997, approximately 47% of the Company's net sales on a pro forma basis and approximately 37% of its adjusted operating income on a pro forma basis were derived from international operations. In addition, approximately 4% of the Company's 1997 net sales on a pro forma basis were derived from direct export sales. The Company does not engage to a material extent in hedging activities intended to offset the risk of exchange rate fluctuations. Both the sales from international operations and export sales are subject in varying degrees to risks inherent in doing business outside the United States. Such risks include economic instability; partial or total expropriation; currency exchange rate fluctuations and restrictions on currency repatriation; significant adverse changes in taxation policies or other laws or regulations, the disruption of operations from labor and political disturbances, insurrection or war and the requirements of partial local ownership of operations in certain countries. Although net sales to customers in the Pacific Rim region represented less than 5% of the Company's 1997 pro forma net sales, recent financial instability in the Pacific Rim may adversely affect the Company's business prospects in that region and in other markets that rely on business in the Pacific Rim.

  The Company is exposed to fluctuations in currency exchange rates. In the first six months of 1998 approximately 72% of the Company's foreign exchange transactions were denominated in either Deutsche Marks, Swedish Kronor or French Francs. During the first six months of 1998, the average rate of exchange for the U.S. Dollar strengthened by 7% against the Deutsche Mark, 5% against the Swedish Krona and 6% against the French Franc compared to the first six months of 1997. The overall impact of exchange rate fluctuations on the Company's sales and net income for the first six months of 1998 compared to the first six months of 1997 was less than 2%. Any significant change in the value of the currencies of the countries in which the Company does business against the U.S. dollar could affect the Company's ability to sell products competitively and control its cost structure, which, in turn, could have a material adverse effect on the Company's results of operations and financial condition. Furthermore, a large portion of the revenues and income of the Fluid Handling segment's European operations are denominated in Deutsche Marks. Consequently, depreciation of the Deutsche Mark against the U.S. dollar has a negative impact on the income from operations of the Fluid Handling segment, whereas appreciation of the Deutsche Mark has a positive impact. The results of operations and financial condition of the Fluid Handling segment, and in turn of the Company, could be materially adversely affected by large fluctuations in the rate of exchange between the Deutsche Mark and the U.S. dollar. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview." Furthermore, the first stage of European Monetary Union, in which Germany will participate, is scheduled to occur in January 1, 1999. If large fluctuations occur in the rate of exchange between the euro and the U.S. dollar, the Company's results of operations and financial condition could be materially adversely affected.

ENVIRONMENTAL MATTERS

  The Company's operations and properties are subject to federal, state, local and foreign laws, regulations and ordinances relating to the use, storage, handling, generation, treatment, emission, release, discharge and disposal of certain materials, substances and wastes. The nature of the Company's operations exposes it to the risk of liabilities or claims with respect to environmental matters including off-site disposal matters and there can be no assurance that material costs will not be incurred in connection with such liabilities or claims.

  Based upon the Company's experience to date, the Company believes that the future cost of compliance with existing environmental laws, regulations and ordinances (or liability for known environmental claims) will not have a material adverse effect on the Company's business, results of operations or financial condition. However, future events, such as changes in existing laws and regulations or their interpretation may give rise to additional compliance costs or liabilities that could have a material adverse effect on the Company's business, results of operations or financial condition. Compliance with more stringent laws or regulations, as well as more vigorous enforcement policies of regulatory agencies or stricter or different interpretations of existing laws, may require additional expenditures by the Company which may be material. See "--Litigation; Retained/Contingent Liabilities" and "Business-- Environmental Matters."

LITIGATION; RETAINED/CONTINGENT LIABILITIES

  Imo and one of its subsidiaries are two of a large number of defendants in lawsuits brought in various jurisdictions by approximately 6,000 claimants who allege injury caused by exposure to asbestos. Although neither Imo nor any of its subsidiaries has ever been a producer or direct supplier of asbestos, it is alleged that certain of the industrial and marine products formerly sold by Imo and such subsidiary contained components which contained asbestos. In addition, Imo and the subsidiary are named in cases, involving approximately 25,000 claimants, which have been "administratively dismissed" by the U.S. District Court for the Eastern District of Pennsylvania. Suits against the two companies have been tendered to their insurers who are defending under stated reservation of rights pursuant to applicable defense and indemnity agreements. Although the Company believes it has adequate insurance coverage or has established appropriate reserves to cover potential liabilities related to these suits, if the Company's insurers should fail, become insolvent or refuse to cover claims or if there is any failure of the two companies to be successful in defending such suits, or in settling such suits on acceptable terms, there could be a material adverse effect on the Company's business, results of operations or financial condition. See "Business--Litigation."

  Over the past several years Imo has divested several businesses, subsidiaries and non-operating real estate holdings. In accordance with the terms of certain of such divestitures, Imo has retained responsibility for any liabilities which might arise relating to products sold by the divested businesses and subsidiaries prior to divestiture. Furthermore, Imo may under Federal law and the laws of certain states be contingently liable for certain aspects (i.e., environmental or product liability) of the businesses and subsidiaries it has divested. See Note 15 to Consolidated Financial Statements of Colfax Corporation and Subsidiaries and Note 16 to Consolidated Financial Statements of Imo Industries Inc. and Subsidiaries for a description of material litigation which has arisen in connection with products sold by divested businesses and subsidiaries of Imo. There can be no assurance that the Company may not be exposed to retained or contingent liabilities that, in the aggregate, could have a material adverse effect on the Company's business, results of operations or financial condition.

CONTROL BY PRINCIPAL STOCKHOLDERS

  Upon consummation of the Offerings, the Principal Stockholders will own in
the aggregate approximately   % of the outstanding shares of Common Stock
(approximately   % if the Underwriters' over-allotment options are exercised in full). As a result of such share ownership, the Principal Stockholders will be able to elect the entire Board of Directors of the Company and to control the Company's management and affairs. See "Management" and "Principal Stockholders."

POTENTIAL CONFLICTS OF INTEREST

  The Rales are directors and principal stockholders of both Danaher and the Company. While the Company and Danaher operate different businesses at this time, Danaher may in the future identify, pursue and consummate acquisitions of businesses that may be complementary, in whole or in part, with the businesses then operated by the Company. As a result, Danaher may, directly or indirectly, compete with the Company for the acquisition of such businesses and, consequently, the interests of Danaher (and the Rales) may conflict with those of other stockholders of the Company. In addition, following any such acquisition by Danaher, the Company may compete with such acquired business.

SHARES ELIGIBLE FOR FUTURE SALE

  Prior to the Offerings there has been no public market for the Common Stock. The Company can make no prediction as to the effect, if any, that future sales of shares of Common Stock or the availability of such shares for future sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock (including shares issued upon the exercise of stock options) in the public market, or the perception that such sales may occur, could adversely affect prevailing market prices for the Common Stock. The number of outstanding shares of Common Stock available for sale in the public market will be limited by the lock-up agreements described below.

  Upon completion of the Offerings, the Rales will own approximately   % of
the outstanding Common Stock (approximately   % if the Underwriters' over-
allotment options are exercised in full). Subject to the lock-up agreements described below, the Rales, as controlling stockholders of the Company, will be able to cause the Company to register the sale of their shares in one or more public offerings. Although the Rales have informed the Company that they do not currently have the intention to sell shares of Common stock following the 180-day lock-up period described below, depending on market and other conditions, the Rales may dispose of shares of Common stock owned by them from time to time.

  Upon completion of the Offerings, the Company will have       shares of
Common Stock outstanding (assuming no exercise of the Underwriters' over-allotment options). Of such total number of shares outstanding, the shares to be sold in the Offerings will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except that any shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 ("Rule 144") under the Securities Act, may generally only be sold in compliance with the
limitations of Rule 144. The remaining       shares of Common Stock which will
be outstanding following the Offerings will become available for resale into the public market, subject to compliance with the holding periods and volume limitations prescribed by Rule 144. All of such remaining shares will also be subject to the lock-up agreements described in the next paragraph.

  The Company, the Company's executive officers and directors and other persons who will be stockholders of the Company immediately after giving effect to the Combination (but not the Offerings) have agreed, subject to certain exceptions, not to directly or indirectly (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or thereafter acquired by the person executing the agreement or with respect to which the person executing the agreement thereafter acquires the power of disposition, or file a registration statement under the Securities Act with respect to the foregoing or (ii) enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of the Common Stock whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise, without the prior written consent of Merrill Lynch on behalf of the Underwriters for a period of 180 days after the date of this Prospectus. See "Shares Eligible for Future Sale" and "Underwriting."

DEPENDENCE ON KEY PERSONNEL

  The success of the Company depends in large part on the services and expertise of Philip W. Knisely and the Company's senior management. With the exception of George M. Scheerle, none of the Company's executive officers has an employment agreement with the Company and the Company does not maintain key man life insurance policies on any of its executive officers. The death or loss of the services of Mr. Knisely or any of the senior managers or an inability to attract and retain additional management personnel could have a material adverse effect on the Company. There can be no assurance that the Company will be able to retain its existing senior management personnel or to attract additional qualified senior management personnel. Notwithstanding the fact that positive results have been achieved at other companies where the Principal Stockholders are or have been executive officers, directors or significant shareholders, there can be no assurance that the Company will be able to achieve positive results. See "Management."

ALLWEILER MINORITY SHAREHOLDERS

  As of July 31, 1998, Constellation Pumps owned 98% of the outstanding common shares and 92% of the outstanding preferred shares of Allweiler. The remaining common and preferred shares of Allweiler are held by minority shareholders that are not affiliated with the Company. There is no "short form" merger provision under German law analogous to Section 253 of the Delaware General Corporation Law (the "Delaware Law") that would permit the Company to acquire the interests of the remaining minority shareholders of Allweiler without their consent. Under German law, neither Allweiler nor its controlling shareholders (including the Company) may take any actions that would be unfair to, or discriminate against, such minority shareholders. For so long as there are minority shareholders of Allweiler, Allweiler will be required to pay a pro-rata portion of all dividends and other distributions declared by Allweiler to such minority shareholders, and, given the right of such minority shareholders to challenge any actions taken by Allweiler or its controlling shareholders (including the Company) as being unfair to, or discriminatory against, such minority shareholders, the presence of such minority shareholders could limit the ability of the Company to restructure the assets and operations of Allweiler or integrate such assets with the other businesses and operations owned by the Company. See "Certain Relationships and Related Transactions--Acquisition of Allweiler."

ABSENCE OF DIVIDENDS

  The Company has never paid a dividend on the Common Stock and does not anticipate paying any dividends on the Common Stock in the foreseeable future. See "Dividend Policy."

IMMEDIATE AND SUBSTANTIAL DILUTION

  Based on an assumed initial public offering price of $   per share of Common
Stock, purchasers of shares in the Offerings will incur immediate and
substantial dilution of $   per share in the net tangible book value of their
purchased shares of Common Stock. See "Dilution." In addition, investors may experience additional dilution as a result of shares of Common Stock being issued in connection with future business acquisitions or as a result of the issuance and exercise of employee stock options.

ABSENCE OF PRIOR PUBLIC MARKET; DETERMINATION OF OFFERING PRICE

  Prior to the Offerings, there has been no public market for the Common Stock. Although the Company has applied to have the Common Stock accepted for listing on the NYSE, there can be no assurance that an active public market will develop or, if any such market develops, that it will be sustained. The initial public offering price of the Common Stock will be determined through negotiations between the Company and the Underwriters and may not be indicative of the market price for the Common Stock after the Offerings. The market price for the shares of the Common Stock may be volatile and may fluctuate based upon a number of factors, including, without limitation, business performance, news announcements or changes in general economic and market conditions. There can be no assurance that the market price of the Common Stock will not decline below the price at which the Common Stock is being offered hereby. See "Underwriting."

ANTI-TAKEOVER PROVISIONS

  Certain provisions of the Company's Restated Certificate of Incorporation and By-laws, as well as applicable provisions of the Delaware Law, may have the effect of discouraging unsolicited acquisition proposals or making it more difficult for a third party to gain control of the Company. These provisions, among other things, (i) divide the Company's Board of Directors into three classes, with directors of each class serving staggered three-year periods;
(ii) provide that directors may be removed only for cause and only upon the affirmative vote of at least 66 2/3% of the voting power of all the then outstanding shares of stock entitled to vote; (iii) prohibit stockholders from taking action by written consent; (iv) prohibit stockholder nominations and proposals unless specified advance notice requirements are complied with; (v) prohibit stockholders from calling special meetings of stockholders; and (vi) authorize the Board of Directors to issue shares of preferred stock in one or more series and to fix the powers, preferences and rights of any such series without stockholder approval. In addition, under certain conditions, Section 203 of the Delaware Law may prevent the Company from engaging in a "business combination" with an "interested stockholder." See "Description of Capital Stock--Preferred Stock" and "Certain Charter and By-law Provisions."

TAX NET OPERATING LOSS CARRYFORWARDS

  As of July 3, 1998, the Company had net operating loss carryforwards ("NOLs") of approximately $107.4 million for United States federal income tax purposes. These NOLs, if not utilized to offset taxable income in future periods, will expire at various dates through 2012. If the Company experiences an "ownership change" within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company's ability to use its NOLs existing at the time of any such ownership change to offset its taxable income, if any, generated in taxable periods after the ownership change would be subject to an annual limitation described below. Although the Combination and the Offerings will not cause the Company to experience an ownership change, it is possible that certain other changes in the ownership of the Company's stock which may occur in the future could cause the Company to experience an ownership change. In that event, the amount of NOLs which the Company may utilize on an annual basis would generally be equal to the product of the value of the Company's outstanding stock immediately prior to the ownership change (less certain capital contributions made during the preceding two years) and the "long-term tax exempt rate" (determined monthly and, for ownership changes occurring in the month of August 1998, 5.15%).

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

  This Prospectus contains forward-looking statements that reflect the Company's current views with respect to future events and financial performance, including capital expenditures, planned product introductions, research and development expenditures, potential future growth, including potential penetration of developed markets and potential growth opportunities in emerging markets, potential future acquisitions, potential cost savings from planned restructuring programs, planned operational changes and research and development efforts, strategic plans and future cash sources and requirements. These forward-looking statements are subject to certain risks and uncertainties, including those identified in "Risk Factors," which could cause actual results to differ materially from historical results or those anticipated. The words "believe," "expect," "anticipate" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
                                USE OF PROCEEDS

  The Company estimates that it will receive net proceeds from the Offerings
of approximately $    million (approximately $    million if the Underwriters'
over-allotment options are exercised in full) assuming an initial public
offering price of $    per share and after deducting estimated underwriting
discounts and commissions and expenses of the Offerings payable by the Company. The Company intends to use the net proceeds of the Offerings,
together with borrowings of approximately $    under the Colfax Credit
Facility (consisting of the full $100.0 million term loan facility and
approximately $    million of borrowings under the revolving credit facility)
as follows: (i) approximately $    million to effect the Imo Note Repurchase
and (ii) approximately $    million to repay indebtedness under the Subsidiary
Credit Facilities. The outstanding indebtedness under the Subsidiary Credit Facilities has maturities ranging from 1998 to 2007 and interest rates ranging from 4.4% to 8.9%. See "Certain Relationships and Related Transactions" and "Description of Certain Indebtedness--Allweiler Credit Facility."

                                DIVIDEND POLICY

  The Company currently intends to retain its earnings for use in the operation and expansion of its business and does not anticipate paying any dividends on the Common Stock in the foreseeable future. Payment of future dividends, if any, will be determined in the sole discretion of the Company's Board of Directors and will depend upon, among other things, the future earnings, operations, capital requirements and general financial condition of the Company and prevailing business and economic conditions, as well as statutory restrictions on the Company's ability to pay dividends. See "Risk Factors--Absence of Dividends."

                                   DILUTION

  As of July 3, 1998, the Company had a pro forma deficit in net tangible book
value of $    million, or $    per share of Common Stock. "Net tangible book
value" per share of Common Stock represents the difference between the net tangible assets and the liabilities of the Company, on a consolidated basis, divided by the total number of shares of Common Stock outstanding. After
giving effect to the sale by the Company of     shares of Common Stock
pursuant to the Offerings and the application of the estimated net proceeds therefrom and the payment of one-time charges relating to the Refinancing, the pro forma as adjusted net tangible book value deficit of the Company at July
3, 1998 would have been approximately $    million, or $    per share
(assuming an initial public offering price of $    per share). See "Use of
Proceeds." This represents an immediate dilution of $    per share to new
investors in the Offerings. The following table illustrates this dilution in net tangible book value per share to new investors at July 3, 1998:

   Assumed initial public offering price per share......................  $
   Net tangible book value (deficit) per share at July 3, 1998..........
   Increase in net tangible book value per share attributable to new in-
    vestors.............................................................
   Pro forma net tangible book value (deficit) per share after the Of-
    ferings.............................................................
                                                                          -----
   Immediate dilution per share to new investors in the Offerings.......  $
                                                                          =====

  The following table sets forth, at July 3, 1998 on a pro forma basis, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing holders of Common Stock and by the new investors, before deducting estimated underwriting discounts and offering expenses payable by the Company.

                                                       TOTAL
                             SHARES PURCHASED      CONSIDERATION
                             -------------------   -------------- AVERAGE PRICE
                             NUMBER     PERCENT    AMOUNT PERCENT   PER SHARE
                             --------   --------   ------ ------- -------------
   Existing stockholders....
   New investors............
                              --------    --------  ---     ---
   Total....................
                              ========    ========  ===     ===

                                CAPITALIZATION

  The following table sets forth as of July 3, 1998 the Company's (i) total debt (including current maturities) and capitalization on a pro forma basis after giving effect to the Acquisitions and the Combination, assuming the Combination occurred on July 3, 1998; and (ii) total debt (including current maturities) and capitalization on a pro forma as adjusted basis after giving further effect to the Offerings and the Refinancing (assuming all of the Imo Notes are repurchased), assuming such transactions occurred on July 3, 1998. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Unaudited Pro Forma Consolidated Financial Statements and the notes thereto, the Colfax Corporation Consolidated Financial Statements and the notes thereto and the other financial statements and financial information included elsewhere in this Prospectus.

                                                      AS OF JULY 3, 1998
                                                    ----------------------------
                                                                     PRO FORMA
                                                    PRO FORMA       AS ADJUSTED
                                                    -------------   ------------
                                                    (DOLLARS IN THOUSANDS)
Short Term Debt:
  Current Portion of Long Term Debt................ $      10,136
  Notes Payable....................................        52,268
                                                    -------------       --------
    Total Current Debt.............................        62,404            --
Long Term Debt
  Colfax Credit Facility(a)........................           --
  Subsidiary Credit Facilities.....................       260,097
  Imo Notes(b).....................................       100,756
  Other Long Term Debt.............................        15,890
  Less: Current Maturities.........................       (10,136)
                                                    -------------
    Total Long Term Debt...........................       366,607
Total Debt.........................................       429,011            --
Stockholders Equity
  Common Stock.....................................           275
  Additional Paid in Capital.......................        25,725
  Accumulated Deficit(c)...........................       (26,519)
  Currency Translation Adjustment..................          (961)
                                                    -------------
    Total Stockholders Equity......................        (1,480)           --
                                                    -------------       --------
Total Capitalization............................... $     427,531            --
                                                    =============       ========

--------
(a) At July 3, 1998, on a pro forma basis after giving effect to the Offerings and the Refinancing (assuming all of the Imo Notes are repurchased), the Company and its subsidiaries would have had total availability of
    approximately $    under the revolving credit facility of the Colfax
    Credit Facility.
(b) Face amount, net of unamortized discount of $1.3 million.
(c) The increase in pro forma accumulated deficit reflects after-tax charges
    of approximately $    to be incurred in connection with the Refinancing,
    including the refinancing of the existing Subsidiary Credit Facilities and the premiums to be paid to repurchase the Imo Notes in connection with the Imo Note Repurchase.

           SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

  The selected unaudited pro forma consolidated financial data set forth below have been derived from the Unaudited Pro Forma Consolidated Financial Statements appearing elsewhere in this Prospectus. The selected unaudited pro forma statement of operations and other data give effect to the Combination, the Acquisitions and the financing of the Acquisitions, and the selected unaudited pro forma as adjusted statement of operations and other data give further effect to the Offerings and the Refinancing (assuming all of the Imo Notes are repurchased), assuming in each case that such transactions were consummated at the beginning of the relevant period. The selected unaudited pro forma balance sheet data give effect to the Combination, and the selected unaudited pro forma as adjusted balance sheet data give further effect to the Offerings and the Refinancing (assuming all of the Imo Notes are repurchased), assuming in each case that such transactions were consummated on July 3, 1998.

  Pro forma adjustments were applied to the historical financial statements of the Acquired Companies and the Company to account for the Acquisitions under the purchase method of accounting. Under purchase accounting, the purchase prices were allocated to the Acquired Company's assets and liabilities based on their fair values. The purchase price allocations have been completed on a preliminary basis, and as a result, adjustments to the carrying value of assets and liabilities may occur.

  Certain unusual items totaling $33.1 million are included in the selected unaudited pro forma statement of operations data for the year ended December 31, 1997. These items consist of the following: a charge of $10.5 million relating to a legal settlement; a charge of $15.9 million of indirect and general expenses incurred by the Company in connection with the acquisition of Imo, including a break-up fee, severance and retention bonuses, a $5.0 million accrual for certain litigation matters, a $1.1 million charge for severance benefits at Ameridrives and a $0.6 million charge relating to plant shutdown costs at Ameridrives. If adjustments had been made to the unaudited pro forma consolidated statement of operations for the year ended December 31, 1997 to remove these non-recurring charges, adjusted operating income would have been approximately $43.4 million and the loss from continuing operations would have been approximately $5.7 million.

  The selected unaudited pro forma and pro forma as adjusted consolidated financial data do not purport to represent what the Company's operating results would have been had the transactions described above occurred on the dates indicated or to project the Company's operating results for any future period, nor do they purport to represent what the Company's financial position actually would have been had such transactions occurred on the dates indicated or to project the Company's financial position for any future date. All of the information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Unaudited Pro Forma Consolidated Financial Statements and the notes thereto, the Colfax Corporation Consolidated Financial Statements and the notes thereto and the other financial statements and financial information included elsewhere in this Prospectus.

           SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           COLFAX CORPORATION
                          -------------------------------------------------------------------------------------
                                                                                     PRO FORMA
                                         PRO FORMA(A)                              AS ADJUSTED(B)
                          ------------------------------------------ ------------------------------------------
                                          SIX MONTHS    SIX MONTHS                   SIX MONTHS    SIX MONTHS
                           YEAR ENDED   ENDED JUNE 30, ENDED JULY 3,  YEAR ENDED   ENDED JUNE 30, ENDED JULY 3,
                          DEC. 31, 1997      1997          1998      DEC. 31, 1997      1997          1998
                          ------------- -------------- ------------- ------------- -------------- -------------
STATEMENT OF OPERATIONS
 DATA:
Net sales...............    $535,982       $272,006      $277,201      $535,982       $272,006      $277,201
Cost of goods sold......     355,430        178,006       181,135       355,430        178,006       181,135
                            --------       --------      --------      --------       --------      --------
Gross profit............     180,552         94,000        96,066       180,522         94,000        96,066
Selling, general and
 administrative
 expense................     131,878         67,037        58,709       131,878         67,037        58,709
Research and
 development............       9,762          5,968         5,770         9,762          5,968         5,770
Unusual items(c)........      33,085         10,500           --         33,085         10,500           --
Other (income) expense..      (4,532)        (1,160)       (1,777)       (4,532)        (1,160)       (1,777)
                            --------       --------      --------      --------       --------      --------
Income from continuing
 operations before
 interest and taxes.....      10,359         11,655        33,364        10,359         11,655        33,364
                            --------       --------      --------      --------       --------      --------
Other non-operating
 (gain)/loss............         --             --         (1,364)          --             --         (1,364)
Interest expense........      43,627         20,486        21,469
                            --------       --------      --------      --------       --------      --------
Income (loss) from
 continuing operations
 before taxes...........     (33,268)        (8,831)       13,259
Income taxes............       5,534          5,682         5,901
                            --------       --------      --------      --------       --------      --------    ---
Income (loss) from
 continuing
 operations(d)..........    $(38,802)      $(14,513)     $  7,358
                            ========       ========      ========      ========       ========      ========
Basic earnings per
 share..................
                            ========       ========      ========      ========       ========      ========
Diluted earnings per
 share..................
                            ========       ========      ========      ========       ========      ========
OTHER DATA:
Gross profit margin(e)..        33.7%          34.6%         34.7%         33.7%          34.6%         34.7%
Adjusted operating
 income(f)..............    $ 43,444       $ 22,155      $ 33,364      $ 43,444       $ 21,555      $ 33,364
Adjusted operating
 margin(g)..............         8.1%           8.1%         12.0%          8.1%           8.1%         12.0%

                                                      AT JULY 3, 1998
                                           -------------------------------------
                                           PRO FORMA(A) PRO FORMA AS ADJUSTED(B)
                                           ------------ ------------------------
BALANCE SHEET DATA:
Total assets..............................   $636,213
Total debt................................    429,011
Stockholders' equity (deficit)............   $ (1,480)

--------
(a) Represents the unaudited pro forma combined statements of operations of the Company for the year ended December 31, 1997, the six months ended June 30, 1997, and the six months ended July 3, 1998, reflecting pre-acquisition periods combined with historical results and pro forma adjustments as if all acquisitions occurred at the beginning of the relevant periods. Represents the combined balance sheet of the Company at July 3, 1998 adjusted for certain inter-company eliminations, tax adjustments and equity adjustments.
(b) Represents the unaudited pro forma combined statements of operations of the Company for the year ended December 31, 1997, the six months ended June 30, 1997 and the six months ended July 3, 1998, and the unaudited pro forma combined balance sheet of the Company at July 3, 1998, assuming the Combination, the Offerings, and the Refinancing (assuming all of the Imo Notes are repurchased) occurred at the beginning of the respective period or on the balance sheet date.
(c) Unusual items of $33.1 million in 1997 include $10.5 million related to a legal settlement in favor of International Insurance Company, $15.8 million related to expenses incurred during the acquisition of Imo, including a break-up fee, severance and retention bonuses, $5.0 million related to an additional legal provision, $1.2 million of severance benefits, and $0.6 million in plant shutdown costs.
(d) Income (loss) from discontinued operations was $(9.8) million for the year ended December 31, 1997 and $2.7 million for the six months ended June 30, 1997. Extraordinary items were $3.3 million for the year ended December 31, 1997 and $5.6 million for the six months ended July 3, 1998, each relating to early extinguishment of debt. There were no extraordinary items recorded in the six months ended June 30, 1997.
(e) Gross profit margin represents gross profit as a percentage of net sales for the given period.

(f) Adjusted Operating Income represents income before interest, taxes and unusual items. The Company believes that Adjusted Operating Income permits a more complete analysis of operating performance as it provides a comparable measure of the Company's earnings over time exclusive of interest, taxes and unusual items. Adjusted Operating Income should not be considered in isolation or as a substitute for net income or other consolidated statement of operations or cash flow data prepared in accordance with generally accepted accounting principles. Adjusted Operating Income does not take into account debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses.
(g) Adjusted operating margin represents adjusted operating income as a percentage of net sales for the given period.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

  The Company was incorporated in 1997 to acquire the shares of Imo. The selected historical consolidated financial data set forth below for the years ended December 31, 1993, 1994, 1995 and 1996, for the period from January 1, 1997 to August 28, 1997 and for the period from August 29, 1997 to December 31, 1997 have been derived from Imo's financial statements, which were audited by either Arthur Andersen LLP or Ernst & Young LLP, independent public accountants. The selected historical consolidated financial data for all periods prior to August 29, 1997, the date of the acquisition of Imo, is consolidated financial information of the Predecessor Business. The selected historical consolidated financial data at July 3, 1998 and for the six months ended June 30, 1997 and July 3, 1998 have been derived from the unaudited interim consolidated financial statements of the Predecessor Business and of the Company, which, in the opinion of management, include all adjustments necessary for a fair presentation of the results for the unaudited periods. Operating results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year. The consolidated historical data of the Predecessor Business and the consolidated historical data of the Company are not comparable in many respects due to the Acquisitions. All of the information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Unaudited Pro Forma Consolidated Financial Statements and the notes thereto, the Colfax Corporation Consolidated, Financial Statements and the notes thereto and the other financial statements and financial information included elsewhere in this Prospectus.

                                                                                COLFAX    PREDECESSOR  COLFAX
                                       PREDECESSOR BUSINESS                     CORP.      BUSINESS    CORP.
                          -------------------------------------------------- ------------ ----------- --------
                                                                    EIGHT                     SIX       SIX
                                                                    MONTHS       FROM       MONTHS     MONTHS
                                YEAR ENDED DECEMBER 31,             ENDED    INCEPTION TO    ENDED     ENDED
                          --------------------------------------  AUGUST 28,   DEC. 31,    JUNE 30,   JULY 3,
                            1993      1994      1995      1996       1997        1997        1997       1998
                          --------  --------  --------  --------  ---------- ------------ ----------- --------
                                                                                              (UNAUDITED)
STATEMENT OF OPERATIONS
 DATA:
Net sales...............  $344,092  $288,559  $297,114  $309,511   $210,151    $106,711    $160,232   $164,115
Cost of goods sold......   242,321   205,779   212,787   220,589    145,276      76,597     109,807    110,923
                          --------  --------  --------  --------   --------    --------    --------   --------
Gross profit............   101,771    82,780    84,327    88,922     64,875      30,114      50,425     53,192
Selling, general and
 administrative
 expense................    83,732    59,883    60,457    62,514     46,724      21,412      35,786     30,134
Research and
 development............     6,697     3,920     3,930     4,455      3,636       1,913       2,719      2,826
Unusual items (a).......    13,419       --      8,124    17,440     26,344       5,000      10,500        --
Other (income) expense..    (1,237)   (1,249)   (2,841)   (1,063)       (22)     (1,543)       (104)      (189)
                          --------  --------  --------  --------   --------    --------    --------   --------
Income (loss) before
 interest and taxes.....      (840)   20,226    14,657     5,576    (11,807)      3,332       1,524     20,421
Interest expense........    28,062    25,908    22,648    25,981     18,190      12,495      13,611     16,524
                          --------  --------  --------  --------   --------    --------    --------   --------
Income (loss) before
 taxes..................   (28,902)   (5,682)   (7,991)  (20,405)   (29,997)     (9,163)    (12,087)     3,897
Income taxes (benefit)..    12,969     1,704   (15,169)   12,663      1,254         235       1,036      1,502
                          --------  --------  --------  --------   --------    --------    --------   --------
Income (loss) from
 continuing
 operations(b)..........  $(41,871) $ (7,386) $  7,178  $(33,068)  $(31,251)   $ (9,398)   $(13,123)  $  2,395
                          ========  ========  ========  ========   ========    ========    ========   ========
OTHER DATA:
Gross profit margin(c)..      29.6%     28.7% $   28.4%     28.7%      30.9%       28.2%       31.5%     32.4 %
Adjusted operating
 income(d)..............  $ 12,579  $ 20,226  $ 22,781  $ 23,016   $ 14,537    $  8,332    $ 12,024   $ 20,421
Adjusted operating
 margin(e)..............       3.7%      7.0%      7.7%      7.4%       6.9%        7.8%        7.5%      12.4%

                                PREDECESSOR BUSINESS
                                   AT DECEMBER 31,                  COLFAX        COLFAX
                         -------------------------------------  AT DECEMBER 31, AT JULY 3,
                           1993      1994      1995     1996         1997          1998
                         --------  --------  -------- --------  --------------- ----------
BALANCE SHEET DATA:
Total assets............ $535,338  $510,293  $365,352 $330,992     $454,720      $425,495
Total debt..............  384,240   390,094   251,390  278,671      333,139       313,229
Shareholders' equity
 (deficit).............. $(34,733) $(28,255) $  3,655 $(56,387)    $(20,599)     $(24,091)

-------
(a) Unusual items of $13.4 million in 1993 represent provisions related to the restructuring and consolidation of certain operating units and debt related financing fees associated with obtaining consents of holders of the Predecessor Business' 12.25% senior subordinated debentures. Unusual items of $8.1 million in 1995 represent $3.1 million in severance benefits and other expenses related to Imo's company-wide program to reduce general and administrative costs and $5.0 million related to the write-down of certain non-operating real estate to net realizable value. Unusual items of $17.4 million in 1996 include $0.3 million related to the restructuring and cost reduction programs and $17.1 million related to the write-down of certain businesses being held for sale and certain non-operating real estate being held for sale to net realizable value. Unusual items of $31.3 million in 1997 include $10.5 million related to a legal settlement in favor of International Insurance Company, $15.8 million related to expenses incurred during the acquisition of Imo, including a break-up fee, severance and retention bonuses and $5.0 million related to an additional legal provision.
(b) Income (loss) from discontinued operations was $(210.6) million, $16.6 million, $27.0 million, $(16.8) million and $(9.8) million for the years ended December 31, 1993, December 31, 1994, December 31, 1995, December 31, 1996 and December 31, 1997, respectively. Extraordinary items were $18.1 million, $5.3 million, $4.4 million, $8.5 million, and $3.3 million for the years ended December 31, 1993, December 31, 1994, December 31, 1995, December 31, 1996 and December 31, 1997, respectively, and $5.6 million for the six months ended July 3, 1998.
(c) Gross profit margin represents gross profit as a percentage of net sales for the given period.

(d) Adjusted Operating Income represents income before interest, taxes and unusual items. The Company believes that Adjusted Operating Income permits a more complete analysis of operating performance as it provides a comparable measure of the Company's earnings over time exclusive of interest, taxes and unusual items. Adjusted Operating Income should not be considered in isolation or as a substitute for net income or other consolidated statement of operations or cash flow data prepared in accordance with generally accepted accounting principles. Adjusted Operating Income does not take into account debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses.

(e) Adjusted operating margin represents adjusted operating income as a percentage of net sales for the given period.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with the Unaudited Pro Forma Consolidated Financial Statements and the notes thereto, the Colfax Corporation Consolidated Financial Statements and the notes thereto and the other financial statements and financial information included elsewhere in this Prospectus.

OVERVIEW

  The Company is a multinational manufacturer of a broad range of engineered industrial products operating in two distinct industry segments: Fluid Handling and Industrial Positioning. The Fluid Handling segment designs and produces a broad range of specialty pumps, which are sold principally under the Imo, Warren, and Allweiler brand names. The Industrial Positioning segment designs and produces a wide range of power transmission and motion control products, which are sold principally under the Boston Gear and Morse Controls brand names.

  The Company was formed in July 1997 to acquire Imo. In August 1997, the Company acquired approximately 93% of Imo's common stock through a public tender offer. In July 1998, the Company effected a "short form" merger making Imo a wholly owned subsidiary of the Company. In February 1998, the Principal Stockholders formed Constellation Pumps which, through an indirect, wholly owned subsidiary, acquired, by means of a voluntary public tender offer as well as private and open market purchases, an aggregate, as of July 31, 1998, of 98% of the common stock and 92% of the preferred stock of Germany-based Allweiler. In December 1996, the Principal Stockholders formed Ameridrives L.P., which acquired the Mechanical Power Transmission Group of Zurn Industries Inc. In May 1997, Ameridrives L.P. acquired Industrial Clutch Corp., and in June 1997, Ameridrives acquired Nuttall Gear. Concurrently with the consummation of the Offerings, the Company, the Principal Stockholders and certain other minority securityholders of the Acquired Companies will effect the Combination, which will result in the Company being the ultimate parent of Imo, Allweiler and Ameridrives. See "Business--History."

  The Company believes that the fragmented nature of the industries in which it participates presents substantial consolidation and growth opportunities for companies with access to capital and the management ability to execute a disciplined acquisition and integration program. The Company's growth strategy includes acquiring companies operating in the segments in which it participates. The Company believes that expansion will give it the opportunity to gain competitive advantages relative to smaller operators. Such competitive advantages may include greater purchasing power, a larger international sales and distribution network, a lower cost of capital and the ability to provide customers with a broader range of products and services.

  Cost savings realized by the Acquired Companies contributed substantially to the improvement in pro forma earnings before interest and taxes (excluding unusual items), which increased 50% from $22.2 million for the six months ended June 30, 1997 to $33.4 million for the six months ended July 3, 1998. For example, cost reduction programs initiated at Imo reduced expenses by approximately $3.0 million in the four-month period subsequent to the Company's August 1997 acquisition of Imo. The Company expects to further reduce Imo's expenses in 1998, principally from overhead reductions and increases in operating efficiencies. In the first six months of 1998 compared to the first six months of 1997, the Company's pro forma selling, general, and administrative expenses decreased from $67.0 million to $58.7 million. In addition, management has begun implementing CBS in each of the Acquired Companies, and the Company intends to implement CBS in each of its future acquisitions. The Company views CBS as an integral tool to effect improvements in customer service, product quality and delivery and reductions in costs. The implementation of CBS at each of the Acquired Companies should allow the Company to continue to improve operating efficiencies, which should result in improved operating margins.

  The Company expects to incur one-time charges in the fourth quarter of 1998 relating to the Refinancing and the fulfillment of certain management
compensation agreements in the amounts of $      and $     , respectively.

  Approximately 50% of the Company's revenues are generated outside the United States, and in currencies other than the U.S. dollar. Management believes that this geographic diversity helps to mitigate the Company's economic risk, as it is not dependent upon the economic strength of any single country. This geographic diversity, however, makes the Company's operating results subject to foreign currency fluctuations. In particular, because revenues from Germany-based Allweiler represent approximately 25% of the Company's total sales, fluctuations in the rate of exchange between the U.S. dollar and the Deutsche Mark may have an impact on the Company's results of operations. The Company does not engage to a material extent in hedging activities intended to offset the risk of exchange rate fluctuations. See "Risk Factors-- International Operations; Currency Fluctuations."

  The acquisitions of the Acquired Companies changed the cost structures of these companies due to changes relating to depreciation and amortization, interest expense and compensation to former owners. In view of these changes, the Company believes that the pre-acquisition historical results of the Acquired Companies are not indicative of future results. Therefore, the discussion below focuses on the Company's pro forma results of operations rather than on the pre-acquisition historical results of the Acquired Companies.

PRO FORMA RESULTS OF OPERATIONS

  The pro forma results of operations discussed below give effect to the Acquisitions, the financing of each Acquisition, and the Combination, assuming such transactions had occurred at the beginning of the relevant period.

 Six Months Ended July 3, 1998 Compared to June 30, 1997

  The following table sets forth pro forma net sales, income before interest and taxes, depreciation and amortization, and capital expenditures with percentages of net sales for the six months ended June 30, 1997 and July 3, 1998.

                               SIX MONTHS ENDED           SIX MONTHS ENDED
                          -------------------------- --------------------------
                          JUNE 30, 1997 JULY 3, 1998 JUNE 30, 1997 JULY 3, 1998
                          ------------- ------------ ------------- ------------
                                         (DOLLARS IN THOUSANDS)
NET SALES
  Fluid Handling........    $134,390      $136,448        49.4%        49.2%
  Industrial Position-
   ing..................     137,616       140,753        50.6%        50.8%
                            --------      --------       -----        -----
Total Net Sales.........    $272,006      $277,201       100.0%       100.0%
                            ========      ========       =====        =====
INCOME BEFORE INTEREST
 AND TAXES
  Fluid Handling........    $ 14,059      $ 18,050        10.5%        13.2%
  Industrial Position-
   ing..................      12,683        19,929         9.2%        14.2%
  Unusual Items.........     (10,500)          --          --           --
  Corporate.............      (4,587)       (4,615)        --           --
                            --------      --------
Total Income Before In-
 terest and Taxes.......    $ 11,655      $ 33,364         4.3%        12.0%
                            ========      ========
DEPRECIATION AND AMORTI-
 ZATION
  Fluid Handling........    $  2,722      $  2,324         2.0%         1.7%
  Industrial Position-
   ing..................       2,560         2,993         1.9%         2.1%
  Corporate.............       3,560         3,428         --           --
                            --------      --------
Total Depreciation and
 Amortization...........    $  8,842      $  8,745         3.3%         3.2%
                            ========      ========
CAPITAL EXPENDITURES
  Fluid Handling........    $  4,021      $  4,164         3.0%         3.1%
  Industrial Position-
   ing..................       2,346         1,789         1.7%         1.3%
  Corporate.............         101            15         --           --
                            --------      --------
Total Capital Expendi-
 tures .................    $  6,468      $  5,968         2.4%         2.2%
                            ========      ========

  Net Sales. Total net sales for the six months ended July 3, 1998 were $277.2 million, which represented a 1.9% increase compared to the total net sales for the six months ended June 30, 1997. On a constant currency basis, total net sales increased 5.3% from the six months ended June 30, 1997 to the six months ended July 3, 1998. This increase in sales is due to volume increases and new product introductions. Price changes were not material factors in the Company's businesses during the period. Fluid Handling net sales for the six months ended July 3, 1998 were 1.5% higher than the comparable period in 1997. This increase resulted from higher volume due primarily to strong demand in the commercial marine and crude oil markets. The increase was offset by a 1.2% decrease in the net sales of Allweiler, due to the impact of foreign currency fluctuations. Allweiler's net sales increased 5.9% on a local currency basis from the comparable period in 1997, but a 7.2% increase in the value of the U.S. dollar compared to the Deutsche Mark eliminated this sales increase. Industrial Positioning net sales for the six months ended June 30, 1998 were 2.3% higher than the comparable period in 1997. This increase resulted primarily from higher volume in remote control products and new product introductions in mobile equipment controls and electronic motor controls.

  Gross Profit. Gross profit for the six months ended July 3, 1998 was $96.1 million or 34.7% of net sales compared to $94.0 million or 34.6% of net sales for the comparable period in 1997.

  Selling, General, and Administrative Expenses. Selling, general and administrative expenses for the six months ended July 3, 1998 were $58.7 million, which represents a decrease of $8.3 million or 12.4% compared to $67.0 million for the comparable period in 1997. As a percentage of net sales, selling, general and administrative expenses decreased to 21.2% in 1998 from 24.6% in 1997. This improvement was due primarily to a reduction in corporate overhead expenses, partly offset by increased spending in the marketing area.

  Interest Expense. Interest expense was $21.5 million for the six months ended July 3, 1998, which represents an increase of 4.8% from $20.5 million for the six months ended June 30, 1997. This increase was due to the increased level of debt, resulting from additional borrowings related to funding payments of one-time charges taken in the second half of 1997 related to the acquisition of Imo. Adjusted for the Offerings and the Refinancing (assuming all of the Imo Notes are repurchased), pro forma interest expense for the six
months ended July 3, 1998 would have been $    million.

  Income Taxes. Income taxes represent the sum of the income taxes of the separate companies plus the impact of pro forma adjustments. This information is not intended to reflect the expected future effective tax rate of the Company. Among other adjustments, taxable losses and deferred benefits at certain subsidiaries of the Company have not been used to offset taxable income at other subsidiaries.

  Unusual Items. In the first six months of 1997, the Company recorded an unusual charge of $10.5 million as a result of the reinstatement of a judgment, plus interest to date, against the Company in favor of International Insurance Company.

 Year Ended December 31, 1997

  Net Sales. Total net sales were $536.0 million for the year ended December 31, 1997. Net sales in the Fluid Handling segment were $266.8 million or 49.8% of total net sales. Net sales in the Industrial Positioning segment were $269.2 million or 50.2% of total net sales.

  Gross Profit. Gross Profit for the year ended December 31, 1997 was $180.6 million or 33.7% of net sales.

  Selling, General, and Administrative Expenses. Selling, general and administrative expenses were $131.9 million or 24.6% of net sales for the year ended December 31, 1997.

  Interest Expense. Interest expense for the year ended December 31, 1997 was $43.6 million. Adjusted for the Offerings and the Refinancing (assuming all of the Imo Notes are repurchased), pro forma interest expense would have been
$    million.

  Income Taxes. Income taxes represent the sum of the income taxes of the separate companies plus the impact of pro forma adjustments. This information is not intended to reflect the expected future effective tax rate of the Company. Among other adjustments, taxable losses and deferred benefits at certain subsidiaries of the Company have not been used to offset taxable income at other subsidiaries.

  Unusual Items. Unusual items of $33.1 million include $10.5 million related to a legal settlement in favor of International Insurance Company, $15.9 million related to expenses incurred during the acquisition of Imo, including a break-up fee, severance and retention bonuses, $5.0 million related to an additional legal provision, $1.1 million of severance benefits at Ameridrives and $0.6 million in plant shut down costs at Ameridrives.

PREDECESSOR BUSINESS RESULTS OF OPERATIONS

  The following discussion relates to the results of Imo, the Predecessor Business, for the six months ended July 3, 1998 and June 30, 1997 and for the years ended December 31, 1997, 1996 and 1995. The December 31, 1997 results represent the combination of the results of Imo for the eight months ended August 28, 1997 and the results of Imo for the four months ended December 31, 1997 (which are included in the results of Colfax Corporation for the four months ended December 31, 1997).

 Six Months Ended July 3, 1998 Compared to June 30, 1997

  Sales. Net sales from continuing operations for the six months ended July 3, 1998 were $164.1 million, an increase of 2.4% compared with $160.2 million in the comparable 1997 period. Increases in the volume of shipments and new products provided this growth. The Company's Fluid Handling segment had a net sales increase of 5.4% for the six months ended July 3, 1998, while net sales in the Industrial Positioning segment remained flat. The increase in the Fluid Handling segment is due to increases in the volume of shipments, especially the commercial marine market for the European operations. European operations net sales increased 7.5% in the six months ended July 3, 1998 compared to the comparable 1997 period.

  Gross Profit. Gross profit increased as a percentage of sales to 32.4% for the six months ended July 3, 1998 compared with 31.5% for the comparable period in 1997. The higher gross profit was the result of increased sales volume and productivity improvements in each segment.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased as a percentage of sales to 18.4% for the six months ended July 3, 1998 compared with 22.3% in the comparable period in 1997. The decreased expenses as a percentage of sales in 1998 were due to increased sales volume and the effects of Company-wide cost reduction programs instituted in August of 1997, offset by increased goodwill amortization resulting from the purchase of Imo by the Company.

  Unusual Item. In the first six months of 1997, the Company recorded an unusual charge of $10.5 million, as a result of the reinstatement of a judgment, plus interest to date, against the Company in favor of International Insurance Company.

  Interest Expense. Average borrowings for the six months ended July 3, 1998 were approximately $108 million lower than the comparable period in 1997. Total interest expense (before allocation to discontinued operations) was $11.9 million for the six months ended July 3, 1998 compared with $15.0 million for the same period in 1997. Interest expense for continuing operations excludes a general interest allocation to the discontinued operations of $0.2 million and $1.4 million for the first six months of 1998 and 1997, respectively.

  Income (Loss) from Continuing Operations. The Company had net income from continuing operations of $7.2 million for the six months ended July 3, 1998, compared with a net loss of $13.1 million for the comparable 1997 period.

 Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

  Net Sales. Net sales from continuing operations in 1997 increased 2.4% to $316.9 million, compared with $309.5 million in 1996, as a result of increases of 4.6% and 1.1% in the Fluid Handling and Industrial Positioning segments, respectively. Fluid Handling net sales in North America increased due to a 16.8% volume increase in sales to the crude oil market, offset by a 3.3% decrease in sales to the power generation market. The net sales of the European operations of Fluid Handling increased only 1.4% in 1997 compared with 1996 due to the unfavorable effects of a 13% change in the exchange rate for the Swedish Krona. Net sales increased in the Industrial Positioning segment due to a 6.3% volume increase in mechanical speed reducers sales, a 6.5% volume increase in electrical products sales, a 1.4% volume increase in marine sales, and a 17.5% increase in mobile equipment sales, offset by a 4.0% decrease in European operations sales due to unfavorable effects of exchange rate changes.

  Gross Profit. Gross profit in 1997 increased slightly to 30.0% of net sales compared with 28.7% in 1996, due in part to the fact that the 1996 period benefitted from a $2.0 million credit related to the phase-out of certain post-retirement expenses.

  Selling, General, and Administrative Expenses. Selling, general and administrative expenses increased to $68.1 million or 21.5% of net sales in the twelve months ended December 31, 1997, as compared with $62.5 million or 20.2% in the 1996 period. The increase in expenses, as a percentage of sales in 1997, was due primarily to the fact that the 1996 period benefitted from a favorable adjustment of $3.9 million related to the Company's phase-out of certain post-retirement expenses. Additionally, goodwill amortization increased $1.1 million in the last four months of 1997 as a result of the acquisition of Imo by the Company. The increased selling, general and administrative expenses in 1997 were partially offset by approximately $3.0 million in cost savings realized from the immediate headcount reductions and other cost cutting measures implemented after the acquisition of Imo by the Company (primarily at the corporate headquarters), and net reductions of $0.6 million to previously recorded provisions.

  Interest Expense. Average borrowings in 1997 were approximately $6.1 million lower than in 1996. Total interest expense (before allocation to discontinued operations) of $33.6 million in 1997 was $1.5 million, or 4.3% lower than in 1996, due primarily to the reduction in debt with proceeds from the sale of the Instrumentation business segment in August 1997.

  Income (Loss) from Continuing Operations. The Company had a loss from continuing operations of $36.9 million in 1997, which included unusual charges of $31.3 million. In 1996, the loss from continuing operations was $33.1 million, which included unusual charges of $17.4 million and a reversal of a previously recognized deferred tax benefit of $10.0 million.

  Unusual Items. Unusual items were $31.3 million of income from continuing operations for the year ended December 31, 1997 compared to $17.4 million of income from continuing operations for the year ended December 31, 1996. During 1997, unusual items were recorded of $10.5 million related to a legal settlement in favor of International Insurance Company, $15.8 million related to expenses incurred during the acquisition of Imo, including a break-up fee, severance and retention bonuses and $5.0 million related to an additional legal provision. During 1996, unusual items were recorded of $0.3 million related to restructuring and cost reduction programs and $17.1 million related to the write-down of certain businesses being held for sale and certain non-operating real estate to net realizable value.

 Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

  Net Sales. Net sales from continuing operations in 1996 increased 4.2% to $309.5 million, compared with $297.1 million in 1995. The Company's Fluid Handling segment had a net sales increase of 14.0%, while net sales in the Industrial Positioning segment remained flat. The Fluid Handling segment increase was due to strong export demand, driven by a 74.2% increase in sales of products in crude oil transfer and a 51.7% increase in sales of products to the power generation market. The net sales of the European operations of Fluid Handling increased 29.2% primarily due to the results from Imo Pompes SA, a French licensee acquired in March 1996.

  Gross Profit. The gross profit in 1996 remained relatively constant at 28.7% of net sales compared with 28.4% in 1995.

  Selling, General, and Administrative Expenses. Selling, general and administrative expenses remained relatively constant at $62.5 million or 20.2% of sales in 1996, compared with $60.5 million or 20.3% of sales in 1995. The 1996 period benefitted from a decrease in expenses of $2.7 million associated with the cost reduction program adopted in the fourth quarter of 1995 and net reductions of approximately $1.2 million to previously recorded provisions. These favorable items were offset by a planned increase in 1996 in selling expenses in the Fluid Handling segment, and approximately $1.0 million in costs associated with the unsuccessful attempt to sell the Roltra Morse business in 1996.

  Interest Expense. Average borrowings in 1996 were approximately $2.8 million higher than in 1995. Total interest expense (before allocation to discontinued operations) of $35.1 million in 1996 was $1.3 million, or 3.6% less than in 1995, principally due to the refinancing of the corporate debt at more favorable interest rates. Interest expense for continuing operations excludes interest expense of the discontinued operations of $9.1 million and $13.7 million in 1996 and 1995, respectively.

  Income (Loss) from Continuing Operations. The Company had a loss from continuing operations of $33.1 million in 1996, which included unusual charges of $17.4 million and a reversal of a previously recognized deferred tax benefit of $10.0 million. In 1995, income from continuing operations was $7.2 million, which included unusual charges of $8.1 million and a deferred tax benefit of $17.0 million.

  Unusual Items. Unusual items were $17.4 million of income from continuing operations for the year ended December 31, 1996 compared to $8.1 million of income from continuing operations for the year ended December 31, 1995. During 1996, unusual items were recorded of $0.3 million related to restructuring and cost reduction programs and $17.1 million related to the write-down of certain businesses being held for sale and certain non-operating real estate to net realizable value. During 1995, unusual items were recorded of $3.1 million for severance benefits and other expenses related to Imo's company-wide program to reduce general and administrative costs and $5.0 million related to the write-down of certain non-operating real estate to net realizable value.

DISCONTINUED OPERATIONS

  In August 1997 and in February 1998, Imo announced that its Board of Directors had approved plans to sell its Instrumentation and Roltra Morse businesses, respectively. In 1995, Imo sold its Turbomachinery and most of its Electro-Optical Systems businesses, which sales were approved by the Board of Directors of Imo in January 1994 and in August 1994, respectively. In accordance with APB Opinion No. 30, the disposals of these business segments have been accounted for as discontinued operations and, accordingly, their operating results have been segregated and reported as Discontinued Operations in the Consolidated Statements of Operations for the Company.

  Roltra Morse. On February 27, 1998, Imo completed the sale of its Roltra Morse business to Magna International Inc. for cash proceeds of $30.0 million plus the assumption of Roltra Morse's debt. The sale price approximated the recorded net book value of the business. Net proceeds were used to reduce domestic senior debt. Roltra Morse's net loss of $1.0 million, which includes $0.2 million of allocated interest, was included with the net book value of the assets on the date of sale. Therefore, there was no income or loss from discontinued operations for the six months ended July 3, 1998.

  Instrumentation. On August 29, 1997, Imo completed the sale of its Instrumentation business segment to Danaher for approximately $85 million, which approximated the net book value of such business segment upon its acquisition by Imo. A portion of the proceeds was used to reduce domestic senior debt by $68.1 million.

  Electro-Optical Systems. On April 28, 1997, Imo completed the sale of the Varo Electronic Systems division to a small defense contractor for $12.0 million, which proceeds were used to reduce senior domestic debt. The sale of this business completed the disposal by Imo of its Electro-Optical Systems business. On January 3, 1995, Imo completed the sale of its Baird Analytical Instruments division to Thermo Instruments Systems Inc. for approximately $12.3 million, which proceeds were used to repay a portion of Imo's domestic senior debt outstanding under a previous credit facility. On June 2, 1995, Imo completed the sale of the Optical Systems and Ni-Tec divisions of Varo Inc. and the Optical Systems division of Baird Corporation, which represented the major part of its Electro-Optical Systems business, to Litton Industries for approximately book value. The proceeds were used to reduce amounts outstanding under Imo's previous credit facility by $8.0 million and to redeem $40.0 million of the Company's then outstanding 12.25% senior subordinated debentures.

  Imo retained certain liabilities related to the Electro-Optical Systems business of approximately $24.0 million. At December 31, 1993, Imo provided for estimated losses on disposal of this segment in the amount of $168.0 million, which included a provision for anticipated operating losses prior to disposal. During 1995, Imo recognized an additional $13.3 million loss on disposal. The additional loss included $6.8 million related to the resolution of contingencies associated with the sale of the business and charges of $6.5 million recorded primarily to write down remaining non-operating real estate to net realizable value. During 1996, Imo recorded an additional $5.2 million loss on disposal ($0.8 million in the fourth quarter), which related to changes in estimates of legal and other reserve requirements associated with retained liabilities of the Electro-Optical Systems business. In the third quarter of 1997, the Company recorded an additional $3.4 million loss on disposal related to changes in estimates of certain reserve requirements associated with the retained liabilities of the Electro-Optical Systems business.

  Turbomachinery. On January 17, 1995, Imo completed the sale of its Delaval Turbine and TurboCare divisions and its 50% interest in Delaval-Stork, to Mannesmann Demag. The final purchase price was $119.0 million, of which $109.0 million was received at closing, with the remainder earning interest for Imo and to be received at specified future contract dates subject to adjustment as provided in the agreement. Management does not expect that there will be any further adjustment to the purchase price. A portion of the proceeds was used by Imo to pay off its domestic senior debt and $40.0 million of its then outstanding 12.25% senior subordinated debentures.

  Imo retained certain liabilities related to the Turbomachinery business of approximately $33.0 million. As a result of the sale of this business in 1995, Imo recognized an estimated gain on disposal of $35.0 million, net of income taxes of $5.2 million. During 1996 and 1997, Imo recorded additional losses on disposal of $2.9 million and $5.0 million, respectively. The additional losses included charges related to changes in estimates of legal and other reserve requirements associated with retained liabilities of this business.

CONTINGENCIES

  The Company's subsidiary, Imo, and one of Imo's subsidiaries are two of a large number of defendants in lawsuits brought in various jurisdictions by approximately 6,000 claimants who allege injury caused by exposure to asbestos. Although neither Imo nor any of its subsidiaries has ever been a producer or direct supplier of asbestos, it is alleged that certain of the industrial and marine products formerly sold by Imo and the subsidiary named in such complaints contained components which contained asbestos. In addition, Imo and the subsidiary are named in cases, involving approximately 25,000 claimants, which have been "administratively dismissed" by the U.S. District Court for the Eastern District of Pennsylvania. Suits against the two companies have been tendered to their insurers who are defending under stated reservation of rights pursuant to applicable defense and indemnity agreements.


  Management of the Company believes that it has adequate liquidity to address asbestos-related claim settlements reasonably likely to occur within the next 12 months. The Company believes that its asbestos-related accruals are sufficient, without the benefit of insurance proceeds, to cover the settlement of all asbestos-related claims which have not been dismissed and that the settlement of asbestos-related claims will not have a material negative effect on its operating results or liquidity. See Note 6 to Colfax Corporation Consolidated Financial Statements which sets forth the Company's significant accruals, including but not limited to, accrued litigation and claims costs. There can be no assurance, however, as to the ultimate outcome of any of these claims, and if all or substantially all of the legal proceedings relating to such claims were to be determined adversely to Imo, there could be a material adverse effect on the financial condition of the Company.

YEAR 2000 COMPLIANCE

  The Company has conducted a review of the software, databases, microcode, hardware, systems and devices with date-related functionality (collectively, "Systems") used in the businesses of Imo, Allweiler and Ameridrives (whether used on a stand-alone basis or in combination with other software, hardware, systems or devices), and has taken, or is in the process of taking, all steps that the Company believes are necessary or appropriate to ensure that such Systems accurately Process all dates, including those before, on or after January 1, 2000 (taking into account leap year considerations), without loss of functionality, interoperability or performance. As used in the preceding sentence, "Process" means all functions, including but not limited to accepting input, calculating, storing, displaying and generating as output.

  The Company has assessed the impact of the Year 2000 issue on its embedded Systems and is not currently aware of any material risks. Although all such embedded Systems are not presently Year 2000 compliant, the Company believes it has identified all non-compliant embedded Systems and is seeking solutions to make such Systems Year 2000 compliant.

  The Company has assessed the impact of the Year 2000 issue upon those third parties with which the Company has a material relationship, primarily by means of a survey. The Company is not currently aware of any material third-party risks resulting from the Year 2000 issue, but will continue during the period prior to 2000 to assess and monitor the impact of the Year 2000 issue upon its major vendors and customers.

  The Company estimates that the aggregate cost of investigating and remediating (where required) any Year 2000 issues relating to its businesses will be less than $500,000. In most cases, the Company believes that the only remediation measures required to address the Year 2000 issue are widely available software upgrades for its purchase/accounting systems. Due to the nature of its businesses, the Company does not believe that its customers or suppliers will be materially adversely affected by the Year 2000 issue. Although the Company's Boston Gear business unit relies to a significant extent on online ordering, the Company does not believe that the Year 2000 issue will materially adversely affect the Company's business or results of operations.

  To the extent that the Company's assessment is finalized without identifying any additional material Systems operated by the Company or by third parties, the most reasonably likely worst case Year 2000 scenario is a systemic failure beyond the control of the Company, such as a prolonged telecommunications or electrical failure. Such a failure could prevent the Company from operating its business or change the behavior of its customers. The Company believes that the primary business risks, in the event of such failure, would include but not be limited to, lost revenues, increased operating costs, loss of customers or other business interruptions of a material nature, as well as claims of mismanagement, misrepresentation or breach of contract.

  As discussed above, the Company is engaged in an ongoing Year 2000 assessment. Following the completion of the assessment, the Company plans to conduct a full-scale Year 2000 simulation of its Systems. The results of this simulation and the Company's assessment will be taken into account in determining the nature and extent of any contingency plans.

EURO
  The Company believes that it has financial planning, risk management, reporting, billing and accounting systems in operation sufficient and appropriate (where needed) to address the conversion of the Company to euro-denominated currency. Following European Monetary Union, the first stage of which is scheduled to occur on January 1, 1999, large fluctuations in the rate of exchange between the euro and the U.S. dollar could materially adversely affect the results of operations and financial condition of the Company. See "Risk Factors--International Operations; Currency Fluctuations."

LIQUIDITY AND CAPITAL RESOURCES

  The Company has a variety of long-term credit facilities at each of its operating companies.

  Imo maintains a $129.0 million senior secured credit facility with a group of lenders (the "Imo Credit Facility"). The Imo Credit Facility provides for a five year, $70.0 million revolving credit facility (which includes a $30.0 million letter of credit sub-facility), and a $59.0 million term loan facility amortizing to August 29, 2002. As of July 3, 1998, Imo had revolver borrowings of $34.0 million, $16.6 million of outstanding standby letters of credit and $49.7 million of term loan borrowings. Imo had $5.4 million in foreign short-term credit facilities with amounts outstanding at July 3, 1998 of $2.2 million. Due to the short-term nature of these debt instruments, it is the Company's opinion that the carrying amounts approximate the fair value. The weighted-average interest rate on short-term notes payable was 8.03% at July 3, 1998.

  Ameridrives has a credit facility that is administered by the Bank of Nova Scotia with a total commitment amount of $50.0 million (the "Ameridrives Credit Facility"). The credit facility consists of a revolving credit facility and a term loan. As of July 3, 1998, Ameridrives had $33.9 million outstanding under the credit facility, of which $21.8 million and $12.1 million were outstanding under the term loan and revolving credit facility, respectively. The weighted-average interest rate was 7.21% at July 3, 1998.

  Allweiler maintains a $190.0 million long-term credit facility with Merrill Lynch International (the "Allweiler Credit Facility"). At July 3, 1998, $175.0 million was outstanding under this facility. The weighted-average interest rate was 6.1%.

  In addition, Allweiler maintains availability of $32.7 million under a number of revolving credit facilities. At June 30, 1998, Allweiler had $8.7 million outstanding under these facilities. The Company does not believe that there is any material impact on its consolidated liquidity at July 3, 1998 as a result of its not having repatriated earnings of Allweiler.

  As part of the Refinancing, the Company intends to enter into the Colfax Credit Facility, consisting of a $100 million term loan facility and a $200
million revolving credit facility, each with an interest rate of    %. The
Company intends to use the net proceeds of the Offerings, together with borrowings under the Colfax Credit Facility (consisting of the full amount of
the term loan facility and approximately $     million of borrowings under the
revolving credit facility), to repay the indebtedness under the Subsidiary Credit Facilities and to effect the Imo Note Repurchase. See "Use of Proceeds." The remaining borrowing capacity under the revolving credit facility will be available for future acquisitions, capital expenditures and general corporate purposes.

  The Company's operating activities provided net cash of $7.7 million during the six months ended July 3, 1998. The cash provided by operating activities during such period was attributable to the decrease in working capital in the period, due to a decrease in accounts receivable, inventories and other current assets offset by a decrease in accounts payable and accrued expenses. For the six months ended July 3, 1998, total debt reduction was $19.5 million. Included in this debt reduction was $30.0 million provided by the sale of Roltra Morse offset by increased borrowings to complete the acquisition of Imo. Cash and cash equivalents were $4.6 million at July 3, 1998 compared with $3.6 million at December 31, 1997. The sale of the Roltra Morse business segment has improved the Company's liquidity position.

  The Company expects that following completion of the Offerings its principal sources of cash will be cash generated from operations and borrowings under the Colfax Credit Facility. The Company estimates that such sources will be sufficient to fund the cash required for the Company's existing operations. The Company expects that following the Offerings its principal needs for cash relating to operations will be to fund (i) operating activities and working capital and (ii) a strategic acquisition program. In the next twelve months, the Company expects to spend approximately $17.0 million for capital expenditures, $10.0 million of which represents expected capital expenditures by Imo. The Company believes that cash flow from operations and cash available under its credit facilities will provide sufficient liquidity for the foreseeable future.

                                   BUSINESS

GENERAL

  The Company is a multinational manufacturer of a broad range of engineered industrial products designed primarily to transfer liquids or regulate and control motion in a variety of industrial applications. The Company operates in two distinct industry segments: Fluid Handling and Industrial Positioning. The Fluid Handling segment designs and produces a broad range of specialty pumps, including screw, centrifugal, progressive cavity and gear pumps. The Industrial Positioning segment designs and produces a wide range of power transmission and motion control products, including enclosed gear drives, speed reducers, open gearing components, AC and DC motor controllers, couplings, clutches, push-pull cable and remote control systems. The Company maintains leadership positions in its primary markets through its recognized global brands, its reputation for product quality and service, and its innovative new product developments. For the year ended December 31, 1997, the Company generated pro forma total net sales of $536.0 million.

  Philip W. Knisely, with the support of the other Principal Stockholders, embarked in 1995 to acquire, manage and grow world class industrial manufacturing companies in the fluid handling and industrial positioning industries. These industries were targeted due to their size, highly fragmented nature and the Principal Stockholders' belief that these industries provided the opportunity for accelerated growth and for improvements in operating margins.

  The Principal Stockholders have significant experience in acquiring and leading multinational industrial manufacturing companies. Mr. Knisely, the Company's President and Chief Executive Officer, has experience in managing global industrial manufacturing operations for more than 15 years, including as a group president of Emerson Electric Company and president of AMF Industries. The Rales, who will serve as directors of the Company, are also directors and principal stockholders of Danaher, a NYSE listed company and a leading manufacturer of tools, components and process/environmental controls with a market capitalization of approximately $5.6 billion as of July 31, 1998.

  Through a series of transactions, the Principal Stockholders acquired market leading manufacturing companies in the fluid handling and industrial positioning industries. Concurrently with the consummation of the Offerings, the Principal Stockholders and certain other minority securityholders of the Acquired Companies will combine their interests in these businesses through the Combination, which will result in Colfax Corporation being the parent company of Imo, Allweiler and Ameridrives. See "--History" and "Certain Relationships and Related Transactions."

  The Company intends to expand its operations through internal growth and acquisitions. The Company believes that there is a significant opportunity to increase the internal growth of the Acquired Companies and of future acquisitions by implementing CBS, a disciplined strategic planning and execution methodology designed to achieve world class excellence in customer satisfaction. CBS is a customization of a system which has its roots in the world-recognized Toyota Production System. A similar system has been successfully deployed at Danaher for more than 10 years. Management has begun implementing CBS in each of the Acquired Companies and believes that it has resulted in cost savings that have contributed to an improvement in pro forma results of operations of the Company.

OPERATING SEGMENTS

  The Company markets its products through worldwide sales and marketing service networks to a diverse customer base in the following two segments:

  Fluid Handling. The Fluid Handling segment designs and produces a broad range of pumps, including screw, centrifugal, progressive cavity and gear pumps. The pumps designed and produced by the Fluid Handling segment serve a variety of applications in the following industries: chemicals, petrochemicals, energy and power generation, marine and offshore engineering, sewage and environmental engineering, food and beverage, pulp and paper, water treatment and other process industries. In Fluid Handling, the Company markets its products principally under the Imo, Warren and Allweiler brand names. The Imo brand name dates back to 1928, when Bengt Ingestrom, a Swedish entrepreneur, and Carl Montelius, a Swedish engineer (together, their two last names formed the acronym Imo), invented the three-screw pump. Today, the Imo pump is the industry standard for many screw pump applications. The Warren brand name dates to 1897 and its centrifugal and two-screw pumps are found in many marine applications. The Allweiler brand name dates to 1860 and is the leading brand name for screw pumps in Europe. The Company believes that it is the market leader in the highly fragmented $1.7 billion worldwide rotary pump market with an 11% market share.

  Industrial Positioning. The Industrial Positioning segment designs and produces a wide range of power transmission and motion control products, including enclosed gear drives, speed reducers, open gearing components, AC and DC motor controllers, couplings, clutches, push-pull cable and remote control systems. In Industrial Positioning, the Company believes that Boston Gear and Morse Controls are sales leaders in their respective market segments. Boston Gear is one of the most widely recognized brands in the power transmission market according to independent awareness studies. Boston Gear products have applications in a wide range of industrial manufacturing operations, ranging from packaging machinery and equipment to integrated steel and pulp and paper mills. Boston Gear offers one of the widest ranges of mechanical power transmission and motion control products of any manufacturer in North America. Morse Controls cable control systems have a strong brand awareness as Morse Controls was the originator of the single lever mechanical engine control and jacketed push-pull cable. Morse Controls products are sold into a variety of end use markets with a concentration in the mobile equipment, marine and aviation sectors.

HISTORY

  Colfax Corporation was formed in July 1997 to acquire Imo. In August 1997, Colfax Corporation acquired approximately 93% of Imo's common stock through a public tender offer. At the time of the acquisition, Imo was a diversified industrial manufacturer, with $469.0 million in annual revenue and five business units: Boston Gear, Imo Pump, Morse Controls, Gems Sensors and Roltra Morse. Simultaneously with the closing of the tender offer, Imo sold its Gems Sensors unit, a business with $79.0 million in 1996 revenue, to Danaher. In February 1998, Imo sold Roltra Morse S.p.A., a subsidiary with $80.0 million in 1996 revenue, to Magna International. These divestitures were made to narrow the strategic focus of Imo to the Fluid Handling and Industrial Positioning segments. Imo's Boston Gear business unit designs and produces AC and DC motor controllers, gears and speed reducers; the Imo Pump business unit designs and produces a broad range of rotary positive displacement pumps, including screw pumps; and the Morse Controls business unit designs and produces push-pull cable and remote control systems. In July 1998, the Company effected a "short form" merger making Imo a wholly owned subsidiary of the Company. The total consideration paid by the Company for Imo pursuant to the public tender offer and the "short form" merger was $120.7 million. See "Certain Relationships and Related Transactions--Acquisition of Imo Industries Inc."

  In February 1998, the Principal Stockholders formed Constellation Pumps which, through an indirect, wholly owned subsidiary, acquired, by means of a voluntary public tender offer as well as private and open market purchases, an aggregate, as of July 31, 1998, of 98% of the common stock and 92% of the preferred stock of Germany-based Allweiler, a major manufacturer of screw, centrifugal and progressive cavity pumps in Europe. In 1997, Allweiler generated revenues of $154.0 million. The Allweiler acquisition was made to further enhance the position in the Fluid Handling segment of the companies owned by the Principal Stockholders. See "Certain Relationships and Related Transactions--Acquisition of Allweiler."

  In December 1996, the Principal Stockholders formed Ameridrives L.P., which acquired the Mechanical Power Transmission Group of Zurn Industries Inc., a manufacturer of couplings, clutches, universal joints, spindles and steel forgings. In May 1997, Ameridrives L.P. acquired Industrial Clutch Corp., a manufacturer of clutch and clutch/brake systems, and in June 1997, Ameridrives acquired Nuttall Gear, a manufacturer of enclosed gear drives.

  Concurrently with the consummation of the Offerings, the Company, the Principal Stockholders and certain other minority securityholders of the Acquired Companies will effect the Combination, which will result in Colfax Corporation being the parent company of Imo, Allweiler and Ameridrives. See "Certain Relationships and Related Transactions--The Combination."

INDUSTRY OVERVIEW

  Fluid Handling. Based on analyst reports and trade publications, the Company believes that the worldwide fluid handling industry generated revenue of approximately $26.0 billion in 1997. The fluid handling market can be divided into three segments: pumps, valves and fittings. The Company competes in the pump segment, which, according to Company estimates, accounted for $13.5 billion in worldwide revenue in 1997. The Company does not currently compete in the valve or fittings segments (estimated by the Company to be approximately $10.5 billion and $2.0 billion in 1997 worldwide revenue, respectively), but believes that these markets present potential future growth opportunities.

  The pump market is further segmented into positive displacement and centrifugal pump products. The Company primarily competes in the positive displacement pump market, which generated an estimated $2.5 billion in worldwide revenue in 1997. The Company estimates that the worldwide rotary pump market, a sub-segment of the positive displacement market, generated $1.7 billion in revenue in 1997. The Company believes that it is the market leader in the worldwide rotary pump market with an 11% market share. The next two largest competitors in this segment each have market shares of approximately 7%. The Company is also a niche competitor in what it estimates to be the $11.0 billion centrifugal pump market and views this market as an area for growth opportunities--internally generated growth through the distribution of the Allweiler centrifugal line in the United States, and externally generated growth by means of acquisitions.

  The worldwide pump market is highly fragmented, with over 1,000 competitors. The Company estimates that 95% of these competitors are privately owned companies, each generating less than $100.0 million in annual revenue. The Company also estimates that 65% of the worldwide rotary pump market consists of competitors that each generate less than $25.0 million in annual rotary pump sales. Currently, a limited number of companies are truly worldwide competitors, with most industry participants concentrating on local and niche markets and offering only a small number of pump technologies. The Company believes that it has the widest product range in the positive displacement market with its two- and three-screw, gear and progressive cavity pump lines.

  Industrial Positioning. The Company estimates that the total worldwide market for industrial positioning products generated revenue of approximately $15.0 billion in 1997, which was evenly split between publicly owned and privately held companies. The total size of the market in which the Company currently competes is approximately $6.0 billion. The Company believes that the industrial positioning products market is highly fragmented with over 1,000 companies, each generating total revenues of less than $100.0 million per year.

  The Company competes in a number of niches within its served market, and generally has either the largest or second largest market share in each of these niches. No single industry participant accounts for more than 10% of the total industrial positioning market. One of the major trends in the industry over the past 10 years has been the consolidation among distributors of industrial positioning products. The Company believes that this trend will continue, and that its leadership position with many of the large, multi-branch distributors will allow the Company to grow at a rate higher than that of the underlying market.

GROWTH STRATEGY

 . INTERNAL GROWTH

  The Company believes that there is significant potential to increase the internal growth of the Acquired Companies and of future acquisitions. Through the implementation of CBS, the Company will seek to grow internally by focusing on customer needs and striving to improve product quality, delivery and cost. Specific actions to accomplish these goals include: (i) leveraging its established distribution channels; (ii) introducing innovative new products and applications; (iii) increasing asset utilization; (iv) using advanced information technology; (v) increasing sales and marketing efforts; (vi) expanding and diversifying the customer segments served; and (vii) expanding the geographic markets served. For example, management believes that its Industrial Positioning segment is well-positioned to benefit from increasing customer concentration in the markets it serves. In particular, the distributor channel, which represents the substantial majority of sales for most major manufacturers, is consolidating as large corporate end users demand one-stop shopping. The Company anticipates increased demand in the Industrial Positioning segment from distributors preferring its wide product line, strong brands and ability to provide extensive technical support.

 . ACQUISITION GROWTH

  The Company believes that the fragmented nature of the industries in which it participates presents substantial consolidation and growth opportunities for companies with access to capital and the management ability to execute a disciplined acquisition and integration program. The Company's acquisition growth strategy is to acquire companies in the segments in which it participates that (i) have leading brands and strong market positions; (ii) will expand its product lines; (iii) have reputations for producing high quality products; and (iv) complement or enhance the Company's existing worldwide sales and distribution networks. The Company also believes that the extensive experience of its management team and the Principal Stockholders in acquiring and effectively integrating acquisition targets should enable the Company to capitalize on these opportunities. The Company intends to take a proactive approach to acquisitions and has currently identified approximately 50 potential acquisition targets in each of its two business segments located both in and outside the United States, although it does not currently have any agreements or understandings with respect to the acquisition of any such potential targets.

  As part of its acquisition growth strategy, the Company intends to expand geographically by obtaining new businesses in Europe and other international markets such as Latin America. The Company's 1998 acquisition of Allweiler will facilitate additional market penetration in Europe by the Company's Fluid Handling segment and also provides additional product breadth for its North American sales force. In addition, due to its sales coverage and manufacturing capabilities, the Company believes that its Industrial Positioning segment is already well-positioned to further develop its presence in Europe and the higher-growth emerging markets of Latin America. Management will actively explore opportunities in other key markets.

OPERATING STRATEGY

 . LEAD WITH EXPERIENCED MANAGEMENT TEAM

  Philip W. Knisely, the Company's President and Chief Executive Officer, has been a director and president of Imo since 1997 and of Ameridrives since 1996. From 1988 to 1995, he was president of AMF Industries, a privately held, diversified global manufacturing company. Prior to 1988, Mr. Knisely spent 10 years at Emerson Electric Company, a major manufacturer of electronic products and components, in increasingly senior positions, including president of Emerson Power Transmission Group from 1986 to 1988.

  John A. Young, the Company's Vice President and Chief Financial Officer, has extensive experience in identifying, analyzing and executing acquisitions of industrial manufacturing companies. Mr. Young was director of corporate development for AMF Industries from 1992 to 1995 and in that capacity worked closely with Mr. Knisely in evaluating and completing acquisitions. Prior to 1992, Mr. Young worked in mergers and acquisitions for Chase Manhattan Bank and Robert Fleming, Inc.

  The Company has also assembled a team of four experienced managers at its business units. These managers have all joined the Company within the last year, and have an average of 25 years of industrial management experience. Three of these executives had previously worked with Mr. Knisely. See "Management."

  The Company's Board of Directors will include the Rales. Mitchell P. Rales, the Company's Chairman of the Board, has been a director of Danaher since 1984 and has been chairman of its executive committee since 1990. Steven M. Rales, a member of the Company's Board of Directors, has been Chairman of the Board of Danaher since 1984. From 1984 to 1997, Danaher's annual revenue increased from approximately $90.0 million to over $2.0 billion. In addition, Danaher's market capitalization has grown from approximately $71.0 million as of December 31, 1984 to approximately $5.6 billion as of July 31, 1998. The Rales were founders in 1985 of Wabash, a NYSE listed company and currently the largest truck trailer manufacturer in the United States.

 . IMPLEMENT INNOVATIVE COLFAX BUSINESS SYSTEM

  A core element of the Company's management philosophy is CBS which it intends to implement in each of its businesses. CBS is a customization of a system which has its roots in the world-recognized Toyota

  Production System and was designed and refined by the senior management of Danaher. CBS is a disciplined strategic planning and execution methodology designed to achieve world class excellence in customer satisfaction. The basic principles of CBS include:

    . adhering to a philosophy of continuous improvement in quality, delivery, cost and growth
    . utilizing the technique of policy deployment to achieve and sustain world class results
    . hiring people with high integrity, who are results oriented and excel in a team environment
    . analyzing performance against world class benchmarks
    . recognizing that profitability can be obtained only by achieving the best possible customer satisfaction

  Management has begun implementing CBS in each of the Acquired Companies, and the Company intends to implement CBS in each of its future acquisitions. The Company views CBS as an integral tool to effect improvements in customer service, product quality, delivery and cost. By applying the strict methodology of CBS to the businesses that it acquires, the Company believes that it will be able to improve the operating margins and increase the asset utilization of such businesses and, in so doing, improve the Company's cash flow. For more information regarding CBS, see "--Manufacturing."

 . CAPITALIZE ON SYNERGIES AND COST EFFICIENCIES IN ACQUIRED COMPANIES

  The Company believes that expansion will give it the opportunity to gain competitive advantages relative to smaller operators. Such competitive advantages may include greater purchasing power, a larger international sales and distribution network, a lower cost of capital and the ability to provide customers with a broader range of products and services. Cost savings realized by the Acquired Companies contributed substantially to the improvement in pro forma adjusted operating income, which increased 50% from $22.2 million for the six months ended June 30, 1997 to $33.4 million for the six months ended July 3, 1998.

 . ACHIEVE HIGH LEVELS OF CUSTOMER SERVICE AND SATISFACTION

  The basic tenet of CBS is the voice of the customer. The Company strives daily to make customer satisfaction its number one priority. For example, Boston Gear's online distribution information system allows it to interface directly with its network of over 200 distributors and 2,000 outlets. Boston Gear guarantees same-day shipment on any one of over 20 million possible combinations and permutations of its speed reducer products, if an order is received before noon. In addition, the Fluid Handling segment has forged long-term partnership arrangements with companies such as Alfa Laval AB, Asea Brown Boveri and General Electric Company (USA), providing integrated engineering in designing many of its customers' products.

 . INTRODUCE INNOVATIVE NEW PRODUCTS

  The Company intends to introduce new products and applications to better serve its customers and has a successful track record of innovative product introduction. Morse Controls was awarded the Innovation Award at the 1997 International Marine Trades Exhibit and Conference for its proprietary new electronic power steering system for marine applications. Boston Gear has introduced a new line of AC motor controls to better serve this growing market segment. In Fluid Handling, the Company has introduced five new product families in 1998 for commercial marine, environmental and chemical processing applications.

 . MAINTAIN GLOBAL SALES AND SERVICE NETWORKS

  The Company maintains an extensive global sales and service network for all its product lines. In the Fluid Handling segment, the Company has approximately 175 direct field sales associates in 16 countries. This sales force is augmented by 123 independent representatives who cover an additional 70 countries. In the Industrial Positioning segment, the Company utilizes a combination of direct salesmen and independent representatives and distributors and dealers to cover the worldwide marketplace. A total of 98 direct sales associates, 26 independent representatives and over 500 distributors and dealers serve customers in over 50 countries worldwide. This worldwide network allows the Company to capitalize on growth opportunities virtually anywhere in the world.

PRODUCTS

  A description of the principal products and services offered by the Company's segments, as well as the principal uses and markets for such products and services, is set forth below.

 Fluid Handling

  The Company markets its Fluid Handling products principally under the Imo, Warren and Allweiler brands. In addition to producing pumps, the Company sells replacement parts and performs repair services for its manufactured products, many of which require rebuilding every three to five years as a result of the wear from pumping abrasive materials. The Company believes it is the market leader in the $1.7 billion worldwide rotary pump market with an 11% market share. The Company's Fluid Handling segment is made up of four major product lines: screw pumps, which provide customers with low noise and pulsationless liquid flow; centrifugal pumps, which provide low noise level and high shock resistance to meet exacting industrial and military requirements; progressive cavity pumps, which accommodate fluids with very high solids content; and gear pumps, which are utilized for low viscosity fluids in high pressure applications.

PRODUCT                     PRINCIPAL BRANDS                 PRINCIPAL END USE MARKETS
-------                     ----------------                 -------------------------
Two- and Three-Screw Pumps  Imo, Allweiler, Warren, Houttuin Hydrocarbon processing, marine applications, power generation
Centrifugal Pumps           Allweiler, Warren                Environmental applications,
                                                             chemicals, marine applications,
                                                             wastewater treatment
Progressive Cavity Pumps    Allweiler                        Food and beverage processing,
                                                             chemicals, wastewater treatment
Gear Pumps                  Imo                              OEM machinery, pulp &
                                                             paper processing

 Industrial Positioning

  The Industrial Positioning segment produces a wide variety of products and performs repairs and services for industrial applications that position and control power and motion. This segment is comprised of two business units:
Boston Gear, a leading producer of gears and enclosed gear drives, speed reducers, couplings, clutches and adjustable-speed motor controllers which offers one of the widest ranges of mechanical power transmission/motion control products of any manufacturer in North America; and Morse Controls, a manufacturer of precision mechanical and electronic remote control products and systems that are used for mobile equipment, marine and aviation applications.

PRODUCT                     PRINCIPAL BRANDS                 PRINCIPAL END USE MARKETS
-------                     ----------------                 -------------------------
Enclosed Gear Drives        Boston, Delroyd, Nuttall         General industrial applications
Open Gearing                Boston                           General industrial applications
Couplings                   Ameriflex, Amerigear             Steel, paper, chemicals
Clutches                    Marland, Centric, Industrial     Mining, general OEM, power generation
Electrical Drives           Fincor                           Printing equipment, ski lifts
Cables                      Morse, Red Jaket(R), Redline(TM) Mobile equipment, marine applications
Controls                    Morse, Maxx(R), Hynautic         Mobile equipment, marine applications,
                                                             aviation

CUSTOMERS

  The Company's business is geographically diversified, with 37% of pro forma 1997 net sales derived from customers in Europe, 54% from customers in North and South America, 5% from customers in Asia and 4% from customers in other markets. The Company's customer base is highly diversified and includes commercial, industrial and government customers. Neither of the Company's business segments is dependent on any single customer or a few customers, the loss of which would have a material adverse effect on the respective segment, or on the Company as a whole. The Company's largest single customer accounted for no more than 3% of 1997 pro forma net sales.

SALES

  The Company sells its products through direct sales forces totaling over 270 associates, as well as distributor networks and, in some markets, independent sales representatives. A significant percentage of the Company's direct sales force has technical backgrounds, including degrees in engineering. In the Fluid Handling segment, the Company has approximately 175 direct field sales associates in 16 countries who are augmented by 123 independent representatives that cover an additional 70 countries. In the Industrial Positioning segment, the Company utilizes a combination of direct sales associates, independent representatives, and distributors and dealers to cover the global marketplace. A total of 98 direct salesmen, 26 independent representatives and over 500 distributors and dealers serve customers in over 50 countries worldwide.

  The Company believes that its worldwide presence enables it to provide timely and responsive support and service to its customers, many of whom operate internationally, and to capitalize on growth opportunities in both developed and emerging markets around the world.

  With the exception of Morse Controls' sales of pleasure marine equipment, the Company's sales are not seasonal.

MANUFACTURING

  At July 31, 1998, the Company's manufacturing facilities included approximately 2,800 associates worldwide, and consisted of product development teams whose members are from marketing, development, research, manufacturing, engineering and purchasing. The Company has 29 manufacturing plants, four of which are joint ventures in which the Company owns a 50% interest. The Company believes that its manufacturing capacity is sufficient to meet its present and currently anticipated needs.

 Colfax Business System

  The Company believes that CBS provides the necessary framework and tools to continuously strive for world class manufacturing excellence. The system, which begins with the voice of the customer, emphasizes consistent improvement in product quality, delivery and cost. As solid foundations are built in these areas, the Company can position itself to take advantage of growth opportunities. CBS provides the necessary tools to achieve specific business objectives with the involvement of all of the Company's associates. Extensive training programs for all levels of the organization are utilized to integrate these tools into the daily operation of each of the Company's manufacturing facilities.

  The CBS tools integral to achieving one-piece flow of work product in a cellular manufacturing environment include, among others: policy deployment, "5S" (simplify, straighten, scrub, stabilize and sustain), problem solving, visual management, SMED and Kanban. The starting point is policy deployment, a framework that links the Company's overall business goals to the entire organization, through a process that promotes breakthrough thinking. It is the critical element, driving the use of the remaining CBS tools. "5S" is a tool that promotes cleanliness and orderliness throughout the Company's facilities. Problem solving helps associates to solve large or vague problems by gathering the necessary data, clarifying the problem, defining its root cause, and then creatively solving the problem and initiating positive change. Visual management is a tool that allows for clear and concise dissemination of information to all associates to communicate a standard and then track performance relative to that standard. SMED, or single minute exchange of dies, is a key element of one piece flow production, which concentrates on the reduction of set-up time. Kanban is a visual management technique for implementing pull production systems to transfer both information and production raw materials. It is through the use of these tools that the Company changes its processes to eliminate waste and inefficiencies in order to achieve world class manufacturing excellence.

 Raw Materials

  The Company obtains raw materials, component parts and supplies from a variety of sources, generally from more than one supplier. The Company's principal raw materials are metals, plastics, castings and bearings. The Company's suppliers and sources of raw materials are based in both the United States and other countries and the Company believes that its sources of raw materials are adequate for its needs for the foreseeable future. The loss of any one supplier would not have a material adverse effect on the Company's financial condition or results of operations.

 Backlog

  Manufacturing turnaround time is generally sufficiently short so as to permit the Company to manufacture to order for most of its products, which helps to limit inventory costs. Backlog is therefore generally a function of requested customer delivery dates and is typically no more than two to three months of net sales.

RESEARCH AND DEVELOPMENT

  The Company closely integrates research and development with marketing, manufacturing and product engineering in meeting the needs of its customers. The Company has approximately 140 professionals in research and development and product engineering. The Company's principal ongoing research and development programs involve the development of new technologies to enhance the performance or lower the cost of manufacturing its existing products, the redesign of existing product lines either to increase the efficiency or to lower their manufacturing cost and the development of new products. Expenditures by the Company, on a pro forma basis, for research and development for the year ended December 31, 1997 and the six months ended June 30, 1998 were $9.8 million and $5.8 million, respectively.

FINANCIAL INFORMATION ABOUT FOREIGN AND DOMESTIC OPERATIONS AND EXPORT SALES

  See Note 11, Operations by Industry Segment and Geographic Area, to the Consolidated Financial Statements of Colfax Corporation for financial information regarding the Company's foreign and domestic operations and export sales.

COMPETITION

  The Company's products and services are marketed on a worldwide basis. Most markets in which the Company operates are highly fragmented and competitive. The Company believes that the principal elements of competition in its markets are product quality, price, design and engineering capabilities, product development, conformity to customer specifications, quality of post-sale support, timeliness of delivery and effectiveness of its distribution organization. Because the Company competes in certain narrowly defined niche markets, there is not any single company that competes directly with the Company across all of the Company's product lines.

PATENTS AND TRADEMARKS

  The Company owns numerous unexpired U.S. patents and foreign patents, including counterparts of certain of its U.S. patents, in major industrial countries of the world. The Company's products are marketed under various trade names and registered U.S. and foreign trademarks. The Company, however, does not consider any one patent or trademark or any group thereof essential to its business as a whole, or to either of its business segments. The Company relies, to an extent, on proprietary product knowledge and manufacturing processes in its operations.

ASSOCIATES

  At July 31, 1998, the Company employed approximately 3,800 persons worldwide. Approximately 1,700 persons were employed in the United States, and approximately 2,100 persons were employed outside of the United States. There are approximately 1,000 associates worldwide covered by collective bargaining agreements with either the United Steelworkers or the International Association of Machinists and Aerospace Workers. The various contracts with these unions expire between 1999 and 2001 and provide for wage increases ranging from zero to a maximum of 4.5% per year. To date, the Company has not experienced any work stoppages or strikes that have had a material impact on operations. The Company considers its relations with its associates to be satisfactory.

  Allweiler's associates are not unionized. Under German law, however, Allweiler is required to have and negotiate with workers councils and other organizations representing its associates concerning important changes in operations and working and employment conditions. Although these negotiations must be taken into account in the timing of certain management decisions, Allweiler's experience is that such negotiations contribute to good labor relations. Pursuant to an agreement with its workers council made prior to the acquisition of Allweiler by Constellation Pumps, in exchange for certain wage concessions, Allweiler has undertaken not to decrease the size of its workforce (other than through attrition) until 1999.

PROPERTIES

  The following table lists the Company's principal facilities, indicating the location, principal use and whether the facility is owned or leased.

LOCATION                                PRINCIPAL USE           OWNED/LEASED
--------                                -------------           ------------
CORPORATE
Lawrenceville, New Jersey.............. Subsidiary Headquarters    Leased
Richmond, Virginia..................... Corporate Headquarters     Leased
FLUID HANDLING
Columbia, Kentucky..................... Production                  Owned
Warren, Massachusetts.................. Production                  Owned
Monroe, North Carolina................. Production                  Owned
Mississauga, Canada.................... Distribution               Leased
Paris, France.......................... Production                 Leased
Bottrop, Germany....................... Production                  Owned
Radolfzell, Germany.................... Production                  Owned
Utrecht, Netherlands................... Production                  Owned
Stockholm, Sweden...................... Production                  Owned
INDUSTRIAL POSITIONING
Los Angeles, California................ Distribution               Leased
Sarasota, Florida...................... Production                  Owned
La Grange, Illinois.................... Production                  Owned
Florence, Kentucky..................... Distribution               Leased
New Orleans, Louisiana................. Production                 Leased
Quincy, Massachusetts.................. Divisional Office           Owned
Trenton, New Jersey.................... Production                  Owned
Niagara Falls, New York................ Production                 Leased
Charlotte, North Carolina.............. Production                  Owned
Louisburg, North Carolina.............. Production                  Owned
Hudson, Ohio........................... Production                  Owned
Erie, Pennsylvania..................... Production                  Owned
York, Pennsylvania..................... Production                  Owned

Waukesha, Wisconsin........................................... Production  Owned
Sydney, Australia............................................. Production  Owned
Basildon, England............................................. Production Leased
Paris, France................................................. Production Leased
Heiligenhaus, Germany......................................... Production  Owned
Singapore..................................................... Production Leased
Marsta, Sweden................................................ Production  Owned

  The Company believes that its machinery, plants and offices are in satisfactory operating condition and are adequate for the uses to which they are put. The Company believes its manufacturing capacity is sufficient to meet its present and currently anticipated needs.

LITIGATION

  Imo and one of its subsidiaries are two of a large number of defendants in lawsuits brought in various jurisdictions by approximately 6,000 claimants who allege injury caused by exposure to asbestos. Although neither Imo nor any of its subsidiaries has ever been a producer or direct supplier of asbestos, it is alleged that certain of the industrial and marine products formerly sold by Imo and the subsidiary named in such complaints contained components which contained asbestos. Of the approximately 6,000 pending claims, approximately 4,200 of such claims have been brought in various state courts in Mississippi; more than 900 of such claims have been brought in the Supreme Court of New York County, New York; more than 600 of such claims have been brought in the Superior Court, Middlesex County, New Jersey; and approximately 100 claims have been filed in state courts in Michigan and the U.S. District Court, Eastern and Western Districts of Michigan. The remaining pending claims have been filed in state and federal courts in Alabama, California, Kentucky, Louisiana, Pennsylvania, Rhode Island, Texas, Virginia, the U.S. Virgin Islands and Washington.

  In addition, Imo and the subsidiary are named in cases, involving approximately 25,000 claimants, which have been "administratively dismissed" by the U.S. District Court for the Eastern District of Pennsylvania. Cases that have been "administratively dismissed" may be reinstated only upon a showing to the court that (i) there is satisfactory evidence of an asbestos-related injury; and (ii) there is probative evidence that the plaintiff was exposed to products or equipment supplied by each individual defendant in the case. Suits against the two companies have been tendered to their insurers who are defending under stated reservation of rights pursuant to applicable defense and indemnity agreements.

  In addition to the potential claims noted above, Imo has several contractual and warranty claims, arising primarily from discontinued or divested operations, for which Imo's management believes there are significant legal and factual defenses, which they intend to pursue vigorously.

  In addition to the litigation and matters noted above, the Company and its subsidiaries are from time to time subject to, and are presently involved in, litigation or other legal proceedings arising out of the ordinary course of its business. These matters primarily involve claims for damages arising out of the use of the subsidiaries' products, some of which include claims for punitive as well as compensatory damages.

  With respect to the litigation and claims described in the preceding paragraphs, management of the Company believes that its subsidiaries will either prevail, have adequate insurance coverage or have established appropriate reserves to cover potential liabilities. There can be no assurance, however, as to the ultimate outcome of any of these matters, and if all or substantially all of these legal proceedings were to be determined adversely to such subsidiary, there could be a material adverse effect on the financial condition of the Company, or such subsidiary.

  The Company is self-insured for a portion of its product liability and certain other liability exposures. Depending on the nature of the liability claim, and with certain exceptions, the Company's maximum self insured exposure ranges from $250,000 to $500,000 per claim with certain maximum aggregate policy limits per claim year. With respect to the exceptions, which relate principally to diesel and turbine units sold before 1991, the Company's maximum self-insured exposure is $5.0 million per claim.

  For a discussion regarding litigation relating to environmental matters, see "--Environmental Matters" below.

  The disclosure relating to litigation matters in the notes to the Colfax Corporation and the Imo Industries Inc. Consolidated Financial Statements contained in this Prospectus contains descriptions of certain matters not described above as a result of the different materiality thresholds which apply to Imo as a stand-alone company compared to materiality standards which apply to the Company. Management of the Company believes that none of such matters either individually or collectively would have a material adverse effect on the financial condition of the Company.

ENVIRONMENTAL MATTERS

  The operations of the Company, like those of other companies engaged in similar businesses, involve the use, disposal and clean up of substances regulated under environmental protection laws. The Company and its subsidiaries have been identified in a number of instances as a "Potentially Responsible Party" by the U.S. Environmental Protection Agency, and in some instances by individual states, with respect to the disposal of hazardous wastes at a number of facilities that have been targeted for clean-up pursuant to the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA") or similar state law. Similarly, Imo has received notice that it is one of a number of defendants named in an action filed in the United States District Court, for the Southern District of Ohio Western Division by a group of plaintiffs who are attempting to allocate a share of cleanup costs, for which they are responsible, to a large number of additional parties, including Imo. Although CERCLA and corresponding state law liability is joint and several, the Company believes that the Company's liability will not have a material adverse effect on the financial condition of the Company since it believes that Imo either qualifies as a de minimis or minor contributor at each site. Accordingly, the Company believes that the portion of remediation costs that Imo will be responsible for will therefore not be material.

  The Company has current and former operations and subsidiaries in numerous locations, some of which require environmental remediation. The Company, however, does not know of or believe that any such matters or the cost of any required corrective measure, either individually or in the aggregate, will have a material adverse effect on the financial condition of the Company. The Company believes it has sufficient reserves for potential environmental liability. There can be no assurance, however, that such reserves will be sufficient and that the matters described above or other environmental matters not currently known to the Company will not have a material adverse effect on the financial condition of the Company.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information regarding the individuals who are currently directors or officers of the Company or who will become directors or officers of the Company upon consummation of the Offerings. The ages of the individuals listed below are as of July 31, 1998. Mitchell P. Rales and Steven M. Rales are brothers. There are no other family relationships among any of the individuals listed below.

   NAME                AGE POSITION
   ----                --- --------
   Philip W.
    Knisely..........   44 President and Chief Executive Officer; Director
   Mitchell P.
    Rales............   42 Chairman of the Board
   Steven M. Rales...   47 Director
   Neil D. Cohen.....   43 Director
   George P. Stamas..   47 Director
   John A. Young.....   33 Vice President, Chief Financial Officer and Treasurer
   Michael K. Dwyer..   41 Vice President, Colfax Business System
   G. Scott Faison...   37 Vice President; Controller and Assistant Treasurer
   Charles W. Nims...   52 President, Boston Gear
   Thomas M.
    O'Brien..........   48 Vice President, Law and Secretary
   George M.
    Scheerle.........   56 President, Allweiler
   John B. Suddarth..   39 President, Morse Controls
   T. Campbell Wal-
    ton..............   49 President, Imo Pump

  PHILIP W. KNISELY has been a director and the President and Chief Executive Officer of the Company since 1997. Mr. Knisely has been a director and chief executive officer and president of Imo since August 1997 and he was named Chairman of the Board of Imo in November 1997. Mr. Knisely has been president of Ameridrives since 1996. From 1988 to 1995, he was president of AMF Industries, a privately held diversified manufacturing company. Prior to that, Mr. Knisely spent 10 years at Emerson Electric Company in increasingly senior positions, including president of Emerson Power Transmission Group from 1986 to 1988.

  MITCHELL P. RALES will become the Company's Chairman of the Board upon consummation of the Offerings. Mr. Rales has been a director of the Company and Imo since 1997. He has been a director of Danaher Corporation since 1984 and has been chairman of Danaher's executive committee since 1990. Mr. Rales is also a director of Colfax Capital Corp., Ameridrives and Janelia Farm Corp., and has held those directorships since 1997, 1996 and 1988, respectively. He is also a founder of Wabash and was a director of Wabash from 1985 to 1995.

  STEVEN M. RALES will become Chairman of the Company's Executive Committee upon consummation of the Offerings. Mr. Rales has been a director of the Company and of Imo since 1997. Mr. Rales has been Chairman of the Board of Danaher Corporation since 1984. Mr. Rales is also a director of Colfax Capital Corp., Ameridrives and Janelia Farm Corp., and has held those directorships since 1997, 1996 and 1988, respectively. He is also a founder of Wabash and was the Chairman of the Board of Directors of Wabash from 1985 to 1995.

  NEIL D. COHEN will become a director of the Company upon consummation of the Offerings. He has been a director of Imo since August 1997. During the past five years, Mr. Cohen has been president of District Photo Inc., a photo finishing company. He is also a member of the Board of Trustees of the Photo Marketing Association International, Inc., a trade association for the photo finishing industry.

  GEORGE P. STAMAS will become a director of the Company upon the consummation of the Offerings. Mr. Stamas is a partner with the law firm of Wilmer, Cutler & Pickering and Co-Chairman of that firm's Corporate Department. Prior to joining Wilmer, Cutler & Pickering as a partner in 1996, he was a partner at Piper & Marbury L.L.P. since 1983. Mr. Stamas is currently a director of FTI Consulting, Inc., a provider of litigation support services.

  JOHN A. YOUNG has been Vice President and Chief Financial Officer of the Company since 1997 and will become Treasurer upon consummation of the Offerings. Mr. Young has been the vice president and assistant secretary of Imo since August 1997. He was named treasurer and chief financial officer of Imo in November 1997. Mr. Young has also served as a vice president of Ameridrives since 1996 and vice president of Allweiler since February 1998. From 1992 to 1995, he was director of corporate development of AMF Industries.

  MICHAEL K. DWYER has been Vice President, Colfax Business System since joining the Company in March 1998. Prior to joining the Company, Mr. Dwyer was president of Strategic Innovations International, Inc., a consulting firm specializing in world class manufacturing practices, from 1995 to 1998. From 1988 to 1995, Mr. Dwyer was employed at AMF Industries in a number of increasingly senior positions in engineering and operations, and most recently as vice president, engineering of AMF Reece Inc., a manufacturer of industrial sewing equipment.

  G. SCOTT FAISON will become Vice President, Controller and Assistant Treasurer of the Company upon consummation of the Offerings. Mr. Faison has been corporate controller of Imo since joining Imo in November 1997. Prior to joining Imo, Mr. Faison was the chief financial officer for Bullets Corporation of America from October 1996 to November 1997. From 1987 to 1996, Mr. Faison worked at AMF Industries in a number of management positions including controller, AMF-UK; controller, Consumer Products Division; and corporate controller.

  CHARLES W. NIMS has been president of the Boston Gear business unit since joining Imo in January 1998. Prior to joining Imo, Mr. Nims was employed by the Emerson Electric Co. for 15 years. From 1992 to 1998, Mr. Nims was the president of Branson Ultrasonics, a subsidiary of Emerson Electric Co., a manufacturer of plastic joining and precision cleaning equipment.

  THOMAS M. O'BRIEN will become Vice President, Law and Secretary of the Company upon consummation of the Offerings. Mr. O'Brien has been assistant general counsel at Imo since 1995. He has been a member of the legal department at Imo since 1985. Mr. O'Brien had previous experience at Hanson Industries Inc. and the New Jersey Department of Environmental Protection.

  GEORGE M. SCHEERLE has been president of Allweiler since October 1996. Prior to joining Allweiler, Mr. Scheerle was president of Scheerle AG, a distributor of pump products located in Steckborn, Switzerland for more than five years.

  JOHN B. SUDDARTH has been the president of the Morse Controls business unit since joining Imo in November 1997. Prior to joining Imo, he worked for AMF Industries from 1990 to 1997. He was president of AMF Reece Inc. from 1994 to 1997 and the manager of Lane Products for AMF Bowling from 1990 to 1994. Mr. Suddarth had previous experience at General Electric Corporation and as a captain in the U.S. Army.

  T. CAMPBELL WALTON has been president of the Imo Pump business unit since joining Imo in April 1998. Prior to joining Imo, Mr. Walton was senior vice president, operations for Marathon Electric Corporation, a manufacturer of electric motors and compressors where he was employed from 1991 to 1998 in various positions. Prior to that, Mr. Walton spent 10 years at Emerson Electric Company and eight years at General Electric Corporation in increasingly senior manufacturing positions at both companies.

CLASSIFICATION OF BOARD OF DIRECTORS

  The Board of Directors is divided into three classes. The term of office of
the first class (currently comprised of    ) will expire at the first annual
meeting of stockholders following the date of this Prospectus, the term of
office of the second class (currently comprised of    ) will expire at the
second annual meeting of stockholders following the date of this Prospectus,
and the term of office of the third class (currently comprised of    ) will
expire at the third annual meeting of stockholders following the date of this Prospectus. At each annual meeting of stockholders, successors to directors of the class whose term expires at such meeting will be elected to serve for three-year terms and until their successors are elected and qualified. See "Certain Charter and By-law Provisions--Classified Board of Directors."

COMPENSATION OF DIRECTORS

  Each director other than Mr. Knisely and the Rales will receive an annual retainer payable in options to acquire shares of Common Stock at the fair market value of such shares on the date of grant. The Company currently contemplates that the value of such options will be approximately $15,000. None of Mr. Knisely or the Rales will receive additional compensation for service as a director.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors has established an Executive Committee, an Audit Committee and a Compensation Committee. The Executive Committee has full authority to exercise all the powers of the Board between meetings of the Board, except as reserved by the Board or as otherwise required by applicable law. Effective upon consummation of the Offerings, Mr. Knisely and the Rales will be appointed as the members of the Executive Committee. The Audit Committee is responsible for recommending to the Board the engagement of the independent auditors of the Company and reviewing with the independent auditors the scope and results of the audits, the internal accounting controls of the Company, audit practices and the professional services furnished by the independent auditors. The Compensation Committee is responsible for reviewing and approving all compensation arrangements for officers of the Company, and is also responsible for administering the 1998 Stock Incentive Plan (the "Plan"). See "--Stock Incentive Plan." The Company intends to appoint at least two independent directors as members of each of the Audit Committee and Compensation Committee.

EXECUTIVE COMPENSATION

  Effective upon consummation of the Offerings and for the balance of 1998, the Company will pay compensation based on the following annual salaries to the Chief Executive Officer and the four other most highly paid executive officers of the Company and its affiliates (collectively, the "Named Executive Officers") for services rendered in all capacities in which they serve during such period.

                          SUMMARY COMPENSATION TABLE

                                                   LONG-TERM
                                              COMPENSATION AWARDS
                                          ----------------------------
                                          RESTRICTED    SECURITIES
                                ANNUAL      STOCK       UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION  COMPENSATION AWARDS($)  OPTIONS/ SAR'S(#) COMPENSATION
---------------------------  ------------ ---------- ----------------- ------------
Philip W. Knisely........      $520,000                                      (1)
 President and Chief Ex-
 ecutive Officer, Direc-
 tor
George M. Scheerle.......       380,000                                      (1)
 President, Allweiler AG.
Charles W. Nims..........       285,000                                   (1)(2)
 President, Boston Gear
T. Campbell Walton.......       270,000                                   (1)(2)
 President, Imo Pump
John A. Young............       200,000                                   (1)(2)
 Vice President, Chief
 Financial Officer

--------
(1) Annual compensation consists of current annual base salary plus anticipated annual bonus.

(2) Upon consummation of the Offerings, in exchange for their stock appreciation rights granted pursuant to the Imo Industries Inc. Employee
    Appreciation Rights Agreement, dated February 1, 1998, Messrs.    ,
    and     will receive stock options, granted pursuant to the Plan, which
    will be immediately exercisable for    ,     and     shares of Common
    Stock, respectively, at an exercise price of $    per share. Assuming an
    initial public offering price of $    per share of Common Stock, the grant
    of such stock options will be equivalent in value to $   , $    and $
    in the case of Messrs.    ,     and    , respectively.

EXECUTIVE COMPENSATION AGREEMENTS

  George M. Scheerle entered into an employment agreement with Allweiler on August 14, 1998 with a term expiring on August 14, 2003. Under such employment agreement, Mr. Scheerle receives an annual salary of DM 540,000 (approximately $300,000) and has a targeted annual bonus of DM 250,000 (approximately $140,000). With the exception of such agreement, neither the Company, nor any subsidiary of the Company, has entered into any employment agreement with any of the executive officers of the Company.

 Pension Plans

  The following table shows the estimated maximum annual retirement benefits payable to a covered participant under the Imo Industries Inc. U.S. Salaried Plan (the "Salaried Plan"). Benefits were calculated assuming that participants and their spouses elect a straight-life annuity rather than a joint and survivor or other form of annuity, in which case actual benefits would generally be lower than the amounts shown in the table. Benefits are not subject to any deduction for Social Security or other offset amounts.

                              PENSION PLAN TABLE

                                    YEARS OF SERVICE
               ---------------------------------------------------------------
    FINAL
   AVERAGE
   EARNINGS    10 YEARS   15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS
   --------    --------   --------   --------   --------   --------   --------
   $100,000    $16,089    $24,134    $32,178    $40,223    $43,635    $47,047
    150,000     25,089     37,634     50,178     62,723     68,135     73,547
    200,000     26,889     40,334     53,778     67,223     73,035     78,847
    250,000     26,889     40,334     53,778     67,223     73,035     78,847
    300,000     26,889     40,334     53,778     67,223     73,035     78,847
    350,000     26,889     40,334     53,778     67,223     73,035     78,847
    400,000     26,889     40,334     53,778     67,223     73,035     78,847
    450,000     26,889     40,334     53,778     67,223     73,035     78,847
    500,000     26,889     40,334     53,778     67,223     73,035     78,847
    550,000     26,889     40,334     53,778     67,223     73,035     78,847

  Final average earnings are based upon the highest 60 months of compensation during the participant's last 120 months of service. The annual compensation taken into account under the Salaried Plan is the actual monthly salary and bonus earned in that year.

  As of July 3, 1998, Mr. Knisely, Mr. Young, Mr. Walton and Mr. Nims each have less than one year of benefit service as defined under the Salaried Plan. To be vested in the Salaried Plan benefits, a participant must have over 4.5 years of service. Mr. Scheerle does not participate in the Salaried Plan but does participate in a separate plan of Allweiler. Mr. Scheerle's vested accrued benefit in such plan is approximately $35,000 per year.

  The benefits shown in the Pension Plan Table reflect the applicable limitations imposed by Sections 415 and 401(a)(17) of the Code. Benefits payable pursuant to the Salaried Plan are restricted in accordance with the limitations of Sections 415 and 401(a)(17) of the Code.

STOCK INCENTIVE PLAN

  The Plan was approved by the Board on      , 1998. The following summary of
the Plan is qualified in its entirety by reference to the complete text of the Plan, which is included as an exhibit to the Registration Statement of which this Prospectus forms a part.

  The Plan is intended to promote the long term financial interests and growth of the Company by (a) attracting and retaining executive personnel, (b) motivating executive personnel by means of growth-related incentives, (c) providing incentive compensation opportunities that are competitive with those of other major corporations and (d) furthering the identity of interests of participants with those of the stockholders of the Company.

  The Plan provides for the granting of awards to such key employees of the Company and its affiliates as the committee of the Board (the "Committee") appointed to administer the Plan may select from time to time. Approximately employees are eligible to participate in the Plan.

  An aggregate of       shares of Common Stock are reserved for issuance under
the Plan, subject to adjustment as described below. Such shares may be authorized but unissued Common Stock, authorized and issued Common Stock held in the Company's treasury or a combination thereof. Generally, shares subject to an award that remain unissued upon expiration or cancellation of the award will be available for future grant under the Plan. The total number of shares of Common Stock subject to awards (including awards paid in cash but denominated as shares of Common Stock) granted to any participant in the Plan
during any calendar year may not exceed    . In the event that the Committee
determines that any recapitalization, reorganization, spinoff, stock split, combination or other increase or reduction in the number of issued shares of Common Stock affects such Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants in the Plan, then the Committee may make such equitable changes or adjustments as it deems necessary to the number and kind of shares of Common Stock which may thereafter be issued in connection with awards, the limit on individual awards, the number and kind of shares of Common Stock subject to each outstanding award and the exercise price of each award.

  The Plan will be administered by the Committee. The Committee will, at all times, consist of two or more persons, each of whom is an "outside director" within the meaning of Section 162(m) of the Code and a "disinterested person" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended. The Committee is authorized, among other things, to interpret and implement the provisions of the Plan, to select the persons to whom awards will be granted, to determine the terms and conditions of such awards and to make all other determinations deemed necessary or advisable for the administration of the Plan.

  Awards under the Plan may be made in the form of (a) Incentive Stock Options, (b) Non-Qualified Stock Options (Incentive and Non-Qualified Stock Options are collectively referred to as "options"), (c) Stock Appreciation Rights, (d) Restricted Stock and (e) Other Awards.

 Stock Options

  Options granted pursuant to the Plan will be exercisable at such time or times as the Committee determines. The purchase price per share payable upon the exercise of an option (the "option exercise price") will be established by the Committee; provided, however, that in the case of an Incentive Stock Option, the option exercise price may be no less than the fair market value of a share of Common Stock on the date of grant. The option exercise price is payable by any one of the following methods or a combination thereof, to the extent permitted by the Committee: (a) cash; (b) check, bank draft or money order; (c) by surrender of shares of Common Stock having a fair market value on the date of the exercise equal to the option exercise price; or (d) by any other consideration.

 Stock Appreciation Rights

  Stock appreciation rights may be granted in connection with all or any part of, or independently of, any option granted under the Plan. A stock appreciation right granted independently of any option will be subject to the same vesting rules as described above for options. A stock appreciation right granted in tandem with any stock option will be exercisable only when and to the extent the option to which it relates is exercisable. The grantee of a stock appreciation right has the right to surrender the stock appreciation right and receive from the Company, in cash, an amount equal to the excess of the fair market value of a share of Common Stock over the exercise price of the stock appreciation right for each share of Common Stock in respect of which such stock appreciation right is being exercised.

 Restricted Stock

  The Committee may grant restricted shares of Common Stock to such persons, in such amounts, and subject to such terms and conditions (including the attainment of performance goals) as the Committee may determine in its discretion. Except for restrictions on transfer and such other restrictions as the Committee may impose, participants will have all the rights of a stockholder with respect to the restricted stock. Unless the Committee determines otherwise, termination of employment during the restricted period will result in the forfeiture by the participant of all shares still subject to restrictions.

 Other Awards

  Other cash awards and awards valued in whole or in part by reference to, or otherwise based on, Common Stock may be granted either alone or in addition to other awards under the Plan. Subject to the provisions of the Plan, the Committee will have the sole and complete authority to determine the persons to whom and the time or times at which such Other Awards will be granted, the number of shares of Common Stock to be granted pursuant to such Other Awards and all other conditions of such Other Awards. Participants may elect to defer all or a portion of such Other Awards in accordance with procedures established by the Committee. The Committee may, in its discretion, make awards with terms and conditions different from those specified in the Plan to participants who are employed outside of the United States or who are foreign nationals.

  In the event of a Change in Control (as defined in the Plan), all outstanding awards will become fully vested and/or immediately exercisable.

  The Board or the Committee may suspend, revise, terminate or amend the Plan at any time; provided, however, that no such action may, without the consent of a participant, reduce the participant's rights under any outstanding award.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of the Company's Common Stock immediately after giving effect to the Combination by (i) each person known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock of the Company, (ii) each director of the Company, (iii) each of the executive officers listed in the Summary Compensation Table and (iv) all directors and officers of the Company as a group.

                                                     PERCENTAGE OF COMMON
                           NUMBER OF SHARES            STOCK OWNED (1)
                             COMMON STOCK      --------------------------------
                         BENEFICIALLY OWNED(2) BEFORE OFFERINGS AFTER OFFERINGS
                         --------------------- ---------------- ---------------
Mitchell P. Rales.......          410               41.0
Steven M. Rales.........          410               41.0
Philip W. Knisely.......           45                4.5
Neil D. Cohen...........          --                  --
George P. Stamas........          --                  --
John A. Young...........         13.5                1.35
Charles W. Nims.........                              *
George M. Scheerle......          --                  --
T. Campbell Walton......          --                  --
All executive officers
 and directors as a
 group (13 persons).....

--------
*  Less than one percent.
(1) Assumes no exercise of the Underwriters' over-allotment options and no purchases in the Offerings by any of the persons listed in the table.
(2) Based on 1,000 shares of Common Stock currently outstanding at      ,
    1998.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

THE COMBINATION

  The Company, its stockholders, the stockholders of Constellation Pumps and Ameridrives, the holders of 100% of the partnership interests in Ameridrives Holdings, and Janelia Farm Corp., a corporation owned by the Rales ("JFC"), have entered into a combination agreement (the "Combination Agreement"). The description of the Combination Agreement set forth below is qualified by reference to the Combination Agreement, which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

  Pursuant to the Combination Agreement, concurrently with the consummation of the Offerings, (i) the stockholders of Constellation Pumps will transfer all of the outstanding shares of Constellation Pumps to the Company in exchange
for an aggregate of     shares of Common Stock; (ii) the stockholders of
Ameridrives will transfer all of the outstanding shares of Ameridrives to the
Company in exchange for an aggregate of     shares of Common Stock; (iii) the
holders of the general and limited partnership interests of Ameridrives Holdings, representing a 100% ownership interest in Ameridrives Holdings, will transfer such interests to the Company in exchange for an aggregate of shares of Common Stock; and (iv) JFC will transfer the JFC Note and the Imo Acquisition Loans (each as defined under "--Acquisition of Imo Industries
Inc.") to the Company in exchange for     shares of Common Stock
(collectively, the "Combination Agreement Transactions"). Immediately after the Combination Agreement Transactions, the Company will own 100% of the issued and outstanding shares of Imo, Constellation Pumps (which indirectly owned, as of July 31, 1998, a 98% voting interest in Allweiler) and Ameridrives, and 100% of the partnership interests in Ameridrives Holdings.

  Immediately following the Combination Agreement Transactions, the Company will (i) liquidate American Enterprises Holdings, whose only asset consists of the sole limited partnership interest in Ameridrives L.P. (the "Ameridrives Limited Partnership Interest"), (ii) contribute the Ameridrives Limited Partnership Interest to the share capital of Ameridrives and (iii) liquidate Ameridrives L.P. (collectively, the "Ameridrives Restructuring"). As a result of the Ameridrives Restructuring, Ameridrives will acquire 100% of the assets and liabilities owned by Ameridrives L.P. immediately prior to the Ameridrives Restructuring, including the assets of the Mechanical Power Transmission Group of Zurn Industries Inc. and the assets of Industrial Clutch Corp., together with 100% of the outstanding shares of Nuttall Gear.

  As of July 3, 1998, the JFC Note had an outstanding principal amount of approximately $12.3 million and the Imo Acquisition Notes had an aggregate outstanding principal amount of approximately $5.5 million. See "--Acquisition of Imo Industries Inc." Upon consummation of the Combination Agreement Transactions, the JFC Note and the Imo Acquisition Notes will be cancelled.

  In the Combination Agreement, each of the stockholders of Constellation Pumps and Ameridrives, the holders of the partnership interests in Ameridrives Holdings, JFC and the Principal Stockholders (collectively, the "Transferor Group") acknowledges that the number of shares of Common Stock to be issued by the Company to it in exchange for the consideration rendered by each such person or entity is fair and adequate consideration therefor and shall be deemed to be payment in full satisfaction of all rights pertaining to such securities. In addition, in the Combination Agreement, each member of the Transferor Group (i) releases, acquits and discharges the Company, Constellation Pumps, Ameridrives and Ameridrives Holdings from any and all liabilities, obligations, claims, demands, actions or causes of action arising from or relating to any event, occurrence, act, omission or condition occurring or existing on or prior to the Offerings (other than salary and benefits payable in the course of business); (ii) waives all breaches, defaults or violations of any agreement applicable to such securities and agrees that any and all such agreements are terminated as of the date of the Offerings; and (iii) waives any and all preemptive or other rights to acquire any shares of capital stock of such entities and releases any and all claims arising in connection with any prior default, violation or failure to comply with or satisfy any such preemptive or other rights.

  For purposes of this Prospectus, the term "Combination" includes the Combination Agreement Transactions and the Ameridrives Restructuring.

ACQUISITION OF IMO INDUSTRIES INC.

  In August 1997, the Company acquired approximately 93% of Imo's common stock through a tender offer (the "Imo Tender Offer"). The Imo Tender Offer was financed by the Rales and their affiliates. On July 23, 1997, the Company issued a senior note in the amount of $50.0 million (the "JFC Note") to JFC. The JFC Note, which will mature on May 15, 2007, bears interest at a variable rate per annum equal to the sum of (i) the rate published from time to time in the Wall Street Journal as its "prime" rate determined with respect to the date that is two business days prior to the applicable interest payment date ("Prime") and (ii) 0.25%, payable on the first day of November and May of each year. The Company may, through May 15, 2002, at its option pay interest by adding to the principal amount of the JFC Note, after which time interest will be payable solely in cash. On June 30, 1998, using proceeds from the Allweiler Credit Facility, the Company repaid approximately $37.7 million of indebtedness outstanding under the JFC Note, plus accrued interest of approximately $4.2 million. See "Description of Certain Indebtedness-- Allweiler Credit Facility." On July 31, 1998 the Company repaid approximately $3.0 million of indebtedness outstanding under the JFC Note using cash borrowed from Constellation Verwaltungs. The remaining $9.3 million of indebtedness outstanding under the JFC Note will be contributed to the Company in exchange for shares of Common Stock. See "--The Combination."

  In addition, on July 23, 1997 the Company issued subordinated notes (the "Subordinated Notes") in the aggregate amount of $75.0 million to the Rales. The Subordinated Notes were scheduled to mature on May 15, 2007, and bore interest at a variable rate per annum equal to the sum of (i) Prime and (ii) 0.375%, payable on the first day of November and May of each year. The Subordinated Notes were subordinated in right of payment to the JFC Note. On September 5, 1997, the Company repaid $18.5 million of the indebtedness outstanding under the Subordinated Notes. The remaining $56.5 million of indebtedness outstanding under the Subordinated Notes, plus accrued interest of approximately $4.9 million, was repaid to the Rales on June 30, 1998 using proceeds from the Allweiler Credit Facility. See "Description of Certain Indebtedness--Allweiler Credit Facility."

  The day after the consummation of the Imo Tender Offer, Imo and certain of its subsidiaries sold substantially all of the assets of its Gems Sensors business unit to Danaher for a purchase price of $85.0 million in cash and the assumption of liabilities. The agreement governing the transactions had been negotiated by Danaher and the Company, which are affiliates, prior to the consummation of the Imo Tender Offer. The transaction was negotiated at arm's-length and each of Imo and Danaher received the opinion of an independent financial advisor as to the fairness to each respective company, from a financial standpoint, of the financial terms of the transaction taken as a whole.

  In connection with the Imo Tender Offer, on April 14, 1998, Imo commenced a consent solicitation seeking the approval of holders of the Imo Notes to amend the indenture governing the Imo Notes to permit Imo to complete the Merger. On May 6, 1998, Imo received sufficient consents to effect the proposed amendments, and entered into a supplemental indenture enacting the proposed amendments. See "Description of Certain Indebtedness--Imo Notes."

  On July 2, 1998, the Company contributed the Imo Shares representing approximately 93% of Imo to Imo Merger Corp., a newly incorporated and wholly owned Delaware subsidiary ("Merger Sub"). Effective July 2, 1998, Merger Sub was merged with and into Imo in a "short-form" merger pursuant to Section 253 of the Delaware law (the "Merger"). Imo was the surviving corporation in the Merger and, as a result of the Merger, became a wholly owned subsidiary of the Company. Following the Merger, Imo's shares were delisted from the NYSE.

  The total amount of funds required to consummate the Merger was $8.6 million. The Merger was funded through contributions of equity to Imo by the Company. The Company obtained such funds through revolving loans with the Rales for this purpose (together, the "Imo Acquisition Loans"). Each such loan was in the form of a Subordinated Note due May 15, 2008, with a committed face amount of $4.5 million and a variable interest rate equal to the sum of (a) Prime and (b) 0.375%, from the date of such note, payable in arrears on the fifteenth day of November and May of each year. Colfax borrowed $8.6 million under the Imo Acquisition Loans in June and July 1998. The $8.6 million of indebtedness currently outstanding under the Imo Acquisition Loans will be contributed to the Company in exchange for shares of Common Stock. Prior to the consummation of the Offerings, the Rales intend to contribute the Imo Acquisition Loans to JFC.

ACQUISITION OF ALLWEILER

  Pursuant to a voluntary public tender offer in April 1998, as well as various private purchases and purchases made on the German public securities markets during the period of February through July 1998, an indirect wholly owned subsidiary of Constellation Pumps, Constellation Verwaltungs GmbH & Co. Beteiligungen KG, a German limited partnership ("Constellation Verwaltungs"), acquired an aggregate of 98% of Allweiler's common stock and 92% of Allweiler's preferred stock.

  Pursuant to the Combination Agreement, the stockholders of Constellation Pumps will, contemporaneously with the consummation of the Offerings, transfer to the Company all of the outstanding shares of Constellation Pumps.

  To finance the acquisition of shares of Allweiler common stock and preferred stock, Constellation Verwaltungs borrowed $70.0 million from an affiliate of the Rales. On June 30, 1998, using proceeds from one of the Subsidiary Credit Facilities, Constellation Verwaltungs repaid the $70.0 million, plus accrued interest of approximately $1.7 million.

  Following the transactions described above, a minority of shareholders that are not affiliated with the Company will continue to own approximately 2% of Allweiler's common stock and 8% of Allweiler's preferred stock. Under German law and Allweiler's articles of association, preferred shareholders generally do not have voting rights, except in instances where certain fundamental rights as preferred shareholders (e.g., the right to receive preferred dividends) are affected. See "Risk Factors--Allweiler Minority Shareholders."

  In connection with its voluntary public tender offer for the Allweiler common and preferred stock, Constellation Verwaltungs announced its intention to, among other things, enter into profit and loss absorption and domination agreements with Allweiler or undertake an integration or corporate form conversion of Allweiler within eighteen months of the conclusion of the tender offer. In a profit and loss absorption and domination agreement, the dominated corporation agrees to be managed by the dominating corporation and undertakes to transfer its profits to the dominating corporation. The dominating corporation undertakes, in turn, to reimburse all losses of the dominated corporation. Such an agreement requires the consent of 75% of the shareholders of the dominated corporation. Minority shareholders are protected under such an agreement insofar as they can either demand a guaranteed dividend from the dominating corporation or a sale of their shares to the dominating corporation for a reasonable price to be determined, in case of a dispute, by court-appointed experts. An integration may be effected only by a corporation which holds 95% or more of the share capital of the other corporation, and a conversion may be effected only if approved by a majority of 75% of the represented share capital of the corporation to be converted. Although Allweiler's minority shareholders may have an economic incentive to sell their shares to Allweiler as a result of the execution of a corporate form of conversion of Allweiler, the minority shareholders cannot be forced to sell their shares and may remain minority shareholders if they so choose.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

  The authorized capital stock of the Company consists of shares of Common Stock, par value $0.01 per share, and shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock"). After giving effect to the Offerings, there will be shares of Common Stock outstanding ( if the Underwriters' over-allotment options are exercised in full). As of the date of this Prospectus, there are no shares of Preferred Stock outstanding or reserved for issuance.

  The following description of the Company's capital stock is a summary of the material terms of such stock. The following is subject in all respects to the provisions of the Company's Restated Certificate of Incorporation (the "Certificate") and By-laws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part.

COMMON STOCK

  The holders of shares of Common Stock are entitled to one vote per share held on all matters submitted to a vote at a meeting of stockholders. Each stockholder may exercise such vote either in person or by proxy. Stockholders are not entitled to cumulate their votes for the election of directors, which means that, subject to such rights as may be granted to the holders of shares of Preferred Stock, if any, the holders of more than 50% of the outstanding shares of Common Stock are able to elect all of the directors to be elected by holders of shares of Common Stock and the holders of the remaining shares of Common Stock will not be able to elect any director. Subject to such preferences to which holders of shares of Preferred Stock, if any, may be entitled, the holders of outstanding shares of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of outstanding shares of Common Stock are entitled to share ratably in all assets of the Company which are legally available for distribution to stockholders, subject to the prior rights on liquidation of creditors and to preferences, if any, to which holders of shares of Preferred Stock, if any, may be entitled. The holders of outstanding shares of Common Stock do not have any preemptive, subscription, redemption or sinking fund rights. The outstanding shares of Common Stock are, and the shares to be issued in the Offerings will, upon issuance and sale as contemplated hereby, be, duly authorized, validly issued, fully paid and nonassessable.

PREFERRED STOCK

  The Company is authorized by its Certificate to issue up to     shares of
Preferred Stock, in one or more series and containing such rights, privileges and limitations, including dividend rights, voting rights, conversion privileges, redemption rights, liquidation rights and/or sinking fund rights, as may from time to time be determined by the Board of Directors of the Company. Preferred Stock may be issued in the future in connection with acquisitions, financings or such other matters as the Board of Directors deems to be appropriate. In the event that any such shares of Preferred Stock shall be issued, a Certificate of Designation, setting forth the series of such Preferred Stock and the relative rights, privileges and limitations with respect thereto, is required to be filed with the Secretary of State of the State of Delaware. The effect of having such Preferred Stock authorized is that the Company's Board of Directors alone, within the bounds and subject to the federal securities laws and the Delaware Law, may be able to authorize the issuance of Preferred Stock, which may adversely affect the voting and other rights of holders of Common Stock. The issuance of Preferred Stock may also have the effect of delaying or preventing a change in control of the Company. As of the date of this Prospectus, the Company's Board of Directors has not authorized any series of Preferred Stock and there are no plans, arrangements or understandings for the issuance of any shares of Preferred Stock.

OPTIONS

  There are currently outstanding options to purchase an aggregate of shares of Common Stock. These options provide for exercise prices ranging from
$    to $    per share, with the weighted average
exercise price being     per share. Of these options, options to purchase
shares of Common Stock will become exercisable in installments over specified periods.

TRANSFER AGENT AND REGISTRAR

              will serve as transfer agent and registrar for the Common Stock.

                     CERTAIN CHARTER AND BY-LAW PROVISIONS

  Stockholders' rights and related matters are governed by the Delaware Law, the Certificate and the By-laws. Certain provisions of the Certificate and By-laws, which are summarized below, may have the effect, either alone or in combination with each other, of discouraging unsolicited acquisition proposals or making more difficult a proxy contest, a tender or exchange offer or other attempt by a third party to gain control of the Company that is opposed by the Company's Board of Directors but that a stockholder might consider to be in its best interest. Such provisions may also adversely affect prevailing market prices for the Common Stock. See "Risk Factors--Anti-Takeover Provisions." The following description of certain provisions of the Certificate and By-laws is subject in all respects to the provisions of the Certificate and By-laws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part.

CLASSIFIED BOARD OF DIRECTORS

  The Certificate provides that the Board shall be divided into three classes and that the number of directors in each class shall be as nearly equal as is possible based upon the number of directors constituting the entire Board. The Certificate effectively provides that the term of office of the first class will expire at the first annual meeting of stockholders following the date of this Prospectus; the term of office of the second class will expire at the second annual meeting of stockholders following the date of this Prospectus; and the term of office of the third class will expire at the third annual meeting of stockholders following the date of this Prospectus. At each annual meeting of stockholders, successors to directors of the class whose term expires at such meeting will be elected to serve for three-year terms and until their successors are elected and qualified.

  The classification of directors has the effect of making it more difficult for stockholders to change the composition of the Board. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board. Such a delay may help ensure that the Company's directors, if confronted by a third party attempting to force a proxy contest, a tender or exchange offer or other extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interests of the stockholders. However, such classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender or exchange offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. The classification of the Board could thus increase the likelihood that incumbent directors will retain their positions.

NUMBER OF DIRECTORS; REMOVAL; FILLING VACANCIES

  The By-laws provide that, subject to any rights of holders of Preferred Stock to elect additional directors under specified circumstances, the number of directors comprising the entire Board will be fixed from time to time by action of not less than a majority of the directors then in office. Such number may not be less than three or more than nine, unless approved by action of not less than two-thirds of the directors then in office. In addition, the By-laws provide that, subject to any rights of holders of Preferred Stock, newly created directorships resulting from an increase in the authorized number of directors or vacancies on the Board resulting from death, resignation, retirement, disqualification or removal of directors or any other cause may be filled only by the Board (and not by the stockholders unless there are no directors then in office), provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director. Accordingly, the Board could prevent any stockholder from enlarging the Board and filling the new directorships with such stockholder's own nominees.

  Under the Delaware Law, unless otherwise provided in the certificate of incorporation, directors serving on a classified board may only be removed by the stockholders for cause. The Certificate provides that directors may be removed only for cause and only upon the affirmative vote of holders of at least 66 2/3% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors ("Voting Stock"), voting together as a single class.

  The provisions of the Certificate and the By-laws governing the number of directors, their removal and the filling of vacancies may have the effect of discouraging a third party from initiating a proxy contest, making a tender or exchange offer or otherwise attempting to gain control of the Company, or of attempting to change the composition or policies of the Board, even though such attempts might be beneficial to the Company or its stockholders. These provisions of the Certificate and the By-laws could thus increase the likelihood that incumbent directors retain their positions.

LIMITATION ON SPECIAL MEETINGS; NO STOCKHOLDER ACTION BY WRITTEN CONSENT

  The Certificate and the By-laws provide that (subject to the rights, if any, of holders of any class or series of Preferred Stock then outstanding) (i) only the Chairman of the Board or a majority of the Board of Directors will be able to call a special meeting of stockholders; (ii) the business permitted to be conducted at a special meeting of stockholders shall be limited to matters properly brought before the meeting by or at the direction of the Board; and
(iii) stockholder action may be taken only at a duly called and convened annual or special meeting of stockholders and may not be taken by written consent. These provisions, taken together, prevent stockholders from forcing consideration by the stockholders of stockholder proposals over the opposition of the Board, except at an annual meeting.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND STOCKHOLDER
PROPOSALS

  The By-laws establish an advance notice procedure for stockholders to make nominations of candidates for election as director, or to bring other business before an annual meeting of stockholders of the Company (the "Stockholder Notice Procedure").

  The Stockholder Notice Procedure provides that, subject to the rights of any holders of Preferred Stock, only persons who are nominated by or at the direction of the Board, any committee appointed by the Board, or by a stockholder who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors of the Company. The Stockholder Notice Procedure provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the Board, any committee appointed by the Board, or by a stockholder who has given timely written notice to the Secretary of the Company of such stockholder's intention to bring such business before such meeting. Under the Stockholder Notice Procedure, to be timely, notice of stockholder nominations or proposals to be made at an annual or special meeting generally must be received by the Company not less than 60 days nor more than 90 days prior to the scheduled date of the meeting (although under certain circumstances the notice period may differ).

  Under the Stockholder Notice Procedure, a stockholder's notice to the Company proposing to nominate a person for election as director must contain certain information about the nominating stockholder and the proposed nominee. Under the Stockholder Notice Procedure, a stockholder's notice relating to the conduct of business other than the nomination of directors must contain certain information about such business and about the proposing stockholder. If the Chairman of the Board or other officer presiding at a meeting determines that a person was not nominated, or other business was not brought before the meeting, in accordance with the Stockholder Notice Procedure, such person will not be eligible for election as a director, or such business will not be conducted at such meeting, as the case may be.

  By requiring advance notice of nominations by stockholders, the Stockholder Notice Procedure affords the Board an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board, to inform stockholders about such qualifications. By requiring advance notice of other proposed business, the Stockholder Notice Procedure also provides a more orderly procedure for conducting annual meetings of stockholders and, to the extent deemed necessary or desirable by the Board, provides the Board with an opportunity to inform stockholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with any recommendations as to the Board's position regarding action to be taken with respect to such business, so that stockholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

  Although the By-laws do not give the Board any power to approve or disapprove stockholder nominations for the election of directors or proposals for action, the foregoing provisions may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, if the proper advance notice procedures are not followed, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Company and its stockholders.

CERTAIN PROVISIONS RELATING TO ISSUANCE OF SECURITIES

  The Board or any committee of the Board is specifically authorized to adopt plans or to issue securities of the Company including plans, rights, options, capital stock, notes, debentures or other debt securities, which securities may be exchangeable or convertible into cash or other securities on such terms and conditions as the Board or any such committee determines. In addition, the Board or such committee of the Board may provide that any holder or class of holders of such designated securities will be treated differently than all other security holders in respect of the terms, conditions, provisions and rights of such securities.

  The existence of this authority or the actions which may be taken by the Board pursuant thereto are intended to give the Board flexibility in order to act in the best interests of stockholders, including in the event of a potential change of control transaction. Such provision may, however, deter potential acquirors from proposing unsolicited transactions not approved by the Board and might enable the Board to hinder or frustrate such a transaction if proposed.

LIMITATION OF LIABILITY OF DIRECTORS

  The Certificate provides that a director will not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director for any act or omission, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware Law as it exists or may hereafter be amended. If the Delaware Law is subsequently amended to permit further limitation of the personal liability of directors, the liability of a director of the Company will be eliminated or limited to the fullest extent permitted by the Delaware Law as so amended. Currently under the Delaware Law, a corporation may not limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) in respect of certain unlawful dividend payments or stock redemptions or purchases; or (iv) for any transaction from which the director derived an improper personal benefit. The effect of these provisions of the Certificate is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions do not limit the liability of directors under federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care.

AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS

  The Certificate contains provisions requiring the affirmative vote of the holders of at least 66 2/3% of the voting power of the Voting Stock to amend certain provisions of the Certificate (including the provisions discussed above relating to the size and classification of the Board, replacement and/or removal of directors, action by written consent, special stockholder meetings, the authorization for the Board to take steps to encourage or oppose, as the case may be, transactions which may result in a change of control of the Company, and limitation of the liability of directors) or to amend any provision of the By-laws by action of stockholders. These provisions make it more difficult for stockholders to make changes in the Certificate and the By-laws, including changes designed to facilitate the exercise of control over the Company.

SECTION 203 OF THE DELAWARE LAW

  Section 203 of the Delaware Law prohibits certain transactions between a Delaware corporation and an "interested stockholder," which is defined as a person who together with any affiliates and/or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value of 10% or more of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation) between an interested stockholder and a corporation for a period of three years after the date the interested stockholder acquired its stock, unless: (i) the business combination is approved by the corporation's board of directors prior to the date that the interested stockholder acquired shares; (ii) the interested stockholder acquired at least 85% of the voting stock of the corporation in the transaction in which it became an interested stockholder; or (iii) the business combination is approved by a majority of the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock owned by disinterested stockholders at an annual or special meeting. A Delaware corporation, pursuant to a provision in its certificate of incorporation or by-laws, may elect not to be governed by
Section 203 of the Delaware Law. The Certificate does not exclude the Company from the restrictions imposed by Section 203 of the Delaware Law and, as a result, the Company is subject to its provisions.

  Under certain circumstances, Section 203 of the Delaware Law makes it more difficult for a person who could be an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. Because the Certificate does not exclude the Company from the restrictions imposed under Section 203 of the Delaware Law, the Company anticipates that the provisions of Section 203 of the Delaware Law may encourage companies interested in acquiring the Company to negotiate in advance with the Board of Directors, since the stockholder approval requirement would be avoided if a majority of the directors then in office approves, prior to the date on which a stockholder becomes an interested stockholder, either the business combination or the transaction which results in the stockholder becoming an interested stockholder.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

  Set forth below is a summary of certain financing instruments to which the Company is a party. The summary is qualified in its entirety by reference to such agreements, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

COLFAX CREDIT FACILITY

  As part of the Refinancing, the Company intends to enter into the $300 million Colfax Credit Facility, consisting of a $100 million term loan facility and a $200 million revolving credit facility. The Company intends to use the net proceeds of the Offerings, together with borrowings under the Colfax Credit Facility (consisting of the full amount of the term loan
facility and approximately $    million of borrowings under the revolving
credit facility), to repay the indebtedness under the Subsidiary Credit Facilities and to effect the Imo Note Repurchase. See "Use of Proceeds." The remaining borrowing capacity under the revolving credit facility will be available for future acquisitions, capital expenditures and general corporate purposes.

IMO NOTES

  In April 1996, Imo issued $155.0 million aggregate principal amount of Imo Notes. The Imo Notes mature on May 1, 2006 and pay interest at a rate of 11 3/4% per annum on November 1 and May 1 of each year. Imo repurchased $19.9 million and $32.0 million of Imo Notes through open market purchases conducted in November 1997 and March 1998, respectively. In April 1998, Imo commenced a consent solicitation seeking the approval of holders of the Imo Notes to amend the indenture governing the Imo Notes to permit Imo to complete the Merger. In May 1998, Imo received sufficient consents to effect the proposed amendments, and entered into a supplemental indenture enacting the proposed amendments.

  As part of the Refinancing, on       , 1998, Imo commenced the Imo Note
Repurchase by way of a tender offer for all of the outstanding Imo Notes. In connection with the tender offer, Imo is soliciting consents from holders of the Imo Notes to amend the indenture governing the Imo Notes to remove substantially all of the restrictive covenants and certain other provisions and to permit the Combination. The purchase price for the Imo Notes will be
based on a fixed spread of     basis points over the yield of the    % U.S.
Treasury Notes due    , on the second business day prior to the expiration
date, and a consent fee of $    per $1,000 of Imo Notes will be paid to each
noteholder that timely delivers a written consent. The Imo Notes Repurchase will be conditioned upon the closing of the Offerings.

ALLWEILER CREDIT FACILITY

  Constellation Verwaltungs has borrowed $175.0 million under a $190.0 million credit facility (the "Allweiler Credit Facility") with Merrill Lynch International. Any funds drawn under this facility must be repaid no later than December 31, 1999 and will accrue interest at a rate that approximates one-week LIBOR plus 0.375%. All funds borrowed under the facility have been guaranteed by Colfax Capital Corporation and must be secured by assets with an aggregate market value equal to or greater than the aggregate value of the funds borrowed and any unpaid accrued interest thereon. The Allweiler Credit Facility was negotiated between Merrill Lynch International and Constellation Verwaltungs on an arm's-length basis. Approximately $71.7 million of the $175.0 million drawn under the Allweiler Credit Facility was used by Constellation Verwaltungs to repay its indebtedness to Colfax Capital Corporation, and approximately $103.3 million was lent to the Company with such loan being evidenced by a note bearing interest at LIBOR plus 0.375%. Of the approximately $103.3 million borrowed by the Company from Constellation Verwaltungs, $61.5 million was paid to the Rales in full satisfaction of the Subordinated Notes including accrued interest, and approximately $41.9 million was paid in partial satisfaction of amounts owed to JFC. See "Certain Relationships and Related Transactions--Acquisition of Imo Industries Inc." and "Certain Relationships and Related Transactions--Acquisition of Allweiler."

MISCELLANEOUS ALLWEILER BORROWING FACILITIES

  As of June 30, 1998, Allweiler's total borrowing facilities amounted to approximately DM 64.0 million (approximately $30 million), of which DM 15.4 million (approximately $8.6 million) were drawn in the form of loans, cash advances or overdrafts. Most of such facilities are multi-purpose and are provided by banks in Germany. See Note F to Allweiler Financial Statements.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to the Offerings there has been no public market for the Common Stock. The Company can make no prediction as to the effect, if any, that future sales of shares of Common Stock or the availability of such shares for future sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock (including shares issued upon the exchange of stock options) in the public market, or the perception that such sales may occur, may adversely affect prevailing market prices for the Common Stock.

  Upon completion of the Offerings, the Company will have     shares of Common
Stock outstanding (assuming no exercise of the Underwriters' over-allotment
options). Of such total number of shares outstanding, the     shares to be
sold in the Offerings will be freely tradeable without restriction or further registration under the Securities Act, except that any shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act ("Affiliates"), may generally only be sold in compliance with the limitations of Rule 144 described below.

  Upon completion of the Offerings, the Rales will own approximately   % of
the outstanding Common Stock (approximately   % if the Underwriters' over-
allotment options are exercised in full). Subject to the lock-up agreements described below, the Rales, as controlling stockholders of the Company, will be able to cause the Company to register the sale of their shares in one or more public offerings. Although the Rales have informed the Company that they do not currently have the intention to sell shares of Common Stock following the 180-day lock-up period described below, depending on market and other conditions, the Rales may dispose of shares of Common Stock owned by them from time to time, subject to compliance with applicable securities laws, including, without limitation, Rule 144.

SALES OF RESTRICTED SHARES

  The remaining     shares of Common Stock which will be outstanding following the Offerings will be deemed "Restricted Securities" under Rule 144 and will not be able to be sold other than through registration under the Securities Act or pursuant to an exemption from the regulations thereunder including the exemptions provided by Rule 144. All of such remaining shares will also be subject to lock-up agreements as described below (the "Lock-Up Agreements").

  In general, under Rule 144 as in effect on the date of this Prospectus, if a period of at least one year has elapsed since the later of the date the Restricted Securities were acquired from the Company and the date they were acquired from an Affiliate, then the holder of such Restricted Securities (including an Affiliate) is entitled to sell a number of shares within any three-month period that does not exceed the greater of 1% of the then
outstanding shares of the Common Stock (approximately     shares immediately
after the Offerings) or the average weekly reported volume of trading of the Common Stock on the NYSE during the four calendar weeks preceding such sale. The holder may only sell such shares through unsolicited brokers' transactions. Sales under Rule 144 are also subject to certain requirements pertaining to the manner of such sales, notices of such sales and the availability of current public information concerning the Company. Affiliates may sell shares not constituting Restricted Shares in accordance with the foregoing volume limitations and other requirements but without regard to the one year holding period. Under Rule 144(k), if a period of at least two years has elapsed between the later of the date that the Restricted Securities were acquired from the Company and the date they were acquired from an Affiliate, as applicable, a holder of such Restricted Securities who is not an Affiliate at the time of the sale and who has not been an Affiliate for at least three months prior to the sale would be entitled to sell the shares immediately without regard to the volume limitations and other conditions described above.

OPTIONS

  The Company intends to file a registration statement on Form S-8 under the
Securities Act to register approximately     shares of Common Stock which are
reserved for issuance under the Plan. The Form S-8
will include, in some cases, shares for which an exemption under Rule 144 or Rule 701 would also be available, thus permitting the resale of shares issued under the Plan by non-Affiliates in the public market, without restriction under the Securities Act. Such registration statement is expected to become effective immediately upon filing whereupon the shares registered thereunder will become eligible for sale in the public market, subject to vesting and, in certain cases, subject to the Lock-Up Agreements. At the date of this
Prospectus, options to purchase     shares of Common Stock are outstanding
under the 1998 Stock Incentive Plan.

LOCK-UP AGREEMENTS

  The Company, the Company's executive officers and directors and all other persons who will be stockholders of the Company immediately after giving effect to the Combination (but not the Offerings) have agreed, subject to certain exceptions, not to directly or indirectly (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or thereafter acquired by the person executing the agreement or with respect to which the person executing the agreement thereafter acquires the power of disposition, or file a registration statement under the Securities Act with respect to the foregoing or (ii) enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of the Common Stock whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise, without the prior written consent of Merrill Lynch on behalf of the Underwriters for a period of 180 days after the date of this Prospectus. See "Underwriting."

                 UNITED STATES FEDERAL TAX CONSIDERATIONS
                         TO NON-UNITED STATES HOLDERS

  The following is a summary of United States federal income and estate tax consequences expected to result under current law from the purchase, ownership and disposition of Common Stock by a holder other than (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust if its administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust (a "Non-United States Holder"). This summary does not address all of the United States federal income and estate tax considerations that may be relevant to a Non-United States Holder in light of its particular circumstances or to Non-United States Holders that may be subject to special treatment under United States federal income tax laws. Furthermore, this summary does not discuss any aspects of state, local or foreign taxation. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, judicial opinions, published positions of the United States Internal Revenue Service (the "IRS") and other applicable authorities, all of which are subject to change, possibly with retroactive effect. Each prospective purchaser of Common Stock is advised to consult its tax advisor with respect to the tax consequences of acquiring, holding and disposing of Common Stock.

DIVIDENDS

  Dividends paid to a Non-United States Holder generally will be subject to withholding of United States federal income tax at the rate of 30% (or such lower rate in an applicable income tax treaty) unless the dividend is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder (or if certain tax treaties apply, is attributable to a United States permanent establishment maintained by such Non-United States Holder) and the Non-United States Holder files the appropriate documentation with the Company or its Paying Agent, in which case the dividend will be subject to United States federal income tax on net income on the same basis that applies to United States persons generally. In the case of a Non-United States Holder which is a corporation, such effectively connected income also may be subject to the branch profits tax at a rate of 30% (or such lower rate specified in an applicable income tax treaty) (which is generally imposed on a foreign corporation on the repatriation from the United States of effectively connected earnings and profits). Non-United States Holders should consult any applicable income tax treaties that may provide for a lower rate of withholding or other rules different from those described above. A Non-United States Holder may be required to satisfy certain certification requirements in order to claim treaty benefits or otherwise claim a reduction of or exemption from withholding under the foregoing rules.

SALE OR DISPOSITION OF COMMON STOCK

  A Non-United States Holder generally will not be subject to United States federal income tax on gain recognized on a sale or other disposition of Common Stock unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder (or if certain tax treaties apply, is attributable to a United States permanent establishment maintained by such Non-United States Holder), (ii) in the case of a Non-United States Holder who is a nonresident alien individual and holds the Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of disposition and either such individual has a "tax home" in the United States or the gain is attributable to an office or other fixed place of business maintained by such individual in the United States, (iii) the Company is or has been a "United States real property holding corporation" for United States federal income tax purposes (which the Company does not believe that it is or is likely to become) and the Non-United States Holder holds or has held, directly or indirectly, at any time during the five-year period ending on the date of disposition (or, if shorter, the Non-United States Holder's holding period), more than 5% of the Common Stock or (iv) the Non-United States Holder is subject to tax pursuant to the Code provisions applicable to certain United States expatriates. Gain that is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder will be subject to United States federal income tax on the same basis that applies to United States persons generally (and, with respect to corporate holders, under certain circumstances, the branch profits tax) but will not be subject to withholding. Non-United States Holders should consult any applicable treaties that may provide for different rules. A non-resident alien holding the stock as a capital asset as described in (ii) generally will be subject to a 30% (or such lower rate specified in an applicable income tax treaty) tax on the gain derived from the sale which gain may be offset by certain United States source capital losses.

FEDERAL ESTATE TAXES

  Common Stock owned or treated as owned by an individual who is not a citizen or resident (as specifically defined for United States federal estate tax purposes) of the United States at the time of death will be included in such individual's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

  The Company must report annually to the IRS and to each Non-United States Holder the amount of dividends paid to, and the tax withheld with respect to, such holder, regardless of whether any tax was actually withheld. This information may also be made available to the tax authorities of a country in which the Non-United States Holder resides.

  Under current United States Treasury regulations, United States information reporting requirements and backup withholding tax at a rate of 31% will generally apply to dividends paid on the Common Stock to a Non- United States Holder at an address in the United States and to payments to a Non-United States Holder by a United States office of a broker of the proceeds of a sale of Common Stock unless the holder certifies its Non-United States Holder status under penalties of perjury or otherwise establishes an exemption. Information reporting requirements (but not backup withholding) will also apply to payments of the proceeds of sales of Common Stock by foreign offices of United States brokers, or foreign brokers with certain types of relationships to the United States, unless the broker has documentary evidence in its records that the holder is a Non-United States Holder and certain other conditions are met, or the holder otherwise establishes an exemption.

  The United States Treasury Department has issued regulations generally effective for payments made after December 31, 1999 that will affect the procedures to be followed by a Non-United States Holder in establishing such holder's status as a Non-United States Holder for purposes of the withholding, backup withholding and information reporting rules discussed herein. Among other things, (i) Non-United States Holders currently required to furnish certification of foreign status may be required to furnish new certification of foreign status and (ii) certain Non-United States Holders not currently required to furnish certification of foreign status may be required to furnish certification of foreign status in the future. Prospective investors should consult their tax advisors concerning the effect of such regulations on an investment in the Common Stock.

  Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be refunded or credited against the Non-United States Holder's United States Federal income tax liability, provided that the required information is furnished to the IRS.

                                 UNDERWRITING

  Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Schroder & Co. Inc. and Lehman Brothers Inc. are acting as representatives (the "U.S. Representatives") of each of the Underwriters named below (the "U.S. Underwriters"). Subject to the terms and conditions set forth in a U.S. purchase agreement (the "U.S. Purchase Agreement") among the Company and the
U.S. Underwriters, and concurrently with the sale of     shares of Common
Stock to the International Managers (as defined below), the Company has agreed to sell to the U.S. Underwriters, and each of the U.S. Underwriters severally and not jointly has agreed to purchase from the Company, the number of shares of Common Stock set forth opposite its name below.

                                                                       NUMBER OF
        U.S. UNDERWRITER                                                SHARES
        ----------------                                               ---------
   Merrill Lynch, Pierce, Fenner & Smith
            Incorporated..............................................
   Schroder & Co. Inc.................................................
   Lehman Brothers Inc................................................
                                                                          ---
        Total.........................................................
                                                                          ===

  The Company has also entered into an international purchase agreement (the "International Purchase Agreement") with certain underwriters outside the United States and Canada (the "International Managers" and, together with the U.S. Underwriters, the "Underwriters") for whom Merrill Lynch International,
J. Henry Schroder & Co. and Lehman Brothers International (Europe) are acting as lead managers (the "Lead Managers"). Subject to the terms and conditions set forth in the International Purchase Agreement, and concurrently with the
sale of     shares of Common Stock to the U.S. Underwriters pursuant to the
U.S. Purchase Agreement, the Company has agreed to sell to the International Managers, and the International Managers severally have agreed to purchase
from the Company, an aggregate of     shares of Common Stock. The initial
public offering price per share and the total underwriting discount per share of Common Stock are identical under the U.S. Purchase Agreement and the International Purchase Agreement.

  In the U.S. Purchase Agreement and the International Purchase Agreement, the several U.S. Underwriters and the several International Managers, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock being sold pursuant to each such agreement if any of the shares of Common Stock being sold pursuant to such agreement are purchased. Under certain circumstances, under the U.S. Purchase Agreement and the International Purchase Agreement, the commitments of non-defaulting Underwriters may be increased. The closings with respect to the sale of shares of Common Stock to be purchased by the U.S. Underwriters and the International Managers are conditioned upon one another.

  The U.S. Representatives have advised the Company that the U.S. Underwriters propose initially to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $
per share of Common Stock. The U.S. Underwriters may allow, and such dealers
may reallow, a discount not in excess of $    per share of Common Stock on
sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

  The Company has granted options to the U.S. Underwriters, exercisable for 30 days after the date of this Prospectus, to purchase up to an aggregate of additional shares of Common Stock at the initial public offering price set forth on the cover page of this Prospectus, less the underwriting discount. The U.S. Underwriters may exercise these options solely to cover over-allotments, if any, made on the sale of the Common Stock offered hereby. To the extent that the U.S. Underwriters exercise these options, each U.S. Underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of Common Stock proportionate to such U.S. Underwriter's initial amount reflected in the foregoing table. The Company also has granted options to the International Managers, exercisable for 30 days after the date of this Prospectus, to purchase up to an aggregate of additional shares of Common Stock to cover over-allotments, if any, on terms similar to those granted to the U.S. Underwriters.

  At the request of the Company, the Underwriters have reserved for sale, at
the initial public offering price, up to     of the shares offered hereby to
be sold to certain directors, officers, employees, business associates and related persons of the Company. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not orally confirmed for purchase within one day of the pricing of the Offerings will be offered by the Underwriters to the general public on the same terms as the other shares offered hereby.

  The Company, the Company's executive officers and directors and all other persons who will be stockholders of the Company immediately after giving effect to the Combination (but not the Offerings) have agreed, subject to certain exceptions, not to directly or indirectly (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or thereafter acquired by the person executing the agreement or with respect to which the person executing the agreement thereafter acquires the power of disposition, or file a registration statement under the Securities Act with respect to the foregoing or (ii) enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of the Common Stock whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise, without the prior written consent of Merrill Lynch on behalf of the Underwriters for a period of 180 days after the date of this Prospectus. The foregoing agreement will not limit the ability of such stockholder to transfer shares in a private placement or to pledge shares, provided that the transferee or pledgee agrees to be bound by such agreement. The foregoing agreement also will not limit the Company's ability to (i) sell to the Underwriters the shares of Common Stock in connection with the Offerings (including upon exercise of the over-allotment option by any of the Underwriters), (ii) grant stock options under the Plan, (iii) issue shares upon the exercise of outstanding stock options, (iv) issue shares to third parties as consideration for the Company's acquisition from such third parties of businesses primarily engaged in fluid handling or industrial positioning,
(v) file a shelf registration statement with respect to the possible resale of outstanding shares of Common Stock (provided that no sales may be made under such registration statement during the 180-day lock-up period), (vi) file a registration statement registering the shares that may be issued pursuant to options granted or to be granted under the Plan, or (vii) file a registration statement registering the shares owned by the Rales (provided that no sales may be made under such registration statement during the 180-day lock-up period). See "Shares Eligible For Future Sale."

  The U.S. Underwriters and the International Managers have entered into an intersyndicate agreement (the "Intersyndicate Agreement") that provides for the coordination of their activities. Pursuant to the Intersyndicate Agreement, the U.S. Underwriters and the International Managers are permitted to sell shares of Common Stock to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the terms of the Intersyndicate Agreement, the U.S. Underwriters and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the International Managers and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to U.S. persons or to Canadian persons or to persons they believe intend to resell to U.S. or Canadian persons, except in the case of transactions pursuant to the Intersyndicate Agreement.

  Prior to the Offerings, there has been no public market for the Common Stock of the Company. The initial public offering price will be determined through negotiations among the Company and the U.S. Representatives and the Lead Managers. The factors to be considered in determining the initial public offering price, in addition to prevailing market conditions, will be price-earnings ratios of publicly traded companies that the U.S. Representatives believe to be comparable to the Company, certain financial information of the Company, the history of, and the prospects for, the Company and the industries in which it competes, and an assessment of the Company's management, its past and present operations, the prospects for, and timing of, future revenues of the Company, the present state of the Company's development, and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to the Company. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to the Offerings at or above the initial public offering price.

  Application has been made for listing of the Common Stock on the NYSE under the symbol "CXC." In order to meet the requirements for listing of the Common Stock on that exchange, the U.S. Underwriters and the International Managers have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial owners.

  In connection with the repayment of amounts owed under the Allweiler Credit Facility, Merrill Lynch International will receive more than ten percent of the net proceeds of the Offerings. See "Use of Proceeds." Because more than ten percent of the net proceeds of the Offerings may be paid to members or affiliates of members of the National Association of Securities Dealers, Inc. ("NASD") participating in the Offerings, the Offerings will be conducted in accordance with NASD Conduct Rule 2710(c)(8), which requires that the public offering price of an equity security be no higher than the price recommended by a Qualified Independent Underwriter which has participated in the preparation of the Registration Statement and performed its usual standard of due diligence with respect thereto. Schroder & Co. Inc. has agreed to act as, and assume the responsibilities for acting as, Qualified Independent Underwriter with respect to the Offerings, and the price of the Common Stock will be no higher than that recommended by Schroder & Co. Inc.

  The Underwriters will not confirm sales of the Common Stock to any account over which they exercise discretionary authority without the prior written specific approval of the customer.

  The Company has agreed to indemnify the U.S. Underwriters and the International Managers against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments the U.S. Underwriters and International Managers may be required to make in respect thereof.

  Until the distribution of the Common Stock is completed, rules of the Securities and Exchange Commission (the "Commission") may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the U.S. Representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

  If the Underwriters create a short position in the Common Stock in connection with the Offerings, i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus, the U.S. Representatives may reduce that short position by purchasing Common Stock in the open market. The U.S. Representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

  The U.S. Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the U.S. Representatives purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offerings.

  In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of the Common Stock to the extent that it discourages resales of the Common Stock.

  Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the U.S. Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  Certain of the Underwriters have from time to time provided investment banking financial advisory services to the Company and its affiliates, for which they have received customary compensation, and may continue to do so in the future. In addition, a portion of the proceeds of the Offerings is expected to be used to repay the amounts owed under the Allweiler Credit Facility to Merrill Lynch International, an affiliate of Merrill Lynch. See "Use of Proceeds."

                                 LEGAL MATTERS

  Certain legal matters with respect to the validity of the Common Stock offered hereby and certain other legal matters in connection with the Offerings will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters relating to the Offerings will be passed upon for the Underwriters by Shearman & Sterling, New York, New York.

                                    EXPERTS

  The consolidated financial statements and schedules of Colfax Corporation and Imo Industries Inc. included in this Prospectus and elsewhere in the Registration Statement of which this Prospectus forms a part, to the extent and for the periods indicated in its reports, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in its reports with respect thereto appearing elsewhere herein, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

  The consolidated financial statements of Allweiler Aktiengesellschaft included in this Prospectus and elsewhere in the Registration Statement of which this Prospectus forms a part, to the extent and for the periods indicated in its report, have been audited by Arthur Andersen Wirtschaftsprufungsgesellschaft Steuerberatungsgesellschaft mbH, as set forth in its report with respect thereto appearing elsewhere herein, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

  The consolidated financial statements of Imo Industries Inc. and subsidiaries at December 31, 1996 and for each of the two years in the period ended December 31, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which are omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and to the financial statements, schedules, and exhibits filed as a part thereof. Statements contained in this Prospectus regarding the contents of any contract or other document referred to herein or therein are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

  Upon completion of the Offerings, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, will file reports, proxy statements and other information with the Commission. In addition, the Company intends to furnish its Stockholders with annual reports containing financial statements audited by independent certified accountants. Such reports, proxy statements and other information, as well as the Registration Statement, and the schedules and exhibits thereto, may be inspected, without charge, at the public reference facility maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such materials can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 or on the Commission's site on the Internet at http: / /www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
  Summary of Unaudited Pro Forma Consolidated Financial Statements........   F-2
  Pro Forma Consolidated Balance Sheet as of July 3, 1998.................   F-3
  Pro Forma Consolidated Statement of Operations for the Year Ended
   December 31, 1997......................................................   F-4
  Pro Forma Consolidated Statement of Operations for the Six Months Ended
   June 30, 1997..........................................................   F-5
  Pro Forma Consolidated Statement of Operations for the Six Months Ended
   July 3, 1998...........................................................   F-6
  Notes to Unaudited Pro Forma Consolidated Financial Statements..........   F-7
COLFAX CORPORATION CONSOLIDATED FINANCIAL STATEMENTS
  Report of Independent Public Accountants................................   F-9
  Consolidated Balance Sheets as of December 31, 1997 and July 3, 1998
   (unaudited)............................................................  F-10
  Consolidated Statements of Operations from Inception to December 31,
   1997 and Six Months Ended July 3, 1998 (unaudited).....................  F-11
  Consolidated Statements of Shareholders' Equity at July 23, 1997,
   December 31, 1997 and July 3, 1998 (unaudited).........................  F-12
  Consolidated Statements of Cash Flows from Inception to December 31,
   1997 and Six Months Ended July 3, 1998 (unaudited).....................  F-13
  Notes to Consolidated Financial Statements..............................  F-14
IMO INDUSTRIES INC. CONSOLIDATED FINANCIAL STATEMENTS (PREDECESSOR
 COMPANY)
  Report of Independent Public Accountants................................  F-31
  Report of Independent Auditors..........................................  F-32
  Consolidated Balance Sheets as of December 31, 1996 and June 30, 1997
   (unaudited)............................................................  F-33
  Consolidated Statements of Operations for the Years Ended December 31,
   1995 and 1996, Six Months Ended June 30, 1997 (unaudited) and Eight
   Months Ended August 28, 1997...........................................  F-34
  Consolidated Statements of Shareholders' Equity for the Years Ended
   December 31, 1995 and 1996 and Eight Months Ended August 28, 1997......  F-35
  Consolidated Statements of Cash Flows for the Years Ended December 31,
   1995 and 1996, Six Months Ended June 30, 1997 (unaudited) and Eight
   Months Ended August 28, 1997...........................................  F-36
  Notes to Consolidated Financial Statements..............................  F-37
CONSTELLATION PUMPS CORP. CONSOLIDATED FINANCIAL STATEMENTS
  Consolidated Balance Sheet as of June 30, 1998 (unaudited)..............  F-61
  Consolidated Statement of Income from Inception to June 30, 1998
   (unaudited)............................................................  F-62
  Consolidated Statement of Cash Flows from Inception to June 30, 1998
   (unaudited)............................................................  F-63
  Notes to Consolidated Financial Statements..............................  F-64
ALLWEILER AKTIENGESELLSCHAFT RADOLFZELL/BODENSEE FINANCIAL STATEMENTS AND
 CONSOLIDATED FINANCIAL STATEMENTS (PREPARED IN ACCORDANCE WITH ACCOUNTING
 PRINCIPLES GENERALLY ACCEPTED IN GERMANY) (PREDECESSOR COMPANY OF
 CONSTELLATION PUMPS CORP.)
  Audit Opinion...........................................................  F-67
  Balance Sheet of Allweiler AG as of December 31, 1997...................  F-68
  Consolidated Balance Sheets as of December 31, 1996 and 1997 (German
   GAAP)..................................................................  F-69
  Statements of Income for the Years Ended December 31, 1996 and 1997 and
   for the Six Months Ended June 30, 1997 (unaudited) and the Four Months
   Ended April 30, 1998 (unaudited) (German GAAP).........................  F-70
  Notes to Financial Statements and Consolidated Financial Statements.....  F-72

                              COLFAX CORPORATION

       SUMMARY OF UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

  The accompanying unaudited pro forma consolidated financial statements have been prepared based upon the historical financial statements of the Company and the Acquired Companies. The unaudited pro forma consolidated statements of operations gives effect to the Combination, the Acquisitions, the financing of the Acquisitions, the Offerings and the Refinancing (assuming all of the Imo Notes are repurchased), assuming that such transactions were consummated at the beginning of the relevant period. The unaudited pro forma consolidated balance sheet gives effect to the Combination, the Offerings and the Refinancing (assuming all of the Imo Notes are repurchased), assuming that such transactions were consummated on July 3, 1998. The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable.

  Pro forma adjustments were applied to the historical financial statements of the Acquired Companies and the Company to account for the Acquisitions under the purchase method of accounting. Under purchase accounting, the purchase prices were allocated to the Acquired Company's assets and liabilities based on their fair values. The purchase price allocations have been completed on a preliminary basis, and as a result, adjustments to the carrying value of assets and liabilities may occur.

  Certain unusual items totaling $33.1 million are included in the unaudited pro forma consolidated statement of operations for the year ended December 31, 1997. These items consist of the following: a charge of $10.5 million relating to a legal settlement; a charge of $15.8 million of indirect and general expenses incurred by the Company in connection with the acquisition of Imo, including a break-up fee, severance and retention bonuses, a $5.0 million accrual for certain litigation matters, a $1.2 million charge for severance benefits at Ameridrives and a $0.6 million charge relating to plant shutdown costs at Ameridrives. If adjustments had been made to the unaudited pro forma consolidated statement of operations for the year ended December 31, 1997 to remove these non-recurring charges, operating income would have been approximately $43.4 million and the loss from continuing operations would have been approximately $5.7 million.

  The unaudited pro forma consolidated financial statements do not purport to represent what the Company's operating results would have been had the transactions described above occurred on the dates indicated or to project the Company's operating results for any future period, nor do they purport to represent what the Company's financial position actually would have been had such transactions occurred on the dates indicated or to project the Company's financial position for any future date. The accompanying statements should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Colfax Corporation Consolidated Financial Statements and the notes thereto and the other financial statements and financial information included elsewhere in this Prospectus.

                               COLFAX CORPORATION

                      PRO FORMA CONSOLIDATED BALANCE SHEET

                                  JULY 3, 1998
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                                                 PRO FORMA
                                                                            PRO                     AS
                          COLFAX                                          FORMA(A)   PRO FORMA  ADJUSTED(B)
                          CORP.    AMERIDRIVES ALLWEILER  ELIMINATIONS     COLFAX   ADJUSTMENTS   COLFAX
                         --------  ----------- ---------  ------------    --------  ----------- -----------
ASSETS
CURRENT ASSETS
 Cash and cash
  equivalents..........  $  4,612    $  (123)  $  7,647                   $ 12,136
 Trade accounts and
  notes receivable.....    49,056     13,117     28,666                     90,839
 Inventories--net......    61,234     11,158     29,160                    101,552
 Deferred income
  taxes................     9,083        --         --                       9,083
 Prepaid expenses and
  other current
  assets...............     1,991        566      3,966                      6,523
                         --------    -------   --------    ---------      --------     ----        ----
 TOTAL CURRENT ASSETS..   125,976     24,718     69,439          --        220,133
Net property, plant and
 equipment.............    59,626     29,886     28,802                    118,314
Intangible assets,
 principally goodwill..   223,956      7,087     48,857                    279,900
Invest. in and advances
 to unconsol.
 companies.............     4,476        --       1,488                      5,964
Net assets of disc.
 ops.--noncurrent......        53        --         --                          53
Notes receivable--due
 from affiliate........       --         --     103,332     (103,332)(c)       --
Other assets...........    11,408        441        --                      11,849
                         --------    -------   --------    ---------      --------     ----        ----
 TOTAL ASSETS..........  $425,495    $62,132   $251,918    $(103,332)     $636,213
                         ========    =======   ========    =========      ========     ====        ====
LIABILITIES AND SHAREHOLDERS' EQ-
 UITY
CURRENT LIABILITIES
 Notes payable.........  $ 36,184    $12,160   $  3,924                   $ 52,268
 Trade accounts
  payable..............    17,636      2,955      7,404                     27,995
 Accrued expenses and
  other liabilities....    52,022      2,878     26,242                     81,142
 Accrued costs related
  to discontinued
  operations...........     4,258        --         --                       4,258
 Income taxes payable..     6,102         (4)       --                       6,098
 Current portion of
  long-term debt.......     7,628      2,508        --                      10,136
                         --------    -------   --------    ---------      --------     ----        ----
 TOTAL CURRENT
  LIABILITIES..........   123,830     20,497     37,570                    181,897
Long-term debt.........   166,085     19,282    181,240                    366,607
Notes payable--due to
 affiliate.............   103,332        --         --      (103,332)          --
Deferred income taxes..     4,202        --       2,532        1,471 (d)     8,205
Accrued postretirement
 benefits..............     7,355      1,066        --                       8,421
Accrued pension exp.
 and other
 liabilities...........    44,782        --      26,363                     71,145
                         --------    -------   --------    ---------      --------     ----        ----
 TOTAL LIABILITIES.....   449,586     40,845    247,705     (101,861)      636,275
Minority Interest......       --         --       1,418                      1,418
SHAREHOLDERS' EQUITY
 (DEFICIT)
 Preferred stock.......       --         --         --                         --
 Common stock..........         1     20,000          1      (19,727)(e)       275
 Additional paid-in
  capital..............     4,999        --         999       19,727        25,725
 Retained earnings
  (deficit)............   (28,137)     1,287      1,802       (1,471)      (26,519)
 Cumulative foreign
  currency translation
  adj. ................      (954)       --          (7)                      (961)
                         --------    -------   --------    ---------      --------     ----        ----
 TOTAL SHAREHOLDERS'
  EQUITY (DEFICIT).....   (24,091)    21,287      2,795       (1,471)       (1,480)
                         --------    -------   --------    ---------      --------     ----        ----
  TOTAL LIABILITIES AND
   SHAREHOLDERS'
   EQUITY..............  $425,495    $62,132   $251,918    $(103,332)     $636,213
                         ========    =======   ========    =========      ========     ====        ====

  The accompanying notes are an integral part of these pro forma consolidated financial statements.

                               COLFAX CORPORATION

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                                        CONSOLIDATED
                                                                                       COLFAX BEFORE  OFFERING AND  PRO FORMA
                      COLFAX    PREACQUISITION                         PRO FORMA        OFFERING AND  REFINANCING  AS ADJUSTED
                    CORPORATION PERIOD FOR IMO AMERIDRIVES ALLWEILER  ADJUSTMENTS      REFINANCING(A) ADJUSTMENTS   COLFAX(B)
                    ----------- -------------- ----------- ---------  -----------      -------------- ------------ -----------
Net sales.........   $106,711      $210,151      $64,847   $154,273     $   --            $535,982                  $535,982
Cost of goods
 sold.............     76,597       145,276       45,884     94,396      (6,723)(h)        355,430                   355,430
                     --------      --------      -------   --------     -------           --------        ----      --------
Gross profit......     30,114        64,875       18,963     59,877       6,723            180,552                   180,552
Selling, general
 and
 administrative
 expense..........     21,412        46,724       13,069     48,688       1,985 (h)(i)     131,878                   131,878
Research and
 development......      1,913         3,636          355      3,858         --               9,762                     9,762
Unusual items(f)..      5,000        26,344        1,741                    --              33,085                    33,085
Other (income)
 expense..........     (1,543)          (22)         303     (3,270)        --              (4,532)                   (4,532)
                     --------      --------      -------   --------     -------           --------        ----      --------
Income before
 interest and
 taxes............      3,332       (11,807)       3,495     10,601       4,738             10,359                    10,359
Interest expense..     12,495        18,190        2,358      1,581       9,003 (j)         43,627
                     --------      --------      -------   --------     -------           --------        ----      --------
Income before
 taxes............     (9,163)      (29,997)       1,137      9,020      (4,265)           (33,268)
Income taxes......        235         1,254          332      4,808      (1,095)(k)          5,534
                     --------      --------      -------   --------     -------           --------        ----      --------
Income from
 continuing
 operations(g)....   $ (9,398)     $(31,251)     $   805   $  4,212     $(3,170)          $(38,802)
                     ========      ========      =======   ========     =======           ========        ====      ========
Basic earnings per
 share............                                                                                                  $
                                                                                                                    ========
Diluted earnings
 per share........                                                                                                  $
                                                                                                                    ========


  The accompanying notes are an integral part of these pro forma consolidated financial statements.

                               COLFAX CORPORATION

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                                      CONSOLIDATED
                                                     PREACQUISITION                  COLFAX BEFORE  OFFERING AND  PRO FORMA
                          PREACQUISITION               PERIOD FOR    PRO FORMA        OFFERING AND  REFINANCING  AS ADJUSTED
                          PERIOD FOR IMO AMERIDRIVES   ALLWEILER    ADJUSTMENTS      REFINANCING(A)  ADJUSTMENT   COLFAX(B)
                          -------------- ----------- -------------- -----------      -------------- ------------ -----------
Net sales...............     $160,232      $33,511      $78,263       $   --            $272,006                  $272,006
Cost of goods sold......      109,807       23,067       48,493        (3,361)(h)        178,006                   178,006
                             --------      -------      -------       -------           --------        ----      --------
Gross profit............       50,425       10,444       29,770         3,361             94,000                    94,000
Selling, general and
 administrative
 expense................       35,786        6,225       23,283         1,743 (h)(l)      67,037                    67,037
Research and
 development............        2,719          788        2,461           --               5,968                     5,968
Unusual items(f)........       10,500          --           --            --              10,500                    10,500
Other (income) expense..         (104)         (57)        (999)          --              (1,160)                   (1,160)
                             --------      -------      -------       -------           --------        ----      --------
Income before interest
 and taxes..............        1,524        3,488        5,025         1,618             11,655                    11,655
Interest expense........       13,611        1,011          886         4,978 (m)         20,486
                             --------      -------      -------       -------           --------        ----      --------
Income before taxes.....      (12,087)       2,477        4,139        (3,360)            (8,831)
Income taxes............        1,036          --         4,955          (309)(k)          5,682
                             --------      -------      -------       -------           --------        ----      --------
Income from continuing
 operations(g)..........     $(13,123)     $ 2,477      $  (816)      $(3,051)          $(14,513)
                             ========      =======      =======       =======           ========        ====      ========
Basic earnings per
 share..................                                                                                          $
                                                                                                                  ========
Diluted earnings per
 share..................                                                                                          $
                                                                                                                  ========


  The accompanying notes are an integral part of these pro forma consolidated financial statements.

                               COLFAX CORPORATION

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                     FOR THE SIX MONTHS ENDED JULY 3, 1998
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                                        CONSOLIDATED
                                                       PREACQUISITION                  COLFAX BEFORE  OFFERING AND  PRO FORMA
                       COLFAX                            PERIOD FOR    PRO FORMA        OFFERING AND  REFINANCING  AS ADJUSTED
                     CORPORATION AMERIDRIVES ALLWEILER   ALLWEILER    ADJUSTMENTS      REFINANCING(A) ADJUSTMENTS   COLFAX(B)
                     ----------- ----------- --------- -------------- -----------      -------------- ------------ -----------
Net sales..........   $164,115     $35,782    $28,511     $48,793       $   --            $277,201                  $277,201
Cost of goods
 sold..............    110,923      23,980     16,769      30,184          (721)(h)        181,135                   181,135
                      --------     -------    -------     -------       -------           --------        ----      --------
Gross profit.......     53,192      11,802     11,742      18,609           721             96,066                    96,066
Selling, general
 and administrative
 expense...........     30,134       5,622      8,401      14,518            34 (h)(n)      58,709                    58,709
Research and
 development.......      2,826         684        782       1,478           --               5,770                     5,770
Other (income)
 expense...........       (189)        (21)    (1,126)       (441)          --              (1,777)                   (1,777)
                      --------     -------    -------     -------       -------           --------        ----      --------
Income before
 interest and
 taxes.............     20,421       5,517      3,685       3,054           687             33,364                    33,364
Other non-operating
 (gain)/loss.......        --         (292)    (1,072)        --            --              (1,364)                   (1,364)
Interest expense...     16,524       1,362      2,116         288         1,179 (o)         21,469
                      --------     -------    -------     -------       -------           --------        ----      --------
Income before
 taxes.............      3,897       4,447      2,641       2,766          (492)            13,259
Income taxes.......      1,502         --         839       2,176         1,384 (k)          5,901
                      --------     -------    -------     -------       -------           --------        ----      --------
Income from
 continuing
 operations(g).....   $  2,395     $ 4,447    $ 1,802     $   590       $(1,876)          $  7,358
                      ========     =======    =======     =======       =======           ========        ====      ========
Basic earnings per
 share.............                                                                                                 $
                                                                                                                    ========
Diluted earnings
 per share.........                                                                                                 $
                                                                                                                    ========


  The accompanying notes are an integral part of these pro forma consolidated financial statements.

        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(a) Represents the unaudited pro forma combined statements of operations of the Company for the fiscal year end 1997, the six months ended June 30, 1997, and the six months ended July 3, 1998, reflecting pre-acquisition periods combined with historical results and pro forma adjustments as if all acquisitions occurred at the beginning of the relevant periods. Represents the combined balance sheet of the Company at July 3, adjusted for inter-company eliminations.

(b) Represents the unaudited pro forma combined statements of operations of the Company for the fiscal year end 1997 and the six months ended July 3, 1998, and the unaudited pro forma combined balance sheet of the Company at July 3, 1998, assuming the Combination, the Offerings, and the Refinancing (assuming all of the Imo Notes are repurchased) occurred at the beginning of the respective period.

(c) Represents the elimination of an intercompany note.

(d) Represents a tax adjustment related to the conversion of Ameridrives from a pass-through entity into a C corporation.

(e) Represents an equity adjustment to reflect the number of Colfax Corporation shares to be outstanding before the Offerings. An estimated
    27.5 million outstanding shares of Colfax Corporation common stock, par value $.01 per share, has been used to calculate the pro forma equity data for the Company.

(f) Unusual items of $33,085 in 1997 include $10,500 related to a legal settlement in favor of International Insurance Company, $15,834 related to expenses incurred during the acquisition of Imo, including a break-up fee, severance and retention bonuses, $5,000 related to an additional legal provision, $1,114 of severance benefits at Ameridrives, and $637 in plant shut down costs at Ameridrives.

(g) Income (loss) from discontinued operations was $(9.8) million for the year ended December 31, 1997 and $2.7 million for the six months ended June 30, 1997. Extraordinary items were $3.3 million for the year ended December 31, 1997 and $5.6 million for the six months ended July 3, 1998.

(h) Represents an estimated $8,592, $4,296 and $988 decrease in depreciation expense for the year ended December 31, 1997, and the six months ended June 30, 1997 and July 3, 1998, respectively, resulting from the change in depreciable lives due to purchase accounting. Depreciation is accounted for in both cost of goods sold and selling, general and administrative expenses.

(i) Represents $2,720 of additional goodwill amortization for eight months for Colfax based on the $168,910 of goodwill incurred as a result of the acquisition of Imo. Also, represents $1,134 of additional goodwill amortization for twelve months for Allweiler based on the $45,355 of goodwill incurred as a result of the acquisition of Allweiler. Goodwill is amortized over 40 years.

(j) Represents an increase of $3,263 in interest expense for Colfax, which includes $6,260 of additional interest for eight months for the acquisition debt of $106,500 to purchase Imo using interest rates of 8.75% to 8.875%, and $2,997 of eight months of interest savings resulting from loan repayments of $68,053 made when the Instrumentation business was sold. Also, represents an increase of $5,740 in interest expense for twelve months for the purchase of Allweiler using the acquisition debt of $70,000 and an interest rate of 8.2%.

(k) Represents pro forma tax adjustments for Ameridrives and the effective tax on the pro forma adjustments using a 35% effective tax rate.

(l) Represents $2,111 of additional goodwill amortization for eight months for Colfax based on the $168,910 of goodwill incurred as a result of the acquisition of Imo. Also, represents $567 of additional goodwill amortization for twelve months for Allweiler based on the $45,355 of goodwill incurred as a result of the acquisition of Allweiler. Goodwill is amortized over 40 years.

(m) Represents an increase of $2,147 in interest expense for Colfax, which includes $4,695 of additional interest for six months for the acquisition debt of $106,500 to purchase Imo using interest rates of 8.75% to 8.875%, and $2,548 of six months of interest savings resulting from loan repayments of $68,053 made when the Instrumentation business was sold. Also, represents an increase of $2,831 in interest expense for six months for the purchase of Allweiler using the acquisition debt of $70,000 and an interest rate of 8.2%.

(n) Represents a $47 reduction in goodwill for the two months of goodwill related to the sale of Roltra Morse. Also, represents $348 of additional goodwill amortization for four months for Allweiler based on the purchase price exceeding the fair value of the assets acquired by Constellation Pumps Corp. by $45,355. Goodwill is amortized over 40 years.

(o) Represents an increase of $1,179 in interest expense for 75 days for the purchase of Allweiler using the acquisition debt of $70,000 and an interest rate of 8.2%.

(p) Colfax acquired 93% of Imo on August 28, 1997. The remaining 7% was acquired on July 2, 1998. Total consideration paid was $120.7 million. At July 3, 1998 total cash consideration was $117.6 million and a payable was outstanding to former shareholders for $3.1 million. The acquisition of Imo was accounted for under the purchase method. Excess of purchase price over assets acquired, liabilities assumed and additional purchase liabilities recorded was approximately $237.0 million. See Note 2 of Notes to Consolidated Financial Statements of Colfax Corporation.

  On April 30, 1998 Constellation Pumps Corp. purchased approximately 97% of the common stock and 91% of the preferred stock of Allweiler for $65.6 million in cash. The acquisition of Allweiler was accounted for under the purchase method. Excess of purchase price over assets acquired, liabilities assumed and additional purchase liabilities recorded was approximately $48.0 million. See Note 1 of Notes to Consolidated Financial Statements of Constellation Pumps Corp.

  On May 29, 1997 Ameridrives acquired 100% of Industrial Clutch Corp. for approximately $11.6 million in cash. The acquisition of Industrial Clutch was accounted for under the purchase method. Excess of purchase price over assets acquired, liabilities assumed and additional purchase liabilities recorded was approximately $1.7 million.

  On December 1, 1996, Ameridrives purchased the assets and liabilities of Zurn MPTG for approximately $41.9 million in cash. The acquisition of Zurn MPTG was accounted for under the purchase method. The purchase price was allocated to assets and liabilities at their fair market value.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Colfax Corporation:

  We have audited the accompanying consolidated balance sheet of Colfax Corporation (formerly named II Acquisition Corp.) (a Delaware corporation) and subsidiaries as of December 31, 1997, and the related consolidated statements of income, shareholders' equity and cash flows for the period from Inception (July 23, 1997), through December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Colfax Corporation and subsidiaries as of December 31, 1997, and the results of their operations and their cash flows for a period from Inception (July 23, 1997), through December 31, 1997, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Richmond, Virginia
March 20, 1998

                               COLFAX CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                    (DOLLARS IN THOUSANDS, EXCEPT PAR VALUE)

                                                       DECEMBER 31,   JULY 3,
                                                           1997        1998
                                                       ------------ -----------
                                                                    (UNAUDITED)
ASSETS
CURRENT ASSETS
  Cash and cash equivalents...........................   $  3,557    $  4,612
  Trade accounts and notes receivable, less allowance
   of $1,435 in 1997 and $1,376 in 1998...............     53,732      49,056
  Inventories--net....................................     64,888      61,234
  Deferred income taxes...............................     10,088       9,083
  Prepaid expenses and other current assets...........      7,568       1,991
                                                         --------    --------
    TOTAL CURRENT ASSETS..............................    139,833     125,976
Property, Plant and Equipment--at cost
  Land................................................      5,351       4,988
  Buildings and improvements..........................     22,526      21,956
  Machinery and equipment.............................     36,734      38,020
                                                         --------    --------
                                                           64,611      64,964
Less allowances for depreciation and amortization.....     (3,202)     (5,338)
                                                         --------    --------
  Net property, plant and equipment...................     61,409      59,626
  Intangible assets, principally goodwill--net........    224,335     223,956
  Investments in and advances to unconsolidated
   companies..........................................      4,780       4,476
  Net assets of discontinued operations--noncurrent...     14,927          53
  Other assets........................................      9,436      11,408
                                                         --------    --------
    TOTAL ASSETS......................................   $454,720    $425,495
                                                         ========    ========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Notes payable.......................................   $ 28,238    $ 36,184
  Trade accounts payable..............................     22,809      17,636
  Accrued expenses and other liabilities..............     58,170      52,022
  Accrued costs related to discontinued operations....      4,392       4,258
  Income taxes payable................................      5,929       6,102
  Current portion of long-term debt...................      6,082       7,628
                                                         --------    --------
    TOTAL CURRENT LIABILITIES.........................    125,620     123,830
Long-term debt........................................    298,819     269,417
Deferred income taxes.................................      5,034       4,202
Accrued postretirement benefits--long-term............      8,373       7,355
Accrued pension expense and other liabilities.........     37,473      44,782
                                                         --------    --------
    TOTAL LIABILITIES.................................    475,319     449,586
                                                         --------    --------
SHAREHOLDERS' EQUITY (DEFICIT)
  Preferred stock: $.01 par value; authorized and
   unissued 10,000 shares.............................        --          --
  Common stock: $.01 par value; authorized 2,500
   shares; issued 1,000 in 1997 and 1998..............          1           1
Additional paid-in capital............................      4,999       4,999
Retained earnings (deficit)...........................    (24,929)    (28,137)
Accumulated other comprehensive income................       (670)       (954)
                                                         --------    --------
  TOTAL SHAREHOLDERS' EQUITY (DEFICIT)................    (20,599)    (24,091)
                                                         --------    --------
    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY
     (DEFICIT)........................................   $454,720    $425,495
                                                         ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                               COLFAX CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                             FROM INCEPTION TO SIX MONTHS ENDED
                                             DECEMBER 31, 1997   JULY 3, 1998
                                             ----------------- ----------------
                                                                 (UNAUDITED)
NET SALES...................................     $106,711          $164,115
Cost of goods sold..........................       76,597           110,923
                                                 --------          --------
GROSS PROFIT................................       30,114            53,192
Selling, general and administrative
 expense....................................       21,412            30,134
Research and development expenses...........        1,913             2,826
Unusual item................................        5,000               --
                                                 --------          --------
INCOME FROM OPERATIONS......................        1,789            20,232
Other (income) expense......................       (1,543)             (189)
                                                 --------          --------
INCOME FROM CONTINUING OPERATIONS
  BEFORE INTEREST, INCOME TAXES AND
   EXTRAORDINARY ITEM.......................        3,332            20,421
Interest expense............................       12,495            16,524
                                                 --------          --------
INCOME (LOSS) FROM CONTINUING OPERATIONS
   BEFORE INCOME TAXES AND EXTRAORDINARY
   ITEM.....................................       (9,163)            3,897
Income taxes................................          235             1,502
                                                 --------          --------
INCOME (LOSS) FROM CONTINUING OPERATIONS
   BEFORE EXTRAORDINARY ITEM................       (9,398)            2,395
Discontinued operations:
  Loss from operations (net of income tax
   expense of $77)..........................       (3,753)              --
  Estimated loss on disposal................       (8,430)              --
                                                 --------          --------
    Total Loss from Discontinued
     Operations.............................      (12,183)              --
                                                 --------          --------
Extraordinary item--loss on extinguishment
 of debt....................................       (3,348)           (5,603)
                                                 --------          --------
NET LOSS....................................     $(24,929)         $ (3,208)
                                                 ========          ========
EARNINGS (LOSS) PER SHARE, BASIC AND
 DILUTED:
  Continuing operations before extraordinary
   item.....................................     $ (9,398)         $  2,395
  Discontinued operations...................      (12,183)              --
  Extraordinary item........................       (3,348)           (5,603)
                                                 --------          --------
  Net income (loss).........................     $(24,929)         $ (3,208)
                                                 --------          --------
Weighted average number of shares
 outstanding................................        1,000             1,000
                                                 ========          ========

  The accompanying notes are an integral part of these consolidated financial statements.

                               COLFAX CORPORATION

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                             (DOLLARS IN THOUSANDS)

                                                        ACCUMULATED
                                 ADDITIONAL RETAINED       OTHER
                          COMMON  PAID-IN   EARNINGS   COMPREHENSIVE           COMPREHENSIVE
                          STOCK   CAPITAL   (DEFICIT)     INCOME      TOTAL       INCOME
                          ------ ---------- ---------  ------------- --------  -------------
BALANCE AT JULY 23,
 1997...................  $ --     $  --    $    --        $ --      $    --     $    --
Issuance of Common
 Stock..................      1     4,999        --          --         5,000         --
Net loss................    --        --     (24,929)        --       (24,929)    (24,929)
Foreign currency
 translation
 adjustments............    --        --         --         (670)        (670)       (670)
                          -----    ------   --------       -----     --------    --------
BALANCE AT DECEMBER 31,
 1997...................      1     4,999    (24,929)       (670)     (20,599)    (25,599)
Net loss (Unaudited)....    --        --      (3,208)        --        (3,208)     (3,208)
Foreign currency
 translation adjustments
 (Unaudited)............    --        --         --         (284)        (284)       (284)
                          -----    ------   --------       -----     --------    --------
BALANCE AT JULY 3, 1998
 (UNAUDITED)............  $   1    $4,999   $(28,137)      $(954)    $(24,091)   $(29,091)
                          =====    ======   ========       =====     ========    ========



  The accompanying notes are an integral part of these consolidated financial statements.

                               COLFAX CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                     FROM INCEPTION SIX MONTHS
                                                           TO          ENDED
                                                      DECEMBER 31,    JULY 3,
                                                          1997         1998
                                                     -------------- -----------
                                                                    (UNAUDITED)
OPERATING ACTIVITIES
Net loss...........................................    $ (24,929)    $  (3,208)
Adjustments to reconcile net income (loss) to net
 cash (used by) provided by continuing operations:
  Discontinued operations..........................       12,183           --
  Depreciation.....................................        3,674         2,615
  Amortization.....................................        2,008         3,311
  Extraordinary item...............................        3,348         5,603
  Unusual items....................................        5,000           --
  Other............................................          369            43
  Other changes in operating assets and
   liabilities:
   Accounts and notes receivable...................       (6,467)        4,624
   Inventories.....................................        1,759         3,654
   Accounts payable and accrued expenses...........      (12,543)      (17,467)
   Other operating assets and liabilities..........       (1,719)        6,318
                                                       ---------     ---------
  Net cash (used by) provided by continuing
   operations......................................      (17,317)        5,493
  Net cash (used by) provided by discontinued
   operations......................................       (1,342)         (955)
                                                       ---------     ---------
     Net Cash (Used by) Provided by Operating
      Activities...................................      (18,659)        4,538
                                                       ---------     ---------
INVESTING ACTIVITIES
Net proceeds from sale of businesses and sales of
 property, plant and equipment.....................       88,024        30,738
Purchases of property, plant and equipment.........       (3,740)       (3,322)
Acquisitions, net of cash acquired.................     (111,984)       (5,468)
Net investing activities of discontinued
 operations........................................       (5,104)       (1,164)
Other..............................................         (497)           80
                                                       ---------     ---------
     Net Cash (Used by) Provided by Investing
      Activities...................................      (33,301)       20,864
                                                       ---------     ---------
FINANCING ACTIVITIES
Proceeds from issuance of stock....................        5,000           --
(Decrease) increase in notes payable...............      (15,900)        7,326
Proceeds from long-term borrowings.................      254,270       110,433
Principal payments on long-term debt...............     (183,219)     (137,307)
Payment of debt financing costs....................       (5,368)       (4,699)
Other..............................................          281           (37)
                                                       ---------     ---------
     Net Cash Provided by (Used by) Financing
      Activities...................................       55,064       (24,284)
                                                       ---------     ---------
Effect of exchange rate changes on cash............          453           (63)
                                                       ---------     ---------
Increase in cash and cash equivalents..............        3,557         1,055
Cash and cash equivalents at beginning of period...          --          3,557
                                                       ---------     ---------
Cash and cash equivalents at end of period.........    $   3,557     $   4,612
                                                       =========     =========
Supplemental disclosures of cash flow information:
 Cash paid during the period for:
  Interest.........................................    $  13,344     $  21,719
  Income taxes.....................................    $   1,263     $     613
Supplemental schedule of noncash investing and
 financing activities:
The Company purchased 92.8% of the capital stock of
 Imo Industries Inc. for $112.1 million. In con-
 junction with the acquisition, liabilities were
 assumed as follows:
  Fair value of assets acquired....................    $ 609,490
  Cash paid for the capital stock, net of cash
   acquired........................................     (111,984)
                                                       ---------
     Liabilities assumed...........................    $ 497,506
                                                       =========

  The accompanying notes are an integral part of these consolidated financial statements.

                              COLFAX CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (INCLUDING AMOUNTS AND DISCLOSURES RELATING TO UNAUDITED PERIODS)

NOTE 1 SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation: The results of operations of the period ended December 31, 1997, reflect the results of Colfax Corporation (the "Company") formerly known as II Acquisition Corp. since the inception date of July 23, 1997, and the subsidiaries acquired as of August 28, 1997, from the Predecessor Company. (See Note 2)

  Consolidation: The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. Significant intercompany transactions have been eliminated in consolidation. The Company's subsidiaries use the equity method to account for investments in corporations in which it does not own a majority voting interest but has the ability to exercise significant influence over operating and financial policies.

  Translation of Foreign Currencies: Assets and liabilities of international operations are translated into U.S. dollars at current exchange rates. Income and expense accounts are translated into U.S. dollars at average rates of exchange prevailing during the year. Translation adjustments are reflected as a separate component of shareholders' equity.

  Cash Equivalents: Cash equivalents include investments in government securities funds and certificates of deposit with original maturities of less than three months. Investment periods are generally less than one month.

  Inventories: Inventories are carried at the lower of cost or market, cost being determined principally on the basis of standards which approximate actual costs on the first-in, first-out method, and market being determined by net realizable value. Appropriate consideration is being given to deterioration, obsolescence and other factors in evaluating net realizable value.

  Revenue Recognition: Revenues are recorded generally when the Company's products are shipped. Revenue is recorded on unshipped, completed products only when the customer requests to be billed prior to shipment.

  Depreciation and Amortization: Depreciation and amortization of plant and equipment are computed principally by the straight-line method based on the estimated useful lives of the assets as follows: buildings, 10 to 40 years and machinery and equipment, 3 to 15 years.

  Accounting Calendar: Effective January 1, 1998, the Company adopted a "4-4-5" accounting calendar, which enables all quarters to be more comparable. The first two months of each quarter have four weeks, and the third month of each quarter has five weeks.

  Earnings Per Share: At December 31, 1997, the Company adopted Financial Accounting Standards Board ("FASB") Statement No. 128, "Earnings Per Share," which specifies the computation, presentation, and disclosure requirements for earnings per share. Basic and diluted net income (loss) per share is calculated based on the actual weighted average shares outstanding.

  Impact of Recently Issued Accounting Standards: In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information," which requires public companies to report financial and descriptive information about operating segments. The statement intends to align reportable segments and certain disclosures with how the operations are managed internally. The impact of this statement on the Company's disclosure is not expected to be significant. In February 1998, the FASB issued Statement No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which adds disclosure requirements on changes in the benefit obligations and fair values of plan assets, and eliminates certain disclosures that are no longer useful. These statements will be adopted by the Company in fiscal year 1998.

                              COLFAX CORPORATION

  Change in Accounting Policies: The Company adopted FASB Statement No. 130, "Reporting Comprehensive Income," on January 1, 1998. For the six months ended July 3, 1998, total comprehensive loss was $3.5 million compared to reported net loss of $3.2 million. From inception to December 31, 1997, total comprehensive loss was $25.6 million compared to reported net loss of $24.9 million.

  Intangible Assets: Goodwill of companies acquired is being amortized on the straight-line basis over 40 years. The carrying value of goodwill is reviewed when indicators of impairment are present, by evaluating future cash flows of the associated operations to determine if impairment exists. Goodwill related to continuing operations at December 31, 1997 was $226.0 million, net of respective accumulated amortization of $1.8 million. Patents are amortized over the shorter of their legal or estimated useful lives.

  Management Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2 ACQUISITION OF IMO INDUSTRIES INC.

  On August 28, 1997, the Company acquired approximately 93% of the outstanding shares of common stock of Imo Industries Inc. ("Imo") pursuant to its tender offer for all outstanding shares of the common stock (the "Acquisition"). The consideration paid was $7.05 per share of common stock or $112.1 million in total. On July 2, 1998, the Company's wholly owned subsidiary, Imo Merger Corp., merged with and into Imo, pursuant to a short-form merger under Delaware law ("back-end merger"). Imo was the surviving corporation in the back-end merger and as a result became a wholly owned subsidiary of the Company. At July 3, 1998, 775,590 of the outstanding 1,221,888 minority shares were converted to cash. A payable of $3.1 million was accrued at July 3, 1998 for the remaining 446,298 shares that were not converted as of that date. Total consideration for the purchase of Imo was $120.7 million.

  The Acquisition has been accounted for under the purchase method. The purchase price was allocated based on the estimated fair values at the date of acquisition and resulted in an excess of purchase price over assets acquired, liabilities assumed, and additional purchase liabilities recorded, for continuing operations of $237.0 million, which is being amortized on a straight-line basis over 40 years.

  Additional purchase liabilities recorded included approximately $18.6 million for severance and related costs, and consolidation of certain acquired facilities. At December 31, 1997, approximately $10.5 million of this liability remained on the balance sheet. The Company expects to complete its termination of employees and consolidation of facilities in 1998. See Note 4 for additional discussion of the 1997 cost reduction program.

  In conjunction with the Acquisition, the Company recorded a charge of $15.8 million including a $10.0 million contract fee paid to United Dominion Industries ("UDI") as a result of the termination of a merger agreement between UDI and the Company, $3.4 million of commissions, advisory and legal fees, and $2.4 million of employee retention bonuses.

NOTE 3 DISCONTINUED OPERATIONS

 Roltra Morse

  In February 1998, the Company announced that the Board of Directors had approved plans to sell its Roltra Morse business. In accordance with APB Opinion No. 30, the disposal of this business segment has been accounted for as a discontinued operation and, accordingly, its operating results have been segregated and reported as Discontinued Operations in the accompanying Consolidated Statements of Income. Discontinued Operations include management's best estimates of amounts expected to be realized at the time of disposal.

                              COLFAX CORPORATION

  On February 27, 1998, the Company completed the sale of its Roltra Morse business to Magna International Inc. for cash proceeds of $30.0 million, plus the assumption of Roltra Morse's debt. The sale price approximated the recorded net book value of the business. Net proceeds were used to reduce domestic senior debt. This transaction was reflected in the Company's financial statements in the first quarter of 1998.

 Instrumentation

  On August 29, 1997, the Company completed the sale of its Instrumentation business segment to Danaher Corporation for approximately $85.0 million, which approximated its net book value after the Acquisition. The majority shareholders of the Company are also substantial shareholders of Danaher Corporation. The purchase price was determined on the basis of arms length negotiations between the Company and Danaher Corporation. A portion of the proceeds was used to reduce domestic senior debt by $68.1 million.

  The Company reviews quarterly the assumptions used in determining the estimated gain or loss from discontinued operations and the adequacy of the recorded liabilities. Management believes that the recorded amount of estimated liabilities related to the Discontinued Operations at December 31, 1997 and July 3, 1998, is adequate, however, the amounts estimated may differ from actual results.

  Net assets and liabilities of the Discontinued Operations consist of the following:

                                                        DECEMBER 31,   JULY 3,
                                                            1997        1998
     (DOLLARS IN THOUSANDS)                             ------------ -----------
                                                                     (UNAUDITED)
     Current Assets:
       Cash............................................   $    843      $ --
       Receivables.....................................     13,799        --
       Inventories.....................................     12,357        --
       Other current assets............................      5,083        --
                                                          --------      -----
                                                            32,082        --
                                                          --------      -----
     Current Liabilities:
       Notes payable...................................     15,694        --
       Trade accounts payable..........................     22,043        --
       Other current liabilities.......................      6,522        --
                                                          --------      -----
                                                            44,259        --
                                                          --------      -----
     Net Current Assets (Liabilities)..................    (12,177)       --
                                                          --------      -----
     Long-term Assets:
       Property........................................     21,758        --
       Other long-term assets..........................     14,220        128
                                                          --------      -----
                                                            35,978        128
     Long-term Liabilities.............................      8,874         75
                                                          --------      -----
     Net Long-term Assets..............................     27,104         53
                                                          --------      -----
     Net Assets........................................   $ 14,927      $  53
                                                          ========      =====

  Net assets related to the Roltra Morse and Turbomachinery businesses are $15.5 million and $0.1 million, respectively, as of December 31, 1997. The Electro-Optical Systems business contributes $0.7 million of net liabilities at December 31, 1997.

  Total long-term debt of the Discontinued Operations amounted to $6.0 million as of December 31, 1997. Of this amount, $1.2 million represents the current portion of long-term debt as of December 31, 1997.

                              COLFAX CORPORATION

  A condensed summary of operations for the Discontinued Operations is as follows:

                                            FROM INCEPTION TO SIX MONTHS ENDED
                                            DECEMBER 31, 1997   JULY 3, 1998
   (DOLLARS IN THOUSANDS)                   ----------------- ----------------
                                                                (UNAUDITED)
   Net Sales...............................      $30,257          $14,355
                                                 -------          -------
   Income (loss) from operations before
    income taxes and minority interest.....       (3,736)             --
   Income Taxes............................           77              --
   Minority interest.......................          (60)             --
                                                 -------          -------
   Income (loss) from operations...........      $(3,753)         $   --
                                                 =======          =======

  The loss from operations of the Discontinued Operations for the four months ended December 31, 1997 includes allocated interest expense of $0.3 million. Allocated interest expense includes interest on debt of the Discontinued Operations to be assumed by the buyers of these operations, and an allocation of corporate interest expense to the Discontinued Operations based on the ratio of net assets to be sold to the sum of the Company's consolidated net assets, if positive, plus consolidated debt. The operating loss of $0.9 million for Roltra Morse for the two months ended February 28, 1998 was accrued as a portion of the estimated loss on disposal as of December 31, 1997.

 Roltra Morse

  The Roltra Morse business had operating losses of $3.8 million for the four months ended December 31, 1997 and $0.9 million for the six months ended July 3, 1998.

 Estimated Loss on Disposal

  During the four months ended December 31, 1997, the Company recorded unusual charges of $5.0 million related to additional losses on disposal of the Turbomachinery business due to charges related to changes in estimates on legal and other reserve requirements associated with retained liabilities of this business.

NOTE 4 RESTRUCTURING PLANS

 Asset Sales

  On August 29, 1997 the Company completed the sale of its Instrumentation business segment to Danaher Corporation for proceeds of $85.0 million. The Company used a portion of the proceeds to reduce domestic senior debt by $68.1 million. The majority shareholders of the Company are also substantial shareholders of Danaher Corporation.

  On December 31, 1997, the Company sold certain assets of its Delroyd business unit to Nuttall Gear LLC for $2.3 million in cash. Also on December 31, 1997, the Company acquired certain assets of the Centric Clutch business unit of Ameridrives International, L.P. for $1.3 million in cash. Nuttall Gear LLC and Ameridrives International, L.P. are subsidiaries of American Enterprises MPT Corporation. Steven M. Rales and Mitchell P. Rales collectively own 76% of American Enterprises MPT Corporation. The Rales are directors and beneficial owners of 81.5% of the Company. The transactions were negotiated on an arm's-length basis, and were based on the valuations of independent appraisers.

  On February 27, 1998, the Company sold its Roltra Morse business segment to Magna International for $30.0 million in cash plus the assumption of Roltra Morse's debt. Net proceeds have been used by the Company to reduce domestic senior debt.

                              COLFAX CORPORATION

 Cost Reduction Programs

  1997 PROGRAM

  In connection with the Acquisition, the Company implemented a cost reduction program. The cost of this program is estimated to be $18.6 million and was accrued for in accordance with the purchase method of accounting. It is comprised of $10.5 million related to severance and termination benefits as a result of headcount reductions at Imo's corporate headquarters. In addition, $6.9 million and $1.2 million of costs are estimated for the Company's Industrial Positioning and Fluid Handling segments, respectively, related to severance and termination benefits resulting from headcount reductions and the consolidation of certain manufacturing facilities.

  The 1997 cost reduction program reduced expenses by approximately $3.0 million in the 1997 period subsequent to the Acquisition and is expected to reduce expenses by approximately $19.5 million in 1998 and $20.6 million annually thereafter. The program includes a reduction of 237 associates, or 10.3% of the total number of Company associates in continuing operations at the date of the Acquisition. The required cash outlay related to this program was $8.1 million in 1997 and the expected cash requirements during 1998 are $10.5 million.

NOTE 5 INVENTORIES

  Inventories are summarized as follows:

                                                        DECEMBER 31,   JULY 3,
                                                            1997        1998
   (DOLLARS IN THOUSANDS)                               ------------ -----------
                                                                     (UNAUDITED)
   Finished products...................................   $18,823      $22,485
   Work in process.....................................    23,218       19,929
   Materials and supplies..............................    23,481       19,928
                                                          -------      -------
                                                           65,522       62,342
   Less customers' progress payments...................       634        1,108
                                                          -------      -------
                                                          $64,888      $61,234
                                                          =======      =======

NOTE 6 ACCRUED EXPENSES AND OTHER LIABILITIES

  Accrued expenses and other liabilities consist of the following:

                                                        DECEMBER 31,   JULY 3,
                                                            1997        1998
   (DOLLARS IN THOUSANDS)                               ------------ -----------
                                                                     (UNAUDITED)
   Accrued product warranty costs......................   $ 1,844      $ 1,804
   Accrued litigation and claims costs.................    16,683       15,798
   Payroll and related items...........................    11,836        9,594
   Accrued interest payable............................     7,552        2,675
   Accrued restructuring costs.........................    11,970        3,917
   Accrued divestiture costs...........................     1,835          --
   Other...............................................     6,450       18,234
                                                          -------      -------
                                                          $58,170      $52,022
                                                          =======      =======

                               COLFAX CORPORATION

NOTE 7 UNUSUAL ITEMS

  During 1997, the Company recorded an annual charge of $5.0 million related to an additional legal provision concerning litigation.

NOTE 8 INCOME TAXES

  The components of income tax expense (benefit) from continuing operations are:

                                             FROM INCEPTION TO SIX MONTHS ENDED
                                             DECEMBER 31, 1997   JULY 3, 1998
     (DOLLARS IN THOUSANDS)                  ----------------- -----------------
                                                                  (UNAUDITED)
     Current:
       Federal..............................       $ --             $  128
       Non-U.S..............................          94             1,298
       State................................         141                76
                                                   -----            ------
                                                     235             1,502
                                                   -----            ------
     Deferred:
       Federal..............................         --                --
       Non-U.S. and State...................         --                --
                                                   -----            ------
                                                     --                --
                                                   -----            ------
                                                   $ 235            $1,502
                                                   =====            ======

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1997 are as follows:

                                       DECEMBER 31, 1997       JULY 3, 1998
                                       -------------------  -------------------
                                       CURRENT   LONG-TERM  CURRENT   LONG-TERM
     (DOLLARS IN THOUSANDS)            --------  ---------  --------  ---------
                                                               (UNAUDITED)
     Deferred tax assets:
       Postretirement benefit
        obligation...................  $    595  $  5,809   $    805  $  5,662
       Expenses not currently
        deductible...................    28,911     7,280     24,340     7,152
       Net operating loss carryover..       --     35,436        --     33,225
       Tax credit carryover..........       --      2,783        --      2,966
                                       --------  --------   --------  --------
     Total deferred tax assets.......    29,506    51,308     25,145    49,005
     Valuation allowance for deferred
      tax assets.....................   (19,418)  (33,839)   (16,062)  (30,767)
                                       --------  --------   --------  --------
     Net deferred tax assets.........    10,088    17,469      9,083    18,238
                                       --------  --------   --------  --------
     Deferred tax liabilities:
       Tax over book depreciation....       --     15,271        --     15,271
       Other.........................       --      7,232        --      7,169
                                       --------  --------   --------  --------
     Total deferred tax liabilities..       --     22,503        --     22,440
                                       --------  --------   --------  --------
     Net deferred tax assets
      (liabilities)..................  $ 10,088  $ (5,034)  $  9,083  $ (4,202)
                                       ========  ========   ========  ========

                              COLFAX CORPORATION

  At December 31, 1997, unremitted earnings of non-U.S. subsidiaries were approximately $21.4 million. Since it is the Company's intention to indefinitely reinvest these earnings, no U.S. taxes have been provided. Determination of the amount of unrecognized deferred tax liability on these unremitted earnings is not practicable. The amount of non-U.S. withholding taxes that would be payable upon remittance of those earnings is approximately $0.9 million.

  The components of income (loss) from continuing operations before income taxes and extraordinary item are as follows:

                                              FROM INCEPTION TO SIX MONTHS ENDED
                                              DECEMBER 31, 1997   JULY 3, 1998
     (DOLLARS IN THOUSANDS)                   ----------------- ----------------
                                                                  (UNAUDITED)
     United States...........................     $(11,321)         $(2,725)
     Non-U.S.................................        2,158             6,622
                                                  --------          --------
                                                  $ (9,163)         $  3,897
                                                  ========          ========

  U.S. income tax expense (benefit) at the statutory tax rate is reconciled below to the overall U.S. and non-U.S. income tax expense (benefit).

                                             FROM INCEPTION TO SIX MONTHS ENDED
                                             DECEMBER 31, 1997   JULY 3, 1998
     (DOLLARS IN THOUSANDS)                  ----------------- ----------------
                                                                 (UNAUDITED)
     Tax at U.S. federal income tax rate...       $(3,207)          $1,492
     State taxes, net of federal income tax
      effect...............................            92               49
     Impact of non-U.S. tax rates and
      credits..............................           228           (1,020)
     Net U.S. tax on distributions of
      current foreign earnings.............           355              226
     Goodwill amortization and write-off...           458            2,450
     Change in valuation reserve...........         3,018           (6,428)
     Nondeductible foreign losses..........            89              --
     Other.................................          (798)           4,733
                                                  -------           ------
     Income tax expense (benefit)..........       $   235           $1,502
                                                  =======           ======

  At July 3, 1998, the Company has net operating loss carryforwards of approximately $107.4 million, $68.9 million of which is subject to Section 382 limitations, expiring in years 2002 through 2012, and minimum tax credits of approximately $2.8 million, which may be carried forward indefinitely. $6.8 million of the net operating loss carryforwards will be available for use each year exclusive of built-in gains. Included in the net operating loss carryforwards are foreign tax credits of approximately $7.4 million, expiring through 2001, which, for financial and tax reporting purposes, are reflected as deductible foreign taxes. These carryforwards are available to offset future federal taxable income, subject to the Section 382 limitations.

  The Company establishes valuation allowances in accordance with the provisions of FASB Statement No. 109, "Accounting for Income Taxes." The Company continually reviews the adequacy of the valuation allowance and is recognizing these benefits only as reassessment indicates that it is more likely than not that the benefits will be realized.

  The total amount of future taxable income in the U.S. necessary to realize the asset is approximately $14.5 million. The Company will generate this income principally through the completed sale of Roltra Morse in February 1998. The remaining valuation allowance is necessary due to the uncertainty of future income estimates.

                              COLFAX CORPORATION

NOTE 9 NOTES PAYABLE AND LONG-TERM DEBT

  On July 23, 1997, the Company borrowed $37.5 million from Steven M. Rales, $37.5 million from Mitchell P. Rales, and $50.0 million from Janelia Farm Corp., which is owned by the Rales. On September 5, 1997, the Company repaid $9.2 million of the Steven M. Rales note and $9.2 million of the Mitchell P. Rales note. Proceeds of $107.0 million borrowings, net of repayments ("Acquisition Debt") were used to acquire Imo's common stock.

  On June 30, 1998, the Company repaid the remaining principal balance of $28.3 million plus interest accrued to date each for the Steven M. Rales and Mitchell P. Rales notes, and $37.7 million plus interest accrued to date for the Janelia Farm Corp. note. On June 30, 1998, the Company borrowed $103.3 million from an affiliate, Constellation Verwaltungs GmbH & Co. Beteiligungen KG ("CV") and an additional $2.8 million each from Steven M. Rales and Mitchell P. Rales. Proceeds from the CV note were used to repay the notes mentioned above. Proceeds from the Steven M. Rales and Mitchell P. Rales notes were used to fund the back-end merger.

  On August 29, 1997, Imo completed the refinancing of its domestic senior debt. Under terms of the refinancing, Imo entered into an agreement for $143.0 million in senior secured credit facilities with a group of lenders (the "New Credit Agreement"). Initial borrowings under the New Credit Agreement were approximately $127.1 million. Proceeds of the New Credit Agreement were used to refinance all obligations under Imo's previous credit agreement. The cost of the implementation of the New Credit Agreement will be amortized over its term.

  The New Credit Agreement, which is secured by the assets of the Company's domestic operations and all or a portion of the stock of certain subsidiaries, provided for a five year, $70.0 million revolving credit facility (which includes a $30.0 million letter of credit sub-facility), and a $73.0 million term loan facility ("Term Loans") amortizing to August 29, 2002. Proceeds from the August 29, 1997 sale of the Instrumentation business were used to repay amounts on the revolving credit facility and Term Loans of $54.2 million and $13.9 million, respectively (See Note 3). At the same time, and in keeping with the terms of the New Credit Agreement, the $73.0 million term loan facility was reduced to $59.0 million, which reduced the total facility to $129.0 million.

  On February 27, 1998, the Company completed the sale of its Roltra Morse business to Magna International Inc. (See Note 3). This transaction was reflected in the Company's financial statements in the first quarter of 1998. The net proceeds were used to reduce domestic senior debt by $30.0 million on February 27, 1998, including $8.0 million of the outstanding Term Loans. The sale of Roltra Morse and use of the proceeds to reduce its domestic senior debt increased the availability under its revolving credit facility to purchase a portion of its 11.75% senior subordinated notes (the "Notes") on the open market. During the first quarter of 1998, the Company purchased, in the open market at a premium, a portion of its Notes in the face amount of $33.1 million. As a result of the early extinguishment of these Notes, and a portion of the term loan facility with the proceeds from the Roltra Morse sale, an extraordinary charge of $5.6 million was recognized in the first quarter of 1998.

 Notes Payable

  As of December 31, 1997 and July 3, 1998, the Company had under the New Credit Agreement, borrowings of $25.0 million and $34.0 million outstanding under the revolving credit facility, as well as $13.9 million and $16.6 million of outstanding standby letters of credit, respectively. The Company's continuing operations had $8.0 million and $5.4 million in foreign short-term credit facilities with amounts outstanding at December 31, 1997 and July 3, 1998 of $1.9 million and $2.2 million, respectively. Due to the short-term nature of these debt instruments it is the Company's opinion that the carrying amounts approximate the fair value. The weighted average interest rate on short-term notes payable was 8.03% at December 31, 1997 and July 3, 1998.

                              COLFAX CORPORATION

 Long-Term Debt

  Long-term debt of continuing operations consists of the following:

                                                       DECEMBER 31,   JULY 3,
                                                           1997        1998
   (DOLLARS IN THOUSANDS)                              ------------ -----------
                                                                    (UNAUDITED)
   Acquisition Debt(1)...............................    $106,500    $121,120
   Term Loans(2)(3)..................................      59,000      49,725
   Senior subordinated notes with interest at 11.75%,
    due May 1, 2006, net of unamortized discount.....     133,381     100,756
   Other.............................................       6,020       5,444
                                                         --------    --------
                                                          304,901     277,045
   Less current portion..............................       6,082       7,628
                                                         --------    --------
                                                         $298,819    $269,417
                                                         ========    ========

--------
(1) These notes bear interest at prime plus 0.375%, prime plus 0.25% or LIBOR plus 0.375% and mature May 15, 2007 or May 15, 2008. The Company may at any time, upon notice of the holder of the notes, prepay all or a portion of the indebtedness represented by the notes, with interest accrued to the date fixed for prepayment.
(2) Quarterly principal payments are as follows: $1.28 million due August 29, 1998; $1.91 million due quarterly November 29, 1998 to August 29, 1999; $2.23 million due quarterly November 29, 1999 to August 29, 2000; $3.18 million due quarterly November 29, 2000 to August 29, 2001; and $4.78 million due quarterly November 29, 2001 to August 29, 2002.
(3) These loans bear interest at prime plus 1.25%, or LIBOR plus 2.5%. The prime and LIBOR margins are a sliding scale based on the Company's total debt to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization.)

  The aggregate annual maturities of long-term debt from continuing operations, in thousands, for the four years subsequent to 1998 are: 1999-- $9,690; 2000--$11,770; 2001--$17,018; and 2002--$16,927.

  Total debt of the Discontinued Operations, in thousands, amounted to $21,652 as of December 31, 1997. The long term portion is $4,797. There was no remaining debt of Discontinued Operations at July 3, 1998.

  The Term Loans have required mandatory prepayments under certain conditions such as from proceeds from asset sales, specified percentages of net proceeds of debt or equity issuances, and a percentage of excess cash flow. The mandatory prepayments will be applied to the Term Loans pro rata, and then to the repayment of the revolving credit facility. Mandatory prepayments applied to the Term Loans reduce the scheduled quarterly principal payments on a pro rata basis. The interest rates on the Term Loans are based on current market rates. Consequently, the carrying value of the Term Loans approximates fair value.

  The Notes are not redeemable prior to May 1, 2001, except that, until May 1, 1999, Imo may redeem, at its option, up to an aggregate of $55.0 million of the principal amount of the Notes at 110% of their principal amount plus accrued interest with the net proceeds of one or more public equity offerings provided that at least $100.0 million of the principal amount of the Notes remains outstanding after each such redemption. On or after May 1, 2001, the Notes are redeemable at the option of Imo, in whole or in part, at 106% of their principal amount, plus accrued interest, declining to 100% of their principal amount plus accrued interest on or after May 1, 2004. Interest is payable semi-annually on May 1 and November 1. On September 16, 1997, Imo offered to purchase all of the Notes at 101% of the principal amount, as required under the indenture governing the Notes as a result of the Acquisition. No Notes were tendered in the offer. On November 25, 1997, Imo purchased, through an open

                              COLFAX CORPORATION
market transaction, Notes in the face amount of $19.9 million at a purchase price of 111.47% of the principal amount. The fair value of the $135.1 million face value of these instruments outstanding at December 31, 1997, based on market bid prices, was $152.3 million.

  The New Credit Agreement requires Imo to meet certain objectives with respect to financial ratios. The New Credit Agreement and the Notes contain provisions, which place certain limitations on dividend payments and outside borrowings. Under the most restrictive of such provisions, the New Credit Agreement requires Imo to maintain certain minimum interest coverage, fixed charge coverage and maximum permitted debt levels and prohibits dividends. Imo was in compliance with all of its covenants under the New Credit Agreement at December 31, 1997.

  During the period from inception to December 31, 1997, a $0.3 million extraordinary charge consisting of the write-off of deferred debt expense was recorded related to the repayment of a portion of the Term Loans under the New Credit Agreement with the proceeds from the sale of the Instrumentation business. An extraordinary charge of $3.0 million was recorded in the fourth quarter of 1997, as a result of the open market purchase of $19.9 million of the Notes in November 1997. This charge represents a cash outlay of $2.3 million incurred in connection with the early extinguishment of the debt as well as the write-off of previously deferred loan costs.

NOTE 10 SHAREHOLDERS' EQUITY

  On July 23, 1997, the Company issued 1,000 shares of the Company's common stock, par value $.01 per share, for $5,000 per share. The Company received total payment for the shares in the amount of $5.0 million.

                              COLFAX CORPORATION

NOTE 11 OPERATIONS BY INDUSTRY SEGMENT AND GEOGRAPHIC AREA

  The Company classifies its continuing operations into two business segments:
Industrial Positioning and Fluid Handling. Information about the business of the Company by business segment, non-U.S. operations and geographic area is presented below:

                                             FROM INCEPTION TO SIX MONTHS ENDED
                                             DECEMBER 31, 1997   JULY 3, 1998
   (DOLLARS IN THOUSANDS)                    ----------------- ----------------
                                                                 (UNAUDITED)
   Net Sales
     Industrial Positioning................      $ 66,314          $104,971
     Fluid Handling........................        40,397            59,144
                                                 --------          --------
   Total net sales.........................       106,711           164,115
                                                 --------          --------
   Segment operating income
     Industrial Positioning................         2,959            14,326
     Fluid Handling........................         6,118            10,644
                                                 --------          --------
   Total segment operating income..........         9,077            24,970
                                                 --------          --------
   Equity in loss of unconsolidated
    companies..............................          (133)              (40)
   Unallocated corporate expenses(1).......        (6,952)           (4,908)
   Net interest expense....................       (11,155)          (16,125)
                                                 --------          --------
   Income (loss) from continuing operations
    before income taxes and extraordinary
    item...................................      $ (9,163)         $  3,897
                                                 ========          ========

  A reconciliation of segment operating income to income from operations follows:

                                              FROM INCEPTION TO SIX MONTHS ENDED
                                              DECEMBER 31, 1997   JULY 3, 1998
   (DOLLARS IN THOUSANDS)                     ----------------- ----------------
                                                                  (UNAUDITED)
   Segment operating income..................      $ 9,077          $24,970
   Unallocated corporate expenses(1).........       (6,952)          (4,908)
   Other (income) expense....................         (336)             170
                                                   -------          -------
   Income (loss) from operations.............      $ 1,789          $20,232
                                                   =======          =======

--------
(1) Unallocated corporate expenses include unusual items of $5.0 million for the four months ended December 31, 1997. (See Note 7)

                               COLFAX CORPORATION

                                             FROM INCEPTION TO SIX MONTHS ENDED
                                             DECEMBER 31, 1997   JULY 3, 1998
   (DOLLARS IN THOUSANDS)                    ----------------- ----------------
                                                                 (UNAUDITED)
   Identifiable assets
     Industrial Positioning.................     $116,488          $118,177
     Fluid Handling.........................       66,932            64,924
     Corporate..............................      256,373           242,341
     Discontinued Operations................       14,927                53
                                                 --------          --------
   Total identifiable assets................     $454,720          $425,495
                                                 ========          ========
   Depreciation and amortization
     Industrial Positioning.................     $  2,984          $  1,604
     Fluid Handling.........................        1,239               846
     Corporate..............................        1,459             3,476
                                                 --------          --------
   Total depreciation and amortization......     $  5,682          $  5,926
                                                 ========          ========
   Capital expenditures
     Industrial Positioning.................     $  2,017          $  1,449
     Fluid Handling.........................        1,718             1,858
     Corporate..............................            5                15
                                                 --------          --------
   Total capital expenditures...............     $  3,740          $  3,322
                                                 ========          ========

  Identifiable assets of corporate include goodwill related to the Acquisition of $217 million and $224 million at December 31, 1997 and July 3, 1998, respectively. As such, at December 31, 1997 and July 3, 1998, the identifiable assets of the segments in continuing operations do not include goodwill.
Discontinued operations had goodwill of $8.0 million included in identifiable assets as of December 31, 1997.

  The continuing operations of the Company on a geographic basis are as follows:

                                             FROM INCEPTION TO SIX MONTHS ENDED
                                             DECEMBER 31, 1997   JULY 3, 1998
   (DOLLARS IN THOUSANDS)                    ----------------- ----------------
   Net sales
     United States..........................     $ 70,638          $106,498
     Europe.................................       27,762            43,182
     Canada.................................        3,739             8,145
     Asia...................................        2,955             4,347
     Australia..............................        1,617             1,943
                                                 --------          --------
   Total net sales..........................     $106,711          $164,115
                                                 ========          ========
   Segment operating income
     United States..........................     $ 10,241          $ 18,098
     Europe.................................       (1,651)            5,282
     Canada.................................         (154)              562
     Asia...................................          238               619
     Australia..............................          403               409
                                                 --------          --------
   Total segment operating income...........     $  9,077          $ 24,970
                                                 ========          ========

                              COLFAX CORPORATION

                                              FROM INCEPTION TO SIX MONTHS ENDED
                                              DECEMBER 31, 1997   JULY 3, 1998
   (DOLLARS IN THOUSANDS)                     ----------------- ----------------
   Identifiable assets
    Continuing Operations:
     United States..........................      $371,683          $354,299
     Europe.................................        51,877            54,086
     Canada.................................         3,907             4,598
     Asia...................................         8,807             9,521
     Australia..............................         3,519             2,938
    Discontinued Operations:
     United States..........................          (562)               53
     Europe.................................        15,489               --
                                                  --------          --------
       Total identifiable assets............      $454,720          $425,495
                                                  ========          ========
   Export Sales
     Asia...................................      $  2,153          $  2,354
     Canada.................................         1,403             2,026
     Europe.................................         1,037             2,075
     Latin America..........................           356               524
     Middle East & North Africa.............           291               223
     South America..........................         3,116             3,724
     Other..................................         1,410             2,457
                                                  --------          --------
       Total export sales...................      $  9,766          $ 13,383
                                                  ========          ========

  No one customer accounted for 10% or more of consolidated sales in 1997.

NOTE 12 PENSION PLANS

  The Company and its subsidiaries have various pension plans covering substantially all of their employees. Benefits are based on either years of service or years of service and average compensation during the years immediately preceding retirement. It is the general policy of the Company to fund its pension plans in conformity with requirements of applicable laws and regulations.

  Pension expense was $3.8 million for the twelve month period ended December 31, 1997, and includes amortization of prior service cost and transition amounts for periods of 5 to 15 years. Pension expense also includes costs related to retained pension liabilities of discontinued operations.

                                                            FROM INCEPTION TO
                                                            DECEMBER 31, 1997
                                                          ----------------------
                                                          (DOLLARS IN THOUSANDS)
     Service cost........................................        $ 1,037
     Interest cost on projected benefit obligation.......          4,903
     Actual return on plan assets........................         (8,559)
     Net amortization and deferral.......................          3,896
                                                                 -------
     Net pension expense.................................        $ 1,277
                                                                 =======

                              COLFAX CORPORATION

  Assumptions used to determine the net pension expense of the Company-sponsored defined benefit plans are as follows:

                                                                            1997
                                                                            ----
     Weighted average discount rate........................................ 7.5%
     Rate of increase in compensation levels............................... 5.3%
     Expected long-term rate of return on assets........................... 9.0%

  The following table sets forth the funded status and amounts recognized in the consolidated balance sheets for the defined benefit pension plans using discount rates of 7.25% at December 31, 1997. The assumed rate of increase in compensation levels was 5.3%.

                                                           DECEMBER 31, 1997
                                                        -----------------------
                                                          ASSETS    ACCUMULATED
                                                          EXCEED     BENEFITS
                                                        ACCUMULATED   EXCEED
                                                         BENEFITS     ASSETS
                                                        ----------- -----------
                                                        (DOLLARS IN THOUSANDS)
   Actuarial present value of benefit obligations:
     Vested benefit obligation........................   $186,675     $ 7,417
                                                         --------     -------
     Accumulated benefit obligation...................    191,421       7,849
                                                         --------     -------
   Projected benefit obligation.......................    200,929       7,849
   Plan assets at fair value..........................    196,807       4,831
                                                         --------     -------
   Plan assets in excess of (less than) projected
    benefit obligation................................     (4,122)     (3,018)
   Unrecognized net (gain) or loss....................        --          --
   Prior service cost not yet recognized in net
    periodic pension cost.............................        --          --
   Unrecognized net (asset) obligation at transition..        --          --
   Adjustment required to recognize minimum
    liability.........................................        --          --
                                                         --------     -------
   Pension asset (liability) recognized in the balance
    sheet.............................................   $ (4,122)    $(3,018)
                                                         ========     =======

  Plan assets at December 31, 1997 are invested in fixed dollar guaranteed investment contracts, U.S. Government obligations, fixed income investments, guaranteed annuity contracts and equity securities whose values are subject to fluctuations of the securities market.

  The Company maintains two defined contribution plans covering substantially all domestic, non-union employees. Eligible employees may generally contribute from 1% to 15% of their compensation on a pre-tax basis. Company contributions to the plans are based on 25% of the first 6% of each participant's pre-tax contribution. The Company's expense from inception to December 31, 1997 was $0.2 million.

NOTE 13 POSTRETIREMENT BENEFITS

  In addition to providing pension benefits, the Company provides certain health care and life insurance benefits for certain retired union employees. The Company's unionized retiree benefits are determined by their individually negotiated contracts. The Company's contribution toward the full cost of the benefits is based on the retiree's age and continuous unbroken length of service with the Company. The Company's policy is to pay the cost of medical benefits as claims are incurred. Life insurance costs are paid as insured premiums are due.

                              COLFAX CORPORATION

  The following tables set forth the plans' combined status reconciled with the amounts included in the consolidated balance sheet:

                                                          DECEMBER 31, 1997
                                                       ------------------------
                                                                 LIFE
                                                       MEDICAL INSURANCE
                                                        PLANS    PLANS   TOTAL
                                                       ------- --------- ------
                                                        (DOLLARS IN THOUSANDS)
   Accumulated postretirement benefit obligation:
     Retirees........................................  $7,165   $1,869   $9,034
     Fully eligible active plan participants.........      76       49      125
     Other active plan participants..................     144       42      186
                                                       ------   ------   ------
                                                        7,385    1,960    9,345
   Plan assets.......................................     --       --       --
   Unrecognized prior service cost...................     --       --       --
   Unrecognized net gain.............................     --       --       --
                                                       ------   ------   ------
   Postretirement benefit liability recognized in the
    balance sheet....................................  $7,385   $1,960   $9,345
                                                       ======   ======   ======

  The accrued postretirement benefits amount is classified as $0.9 million in current liabilities and $8.4 million in long-term liabilities.

  Net periodic postretirement benefit cost included the following components:

                                                            FROM INCEPTION TO
                                                            DECEMBER 31, 1997
                                                         -----------------------
                                                                   LIFE
                                                         MEDICAL INSURANCE
                                                          PLANS    PLANS   TOTAL
                                                         ------- --------- -----
                                                         (DOLLARS IN THOUSANDS)
   Service cost.........................................  $  2      $ 1    $  3
   Interest cost........................................   190       51     241
   Amortization of prior service cost...................   --       --      --
   Amortization of gain.................................   --       --      --
                                                          ----      ---    ----
   Net periodic postretirement benefit cost.............  $192      $52    $244
                                                          ====      ===    ====

  Actual negotiated health care premiums were used in calculating health care costs. It is expected that the annual increase in medical costs will be 6.0% from 1997 to 1998, grading down to 5% general medical inflation level in future years. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, a 1% increase in the health care trend rate would increase the accumulated postretirement benefit obligation at December 31, 1997 by $0.6 million and the net periodic cost by $0.1 million for the period from inception to December 31, 1997.

                              COLFAX CORPORATION

NOTE 14 LEASES

  The Company leases certain manufacturing and office facilities, equipment, and automobiles under long-term leases. Future minimum rental payments required under operating leases of continuing operations that have initial or remaining noncancellable lease terms in excess of one year, as of December 31, 1997, are:

                                                          (DOLLARS IN THOUSANDS)
                                                          ----------------------
     1998................................................        $ 4,975
     1999................................................          3,477
     2000................................................          2,532
     2001................................................          2,176
     2002................................................          1,973
     Thereafter..........................................          5,230
                                                                 -------
       Total minimum lease payments......................        $20,363
                                                                 =======

  Total rental expense under operating leases charged against continuing operations was $2.7 million during the four months ended December 31, 1997.

NOTE 15 INCENTIVE COMPENSATION AGREEMENTS

  The Company has entered into incentive compensation agreements with certain executives. The incentive compensation is based upon the growth in the value (as defined in the agreements) of the Company from the date of each of the agreements. Amounts earned under these agreements as of December 31, 1997 and July 3, 1998 are not material.

NOTE 16 CONTINGENCIES

  The Company's subsidiary, Imo, and one of Imo's subsidiaries are two of a large number of defendants in a number of lawsuits brought in various jurisdictions by approximately 6,000 claimants who allege injury caused by exposure to asbestos. Although neither Imo nor any of its subsidiaries has ever been a producer or direct supplier of asbestos, it is alleged that certain of the industrial and marine products formerly sold by Imo and the subsidiary named in such complaints contained components which contained asbestos. In addition, Imo and the subsidiary are named in cases, involving approximately 25,000 claimants, which have been "administratively dismissed" by the U.S. District Court for the Eastern District of Pennsylvania. Cases that have been "administratively dismissed" may be reinstated only upon a showing to the court that (i) there is satisfactory evidence of an asbestos-related injury; and (ii) there is probative evidence that the plaintiff was exposed to products or equipment supplied by each individual defendant in the case. Suits against the two companies have been tendered to their insurers who are defending under stated reservation of rights pursuant to applicable defense and indemnity agreements. Although the Company believes it has adequate insurance coverage or has established appropriate reserves to cover potential liabilities related to these suits, if the Company's insurers should fail, become insolvent or refuse to cover claims or if there is any failure of the two companies to be successful in defending such suits, or in settling such suits on acceptable terms, there could be a material adverse effect on the Company's business, results of operations or financial condition.

  Imo and certain of its subsidiaries are defendants in a lawsuit filed in the Superior Court of New Jersey which alleges that Imo and the subsidiaries failed to disclose a "reasonably anticipated loss" pursuant to a contract of sale of a former business. The complaint seeks damages in excess of $10.0 million and alleges among other matters breach of warranty and contract, fraud and negligent misrepresentation. Although the matter is in the preliminary stages of discovery, Imo believes that there are legal and factual defenses to the claims and intends to defend the action vigorously.

  Imo is a defendant in a lawsuit brought in the Superior Court of New Jersey that alleges failure in performance of equipment sold in 1986 by a former business of Imo. The complaint, filed on April 3, 1998,

                              COLFAX CORPORATION
seeks damages in excess of $17.0 million. Few of the facts underlying the action are known by Imo, however it believes there are legal and factual defenses to the claim and intends to defend the action vigorously.

  In addition to the potential claims noted above, Imo has several contractual and warranty claims, arising primarily from discontinued or divested operations, for which Imo's management believes there are significant legal and factual defenses, which they intend to pursue vigorously.

  In addition to the litigation and matters noted above, the Company and its subsidiaries are from time to time subject to, and are presently involved in, litigation or other legal proceedings arising out of the ordinary course of its business. These matters primarily involve claims for damages arising out of the use of the subsidiaries' products, some of which include claims for punitive as well as compensatory damages. The Company's subsidiaries are also involved in proceedings with respect to environmental matters, including sites where the subsidiaries have been identified as a potentially responsible party under federal and state environmental laws and regulations.

  With respect to the litigation and claims described in the preceding paragraphs, management of the Company believes that its subsidiaries will either prevail, have adequate insurance coverage or have established appropriate reserves to cover potential liabilities. There can be no assurance, however, as to the ultimate outcome of any of these matters, and if all or substantially all of these legal proceedings were to be determined adversely to such subsidiary, there could be a material adverse effect on the Company, or such subsidiary.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Imo Industries Inc:

  We have audited the accompanying consolidated statements of income, shareholders' equity and cash flows of Imo Industries Inc. (a Delaware corporation) and subsidiaries for the period from January 1, 1997 through August 28, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Imo Industries Inc. and subsidiaries for the period January 1, 1997, through August 28, 1997, in conformity with generally accepted accounting principles.

                                              ARTHUR ANDERSEN LLP

Richmond, Virginia
March 20, 1998

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors,
Imo Industries Inc.

  We have audited the accompanying consolidated balance sheet of Imo Industries Inc. and subsidiaries as of December 31, 1996 and the related consolidated statements of income, shareholders' equity, and cash flows for each of the two years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Imo Industries Inc. and subsidiaries at December 31, 1996, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Princeton, New Jersey
February 19, 1997, except for Notes 2,
3 and 15 as to which the dates are August 28, 1997, February 27, 1998 and April 3, 1998,
respectively

                      IMO INDUSTRIES INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                    (DOLLARS IN THOUSANDS, EXCEPT PAR VALUE)

                                                        DECEMBER 31,  JUNE 30,
                                                           1996*        1997
                                                        ------------ -----------
                                                                     (UNAUDITED)
ASSETS
CURRENT ASSETS
  Cash and cash equivalents............................  $   1,419    $     308
  Trade accounts and notes receivable, less allowance
   of $1,346 in 1996 and $1,366 in 1997................     47,088       47,568
  Inventories--net.....................................     68,465       70,917
  Deferred income taxes................................      9,165        8,871
  Net assets of discontinued operations--current.......     11,749        8,562
  Prepaid expenses and other current assets............      2,992        8,806
                                                         ---------    ---------
    TOTAL CURRENT ASSETS...............................    140,878      145,032
                                                         ---------    ---------
Property, plant and equipment
  Land.................................................      7,757        7,301
  Buildings and improvements...........................     34,068       33,583
  Machinery and equipment..............................     94,146       91,370
                                                         ---------    ---------
                                                           135,971      132,254
Less allowances for depreciation and amortization......    (69,225)     (69,100)
                                                         ---------    ---------
Net property, plant and equipment......................     66,746       63,154
Intangible assets, principally goodwill--net...........     58,670       57,262
Investments in and advances to unconsolidated
 companies.............................................      5,704        4,937
Net assets of discontinued operations--noncurrent......     36,927       30,839
Other assets...........................................     21,997       15,393
                                                         ---------    ---------
    TOTAL ASSETS.......................................  $ 330,922    $ 316,617
                                                         =========    =========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Notes payable........................................  $  21,998    $  31,437
  Trade accounts payable...............................     18,765       21,519
  Accrued expenses and other liabilities...............     28,379       37,666
  Accrued costs related to discontinued operations.....      8,586        5,574
  Income taxes payable.................................      7,359        6,579
  Current portion of long-term debt....................     11,666       15,961
                                                         ---------    ---------
    TOTAL CURRENT LIABILITIES..........................     96,753      118,736
                                                         ---------    ---------
Long-term debt.........................................    245,007      222,916
Deferred income taxes..................................      3,890        3,632
Accrued postretirement benefits--long-term.............     17,418       17,212
Accrued pension expense and other liabilities..........     24,241       23,037
                                                         ---------    ---------
    TOTAL LIABILITIES..................................    387,309      385,533
                                                         ---------    ---------
SHAREHOLDERS' EQUITY (DEFICIT)
  Preferred stock: $1.00 par value; authorized and
   unissued 5,000,000 shares...........................        --           --
  Common stock: $1.00 par value; authorized 25,000,000
   shares; issued 18,796,897 and 18,799,397............     18,797       18,799
Additional paid-in capital.............................     80,466       80,471
Retained earnings (deficit)............................   (134,962)    (145,375)
Cumulative foreign currency translation adjustments....        554       (1,608)
Minimum pension liability adjustment...................     (2,503)      (2,503)
Unearned compensation..................................       (719)        (680)
Treasury stock at cost--1,672,788 shares...............    (18,020)     (18,020)
                                                         ---------    ---------
    TOTAL SHAREHOLDERS' EQUITY (DEFICIT)...............    (56,387)     (68,916)
                                                         ---------    ---------
      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY
       (DEFICIT).......................................  $ 330,922    $ 316,617
                                                         =========    =========

-------
* Restated to conform to 1997 presentation.

  The accompanying notes are an integral part of these consolidated financial statements.

                      IMO INDUSTRIES INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                       SIX MONTHS   EIGHT MONTHS
                             YEAR ENDED DECEMBER 31,      ENDED        ENDED
                             ------------------------   JUNE 30,     AUGUST 28,
                                1995*        1996*        1997          1997
                             -----------  -----------  -----------  ------------
                                                       (UNAUDITED)
NET SALES................... $   297,114  $   309,511  $  160,232    $  210,151
Cost of goods sold..........     212,787      220,589     109,807       145,276
                             -----------  -----------  ----------    ----------
GROSS PROFIT................      84,327       88,922      50,425        64,875
Selling, general and
 administrative expense.....      60,457       62,514      35,786        46,724
Research and development
 expenses...................       3,930        4,455       2,719         3,636
Unusual items...............       8,124       17,440      10,500        26,344
                             -----------  -----------  ----------    ----------
INCOME (LOSS) FROM
 OPERATIONS.................      11,816        4,513       1,420       (11,829)
Interest expense............      22,648       25,981      13,611        18,190
Interest income.............      (2,169)      (1,450)       (806)         (921)
Other (income) expense......        (370)         355         302           513
Equity in loss (income) of
 unconsolidated companies...        (302)          32         400           386
                             -----------  -----------  ----------    ----------
LOSS FROM CONTINUING
 OPERATIONS BEFORE INCOME
 TAXES AND EXTRAORDINARY
 ITEM.......................      (7,991)     (20,405)    (12,087)      (29,997)
Income taxes (benefit):
  Current...................       1,831        2,663       1,036         1,254
  Deferred..................     (17,000)      10,000         --            --
                             -----------  -----------  ----------    ----------
    Total Income Taxes
     (Benefit)..............     (15,169)      12,663       1,036         1,254
                             -----------  -----------  ----------    ----------
Income (Loss) From
 Continuing Operations
 Before Extraordinary item..       7,178      (33,068)    (13,123)      (31,251)
Discontinued operations:
  Income (loss) from
   operations (net of income
   tax expense of $1,256,
   $1,037, $571 and $664)...       5,351       (8,705)      2,710         2,372
  Estimated (loss) gain on
   disposal (net of income
   tax expense of $5,200 in
   1995)....................      21,625       (8,142)        --            --
                             -----------  -----------  ----------    ----------
    TOTAL INCOME (LOSS) FROM
     DISCONTINUED
     OPERATIONS.............      26,976      (16,847)      2,710         2,372
                             -----------  -----------  ----------    ----------
Extraordinary Item--Loss on
 Extinguishment of Debt.....      (4,444)      (8,455)        --            --
                             -----------  -----------  ----------    ----------
Net Income (Loss)........... $    29,710  $   (58,370) $  (10,413)   $  (28,879)
                             ===========  ===========  ==========    ==========
Earnings (loss) per share,
 basic and diluted:
  Continuing operations
   before extraordinary
   item..................... $       .42  $     (1.93) $     (.77)   $    (1.82)
  Discontinued operations...        1.58         (.99)       0.16          0.14
  Extraordinary item........        (.26)       (0.49)        --            --
                             -----------  -----------  ----------    ----------
  Net income (loss)......... $      1.74  $     (3.41) $     (.61)   $    (1.68)
                             -----------  -----------  ----------    ----------
WEIGHTED AVERAGE NUMBER OF
 SHARES OUTSTANDING.........  17,048,622   17,100,359  17,125,716    17,126,192
                             ===========  ===========  ==========    ==========

--------
* Restated to conform to 1997 presentation.

  The accompanying notes are an integral part of these consolidated financial statements.

                      IMO INDUSTRIES INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                             (DOLLARS IN THOUSANDS)

                                                        CUMULATIVE
                                                          FOREIGN    MINIMUM
                                  ADDITIONAL RETAINED    CURRENCY    PENSION
                          COMMON   PAID-IN   EARNINGS   TRANSLATION LIABILITY    UNEARNED   TREASURY
                           STOCK   CAPITAL   (DEFICIT)  ADJUSTMENTS ADJUSTMENT COMPENSATION  STOCK     TOTAL
                          ------- ---------- ---------  ----------- ---------- ------------ --------  --------
BALANCE AT JANUARY 1,
 1995*..................  $18,680  $79,789   $(106,302)   $(1,549)   $   (853)    $  --     $(18,020) $(28,255)
Net income..............      --       --       29,710        --          --         --          --     29,710
Foreign currency
 translation
 adjustments............      --       --          --       2,586         --         --          --      2,586
Minimum pension
 liability adjustment...      --       --          --         --         (948)       --          --       (948)
Shares issued under
 stock option plan......       73      462         --         --          --         --          --        535
Restricted shares issued
 under the equity
 incentive plans........        3       24         --         --          --         --          --         27
                          -------  -------   ---------    -------    --------     ------    --------  --------
BALANCE AT DECEMBER 31,
 1995*..................   18,756   80,275     (76,592)     1,037      (1,801)       --      (18,020)    3,655
Net income (loss).......      --       --      (58,370)       --          --         --          --    (58,370)
Foreign currency
 translation
 adjustments............      --       --          --        (483)        --         --          --       (483)
Minimum pension
 liability adjustment...      --       --          --         --         (702)       --          --       (702)
Restricted shares issued
 under the equity
 incentive plans........       41      191         --         --          --        (166)        --         66
Other...................      --       --          --         --          --        (553)        --       (553)
                          -------  -------   ---------    -------    --------     ------    --------  --------
BALANCE AT DECEMBER 31,
 1996*..................   18,797   80,466    (134,962)       554      (2,503)      (719)    (18,020)  (56,387)
Net income (loss).......      --       --      (28,879)       --          --         --          --    (28,879)
Foreign currency
 translation
 adjustments............      --       --          --      (3,346)        --         --          --     (3,346)
Restricted shares issued
 under the equity
 incentive plans........        4       11         --         --          --          48         --         63
                          -------  -------   ---------    -------    --------     ------    --------  --------
BALANCE AT AUGUST 28,
 1997...................  $18,801  $80,477   $(163,841)   $(2,792)   $ (2,503)    $ (671)   $(18,020) $(88,549)
                          =======  =======   =========    =======    ========     ======    ========  ========

--------
* Restated to conform to 1997 presentation.


  The accompanying notes are an integral part of these consolidated financial statements.

                      IMO INDUSTRIES INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                       SIX MONTHS  EIGHT MONTHS
                             YEAR ENDED DECEMBER 31,      ENDED       ENDED
                             ------------------------   JUNE 30,    AUGUST 28,
                                1995*        1996*        1997         1997
                             -----------  -----------  ----------- ------------
                                                       (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss)..........  $    29,710  $   (58,370)  $(10,413)    $(28,879)
Adjustments to reconcile
 net income (loss) to net
 cash used by continuing
 operations:
  Discontinued operations..       (5,351)      16,847     (2,710)      (2,372)
  Depreciation.............       10,287       10,123      5,093        6,747
  Amortization.............        3,095        3,275      1,379        1,867
  Provision (benefit) for
   deferred income taxes...      (17,000)      10,000        199          --
  Extraordinary item.......        4,444        8,455        --           --
  Gain on sale of segment..      (21,625)         --         --           --
  Unusual items............        8,124       17,440     10,500       26,344
  Other....................           94        1,592        397          750
  Other changes in
   operating assets and
   liabilities:
   Accounts and notes
    receivable.............          566       (5,440)      (679)       1,730
   Inventories.............       (6,253)       4,300     (2,452)      (1,930)
   Accounts payable and
    accrued expenses.......      (14,078)     (16,009)     1,291       (9,794)
   Other operating assets
    and liabilities........       (3,338)       3,038       (934)      (3,855)
                             -----------  -----------   --------     --------
  Net cash (used by)
   provided by continuing
   operations..............      (11,325)      (4,749)     1,671       (9,392)
  Net cash (used by)
   provided by discontinued
   operations..............      (20,008)     (10,353)    (1,260)      (1,377)
                             -----------  -----------   --------     --------
     NET CASH (USED BY)
      PROVIDED BY OPERATING
      ACTIVITIES...........      (31,333)     (15,102)       411      (10,769)
                             -----------  -----------   --------     --------
INVESTING ACTIVITIES
Net proceeds from sale of
 businesses and sales of
 property, plant and
 equipment.................      174,920       12,570     15,045       25,235
Purchases of property,
 plant and equipment.......      (13,155)     (10,032)    (3,338)      (4,555)
Acquisitions, net of cash
 acquired..................       (5,247)      (7,218)       --           --
Net investing activities of
 discontinued operations...      (10,858)      (8,072)    (2,205)      (3,692)
Other......................         (133)          63        581          141
                             -----------  -----------   --------     --------
     NET CASH PROVIDED BY
      (USED BY) INVESTING
      ACTIVITIES...........      145,527      (12,689)    10,083       17,129
                             -----------  -----------   --------     --------
FINANCING ACTIVITIES
Increase in notes payable..       23,607        6,159      9,667       18,786
Proceeds from long-term
 borrowings................        5,257      266,895        119          119
Principal payments on long-
 term debt.................     (166,196)    (233,350)   (20,048)     (25,792)
Payment of debt financing
 costs.....................         (401)     (14,660)      (384)        (384)
Proceeds from stock options
 exercised.................          535          --         --           --
Other......................           59           89       (443)        (102)
                             -----------  -----------   --------     --------
     NET CASH (USED BY)
      PROVIDED BY FINANCING
      ACTIVITIES...........     (137,139)      25,133    (11,089)      (7,373)
                             -----------  -----------   --------     --------
Effect of exchange rate
 changes on cash...........          222           80       (516)        (253)
                             -----------  -----------   --------     --------
(DECREASE) INCREASE IN CASH
 AND CASH EQUIVALENTS......      (22,723)      (2,578)    (1,111)      (1,266)
Cash and cash equivalents
 at beginning of the
 period....................       26,720        3,997      1,419        1,419
                             -----------  -----------   --------     --------
CASH AND CASH EQUIVALENTS
 AT END OF THE PERIOD......  $     3,997  $     1,419   $    308     $    153
                             ===========  ===========   ========     ========
SUPPLEMENTAL DISCLOSURES OF
 CASH FLOW INFORMATION:
  Cash paid during the
   period for:
    Interest...............  $    39,519  $    36,664   $ 16,544     $ 19,564
    Income taxes...........  $     6,341  $     4,798   $  2,029     $  2,006

-------
* Restated to conform to 1997 presentation.

  The accompanying notes are an integral part of these consolidated financial statements.

                     IMO INDUSTRIES INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 SIGNIFICANT ACCOUNTING POLICIES

  Consolidation: The consolidated financial statements include the accounts of Imo Industries Inc. (the "Company") and its majority-owned subsidiaries. Significant intercompany transactions have been eliminated in consolidation. The Company uses the equity method to account for investments in corporations in which it does not own a majority voting interest but has the ability to exercise significant influence over operating and financial policies.

  Translation of Foreign Currencies: Assets and liabilities of international operations are translated into U.S. dollars at current exchange rates. Income and expense accounts are translated into U.S. dollars at average rates of exchange prevailing during the year. Translation adjustments are reflected as a separate component of shareholders' equity.

  Cash Equivalents: Cash equivalents include investments in government securities funds and certificates of deposit with original maturities of less than three months. Investment periods are generally less than one month.

  Inventories: Inventories are carried at the lower of cost or market, cost being determined principally on the basis of standards which approximate actual costs on the first-in, first-out method, and market being determined by net realizable value. Appropriate consideration is being given to deterioration, obsolescence and other factors in evaluating net realizable value.

  Revenue Recognition: Revenues are recorded generally when the Company's products are shipped. Revenue is recorded on unshipped, completed products only when the customer requests to be billed prior to shipment.

  Depreciation and Amortization: Depreciation and amortization of plant and equipment are computed principally by the straight-line method based on the estimated useful lives of the assets as follows: buildings, 10 to 40 years and machinery and equipment, 3 to 15 years.

  Impact of Recently Issued Accounting Standards: In June 1997, the FASB issued Statement No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The impact on the Company's financial statements compared to information presently available is not expected to be significant. Also in June 1997, the FASB issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information," which requires public companies to report financial and descriptive information about operating segments. The statement intends to align reportable segments and certain disclosures with how the operations are managed internally. The impact of this statement on the Company's disclosure is not expected to be significant. In February 1998, the FASB issued Statement No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which adds disclosure requirements on changes in the benefit obligations and fair values of plan assets, and eliminates certain disclosures that are no longer useful. These statements will be adopted by the Company in fiscal year 1998.

  Intangible Assets: Goodwill of companies acquired is being amortized on the straight-line basis over 40 years. The carrying value of goodwill is reviewed when indicators of impairment are present, by evaluating future cash flows of the associated operations to determine if impairment exists. Goodwill related to continuing operations at December 31, 1996 was $48.2 million, net of respective accumulated amortization of $12.3 million. Patents are amortized over the shorter of their legal or estimated useful lives.

  Management Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                     IMO INDUSTRIES INC. AND SUBSIDIARIES

  Restatements: The Consolidated Financial Statements and the notes thereto, have been restated to reflect the Company's Roltra Morse and Instrumentation business segments in discontinued operations. Certain prior year amounts have been reclassified to conform to the current year presentation.

NOTE 2 ACQUISITION BY COLFAX CORPORATION

  On August 28, 1997, Colfax Corporation ("Acquisition Corp.") acquired approximately 93% of the Company's outstanding shares of common stock pursuant to its tender offer for all outstanding shares of the common stock of the Company (the "Acquisition"). The consideration paid was $7.05 per share of common stock or $112.1 million in total.

NOTE 3 DISCONTINUED OPERATIONS

  In August 1997 and in February 1998, the Company announced that the Board of Directors had approved plans to sell its Instrumentation and Roltra Morse businesses, respectively. In 1995, the Company sold its Turbomachinery and most of its Electro-Optical Systems businesses, which sales were approved by the Board of Directors in August 1994 and in January 1994, respectively. In accordance with APB Opinion No. 30, the disposals of these business segments have been accounted for as discontinued operations and, accordingly, their operating results have been segregated and reported as Discontinued Operations in the accompanying Consolidated Statements of Income.

  Discontinued operations include management's best estimates of amounts expected to be realized at the time of disposal. The amounts the Company will ultimately realize could differ materially in the near term from the amounts used to determine the gain or loss on disposal of the discontinued operations.

 Roltra Morse

  On February 27, 1998, the Company completed the sale of its Roltra Morse business to Magna International Inc. for cash proceeds of $30.0 million, plus the assumption of Roltra Morse's debt. The sale price approximated the recorded net book value of the business.

 Instrumentation

  On August 29, 1997, the Company completed the sale of its Instrumentation business segment to Danaher Corporation for approximately $85.0 million, which approximated its net book value after the Acquisition. The majority shareholders of the Company are also substantial shareholders of Danaher Corporation. The purchase price was determined on the basis of arms length negotiations between the Company and Danaher Corporation. A portion of the proceeds was used to reduce domestic senior debt by $68.1 million.

 Electro-Optical Systems

  On April 28, 1997, the Company completed the sale of the Varo Electronic Systems division to a small defense contractor for $12.0 million, which was used to reduce senior domestic debt. The sale of this business completed the disposal of the Electro-Optical Systems business. On January 3, 1995, the Company completed the sale of its Baird Analytical Instruments Division to Thermo Instruments Systems Inc. for approximately $12.3 million, which was used to repay a portion of the Company's domestic senior debt outstanding under a previous credit facility. On June 2, 1995, the Company completed the sale of the Optical Systems and Ni-Tec divisions of Varo Inc. and the Optical Systems division of Baird Corporation, which represented the major part of its Electro-Optical Systems business, to Litton Industries for approximately book value. The proceeds were used to reduce amounts outstanding under its previous credit facility by $8.0 million and to redeem $40.0 million of the Company's then outstanding 12.25% senior subordinated debentures.

                     IMO INDUSTRIES INC. AND SUBSIDIARIES

  The Company retained certain liabilities related to the Electro-Optical Systems business of approximately $24.0 million. At December 31, 1993, the Company provided for estimated losses on disposal of this segment in the amount of $168.0 million, which included a provision for anticipated operating losses prior to disposal. During 1995, the Company recognized an additional $13.3 million loss on disposal. The additional loss included $6.8 million related to the resolution of contingencies associated with the sale of the business and charges of $6.5 million recorded primarily to write down remaining non-operating real estate to net realizable value. During 1996, the Company recorded an additional $5.2 million loss on disposal ($0.8 million in the fourth quarter), which related to changes in estimates on legal and other reserve requirements associated with retained liabilities of this business. In the third quarter of 1997, the Company recorded an additional $3.4 million loss on disposal related to changes in estimates on certain reserve requirements associated with the retained liabilities of this business.

 Turbomachinery

  On January 17, 1995, the Company completed the sale of its Delaval Turbine and TurboCare divisions and its 50% interest in Delaval-Stork, to Mannesmann Demag. The final purchase price was $119.0 million, of which $109.0 million was received at closing, with the remainder earning interest to the Company and to be received at specified future contract dates subject to adjustment as provided in the agreement. It is management's expectation that there will be no further adjustment to the purchase price. A portion of the proceeds was used by the Company to pay off its domestic senior debt and $40.0 million of its then outstanding 12.25% senior subordinated debentures.

  The Company retained certain liabilities related to the Turbomachinery business of approximately $33.0 million. As a result of the sale of this business in 1995, the Company recognized an estimated gain on disposal of $35.0 million, net of income taxes of $5.2 million. During 1996, the Company recorded additional losses on disposal of $2.9 million. The additional losses included charges related to changes in estimates on legal and other reserve requirements associated with retained liabilities of this business.

  The Company reviews quarterly the assumptions used in determining the estimated gain or loss from discontinued operations and the adequacy of the recorded liabilities. Management believes that the recorded amount of estimated liabilities related to the Discontinued Operations at December 31, 1996 is adequate, however, the amounts estimated may differ from actual results.

                     IMO INDUSTRIES INC. AND SUBSIDIARIES

  Net assets and liabilities of the Discontinued Operations consist of the following:

                                                      DECEMBER 31,
                                                          1996
                                                      ------------
                                                      (DOLLARS IN
                                                       THOUSANDS)
         CURRENT ASSETS:
           Cash......................................   $ 3,125
           Receivables...............................    33,816
           Inventories...............................    33,705
           Other current assets......................     6,762
                                                        -------
                                                         77,408
                                                        -------
         CURRENT LIABILITIES:
           Notes payable.............................    21,340
           Trade accounts payable....................    25,690
           Other current liabilities.................    18,629
                                                        -------
                                                         65,659
                                                        -------
         NET CURRENT ASSETS (LIABILITIES)............    11,749
                                                        -------
         LONG-TERM ASSETS:
           Property..................................    35,053
           Other long-term assets....................    21,490
                                                        -------
                                                         56,543
                                                        -------
         LONG-TERM LIABILITIES.......................    19,616
                                                        -------
         NET LONG-TERM ASSETS........................    36,927
                                                        -------
         NET ASSETS..................................   $48,676
                                                        =======

  Net assets related to the Roltra Morse and Turbomachinery businesses are $11.3 million and $0.5 million as of December 31, 1996. Net assets related to the Instrumentation business are $22.5 million as of December 31, 1996. The Electro-Optical Systems business contributed $14.4 million of net assets as of December 31, 1996.

  Total long-term debt of the Discontinued Operations amounted to $11.7 million as of December 31, 1996. Of these amounts, $3.4 million represents the current portions of long-term debt as of December 31, 1996.

  A condensed summary of operations for the Discontinued Operations is as follows:

                                                      SIX MONTHS
                            YEAR ENDED DECEMBER 31,      ENDED     EIGHT MONTHS
                            ------------------------   JUNE 30,        ENDED
                               1995         1996         1997     AUGUST 28, 1997
   (DOLLARS IN THOUSANDS)   -----------  -----------  ----------- ---------------
                                                      (UNAUDITED)
   NET SALES............... $   235,452  $   181,948    $95,098      $117,730
   INCOME (LOSS) FROM
    OPERATIONS BEFORE
    INCOME TAXES AND
    MINORITY INTEREST...... $     5,882  $    (7,963)   $ 3,282      $  3,025
   INCOME TAXES............       1,256        1,037        571           664
   MINORITY INTEREST.......        (725)        (295)         1           (11)
                            -----------  -----------    -------      --------
   INCOME (LOSS) FROM
    OPERATIONS............. $     5,351  $    (8,705)   $ 2,710      $  2,372
                            ===========  ===========    =======      ========

                     IMO INDUSTRIES INC. AND SUBSIDIARIES

  The income (loss) from operations of the Discontinued Operations for the six months ended June 30, 1997, eight months ended August 28, 1997, and for the years ended 1996 and 1995 includes allocated interest expense of $1.4 million, $2.4 million, $4.5 million, and $10.3 million, respectively. Allocated interest expense includes interest on debt of the Discontinued Operations to be assumed by the buyers of these operations, and an allocation of corporate interest expense to the Discontinued Operations based on the ratio of net assets to be sold to the sum of the Company's consolidated net assets, if positive, plus consolidated debt.

 Roltra Morse

  The Roltra Morse business had operating losses of $2.3 million, $3.0 million and $13.8 million for the six months ended June 30, 1997, the eight months ended August 28, 1997 and the year ended December 31, 1996, respectively, and operating income of $0.5 million in 1995.

  The 1997 operating loss included an unusual charge of $0.7 million due to fees incurred related to the previously failed attempt to sell the Roltra Morse business. The operating loss in 1996 included unusual charges of $6.2 million consisting of restructuring measures taken to reduce operating expenses and goodwill write-offs. Included in the 1995 operating income was an unusual charge of $1.2 million related to the shutdown of a plant in southern Italy and the related loss on the sale of that building.

 Instrumentation

  The Instrumentation business had income from operations of $5.1 million, $5.3 million, $5.1 million and $4.9 million for the six months ended June 30, 1997, the eight months ended August 28, 1997, and the years ended December 31, 1996 and 1995, respectively.

  Operating income in both 1996 and 1995 included unusual charges of $0.9 million related to restructuring of operations in Europe.

 Electro-Optical Systems

  The Electro-Optical Systems business had income from operations of $0.8 million, $0.8 million and $0.4 million for six months ended June 30, 1997, the eight months ended August 28, 1997 and the year ended December 31, 1996, respectively. The income in 1997 and 1996 offset increases in estimated reserve requirements in those respective periods. The 1995 loss of $1.0 million, including allocated interest, was charged against the reserve for anticipated losses previously established by the Company.

NOTE 4 RESTRUCTURING PLANS

 Asset Sales

  The Company divested its Turbomachinery and substantially all of its Electro-Optical Systems businesses in 1995. The Company used the proceeds, net of related expenses, to repay domestic senior debt in the amount of $89.7 million and to redeem $80.0 million of its then outstanding 12.25% senior subordinated debentures. During 1996, the Company completed the sales of five of its non-operating real estate holdings for net proceeds of $8.6 million. The proceeds were used to repay the Company's domestic senior debt.

  On April 28, 1997 the Company completed the sale of its Varo Electronic Systems division, the remaining portion of its former Electro-Optical Systems business. Proceeds of $12.0 million were used to reduce senior domestic debt under its previous credit agreement.

                     IMO INDUSTRIES INC. AND SUBSIDIARIES

  On August 29, 1997 the Company completed the sale of its Instrumentation business segment to Danaher Corporation for proceeds of $85.0 million. The Company used a portion of the proceeds to reduce domestic senior debt by $68.1 million.

  During the eight months ended August 28, 1997, the Company completed the sales of certain of its non-operating real estate for total proceeds of $14.1 million. Net proceeds were used to repay domestic senior debt.

  On February 27, 1998, the Company sold its Roltra Morse business segment to Magna International for $30.0 million in cash, plus certain assumed liabilities. Net proceeds have been used by the Company to reduce domestic senior debt.

 Cost Reduction Programs

  1997 PROGRAM

  In connection with the Acquisition, the Company implemented a cost reduction program. The cost of this program is estimated to be $18.6 million and was accrued for in accordance with the purchase method of accounting. It is comprised of $10.5 million related to severance and termination benefits as a result of headcount reductions at the Company's corporate headquarters. In addition, $1.7 million, $1.2 million, and $5.2 million of costs are estimated for the Company's Power Transmission, Pumps, and Morse Controls segments, respectively, related to severance and termination benefits resulting from headcount reductions and the consolidation of certain manufacturing facilities.

  The 1997 cost reduction program reduced expenses by approximately $3.0 million in the 1997 period subsequent to the Acquisition and is expected to reduce expenses by approximately $19.5 million in 1998 and $20.6 million annually thereafter. The program includes a reduction of 237 employees, or 10.3% of the total number of Company employees in continuing operations at the date of the Acquisition. The required cash outlay related to this program was $8.1 million in 1997 and the expected cash requirements during 1998 are $10.5 million.

  1996 PROGRAM

  The fourth quarter of 1996 includes a charge of $0.3 million to continuing operations for restructuring measures taken at the Company's Morse Germany operation.

  1995 PROGRAM

  In the fourth quarter of 1995, the Company recorded a charge to continuing operations of $3.1 million, including severance and other expenses related to a company-wide program to reduce general and administrative costs. This program included a reduction of 56 employees, or 2.4% of the total number of Company employees in continuing operations at the end of 1995, including a reduction of the corporate headquarters staff by 20%. The program reduced general and administrative expenses by approximately $2.7 million and $3.2 million in 1996 and 1997, respectively, and is expected to reduce general and administrative expenses from the 1995 level by approximately $4.1 million in 1998 and annually thereafter. The required cash outlays related to this program were $0.4 million, $2.4 million, and $0.3 million in 1995, 1996 and 1997, respectively.

                     IMO INDUSTRIES INC. AND SUBSIDIARIES

NOTE 5 INVENTORIES

  Inventories are summarized as follows:

                              DECEMBER 31, DECEMBER 31,  JUNE 30,   AUGUST 28,
                                  1995         1996        1997        1997
   (DOLLARS IN THOUSANDS)     ------------ ------------ ----------- ----------
                                                        (UNAUDITED)
   Finished products.........   $30,521      $ 23,537    $ 22,941    $22,335
   Work in process...........    26,451        25,828      27,163     27,583
   Materials and supplies....    15,906        21,810      22,412     21,532
                                -------      --------    --------    -------
                                 72,878        71,175      72,516     71,450
   Less customers' progress
    payments.................       689         2,710       1,599      1,055
                                -------      --------    --------    -------
                                $72,189      $ 68,465    $ 70,917    $70,395
                                =======      ========    ========    =======

NOTE 6 ACCRUED EXPENSES AND OTHER LIABILITIES

  Accrued expenses and other liabilities consist of the following:

                                                      DECEMBER 31,
                                                          1996
                                                      ------------
                                                      (DOLLARS IN
                                                       THOUSANDS)
         Accrued product warranty costs..............   $ 2,007
         Accrued litigation and claims costs.........     2,132
         Payroll and related items...................    12,109
         Accrued interest payable....................     3,641
         Accrued restructuring costs.................       445
         Accrued divestiture costs...................     2,460
         Other.......................................     5,585
                                                        -------
                                                        $28,379
                                                        =======

NOTE 7 UNUSUAL ITEMS

 1997

  The first eight months of 1997 included an unusual charge of $10.5 million relating to the judgment against the Company in favor of International Insurance Company ("International"), awarding International $11.2 million, plus interest from March 1995. The Company recorded a charge to income in the first quarter of 1997 of $12.9 million as an unusual item, which represented the amount of the judgment plus interest to date. On July 15, 1997, the Company agreed to settle with International by dropping an appeal and paid a reduced amount on July 30, 1997 in complete settlement of all outstanding amounts. As a result of the settlement, the Company recorded a favorable adjustment of $2.4 million as an unusual item in the second quarter of 1997.

  In addition, the Company recorded unusual charges of $15.8 million in August 1997. These charges, which related to the sale of the Company, represented indirect and general expenses incurred by the Company in connection with the sale process and were paid in 1997.

                     IMO INDUSTRIES INC. AND SUBSIDIARIES

 1996

  During the fourth quarter of 1996, the Company recognized unusual charges of $17.4 million ($1.02 per share) in income from continuing operations. These charges include $0.3 million related to the restructuring and cost reduction programs within the Company's operating units, and $17.1 million related to the write-down of certain businesses being held for sale and certain non-operating real estate being held for sale to net realizable value.

 1995

  During the fourth quarter of 1995, the Company recognized unusual charges of $8.1 million ($0.48 per share) in income from continuing operations. These charges include $3.1 million in severance benefits and other expenses related to a Company-wide program to reduce general and administrative costs (See Note
4) and $5.0 million related to the write-down of certain non-operating real estate to net realizable value.

NOTE 8 INCOME TAXES

  The components of income tax expense (benefit) from continuing operations are:

                                       YEAR ENDED DECEMBER 31,    EIGHT MONTHS
                                       -------------------------      ENDED
                                           1995         1996     AUGUST 28, 1997
                                       ------------  ----------- ---------------
                                                (DOLLARS IN THOUSANDS)
     Current:
       Federal........................ $        --   $       --      $  --
       Foreign........................        1,528        2,386        994
       State..........................          303          277        260
                                       ------------  -----------     ------
                                              1,831        2,663      1,254
                                       ------------  -----------     ------
     Deferred:
       Federal........................      (17,000)      10,000        --
       Foreign and State..............          --           --         --
                                       ------------  -----------     ------
                                            (17,000)      10,000        --
                                       ------------  -----------     ------
                                       $    (15,169) $    12,663     $1,254
                                       ============  ===========     ======

                      IMO INDUSTRIES INC. AND SUBSIDIARIES

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1996 are as follows:

                                                        DECEMBER 31, 1996
                                                      -------------------------
                                                       CURRENT      LONG-TERM
                                                      -----------  ------------
                                                      (DOLLARS IN THOUSANDS)
     Deferred tax assets:
       Postretirement benefit obligation............. $       595  $     6,367
       Expenses not currently deductible.............      21,516        7,185
       Net operating loss carryover..................         --        37,269
       Tax credit carryover..........................         --         2,133
                                                      -----------  -----------
         Total deferred tax assets...................      22,111       52,954
     Valuation allowance for deferred tax assets.....     (12,946)     (31,119)
                                                      -----------  -----------
     Net deferred tax assets.........................       9,165       21,835
                                                      -----------  -----------
     Deferred tax liabilities:
       Tax over book depreciation....................         --        18,289
       Other.........................................         --         7,436
                                                      -----------  -----------
         Total deferred tax liabilities..............         --        25,725
                                                      -----------  -----------
     Net deferred tax assets (liabilities)........... $     9,165  $    (3,890)
                                                      ===========  ===========

  The components of income (loss) from continuing operations before income taxes and extraordinary item are as follows:

                                       YEAR ENDED DECEMBER 31,    EIGHT MONTHS
                                       ------------------------       ENDED
                                          1995         1996      AUGUST 28, 1997
                                       -----------  -----------  ---------------
                                               (DOLLARS IN THOUSANDS)
     United States.................... $   (14,722) $   (22,663)    $(29,023)
     Non-U.S..........................       6,731        2,258         (974)
                                       -----------  -----------     --------
                                       $    (7,991) $   (20,405)    $(29,997)
                                       ===========  ===========     ========

  U.S. income tax expense (benefit) at the statutory tax rate is reconciled below to the overall U.S. and non-U.S. income tax expense (benefit).

                                     YEAR ENDED DECEMBER 31,     EIGHT MONTHS
                                     -------------------------       ENDED
                                         1995         1996      AUGUST 28, 1997
                                     ------------  -----------  ---------------
                                              (DOLLARS IN THOUSANDS)
   Tax at U.S. federal income tax
    rate...........................  $     (2,797) $    (7,142)    $(10,499)
   State taxes, net of federal
    income tax effect..............           197          188          169
   Impact of non-U.S. tax rates and
    credits........................          (828)        (331)        (660)
   Net U.S. tax on distributions of
    current non-U.S. earnings......           586          755          --
   Goodwill amortization and write-
    off............................           643        4,276          222
   Change in valuation reserve.....       (21,685)      12,390        7,472
   Nondeductible foreign losses....           --         1,914        1,017
   Other...........................         8,715          613        3,533
                                     ------------  -----------     --------
   Income tax expense (benefit)....  $    (15,169) $    12,663     $  1,254
                                     ============  ===========     ========

                     IMO INDUSTRIES INC. AND SUBSIDIARIES

  The Company has net operating loss carryforwards of approximately $101.0 million expiring in years 2002 through 2012, and minimum tax credits of approximately $2.8 million, which may be carried forward indefinitely. Included in the net operating loss carryforwards are foreign tax credits of approximately $7.4 million, expiring through 2001, which, for financial and tax reporting purposes, are reflected as deductible foreign taxes. These carryforwards are available to offset future federal taxable income, subject to the Section 382 limitations.

  The Company establishes valuation allowances in accordance with the provisions of FASB Statement No. 109, "Accounting for Income Taxes." The Company continually reviews the adequacy of the valuation allowance and is recognizing these benefits only as reassessment indicates that it is more likely than not that the benefits will be realized.

  In 1995, the Company reduced the valuation allowance applied against the net operating loss carryforwards by $17.0 million based upon reasonable and prudent tax planning strategies and future income projections including the planned sale of Roltra Morse. As a result of withdrawing Roltra Morse from potential sale in 1996, the Company recorded a provision of $10.0 million against deferred tax benefits previously recognized based on an anticipated gain on this sale. This reduced the deferred tax benefit to $5.3 million at December 31, 1996, to a level where management believes that it is more likely than not that the tax benefit will be realized. The total amount of future taxable income in the U.S. necessary to realize the asset is approximately $14.5 million. Although the Company has a history of prior losses, these losses were primarily attributable to divested businesses and unusual items. The remaining valuation allowance is necessary due to the uncertainty of future income estimates.

NOTE 9 NOTES PAYABLE AND LONG-TERM DEBT

  On August 29, 1997, the Company completed the refinancing of its domestic senior debt. Under terms of the refinancing, the Company entered into an agreement for $143.0 million in senior secured credit facilities with a group of lenders (the "New Credit Agreement"). Initial borrowings under the New Credit Agreement were approximately $127.1 million. Proceeds of the New Credit Agreement were used to refinance all obligations under the Company's previous credit agreement. The cost of the implementation of the New Credit Agreement will be amortized over its term.

  The New Credit Agreement, which is secured by the assets of the Company's domestic operations and all or a portion of the stock of certain subsidiaries, provided for a five year, $70.0 million revolving credit facility (which includes a $30.0 million letter of credit sub-facility), and a $73.0 million term loan facility ("Term Loans") amortizing to August 29, 2002. Proceeds from the August 29, 1997 sale of the Instrumentation business were used to repay amounts on the revolving credit facility and Term Loans of $54.2 million and $13.9 million, respectively (See Note 3). At the same time, and in keeping with the terms of the New Credit Agreement, the $73.0 million term loan facility was reduced to $59.0 million, which reduced the total facility to $129.0 million.

 Notes Payable

  As of December 31, 1996, the Company had under the New Credit Agreement, borrowings of $19.3 million outstanding under the revolving credit facility, as well as $5.5 million of outstanding standby letters of credit. As of June 30, 1997, the Company had under the Old Credit Agreement, borrowings of $28.8 million outstanding under the revolving credit facility, as well as $12.2 million of outstanding standby letters of credit. The Company's continuing operations had $12.7 million and $11.9 million in foreign short-term credit facilities with amounts outstanding at December 31, 1996 and June 30, 1997 of $4.2 million and $4.7 million, respectively. Due to the short-term nature of these debt instruments it is the Company's opinion that the carrying amounts

                     IMO INDUSTRIES INC. AND SUBSIDIARIES
approximate the fair value. The weighted average interest rate on short-term notes payable was 8.35% and 8.49% at December 31, 1996 and June 30, 1997.

 Long-Term Debt

  Long-term debt of continuing operations consists of the following:

                                                                    DECEMBER 31,
                                                                        1996
                                                                    ------------
                                                                    (DOLLARS IN
                                                                     THOUSANDS)
     Term Loan A, $1.25 million due quarterly July 31, 1996 to
      April 30, 2001..............................................    $ 22,500
     Term Loan B, $2.2 million due quarterly July 31, 1997 to
      April 30, 2001..............................................      28,122
     Term Loan C, $.125 million due quarterly July 31, 1996 to
      April 30, 2001 and $5.3 million due quarterly July 31, 2001
      to April 30, 2003...........................................      44,750
     Senior subordinated notes with interest at 11.75%, due May 1,
      2006, net of unamortized discount of $2.1 million in 1996...     152,858
     Other........................................................       8,443
                                                                      --------
                                                                       256,673
     Less current portion.........................................      11,666
                                                                      --------
                                                                      $245,007
                                                                      ========

  The aggregate annual maturities of long-term debt from continuing operations, in thousands, for the four years subsequent to 1997 are: 1998-- $14,960; 1999--$14,580; 2000--$14,580; and 2001--$18,212.

  Total debt of the Discontinued Operations, in thousands, amounted to $33,012 as of December 31, 1996. Of this amount, $8,295 represents the long-term portion.

  The Term Loans have required mandatory prepayments under certain conditions such as from proceeds from asset sales, specified percentages of net proceeds of debt or equity issuances, and a percentage of excess cash flow. The mandatory prepayments will be applied to the Term Loans pro rata, and then to the repayment of the revolving credit facility. Mandatory prepayments applied to the Term Loans reduce the scheduled quarterly principal payments on a pro rata basis. The interest rates on the Term Loans are variable and based on current market rates. Consequently, the carrying value of the Term Loans approximates fair value.

  The Notes are not redeemable prior to May 1, 2001, except that, until May 1, 1999, the Company may redeem, at its option, up to an aggregate of $55.0 million of the principal amount of the Notes at 110% of their principal amount plus accrued interest with the net proceeds of one or more public equity offerings provided that at least $100.0 million of the principal amount of the Notes remains outstanding after each such redemption. On or after May 1, 2001, the Notes are redeemable at the option of the Company, in whole or in part, at 106% of their principal amount, plus accrued interest, declining to 100% of their principal amount plus accrued interest on or after May 1, 2004. Interest is payable semi-annually on May 1 and November 1. On September 16, 1997, the Company offered to purchase all of the Notes at 101% of the principal amount, as required under the indenture governing the Notes as a result of the Acquisition. No Notes were tendered in the offer. On November 25, 1997, the Company purchased, through an open market transaction, Notes in the face amount of $19.9 million at a purchase price of 111.47 % of the principal amount.

  The New Credit Agreement requires the Company to meet certain objectives with respect to financial ratios. The New Credit Agreement and the Notes contain provisions, which place certain limitations on dividend payments and outside borrowings. Under the most restrictive of such provisions, the New Credit Agreement

                     IMO INDUSTRIES INC. AND SUBSIDIARIES
requires the Company to maintain certain minimum interest coverage, fixed charge coverage and maximum permitted debt levels and prohibits dividends.

  An extraordinary charge of $8.5 million ($0.49 per share) was recorded in the second quarter of 1996, as a result of the April 1996 refinancing of the Company's domestic senior debt and its then outstanding 12% and 12.25% senior subordinated debentures. This charge represents cash outlays of $5.1 million incurred in connection with the early extinguishment of the debt as well as the write-off of previously deferred loan costs.

  In connection with the early repayment and redemption of domestic senior debt and $80.0 million of the then outstanding 12.25% senior subordinated debentures in 1995, the Company recorded a $4.4 million ($0.26 per share) charge as an extraordinary item. The charge consisted of the write-off of deferred debt expense associated with portions of the domestic senior debt repaid and the 12.25% senior subordinated debentures redeemed.

NOTE 10 SHAREHOLDERS' EQUITY

 Equity Incentive Plans

  On August 29, 1997, the Board of Directors accelerated the exercisability and deemed exercised for cash all stock options outstanding under the Company's Equity Incentive Plan for Key Employees, the Equity Incentive Plan for Outside Directors, and the 1995 Equity Incentive Plan for Outside Directors, (collectively the "Plans"). The cash paid for outstanding stock options deemed exercised was based upon the greater of the excess of the tender offer price of Acquisition Corp. of $7.05 per share over the per share option exercise price and zero. The cash payment of outstanding options resulted in no options remaining outstanding as of August 29, 1997. In addition, on November 5, 1997, pursuant to resolution of the Board of Directors, the Plans were terminated effective August 29, 1997.

  Stock options granted during 1997 under the Plans have been valued based upon the difference between the exercise price on the date of grant and Acquisition Corp.'s tender offer price of $7.05 per share. The Company has followed Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") in accounting for its stock option plans, but has disclosed the supplemental information as required under FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("Statement 123"). Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized other than for restricted stock awards.

  Under the Company's Equity Incentive Plan for Key Employees, up to 3,050,000 shares of the Company's $1.00 par value common stock were issuable pursuant to the granting of stock options, stock appreciation rights, restricted stock awards and restricted unit awards to key employees. Options were granted at no less than 100 percent of the fair market value of the Company's common stock on the date of grant or on the prospective date fixed by the Board of Directors. None of these options were exercisable for at least a one-year period from the date of grant. After this waiting period, 25 percent of each option, on a cumulative basis, could be exercised in each of the following four years. Additionally, each option terminated no later than 10 years from the date of grant.

  The Equity Incentive Plan for Key Employees permitted awards of restricted stock to key employees subject to a restricted period and a purchase price, if any, to be paid by the employee as determined by the committee administering the Equity Incentive Plan. The vesting of restricted stock awards was subject to a defined vesting period and to the Company's common stock achieving certain performance levels during such period. No grants of restricted stock were made in 1997 or 1995. Grants of 35,000 shares of restricted stock were made in 1996.

                     IMO INDUSTRIES INC. AND SUBSIDIARIES

All employees, who held vested restricted stock as August 29, 1997, were compensated for the stock in cash at the Acquisition Corp. tender offer price of $7.05 per share.

  A summary of the Company's stock option activity under the Equity Incentive Plan for Key Employees and related information is as follows:

                                 YEAR ENDED DECEMBER 31,
                            -----------------------------------   EIGHT
                                    WEIGHTED-         WEIGHTED-   MONTHS   WEIGHTED-
                                     AVERAGE           AVERAGE    ENDED     AVERAGE
                                    EXERCISE          EXERCISE  AUGUST 28, EXERCISE
                             1995     PRICE    1996     PRICE      1997      PRICE
                            ------  --------- ------  --------- ---------- ---------
                                            (SHARES IN THOUSANDS)
   Options:
     Granted...............    250   $ 6.00      254    $4.08        15      $3.00
     Exercised.............    (73)  $ 7.32      --       --       (455)     $4.77
     Forfeited.............   (210)  $10.27     (292)   $8.12      (101)     $8.30
     Canceled..............    --       --       --       --        --       $8.44
   Outstanding at end of
    period.................  1,464   $ 8.02    1,426    $7.32       885        --
   Exercisable at end of
    period.................    691   $ 8.24      718    $8.15       --         --
   Available for grant at
    end of period..........    865               868                --
   Weighted-average fair
    value of options
    granted during the
    period.................          $ 3.53             $2.50                $4.05
                                     ======             =====                =====

  The Company has no options outstanding under the plan pursuant to the termination of the plan by the Board of Directors on November 5, 1997, effective August 29, 1997.

  During 1988, the Company adopted the Equity Incentive Plan for Outside Directors. This plan provided for the granting of non-qualified stock options of up to 360,000 shares of the Company's common stock to directors of the Company who are not employees of the Company or any of its affiliates. Pursuant to this plan, options could be granted at no less than 100 percent of the fair market value of the Company's common stock on a date five business days after the option was granted and no option granted could be exercised during the first year after its grant. After this waiting period, 25 percent of each option, on a cumulative basis, could be exercised in each of the following four years. Each option terminated no later than 10 years from the date of grant. In February 1988, 320,000 stock options were granted at $16.19 per share. In December 1990, 40,000 stock options were granted at $10.375 per share. In June 1995, the plan was amended to reduce the number of shares issuable to an aggregate of 360,000 and to provide that no future options could be granted thereunder. All outstanding stock options under the plan were canceled effective August 29, 1997 pursuant to resolution of the Company's Board of Directors. On November 5, 1997, the plan was terminated pursuant to resolution of the Board of Directors effective August 29, 1997.

  In June 1995, the Company adopted the 1995 Equity Incentive Plan for Outside Directors. This plan provided for the granting of restricted stock awards and non-qualified stock options of up to 240,000 shares of the Company's common stock to outside directors of the Company who are not employees of the Company or any of its affiliates. Pursuant to this plan, each outside director was granted, on an annual basis, options to purchase 4,000 shares of the Company's common stock. The exercise price of the options was 100 percent of the fair market value of the common stock at the date of grant and no options granted could be exercised during the first year after its grant subject to certain plan provisions. After this waiting period, the options became exercisable in four equal annual installments of 1,000 shares. Additionally, each option terminated no later than 10 years from the date of grant. This plan also provided for the granting of an annual restricted stock award of 1,000 shares of the Company's common stock. Each award was made in four quarterly installments of 250 shares

                      IMO INDUSTRIES INC. AND SUBSIDIARIES
beginning July 1, 1995. The shares comprising the restricted stock awards could not be sold or otherwise transferred by the outside director until termination from service. Restricted stock awards of 3,750 shares, 5,500 shares and 3,000 shares were granted during 1997, 1996 and 1995, respectively.

  A summary of the Company's stock option activity under the 1995 Equity Incentive Plan for Outside Directors and related information is as follows:

                               YEAR ENDED DECEMBER 31,
                            -----------------------------   EIGHT
                                 WEIGHTED-      WEIGHTED-   MONTHS   WEIGHTED-
                                  AVERAGE        AVERAGE    ENDED     AVERAGE
                                 EXERCISE       EXERCISE  AUGUST 28,  EXERCISE
                            1995   PRICE   1996   PRICE      1997      PRICE
                            ---- --------- ---- --------- ---------- ----------
                                          (SHARES IN THOUSANDS)
   Options:
     Granted...............  24    $8.00    20    $7.88       20       $2.87
     Exercised............. --       --    --       --       (20)      $2.87
     Canceled.............. --       --    --       --       --        $7.83
   Outstanding at end of
    period.................  24    $8.00    44    $7.94       44         --
   Exercisable at end of
    period................. --       --      6    $8.00      --          --
   Available for grant at
    end of period.......... 213            188               --
   Weighted-average fair
    value of options
    granted during the
    period.................        $5.61          $5.58                $4.18
                                   =====          =====                =====

  The Company had no options outstanding under the plan pursuant to the termination of the plan by the Board of Directors on November 5, 1997, effective August 29, 1997.

  Pro forma net income (loss) and earnings (loss) per share determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of Statement 123 follows:

                                                                   FOR THE
                                     YEAR ENDED DECEMBER 31,    EIGHT MONTHS
                                     ------------------------       ENDED
   (DOLLARS IN THOUSANDS, EXCEPT        1995         1996      AUGUST 28, 1997
   PER SHARE AMOUNTS)                ----------- ------------  ---------------
   Net income (loss)--as reported..  $    29,710 $    (58,370)    $(28,879)
   Net income (loss)--pro forma....  $    29,668 $    (58,643)    $(28,879)
   Earnings (loss) per share--as
    reported.......................  $      1.74 $      (3.41)    $  (1.68)
   Earnings (loss) per share--pro
    forma..........................  $      1.74 $      (3.42)    $  (1.68)

  The fair value for options and restricted stock awards granted in 1996 and 1995 was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for the Equity Incentive
Plans:

                                                 1995             1996
                                                ------- ------------------------
              EQUITY INCENTIVE PLAN              STOCK   STOCK  RESTRICTED STOCK
                FOR KEY EMPLOYEES               OPTIONS OPTIONS      AWARDS
              ---------------------             ------- ------- ----------------
   Expected stock price volatility.............   0.495   0.528       0.510
   Risk-free interest rate.....................   5.93%   6.16%       6.26%
   Expected life of equity instrument.......... 7 years 7 years     5 years
   Expected dividend yield.....................      0%      0%          0%

                     IMO INDUSTRIES INC. AND SUBSIDIARIES

  Stock options granted under the plan during 1997 have been valued based upon the difference between the exercise price on the date of grant and Acquisition Corp.'s tender offer price of $7.05 per share.

  During 1995, there were no restricted stock awards under the Equity Incentive Plan for Key Employees.

                                          1995                     1996
                                ------------------------ ------------------------
   1995 EQUITY INCENTIVE PLAN    STOCK  RESTRICTED STOCK  STOCK  RESTRICTED STOCK
     FOR OUTSIDE DIRECTORS      OPTIONS      AWARDS      OPTIONS      AWARDS
   --------------------------   ------- ---------------- ------- ----------------
   Expected stock price
    volatility...............     0.512       0.497        0.522       0.523
   Risk-free interest rate...     6.31%       5.93%        6.31%       5.93%
   Expected life of equity
    instrument...............   7 years     5 years      7 years     4 years
   Expected dividend yield...        0%          0%           0%          0%

  For 1996 and 1995, the expected life of the restricted stock awards under the plan represents the weighted-average of the remaining years until each of the members of the Board of Directors attains the mandatory retirement age of
72. This assumed that each of the directors would continue their directorships until the mandatory retirement age.

  The risk-free interest rates are based on U.S. Treasury Notes on the date of grant with maturities equal to the respective stock option and restricted stock award expected lives.

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options and restricted stock awards. Option and restricted stock valuation models require the input of highly subjective assumptions including the expected stock price volatility.

  For purposes of pro forma disclosures, the estimated fair value of the options and restricted stock awards is amortized to expense over the options' vesting period. Total compensation expense related to stock-based compensation awards under Statement 123 for 1996 and 1995 was approximately $300,000 and $48,000, respectively. In 1997, actual compensation expense is included in the net income pro forma disclosures table. Compensation expense recorded by the Company under APB 25 in 1997, 1996 and 1995 for awards granted during those years was approximately $1.2 million, $27,000 and $6,000, respectively.

 Employees Stock Savings Plan

  Prior to August 1, 1997, up to 1,600,000 shares of the Company's common stock were reserved for issuance under the Company's Employee Stock Savings Plan ("ESSP"). The Committee of the ESSP approved a policy change, effective August 1, 1997, in that employer matching contributions to the ESSP are to be paid in cash rather than through issuance of Company common stock. As of August 1, 1997, this plan policy change effectively eliminated the restriction on the use of authorized but unissued shares of common stock.

 Common Stock Warrants

  In July 1993, the Company issued warrants to purchase 200,000 shares of its common stock at $9.02 per share (subject to adjustment in certain events), to one of its senior lenders in connection with the restructuring of its senior credit facilities. The warrants are exercisable on or before December 31, 1998.

 Treasury Stock

  On August 29, 1997, the Company canceled the shares of treasury stock outstanding as of that date totaling 1,672,788 shares of the Company's common stock with a cost basis of approximately $18.0 million.

                     IMO INDUSTRIES INC. AND SUBSIDIARIES

NOTE 11 OPERATIONS BY INDUSTRY SEGMENT AND GEOGRAPHIC AREA

  The Company classifies its continuing operations into three business segments: Power Transmission, Pumps, and Morse Controls. The 1996 and 1995 amounts have been restated to reflect Instrumentation and Roltra Morse segments as discontinued operations. Information about the business of the Company by business segment, foreign operations and geographic area is presented below:

                                            YEAR ENDED
                                           DECEMBER 31,
                                         ------------------  EIGHT MONTHS ENDED
                                           1995      1996     AUGUST 28, 1997
                                         --------  --------  ------------------
                                                (DOLLARS IN THOUSANDS)
   Net Sales
     Power Transmission................. $ 95,075  $ 89,456       $ 61,541
     Pumps..............................   94,375   107,567         72,089
     Morse Controls.....................  107,664   112,488         76,521
                                         --------  --------       --------
       Total net sales.................. $297,114  $309,511       $210,151
                                         --------  --------       --------
   Segment operating income
     Power Transmission................. $ 10,673  $  8,618       $  5,524
     Pumps..............................    9,219    11,229          8,385
     Morse Controls.....................    4,748     8,299          4,501
                                         --------  --------       --------
       Total segment operating income...   24,640    28,146         18,410
                                         --------  --------       --------
   Equity in income (loss) of
    unconsolidated companies............      302       (32)          (386)
   Unallocated corporate expenses(1)....  (12,454)  (23,988)       (30,752)
   Net interest expense.................  (20,479)  (24,531)       (17,269)
                                         --------  --------       --------
   Income (loss) from continuing
    operations before income taxes and
    extraordinary item.................. $ (7,991) $(20,405)      $(29,997)
                                         ========  ========       ========

  A reconciliation of segment operating income to income from operations follows:

                                            YEAR ENDED
                                           DECEMBER 31,
                                         ------------------  EIGHT MONTHS ENDED
                                           1995      1996     AUGUST 28, 1997
                                         --------  --------  ------------------
                                                (DOLLARS IN THOUSANDS)
   Segment operating income............. $ 24,640  $ 28,146       $ 18,410
   Unallocated corporate expenses(1)....  (12,454)  (23,988)       (30,752)
   Other (income) expense...............     (370)      355            513
                                         --------  --------       --------
   Income (loss) from operations........ $ 11,816  $  4,513       $(11,829)
                                         ========  ========       ========

--------
(1) Unallocated corporate expenses include unusual items of $26.3 million for the eight months ended August 28, 1997, $10.5 million for the six months ended June 30, 1997, and $17.1 million and $6.6 million for the years ended December 31, 1996 and 1995, respectively.

                     IMO INDUSTRIES INC. AND SUBSIDIARIES

  Segment operating income includes $0.3 million and $1.5 million of unusual items related to the Morse Controls segment for the years ended December 31, 1996 and 1995, respectively.

                                                            DECEMBER 31, 1996
                                                          ----------------------
                                                          (DOLLARS IN THOUSANDS)
   Identifiable assets
     Power Transmission..................................        $ 70,533
     Pumps...............................................          73,806
     Morse Controls......................................         110,141
     Corporate...........................................          27,766
     Discontinued Operations:
       Electro-Optical...................................          14,356
       Instrumentation...................................          22,516
       Roltra Morse......................................          11,331
       Turbomachinery....................................             473
                                                                 --------
         Total identifiable assets.......................        $330,922
                                                                 ========

                                  YEAR ENDED
                                 DECEMBER 31,
                                --------------- EIGHT MONTHS ENDED
                                 1995    1996    AUGUST 28, 1997
                                ------- ------- ------------------
                                      (DOLLARS IN THOUSANDS)
   Depreciation and
    amortization
     Power Transmission........ $ 4,618 $ 4,438       $3,004
     Pumps.....................   3,972   4,114        2,456
     Morse Controls............   3,392   3,335        2,497
     Corporate.................   1,400   1,511          657
                                ------- -------       ------
       Total depreciation and
        amortization........... $13,382 $13,398       $8,614
                                ------- -------       ------
   Capital expenditures
     Power Transmission........ $ 3,384 $ 2,699       $  537
     Pumps.....................   7,367   4,568        1,988
     Morse Controls............   2,131   2,554        1,923
     Corporate.................     273     211          107
                                ------- -------       ------
       Total capital
        expenditures........... $13,155 $10,032       $4,555
                                ======= =======       ======

  Identifiable assets at December 31, 1996 include $26.5 million, $6.7 million and $28.5 million of goodwill for the Power Transmission, Pumps, and Morse Controls segments, respectively, and goodwill of $0.6 million and $9.5 million for the Instrumentation and Roltra Morse discontinued segments, respectively.

                      IMO INDUSTRIES INC. AND SUBSIDIARIES

  The continuing operations of the Company on a geographic basis are as follows:

                                              YEAR ENDED
                                             DECEMBER 31,
                                           ----------------- EIGHT MONTHS ENDED
                                             1995     1996    AUGUST 28, 1997
                                           -------- -------- ------------------
                                                  (DOLLARS IN THOUSANDS)
   Net sales
     United States........................ $205,717 $210,196      $143,512
     Foreign (principally Europe).........   91,397   99,315        66,639
                                           -------- --------      --------
       Total net sales.................... $297,114 $309,511      $210,151
                                           ======== ========      ========
   Segment operating income
     United States........................ $ 20,572 $ 20,948      $ 14,809
     Foreign..............................    4,068    7,198         3,601
                                           -------- --------      --------
       Total segment operating income..... $ 24,640 $ 28,146      $ 18,410
                                           ======== ========      ========

                                                            DECEMBER 31, 1996
                                                          ----------------------
                                                          (DOLLARS IN THOUSANDS)
   Identifiable assets
     Continuing Operations:
       United States.....................................        $196,373
       Foreign...........................................          85,873
     Discontinued Operations:
       United States.....................................          23,210
       Foreign...........................................          25,466
                                                                 --------
         Total identifiable assets.......................        $330,922
                                                                 ========

                                                YEAR ENDED
                                               DECEMBER 31,
                                              --------------- EIGHT MONTHS ENDED
                                               1995    1996    AUGUST 28, 1997
                                              ------- ------- ------------------
                                                    (DOLLARS IN THOUSANDS)
   Export sales
     Asia.................................... $ 3,469 $ 5,724      $ 2,858
     Canada..................................   4,641   3,236        3,475
     Europe..................................   2,590   3,133        1,708
     Latin America...........................     470     906          423
     Middle East & North Africa..............     231   1,943          313
     South America...........................   2,678   6,739        4,233
     Other...................................   2,208   3,333          826
                                              ------- -------      -------
       Total export sales.................... $16,287 $25,014      $13,836
                                              ======= =======      =======

  No one customer accounted for 10% or more of consolidated sales in 1997, 1996 or 1995.

NOTE 12 PENSION PLANS

  The Company and its subsidiaries have various pension plans covering substantially all of their employees. Benefits are based on either years of service or years of service and average compensation during the years immediately preceding retirement. It is the general policy of the Company to fund its pension plans in conformity with requirements of applicable laws and regulations. Effective December 31, 1996, all domestic pay-related plans were merged into the Imo Industries Inc. Retirement Plan for U.S. Salaried Employees. Pension benefits were not affected by the merger.

                     IMO INDUSTRIES INC. AND SUBSIDIARIES

  Pension expense was $2.5 million for the eight months ended August 28, 1997, $4.3 million in 1996 and $4.2 million in 1995, and includes amortization of prior service cost and transition amounts for periods of 5 to 15 years. The 1997, 1996 and 1995 expense includes costs related to retained pension liabilities of discontinued operations. The Company included $2.0 million of curtailment and settlement losses in its gain on disposal related to the discontinued operations in 1995. Net pension expense is comprised of the following:

                                           YEAR ENDED
                                          DECEMBER 31,
                                        ------------------  EIGHT MONTHS ENDED
                                          1995      1996     AUGUST 28, 1997
                                        --------  --------  ------------------
                                               (DOLLARS IN THOUSANDS)
   Service cost........................ $  4,297  $  4,282       $  2,071
   Interest cost on projected benefit
    obligation.........................   13,429    14,471          9,807
   Actual return on plan assets........  (17,797)  (20,868)       (17,119)
   Net amortization and deferral.......    4,274     6,374          7,793
                                        --------  --------       --------
     Net pension expense............... $  4,203  $  4,259       $  2,552
                                        ========  ========       ========

  Assumptions used to determine the net pension expense of the Company-sponsored defined benefit plans are as follows:

                                                                  1995 1996 1997
                                                                  ---- ---- ----
     Weighted average discount rate.............................. 8.5% 7.5% 7.5%
     Rate of increase in compensation levels..................... 5.3% 5.3% 5.3%
     Expected long-term rate of return on assets................. 9.0% 9.0% 9.0%

  The following table sets forth the funded status and amounts recognized in the consolidated balance sheets for the defined benefit pension plans using a discount rate of 7.75% at December 31, 1996. The assumed rate of increase in compensation levels was 5.3%.

                                                        YEAR ENDED DECEMBER 31,
                                                                 1996
                                                        -----------------------
                                                          ASSETS    ACCUMULATED
                                                          EXCEED     BENEFITS
                                                        ACCUMULATED   EXCEED
                                                         BENEFITS     ASSETS
                                                        ----------- -----------
                                                        (DOLLARS IN THOUSANDS)
   Actuarial present value of benefit obligations:
     Vested benefit obligation........................   $163,375    $ 29,395
                                                         --------    --------
     Accumulated benefit obligation...................   $166,927    $ 29,783
                                                         --------    --------
   Projected benefit obligation.......................   $182,288    $ 30,723
   Plan assets at fair value..........................    180,889      16,800
                                                         --------    --------
   Plan assets in excess of (less than) projected
    benefit obligation................................     (1,399)    (13,923)
   Unrecognized net (gain) or loss....................     (2,908)      2,734
   Prior service cost not yet recognized in net
    periodic pension cost.............................      2,884       1,097
   Unrecognized net (asset) obligation at transition..      1,836           4
   Adjustment required to recognize minimum
    liability.........................................        --       (3,797)
                                                         --------    --------
   Pension asset (liability) recognized in the balance
    sheet.............................................   $    413    $(13,885)
                                                         ========    ========

  Effective with the December 31, 1996 measurement date, the discount rate, expected long-term rate of return on assets and mortality assumptions were revised to reflect current market and demographic conditions. As a result of these changes, the December 31, 1996 projected benefit obligation increased by approximately $11.0

                     IMO INDUSTRIES INC. AND SUBSIDIARIES
million. These changes had no effect on the 1996 pension expense and are not expected to have a material effect on future years' expense.

  Plan assets are invested in fixed dollar guaranteed investment contracts, U.S. Government obligations, fixed income investments, guaranteed annuity contracts and equity securities whose values are subject to fluctuations of the securities market.

  The Company maintains two defined contribution plans covering substantially all domestic, non-union employees. Eligible employees may generally contribute from 1% to 15% of their compensation on a pre-tax basis. Company contributions to the plans are based on a percentage of employee contributions. In July 1995, the Company restored its matching contribution at 25% of the first 6% of each participant's pre-tax contribution. The Company's expense for 1997, 1996 and 1995 was $0.6 million, $0.7 million and $0.3 million, respectively.

NOTE 13 POSTRETIREMENT BENEFITS

  In addition to providing pension benefits, the Company provides certain health care and life insurance benefits for certain retired union employees. The Company's unionized retiree benefits are determined by their individually negotiated contracts. The Company's contribution toward the full cost of the benefits is based on the retiree's age and continuous unbroken length of service with the Company. The Company's policy is to pay the cost of medical benefits as claims are incurred. Life insurance costs are paid as insured premiums are due.

  In March 1994, the Company amended its policy regarding non-union retiree medical and life insurance. This amendment, which affects all current and future non-union retirees, phased out the Company subsidy for retiree medical and life insurance over the three-year period ended December 31, 1996. The pre-tax amount amortized to income from continuing operations was $3.9 million in 1996 and in 1995. The amendment did not result in a significant increase or decrease in cash requirements during the phase-out period.

  The following tables set forth the plans' combined status reconciled with the amounts included in the consolidated balance sheet:

                                                         DECEMBER 31, 1996
                                                     -------------------------
                                                               LIFE
                                                     MEDICAL INSURANCE
                                                      PLANS    PLANS    TOTAL
                                                     ------- --------- -------
                                                      (DOLLARS IN THOUSANDS)
   Accumulated postretirement benefit obligation:
     Retirees....................................... $ 7,551  $1,965   $ 9,516
     Fully eligible active plan participants........     206      46       252
     Other active plan participants.................     395      47       442
                                                     -------  ------   -------
                                                       8,152   2,058    10,210
   Plan assets......................................     --      --        --
   Unrecognized prior service cost..................     --    1,605     1,605
   Unrecognized net gain............................   6,502     801     7,303
                                                     -------  ------   -------
   Postretirement benefit liability recognized in
    the balance sheet............................... $14,654  $4,464   $19,118
                                                     =======  ======   =======

  These amounts are classified as $1.7 million current liabilities and $17.4 million long-term liabilities.

                     IMO INDUSTRIES INC. AND SUBSIDIARIES

  Effective January 1, 1997, the Company subsidy for medical coverage under the Warren Pump Union plan was terminated. This termination resulted in a curtailment gain of $0.6 million for the year ended December 31, 1996. Net periodic postretirement benefit cost included the following components:

                                                     YEAR ENDED DECEMBER 31,
                                                              1995
                                                    --------------------------
                                                               LIFE
                                                    MEDICAL  INSURANCE
                                                     PLANS     PLANS    TOTAL
                                                    -------  --------- -------
                                                     (DOLLARS IN THOUSANDS)
   Service cost.................................... $    59   $     5  $    64
   Interest cost...................................   1,057       415    1,472
   Amortization of prior service cost..............  (3,110)   (2,319)  (5,429)
   Amortization of (gain) loss.....................    (166)      102      (64)
                                                    -------   -------  -------
   Net periodic postretirement benefit cost........ $(2,160)  $(1,797) $(3,957)
                                                    =======   =======  =======
                                                     YEAR ENDED DECEMBER 31,
                                                              1996
                                                    --------------------------
                                                               LIFE
                                                    MEDICAL  INSURANCE
                                                     PLANS     PLANS    TOTAL
                                                    -------  --------- -------
                                                     (DOLLARS IN THOUSANDS)
   Service cost.................................... $    24   $     2  $    26
   Interest cost...................................     650       157      807
   Amortization of prior service cost..............  (3,110)   (2,318)  (5,428)
   Amortization of gain............................    (449)      (44)    (493)
                                                    -------   -------  -------
   Net periodic postretirement benefit cost........ $(2,885)  $(2,203) $(5,088)
                                                    =======   =======  =======
                                                    EIGHT MONTHS ENDED AUGUST
                                                            28, 1997
                                                    --------------------------
                                                               LIFE
                                                    MEDICAL  INSURANCE
                                                     PLANS     PLANS    TOTAL
                                                    -------  --------- -------
                                                     (DOLLARS IN THOUSANDS)
   Service cost.................................... $     5   $     1  $     6
   Interest cost...................................     381       103      484
   Amortization of prior service cost..............     --        (97)     (97)
   Amortization of gain............................    (311)      (27)    (338)
                                                    -------   -------  -------
   Net periodic postretirement benefit cost........ $    75   $   (20) $    55
                                                    =======   =======  =======

  Actual negotiated health care premiums were used in calculating 1997, 1996 and 1995 health care costs. It is expected that the annual increase in medical costs will be 6.0% from 1997 to 1998, grading down to 5% general medical inflation level in future years. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, a 1% increase in the health care trend rate would increase the accumulated postretirement benefit obligation at December 31, 1997 by $0.6 million and the net periodic cost by $0.1 million for the year. Effective January 1, 1995, the Company changed its medical inflation rate to reflect actual experience. Such change resulted in a reduction of the 1995 net periodic cost of $0.8 million. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.75% in 1997 and 1996.

                     IMO INDUSTRIES INC. AND SUBSIDIARIES

NOTE 14 LEASES

  The Company leases certain manufacturing and office facilities, equipment, and automobiles under long-term leases. Future minimum rental payments required under operating leases of continuing operations that have initial or remaining noncancelable lease terms in excess of one year, as of December 31, 1996, are:

                                                          (DOLLARS IN THOUSANDS)
     1997................................................        $ 5,406
     1998................................................          4,468
     1999................................................          3,160
     2000................................................          1,444
     2001................................................          1,235
     Thereafter..........................................          5,845
                                                                 -------
     Total minimum lease payments........................        $21,558
                                                                 =======

  Total rental expense under operating leases charged against continuing operations was $5.1 million for the eight months ended August 28, 1997 and $7.2 million and $6.7 million in 1996 and 1995, respectively.

NOTE 15 CONTINGENCIES

  LILCO Insurance Litigation. In January 1993, the Company was served with a complaint in a case brought in the U.S. District Court for the Northern District of California by International alleging that International was entitled to recover $10.0 million in defense costs, and $1.2 million of a judgment, each of which was paid on behalf of the Company in connection with litigation between the Company and Long Island Lighting Company ("LILCO") which was concluded in October 1993. International's principal contention was that the International policies did not cover the matters in question in the LILCO case. In June 1995, the Court entered a judgment in favor of International awarding it $11.2 million, plus interest from March 1995 (the "International Judgment"). The International Judgment, however, was not supported by an order, and in July 1995, the Court vacated the International Judgment as being premature because certain outstanding issues of recoverability of the $10.0 million in defense costs had not been finally determined. On May 8, 1997, the Company was informed that the Court had reinstated the International Judgment. The Company therefore recorded a charge to income in the first quarter of 1997 of $12.9 million as an unusual item, which represented the amount of the judgment plus interest to date. On July 15, 1997 the Company agreed to settle with International by dropping an appeal and paid a reduced amount on July 30, 1997 in complete settlement of all outstanding amounts. As a result of the settlement, the Company recorded a favorable adjustment of $2.4 million as an unusual item in the second quarter of 1997 (See Note 7).

  Additional Litigation and Claims. The Company and one of its subsidiaries are two of a large number of defendants in a number of lawsuits brought in various jurisdictions by approximately 6,000 claimants who allege injury caused by exposure to asbestos. Although neither the Company nor any of its subsidiaries has ever been a producer or direct supplier of asbestos, it is alleged that the industrial and marine products sold by the Company and the subsidiary named in such complaints contained components which contained asbestos. In addition, the Company and the subsidiary are named in cases involving approximately 22,000 claimants which in 1996 were "administratively dismissed" by the U.S. District Court for the Eastern District of Pennsylvania. Cases that have been "administratively dismissed" may be reinstated only upon a showing to the Court that (i) there is satisfactory evidence of an asbestos-related injury; and (ii) there is probative evidence that the plaintiff was exposed to products or equipment supplied by each individual defendant in the case. Suits against the two companies have been tendered to their insurers who are defending under stated reservation of rights pursuant to

                     IMO INDUSTRIES INC. AND SUBSIDIARIES
applicable defense and indemnity agreements. Although the Company believes it has adequate insurance coverage or has established appropriate reserves to cover potential liabilities related to these suits, if the Company's insurers should fail, become insolvent or refuse to cover claims or if there is any failure of the two companies to be successful in defending such suits, or in settling such suits on acceptable terms, there could be a material adverse effect on the Company's business, results of operations or financial condition.

  The Company was a defendant in a lawsuit in the U.S. District Court for the Western District of Pennsylvania, which alleged component failures in equipment sold by its former diesel engine division. The complaint sought damages of approximately $3.0 million. On September 30, 1997 the Court granted a Summary Judgment motion filed by the Company which effectively dismissed all claims against it. Plaintiffs have appealed this judgment to the United States Court of Appeals for the Third Circuit.

  The Company is a defendant in a lawsuit in the Circuit Court of Cook County, Illinois alleging performance shortfalls in products delivered by the Company's former Delaval Turbine Division and claiming damages of approximately $8.0 million. To date the Court has granted a series of Summary Judgment motions filed by the Company which have significantly reduced the scope of damages which the Plaintiff may claim but has permitted additional discovery to determine whether any other damages exist which plaintiff may be entitled to seek at a trial.

  The Company is a defendant in a lawsuit brought in the Superior Court of New Jersey that alleges failure in performance of equipment sold in 1986 by a former business of Imo. The complaint, filed on April 3, 1998, seeks damages in excess of $17.0 million. Few of the facts underlying the action are known by the Company; however, the Company believes there are legal and factual defenses to the claim and intends to defend the action vigorously.

  On June 3, 1997 the Company was served with a complaint in a case brought in the Superior Court of New Jersey which alleges damages in excess of $10.0 million plus interest incurred as a result of losses under a Government Contract Bid transferred in connection with the sale of the Company's former Electro-Optical Systems business. The Electro-Optical Systems business was sold in a transaction that closed on June 2, 1995. The sales contract provided certain representations and warranties as to the status of the business at the time of sale. The complaint alleges that the Company failed to provide notice of a "reasonably anticipated loss" under a bid that was pending at the time of the transfer of the business and therefore a representation was breached. The contract was subsequently awarded to the Company's Varo subsidiary and thereafter transferred to the buyer. The case is in the preliminary stages of pleading but the Company believes that there are legal and factual defenses to the claims and intends to defend the action vigorously.

  The Company is one of five defendants in an action brought in the United States District Court for the Middle District of Louisiana. In April 1991 the Company's former Deltex Division performed a repair of a turbine. Following the repair the turbine was included in a spare parts pool until January 1995. The plaintiff alleges that following installation in its plant the turbine experienced severe vibrations requiring the turbine to be run at less than optimal speed. They further allege that the shortfall in performance caused them to incur repair costs, and consequential damages in excess of $5.0 million. The lawsuit is in the early discovery stage, however, the Company believes that there are legal and factual defenses to the claims and intends to defend the action vigorously.

  The operations of the Company, like those of other companies engaged in similar businesses, involve the use, disposal and clean up of substances regulated under environmental protection laws. In a number of instances the Company has been identified as a Potentially Responsible Party by the U.S. Environmental Protection Agency, and in one instance by the State of Washington, with respect to the disposal of hazardous wastes at a

                     IMO INDUSTRIES INC. AND SUBSIDIARIES
number of facilities that have been targeted for clean-up pursuant to CERCLA or similar state law. Similarly, the Company has received notice that it is one of a number of defendants named in an action filed in the United States District Court, for the Southern District of Ohio Western Division by a group of plaintiffs who are attempting to allocate a share of cleanup costs, for which they are responsible, to a large number of additional parties, including the Company. Although CERCLA and corresponding state law liability is joint and several, the Company believes that its liability will not have a material adverse effect on the financial condition of the Company since it believes that it either qualifies as a de minimis or minor contributor at each site. Accordingly, the Company believes that the portion of remediation costs that it will be responsible for will not be material.

  The Company is also involved in various other pending legal proceedings arising out of the ordinary course of the Company's business. None of these legal proceedings is expected to have a material adverse effect on the financial condition of the Company. With respect to these proceedings and the litigation and claims described in the preceding paragraphs, management of the Company believes that it either will prevail, has adequate insurance coverage or has established appropriate reserves to cover potential liabilities. There can be no assurance, however, as to the ultimate outcome of any of these matters, and if all or substantially all of these legal proceedings were to be determined adversely to the Company, there could be a material adverse effect on the Company.

  The Company is self-insured for a portion of its product liability and certain other liability exposures. Depending on the nature of the liability claim, and with certain exceptions, the Company's maximum self-insured exposure ranges from $250,000 to $500,000 per claim with certain maximum aggregate policy limits per claim year. With respect to the exceptions, which relate principally to diesel and turbine units sold before 1991, the Company's maximum self-insured exposure is $5.0 million per claim.

                           CONSTELLATION PUMPS CORP.

                           CONSOLIDATED BALANCE SHEET
                    (DOLLARS IN THOUSANDS, EXCEPT PAR VALUE)

                                                                 JUNE 30, 1998
                                                                 -------------
                                                                  (UNAUDITED)
ASSETS
CURRENT ASSETS
Cash and cash equivalents.......................................   $  7,647
Trade accounts and notes receivable, less allowance of $1,429...     28,666
Inventories--net................................................     29,160
Prepaid expenses and other current assets.......................      3,966
                                                                   --------
  TOTAL CURRENT ASSETS..........................................     69,439
Net property, plant and equipment...............................     28,802
Intangible assets, principally goodwill--net....................     48,857
Notes receivable from Colfax Corporation........................    103,332
Other assets....................................................      1,488
                                                                   --------
  TOTAL ASSETS..................................................   $251,918
                                                                   ========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Notes payable...................................................   $  3,924
Trade accounts payable..........................................      7,404
Accrued expenses................................................      9,366
Other current liabilities.......................................     16,876
                                                                   --------
  TOTAL CURRENT LIABILITIES.....................................     37,570
Long-term debt..................................................    181,240
Deferred income taxes...........................................      2,532
Accrued pension expense and other liabilities...................     26,363
                                                                   --------
  TOTAL LIABILITIES.............................................    247,705
                                                                   --------
Minority Interest...............................................      1,418
SHAREHOLDERS' EQUITY (DEFICIT)
Preferred stock: $.01 par value; 10,000 authorized shares and
 unissued.......................................................        --
Common stock: $.01 par value; 2,500 authorized shares; 1,000
 issued.........................................................          1
Additional paid in capital......................................        999
Retained earnings...............................................      1,802
Cumulative foreign currency translation adjustment..............         (7)
                                                                   --------
  TOTAL SHAREHOLDERS' EQUITY....................................      2,795
                                                                   --------
    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..................   $251,918
                                                                   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           CONSTELLATION PUMPS CORP.

                        CONSOLIDATED STATEMENT OF INCOME
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                       FROM
                                                                   INCEPTION TO
                                                                   JUNE 30, 1998
                                                                   -------------
                                                                    (UNAUDITED)
NET SALES.........................................................    $28,511
COST OF PRODUCTS SOLD.............................................     16,769
                                                                      -------
GROSS PROFIT......................................................     11,742
Selling, general and administrative expenses......................      8,401
Research and development expenses.................................        782
                                                                      -------
INCOME FROM OPERATIONS............................................      2,559
Other (income) expense............................................     (1,126)
                                                                      -------
INCOME BEFORE INTEREST AND INCOME TAXES...........................      3,685
Interest expense..................................................      2,116
Other non-operating (gain)/loss...................................     (1,072)
                                                                      -------
INCOME BEFORE INCOME TAXES........................................      2,641
Income taxes......................................................        839
                                                                      -------
NET INCOME........................................................    $ 1,802
                                                                      =======
EARNINGS PER SHARE, BASIC AND DILUTED:
  Net income......................................................    $ 1,802
                                                                      -------
Weighted average number of shares outstanding.....................      1,000
                                                                      =======



  The accompanying notes are an integral part of these consolidated financial statements.

                           CONSTELLATION PUMPS CORP.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                     FROM
                                                                 INCEPTION TO
                                                                 JUNE 30, 1998
                                                                 -------------
                                                                  (UNAUDITED)
OPERATING ACTIVITIES
Net income......................................................   $   1,802
Adjustments to reconcile net income to net cash used by
 operating activities:
  Depreciation..................................................         376
  Amortization..................................................         226
  Other changes in operating assets and liabilities:
    Accounts and notes receivable...............................      (3,924)
    Inventories.................................................       2,056
    Accounts payable and accrued expenses.......................      (1,551)
    Other operating assets and liabilities......................      (2,611)
                                                                   ---------
NET CASH USED BY OPERATING ACTIVITIES...........................      (3,626)
                                                                   ---------
INVESTING ACTIVITIES
Purchases of property, plant and equipment......................        (596)
Cash paid for acquisition, net of cash acquired.................     (61,099)
                                                                   ---------
NET CASH USED BY INVESTING ACTIVITIES...........................     (61,695)
                                                                   ---------
FINANCING ACTIVITIES
Proceeds from issuance of stock.................................       1,000
Repayment of notes payable......................................      (7,959)
Proceeds from long-term borrowings..............................     175,000
Loan to affiliate...............................................    (103,418)
Other...........................................................       8,353
                                                                   ---------
NET CASH PROVIDED BY FINANCING ACTIVITIES.......................      72,976
                                                                   ---------
Effect of exchange rate changes on cash.........................          (8)
                                                                   ---------
DECREASE IN CASH AND CASH EQUIVALENTS...........................       7,647
Cash and cash equivalents at beginning of year..................         --
                                                                   ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR........................   $   7,647
                                                                   =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for:
    Interest....................................................         --
    Income taxes................................................         --

  The accompanying notes are an integral part of these consolidated financial statements.

                           CONSTELLATION PUMPS CORP.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 ORGANIZATION

  Constellation Pumps Corporation (the "Company") is a Delaware corporation organized in March 1998 to acquire the stock of Allweiler AG ("Allweiler") a German stock corporation. Allweiler is a leading manufacturer of pumps that are distributed primarily in Europe. The Company, through its wholly owned interest in three German subsidiaries, Constellation Verwaltungs GmbH, Constellation Beteiligungs and Constellation Verwaltungs GmbH & Co. Beteiligungen KG ("CV"), acquired a total of 97.2% of the common shares of Allweiler and 91.1% of its preferred shares through a series of transactions. The acquisition of the stock was substantially completed in April 1998 and has been accounted for under the purchase method. Total consideration paid was $38.2 million for the common shares and $27.4 million for the preferred shares. The purchase price was allocated based on the estimated fair values at the date of acquisition and resulted in an excess of purchase price over assets and liabilities acquired of $48.4 million, which is being amortized over 40 years.

NOTE 2 BASIS OF PRESENTATION

  Basis of Presentation: The results of operations since inception include those of the Company and its wholly owned subsidiaries, CV, Allweiler, Constellation Verwaltungs and Constellation Beteiligungs.

  Consolidation: Significant intercompany transactions have been eliminated in consolidation. The Company's subsidiaries use the equity method to account for investments in corporations in which it does not own a majority voting interest but has the ability to exercise significant influence over operating and financial policies.

  Translation of Foreign Currencies: Assets and liabilities of international operations are translated into U.S. dollars at current exchange rates. Income and expense accounts are translated into U.S. dollars at average rates of exchange prevailing during the year. Translation adjustments are reflected as a separate component of shareholders' equity.

  Cash Equivalents: Cash equivalents include investments in government securities funds and certificates of deposit with original maturities of less than three months. Investment periods are generally less than one month.

  Inventories: Inventories are carried at the lower of cost or market, cost being determined principally on the basis of standards which approximate actual costs on the first-in, first-out method, and market being determined by net realizable value. Appropriate consideration is given to deterioration, obsolescence and other factors in evaluating net realizable value.

  Revenue Recognition: Revenues are recorded generally when the Company's products are shipped.

  Depreciation and Amortization: Depreciation and amortization of plant and equipment are computed principally by the straight-line method based on the estimated useful lives of the assets as follows: buildings, 10 to 40 years and machinery and equipment, 3 to 15 years.

  Earnings Per Share: At December 31, 1997, the Company adopted Financial Accounting Standards Board ("FASB") Statement No. 128, "Earnings Per Share," which specifies the computation, presentation, and disclosure requirements for earnings per share. Basic and diluted net income (loss) per share is calculated based on the actual weighted average shares outstanding.

  Impact of Recently Issued Accounting Standards: In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information,"

                           CONSTELLATION PUMPS CORP.

which requires public companies to report financial and descriptive information about operating segments. The statement intends to align reportable segments and certain disclosures with how the operations are managed internally. The impact of this statement on the Company's disclosure is not expected to be significant. In February 1998, the FASB issued Statement No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which adds disclosure requirements on changes in the benefit obligations and fair values of plan assets, and eliminates certain disclosures that are no longer useful.

  Intangible Assets: Goodwill of companies acquired is being amortized on the straight-line basis over 40 years. The carrying value of goodwill is reviewed when indicators of impairment are present, by evaluating future cash flows of the associated operations to determine if impairment exists. Goodwill related to continuing operations at June 30, 1998 was $48.2 million, net of respective accumulated amortization of $0.2 million. Patents are amortized over the shorter of their legal or estimated useful lives.

  Management Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 3 NOTE RECEIVABLE

  The Note Receivable represents the principal plus accrued interest of a Note between CV and Colfax Corporation (the "Colfax Note"). The Colfax Note accrues interest at a rate of one-week LIBOR plus 0.375%.

NOTE 4 INVENTORY

  Inventories (in thousands of dollars) are summarized as follows:

                                              JUNE 30,
                                                1998
                                             -----------
                                             (UNAUDITED)
           Finished products................   $ 6,990
           Work in process..................    16,234
           Materials and supplies...........     5,936
                                               -------
                                               $29,160
                                               =======

NOTE 5 DEBT

  To finance the acquisition of shares of Allweiler stock the Company, through CV, borrowed $70 million under a loan facility provided by Colfax Capital (the "CC Facility"). The CC Facility was replaced on June 30, 1998, with a facility provided by Merrill Lynch International (the "MLI Facility").

  At July 3, 1998, CV had a total of $175 million outstanding under the $190 million MLI Facility. In addition to the initial borrowing to repay the principal and accrued interest under the CC Facility in the amount of $71.7 million, CV borrowed $103.3 million under the MLI Facility which it in turn loaned to Colfax Corporation.

  All funds drawn under the MLI Facility must be repaid no later than December 31, 1999 and will accrue interest at a rate of one-week LIBOR plus 0.375%. In addition, the MLI Facility has been guaranteed by Colfax Corporation and all funds borrowed must be secured by assets with an aggregate market value equal to or greater than the aggregate value of the funds borrowed and any unpaid interest thereon.

                           CONSTELLATION PUMPS CORP.

NOTE 6 SHAREHOLDERS' EQUITY

  At its incorporation in April 1998, the Company issued 1,000 shares of its common stock, $.01 par value per share, for a price of $1,000 per share.

NOTE 7 ACQUISITION OF ALLWEILER

  The unaudited pro forma information for the period set forth below gives effect to the acquisition of Allweiler as if it had occurred on January 1, 1998. The pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisition been consummated at that time.

                                          SIX MONTHS
                                      ENDED JUNE 30, 1998
                                      -------------------
                                        (IN THOUSANDS,
                                       EXCEPT PER SHARE)
           Net Sales................       $ 77,304
           Net Loss.................         (2,172)
           Loss Per Share, Basic and
            Diluted.................       $ (2,172)

                                 AUDIT OPINION

To The Board of Directors and Shareholders of

 Allweiler AG and Allweiler Group:

  We have audited the accompanying balance sheets of Allweiler AG and Allweiler Group as of December 31, 1997 and 1996, and the related statements of income for the years then ended (all expressed in United States dollars). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosure in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Allweiler AG and Allweiler Group as of December 31, 1997 and 1996, and the results of its operations for the years then ended, in conformity with accounting principles generally accepted in Germany.

  A reconciliation from accounting principles generally accepted in Germany to accounting principles generally accepted in the United States is provided in Note K.

Stuttgart, February 20, 1998

                                          Arthur Andersen
                                          Wirtschaftsprufungsgesellschaft
                                          Steuerberatungsgesellschaft mbH

                                 Dr. Langenbucher         Dr. Schmidt
                                 Wirtschaftsprufer        Wirtschaftsprufer

               ALLWEILER AKTIENGESELLSCHAFT, RADOLFZELL/BODENSEE

             BALANCE SHEET OF ALLWEILER AG AS OF DECEMBER 31, 1997

                                                          NOTES  1997    1996
                                                          ----- ------- -------
                                                               (DOLLARS IN
                                                               THOUSANDS)
ASSETS
FIXED ASSETS
Intangible assets........................................  (1)  $   812 $ 1,159
Tangible assets..........................................  (2)   16,799  19,820
Financial assets.........................................  (3)    5,133   5,624
                                                                ------- -------
                                                                 22,744  26,603
                                                                ------- -------
CURRENT ASSETS
Inventories..............................................  (4)   22,213  26,813
Receivables and other assets.............................  (5)   22,585  24,705
Cash.....................................................  (6)    1,236   1,410
                                                                ------- -------
                                                                 46,034  52,928
                                                                ------- -------
PREPAID EXPENSES.........................................  (7)      306     360
                                                                ------- -------
                                                                $69,084 $79,891
                                                                ------- -------
EQUITY AND LIABILITIES
EQUITY
Subscribed capital.......................................  (8)  $ 6,696 $ 7,718
Capital reserves.........................................         1,970   2,270
Revenue reserves.........................................  (9)    9,156  10,553
Net retained profits..................................... (10)    1,329     975
                                                                ------- -------
                                                                 19,151  21,516
                                                                ------- -------
Accruals for pensions and similar obligations............        11,551   6,699
Other accruals........................................... (11)   10,353  10,910
                                                                ------- -------
                                                                 21,904  17,609
                                                                ------- -------
LIABILITIES                                               (12)
Trade payables...........................................         3,765   5,264
Other liabilities........................................        24,264  35,502
                                                                ------- -------
                                                                 28,029  40,766
                                                                ------- -------
                                                                $69,084 $79,891
                                                                ======= =======

                      ALLWEILER GROUP, RADOLFZELL/BODENSEE

     CONSOLIDATED BALANCE SHEET OF ALLWEILER GROUP AS OF DECEMBER 31, 1997

                                                          NOTES  1997    1996
                                                          ----- ------- -------
                                                               (DOLLARS IN
                                                               THOUSANDS)
ASSETS
FIXED ASSETS
Intangible assets........................................  (1)  $   814 $ 1,169
Tangible assets..........................................  (2)   20,453  23,508
Financial assets.........................................  (3)    1,310   1,421
                                                                ------- -------
                                                                 22,577  26,098
                                                                ------- -------
CURRENT ASSETS
Inventories..............................................  (4)   26,849  31,064
Receivables and other assets.............................  (5)   28,919  31,468
Cash.....................................................  (6)    2,865   3,090
                                                                ------- -------
                                                                 58,633  65,622
                                                                ------- -------
PREPAID EXPENSES.........................................  (7)      769     735
                                                                ------- -------
                                                                $81,979 $92,455
                                                                ------- -------
EQUITY AND LIABILITIES
EQUITY
Subscribed capital.......................................  (8)  $ 6,696 $ 7,718
Capital reserves.........................................         1,970   2,270
Revenue reserves.........................................  (9)   10,012  11,487
Net retained profits..................................... (10)    2,686   1,690
                                                                ------- -------
                                                                 21,364  23,165
                                                                ------- -------
Accruals for pensions and similar obligations............        11,653   6,806
Other accruals........................................... (11)   14,230  14,590
                                                                ------- -------
                                                                 25,883  21,396
                                                                ------- -------
LIABILITIES                                               (12)
Trade payables...........................................         7,494   8,570
Other liabilities........................................        27,238  39,324
                                                                ------- -------
                                                                 34,732  47,894
                                                                ------- -------
                                                                $81,979 $92,455
                                                                ======= =======

               ALLWEILER AKTIENGESELLSCHAFT, RADOLFZELL/BODENSEE

                                INCOME STATEMENT

                          FOR THE FINANCIAL YEAR 1997

                                                     NOTES   1997      1996
                                                     ----- --------  --------
                                                     (DOLLARS IN THOUSANDS)
Sales...............................................  (13) $123,617  $123,734
Increased/decrease in inventories of finished goods
 and work in progress...............................           (155)    2,509
Own work capitalized................................            391       652
Other operating income..............................  (14)    2,997     4,418
Cost of materials...................................  (15)  (43,619)  (45,953)
Personnel expenses..................................  (16)  (51,296)  (56,952)
Depreciation on intangible and tangible assets......         (5,706)   (7,350)
Other operating expenses............................  (17)  (17,566)  (17,608)
Financial and investment results....................  (18)       23      (112)
                                                           --------  --------
Results of ordinary activities......................          8,686     3,338
                                                           --------  --------
Unusual expenses....................................  (19)   (5,900)   (2,951)
Taxes on income.....................................  (20)   (1,266)      497
Other taxes.........................................           (259)     (347)
                                                           --------  --------
Net income for the year.............................          1,261       537
                                                           --------  --------
Amount carried forward from prior year..............            109       456
Effect of foreign exchange rate.....................            (41)      (18)
                                                           --------  --------
Net retained profit.................................       $  1,329  $    975
                                                           ========  ========

                      ALLWEILER GROUP, RADOLFZELL/BODENSEE

                         CONSOLIDATED INCOME STATEMENT

                          FOR THE FINANCIAL YEAR 1997

                                         1997      1996
                                 NOTES    $         $      1-4/1998  1-6/1997
                                 ----- --------  --------  --------  --------
                                          (DOLLARS IN THOUSANDS)
                                                              (UNAUDITED)
Sales........................... (13)  $154,288  $155,580  $ 48,662  $ 78,126
Increase in inventories of
 finished goods and work in
 progress.......................            781     1,981     1,298      (454)
Own work capitalized............            391       652       123       211
Other operating income.......... (14)     3,270     4,104       426       997
Cost of materials............... (15)   (56,570)  (58,162)  (18,290)  (28,881)
Personnel expenses.............. (16)   (61,764)  (67,751)  (20,711)  (31,142)
Depreciation of intangible and
 tangible assets................         (5,991)   (7,031)   (1,511)   (2,787)
Other operating expenses........ (17)   (22,204)  (22,272)   (6,811)  (10,274)
Financial and investment
 result......................... (18)    (1,581)   (1,714)     (277)     (885)
                                       --------  --------  --------  --------
Result of ordinary activities...         10,620     5,387     2,909     4,911
                                       --------  --------  --------  --------
Unusual expenses................ (19)    (5,900)   (2,951)   (3,323)        0
Taxes on income.................         (2,337)     (323)     (444)   (2,669)
Other taxes.....................           (363)     (456)      (84)     (128)
                                       --------  --------  --------  --------
Group net income for the year...          2,020     1,657  $   (942) $  2,114
                                       --------  --------  --------  --------
Amount carried forward from
 prior year.....................            730        87
Effect of foreign exchange
 rate...........................            (64)      (54)
                                       --------  --------
Group net retained profit.......       $  2,686  $  1,690
                                       ========  ========

               ALLWEILER AKTIENGESELLSCHAFT, RADOLFZELL/BODENSEE

                     NOTES TO THE FINANCIAL STATEMENTS AND
                   TO THE CONSOLIDATED FINANCIAL STATEMENTS

                          FOR THE FINANCIAL YEAR 1997
              (DOLLARS IN THOUSANDS, UNLESS OTHERWISE INDICATED)

A. ACCOUNTING

  The financial statements and the consolidated financial statements of Allweiler AG for the financial year 1997 were each prepared in accordance with the provisions of the 3rd book of the German Commercial Code (HGB) and the German Stock Corporation Law (AktG).

  The income statement and the consolidated income statement were prepared according to the method of total costs.

  Various items of the balance sheet and the income statements in both the consolidated and the individual company financial statements have been combined for purposes of clarity. Each of these items is disclosed separately in the notes to both the consolidated and the individual company financial statements.

  The notes to the financial statements of Allweiler AG and to the consolidated financial statements are presented together in the following. Allweiler AG is the parent company of several subsidiaries. See Note C. The Allweiler Group financial statements reflect the consolidated financial position and results of operations of Allweiler AG and these subsidiaries. All intercompany activity has been eliminated in consolidation.

B. ACCOUNTING AND VALUATION PRINCIPLES

  The financial statements of Allweiler AG and the financial statements of the subsidiaries are prepared according to uniform accounting and valuation principles. Carrying values in the financial statements of an associated enterprise that diverge from the uniform group principles were retained due to their immateriality.

  Intangible assets are valued at acquisition cost, less scheduled depreciation.

  Tangible assets are valued at acquisition or manufacturing cost, less scheduled depreciation. Own work capitalized considers direct production and material costs as well as appropriate material and production overheads.

  Scheduled depreciation is computed on the basis of tax-allowed depreciation rates for buildings both according to the straight-line method and the declining balance method, for moveable tangible assets according to the declining balance method and then changing to the straight-line method. Depreciation allowances on additions to moveable assets during the first and second half of the year are calculated using the full year or half-year rates respectively. Assets costing less than $500 are fully written off in the year of acquisition.

  Financial assets are stated at acquisition cost or the lower attributable value as of the balance sheet date.

  Raw materials, consumables and supplies are valued at acquisition cost or cost prices plus incidental acquisition costs, taking the lower of cost or market principle into account. Valuation allowances are made for known risks due to long periods of storage or technical obsolescence.

  Work in progress and finished goods are valued at manufacturing cost in accordance with the pertinent tax law provisions. Valuation allowances are made for known risks due to long periods of storage or technical obsolescence.

  Receivables and other assets are stated at their face value, tenant loans at present value. Specific allowances are recorded for individual trade receivables and other receivables deemed uncollectible; a general allowance for doubtful accounts of 2.5% is recorded in recognition of general credit risks inherent in trade receivables (prior

               ALLWEILER AKTIENGESELLSCHAFT, RADOLFZELL/BODENSEE

                     NOTES TO THE FINANCIAL STATEMENTS AND
             TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          FOR THE FINANCIAL YEAR 1997

year: 3.0% on domestic receivables, 4.0% on foreign receivables). The income from the decrease in the percentage of the general bad debt allowance in 1997 amounts to $123,000.

  Debt discount amounts are capitalized as prepaid expenses and written off over the term of the loans.

  Revenue is recognized when title passes (typically upon shipment) or when services are rendered. Revenue is reflected net of applicable discounts and rebates.

  Accruals for pensions and similar commitments are recorded in accordance with the respective local provisions. At Allweiler AG accruals for pensions and similar obligations are computed according to actuarial principles, applying the present value method pursuant to (S) 6a German Income Tax Law
(EStG) at an interest rate of 6%. In the financial year 1997 Allweiler AG assumed pension commitments of Versorgungs- und Unterstutzungsvereins der Allweiler AG, Radolfzell., e.V. of $5,900,000.

  On the balance sheet date there is a deficit of $1,116,000 (prior year:
$7,353,000) between the present value pursuant to (S) 6a EStG of the pension obligations assumed by Versorgungs-und Unterstutzungsverein der Allweiler AG, Radolfzell e.V. and its assets.

  Tax accruals and other accruals were established on the basis of prudent commercial judgment and cover all known risks and uncertain liabilities as of the balance sheet date. Accruals for potential losses from orders on hand are set up on a full-cost basis. The accrual for vacation and flexi-time credits has been computed according to tax principles.

  Liabilities are stated at their repayment amount.

C. INVESTMENTS AND COMPANIES INCLUDED IN CONSOLIDATION

  The Company is parent company of the following subsidiaries as defined in
(S) 290 HGB, which are in turn affiliated companies in the sense of (S) 271
(2) HGB.

  In addition to the parent company Allweiler AG, the following major subsidiaries are included in the consolidated financial statements.

                                                      SHARE
   SUBSIDIARY, DOMICILE                               AS %  CURRENCY EQUITY(*)
   --------------------                               ----- -------- ---------
Allweiler International AG, Zug, Switzerland.........  100    CHF          121
Allweiler Gesellschaft m.b.H., Vienna, Austria.......  100    ATS        1,867
Allweiler Belgium S.A., Brussels, Belgium............  100    BEF       13,411
Allweiler A/S, Sonderborg, Denmark...................  100    DKK          962
Allweiler Espana S.A., Barcelona, Spain..............  100    ESP       49,706
Pompes Allweiler S.a.r.l., Paris, France.............  100    FRF        5,594
Allweiler Italia S.p.A., Fizzonasco di Pieve
 Emanuele, Milan, Italy..............................  100    ITL    1,534,475
Allweiler A/S, Nesbru, Norway........................  100    NOK        8,388
Allweiler Finland Oy Ab, Espoo, Finland..............  100    FIM        1,021
Allweiler Pumps Ltd., Poole, Dorset, Great Britain...  100    GBP          160
HOUTTUIN B.V., Utrecht, Netherlands..................  100    NLG        1,403

--------
(*): Figures in accordance with Commercial Balance Sheet II. Resolved dividend distributions were reduced. Figures in thousands of local currency.

               ALLWEILER AKTIENGESELLSCHAFT, RADOLFZELL/BODENSEE

                     NOTES TO THE FINANCIAL STATEMENTS AND
             TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          FOR THE FINANCIAL YEAR 1997

  ALLWEILER AG has direct and indirect interests of more than 20% in the following investments:

                                                       SHARE
SUBSIDIARIES AND EQUITY INVESTMENTS, DOMICILE          AS %  CURRENCY EQUITY(*)
---------------------------------------------          ----- -------- ---------
Allweiler Marine, Inc., Seattle, USA.................   100     $         (43)
Allweiler s.r.o., Prague, Czech Republic.............   100    CZK        177
Allweiler s.r.o., Bratislava, Slovakia...............   100    SKK        187
Allweiler K. e. S. Kft., Budaors, Hungary............   100    HUF        846
Rapid Allweiler Pump and Engineering Co. (Pty.) Ltd.,
 Isando, South Africa (1)............................    35    ZAR      4,006
Allweiler Al-Farid Pumps Co. (S.A.E.), Cairo, Egypt
 (2).................................................    28    EGP      8,786

--------
(*): The figures have been extracted from the respective local financial statements. Figures in thousands of local currency.
(1): Balance sheet date June 30, 1997
(2): This is the equity as of December 31, 1996 as the current financial statements are not yet available.

  Allweiler Marine, Inc. Seattle, USA, that was founded in 1994 and the companies Allweiler s.r.o., Prague, Czech Republic and Allweiler s.r.o., Bratislava, Slovakia that were founded in 1995, as well as the company Allweiler K. e. S. Kft., Budaors, Hungary, founded in 1997 are not included in the consolidation in accordance with (S) 296 (2) HGB due to immateriality. The companies in the Czech Republic, Slovakia and in Hungary are direct subsidiaries of Allweiler Gesellschaft m. b. H., Vienna, Austria.

  The equity value in Allweiler Al-Farid Pumps Co. (S.A.E.), Cairo/Egypt, could only be rolled forward on the basis of the 1996 financial statements as the local financial statements of this company for 1997 were not available prior to the preparation of the consolidated balance sheet. Rapid Allweiler Pump and Engineering Co. (Pty.) Ltd., Isando, South Africa is not consolidated as Allweiler AG does not exercise a decisive influence on the business and financial policy of this company.

  A complete list of subsidiaries of Allweiler AG will be filed with the Commercial Register of the District Court Singen/Hohentwiel (HRB-5 R).

D. PRINCIPLES OF CONSOLIDATION

  Capital consolidation is performed according to the book value method. The date of first-time inclusion in consolidation was taken to be January 1, 1989 or the acquisition date, if later.

  Applying the book value method, the investment in one associated enterprise is included in the consolidated financial statements in accordance with the equity method.

  Accounts receivable and payable between companies included in the consolidation are offset against each other; any differences compared to the prior year from the consolidation of intercompany balances are included in the income statement.

  Intercompany sales and intercompany revenues are offset against the corresponding intercompany expenses.

  The intercompany results in the inventories resulting from intercompany trade are eliminated in the year of origin with effect on income.

               ALLWEILER AKTIENGESELLSCHAFT, RADOLFZELL/BODENSEE

                     NOTES TO THE FINANCIAL STATEMENTS AND
             TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          FOR THE FINANCIAL YEAR 1997

  Special items with an equity portion set up for tax reasons in the individual financial statements were reversed in the consolidated financial statements.

  Deferred tax assets shown in the consolidated balance sheet resulted from consolidation adjustments and differences between book and tax income of the companies included in the consolidated financial statements. Deferred tax assets ($596,000) and liabilities ($265,000) due to consolidation adjustments and from the individual company financial statements are aggregated in the consolidated financial statements and disclosed under "prepaid expenses."

E. PRINCIPLES OF CURRENCY TRANSLATION

  In the individual financial statements receivables denominated in foreign currency are translated at bid rate and liabilities in foreign currency at offer rate on the date of origin. Exchange rate losses that occur prior to the balance sheet are considered.

  Any foreign currency receivables or liabilities hedged by forward exchange or other hedging transaction are valued at the respective hedge rate.

  Acquisition costs of fixed assets acquired in foreign currencies are translated at the exchange rate prevailing at the time of the acquisition.

  Acquisition costs for shares in foreign subsidiaries are translated at historical rates.

  In the consolidated financial statements the balance sheet items of foreign subsidiaries are translated at the spot rate on the balance sheet date. Equity is translated at the rate prevailing at the time of first-time consolidation or the acquisition date, if later. Translation differences from exchange rate fluctuations since the previous balance sheet date are offset against the revenue reserves without effect on income. In the case of investments valued according to the equity method, the pro rata equity is translated using the spot rate on the respective balance sheet date.

  Income and expenses of the foreign subsidiaries are translated at the average exchange rate for the year, while the net results for the period are calculated at the rate prevailing at the balance sheet date. Any resulting differences are recorded as other operating income or expenses.

F. EXPLANATIONS TO THE BALANCE SHEET

  The development of the fixed assets in the financial year 1997 is shown in detail in the fixed assets movement schedules of Allweiler AG and the Allweiler Group, respectively.

(1) INTANGIBLE ASSETS

  This relates to industrial rights and trademarks, CAD programs and other IT software.

(2) TANGIBLE ASSETS

  During the financial year low value assets as defined in (S) 6 (2) EStG totaling $364,000 (prior year: $404,000) were fully written off.

  In the consolidated financial statements low value assets totaling $444,000 (prior year: $455,000) were written off.

               ALLWEILER AKTIENGESELLSCHAFT, RADOLFZELL/BODENSEE

                     NOTES TO THE FINANCIAL STATEMENTS AND
             TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          FOR THE FINANCIAL YEAR 1997


  Effective November 30, 1997 the business operations of Actium Leasobjekt Gesellschaft mbH & Co. Grundstucksverwaltungsgesellschaft Objekt Aschaffenburg KG, Dusseldorf, were transferred by merger to Allweiler AG. This resulted primarily in the take-over of the operating premises in Aschaffenburg and of a bank loan in the balance sheet of Allweiler AG. The operating premises were sold during financial year 1997.

(3) FINANCIAL ASSETS

  Financial assets in the individual financial statements mainly relate to shares in foreign subsidiaries and equity investments.

               ALLWEILER AKTIENGESELLSCHAFT, RADOLFZELL/BODENSEE

                     NOTES TO THE FINANCIAL STATEMENTS AND
             TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          FOR THE FINANCIAL YEAR 1997

   DEVELOPMENT OF FIXED ASSETS OF THE ALLWEILER AG IN THE FINANCIAL YEAR 1997

                                                                                         EFFECT OF
                                                                          ACCUMULATED     FOREIGN
                          ACQUISITION AND MANUFACTURING COST             DEPRECIATION  EXCHANGE RATE
                  ------------------------------------------------------ ------------- -------------
                  JAN. 1, 1997 ADDITIONS   DISPOSALS   RECLASSIFICATIONS DEC. 31, 1997 DEC. 31, 1997
                  ------------ ---------   ---------   ----------------- ------------- -------------
                                                                  (DOLLARS IN THOUSANDS)
INTANGIBLE
 ASSETS.........    $ 3,889     $  331      $   79           $  2           $ 2,816      $   (515)
                    -------     ------      ------           ----           -------      --------
Land, land
 rights and
 buildings
 including
 buildings on
 third party
 land...........     20,678      2,537(2)    1,387(2)         295            10,076        (2,738)
Technical
 equipment and
 machines.......     41,115      1,239         930            467            32,676        (5,445)
Other equipment,
 factory and
 office
 equipment......     24,633      1,642       1,965            110            17,929        (3,261)
Payments on
 account and
 assets on
 construction...      1,051        453           0           (874)                0          (140)
                    -------     ------      ------           ----           -------      --------
TANGIBLE
 ASSETS.........     87,477      5,871       4,282             (2)           60,681       (11,584)
                    -------     ------      ------           ----           -------      --------
Shares in
 affiliated
 enterprises....      5,908        223           0              0             1,224          (783)
Participations..      1,198         40          59              0               226          (159)
Long term
 investments....         52          0           0              0                 0            (7)
Other loans.....        186         39          30              0                 0           (25)
                    -------     ------      ------           ----           -------      --------
FINANCIAL
 ASSETS.........      7,344        302          89              0             1,450          (974)
                    -------     ------      ------           ----           -------      --------
FIXED ASSETS....    $98,710     $6,504      $4,450           $  0           $64,947      $(13,073)
                    =======     ======      ======           ====           =======      ========
                                              DEPRECIATION
                        NET BOOK VALUE           OF THE
                  ---------------------------  FINANCIAL
                  DEC. 31, 1997 DEC. 31, 1996     YEAR
                  ------------- ------------- ------------
INTANGIBLE
 ASSETS.........     $   812       $ 1,159       $  545
                  ------------- ------------- ------------
Land, land
 rights and
 buildings
 including
 buildings on
 third party
 land...........       9,309        10,131        1,126(1)
Technical
 equipment and
 machines.......       3,770         4,559        1,950
Other equipment,
 factory and
 office
 equipment......       3,230         4,079        2,085
Payments on
 account and
 assets on
 construction...         490         1,051            0
                  ------------- ------------- ------------
TANGIBLE
 ASSETS.........      16,799        19,820        5,161
                  ------------- ------------- ------------
Shares in
 affiliated
 enterprises....       4,124         4,496            0
Participations..         794           890            0
Long term
 investments....          45            52            0
Other loans.....         170           186            0
                  ------------- ------------- ------------
FINANCIAL
 ASSETS.........       5,133         5,624            0
                  ------------- ------------- ------------
FIXED ASSETS....     $22,744       $26,603       $5,706
                  ============= ============= ============

------
(1) This contains extraordinary depreciation in accordance with (S)6b ESoG of $386.
(2) This contains the book value of the Aschaffenburg premises of $1,209 that transferred to Allweiler AG in connection with the merger with Actram Leasubjekt Gesellschaft gmbH & Co. Grundsolcksverwaltungsgesellschaft Objekt Aschaffenburg, KG, Dusseldorf, and that was sold during the reporting year.

                      See analysis of fixed assets of AAG

               ALLWEILER AKTIENGESELLSCHAFT, RADOLFZELL/BODENSEE

                     NOTES TO THE FINANCIAL STATEMENTS AND
             TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          FOR THE FINANCIAL YEAR 1997


               DEVELOPMENT OF FIXED ASSETS OF THE ALLWEILER GROUP
                           IN THE FINANCIAL YEAR 1997

                                                                                     EFFECT
                                                                                       OF
                                                                                    FOREIGN
                                                                       ACCUMULATED  EXCHANGE
                          ACQUISITION AND MANUFACTURING COST           DEPRECIATION   RATE     NET BOOK VALUE   DEPRECIATION
                     ------------------------------------------------- ------------ --------  -----------------    OF THE
                     JAN. 1,                                             DEC. 31,   DEC. 31,  DEC. 31, DEC. 31,  FINANCIAL
                      1997   ADDITIONS   DISPOSALS   RECLASSIFICATIONS     1997       1997      1997     1996       YEAR
                     ------- ---------   ---------   ----------------- ------------ --------  -------- -------- ------------
                                                           (DOLLARS IN THOUSANDS)
INTANGIBLE ASSETS..  $ 3,597  $  333      $   79           $  2          $ 2,563    $   (476) $   814  $ 1,169     $  552
                     -------  ------      ------           ----          -------    --------  -------  -------     ------
Land, land rights
and buildings
including buildings
on third party
land...............   21,854   2,539(1)    1,387(1)         295            8,785      (2,894)  11,622   12,515        876
Technical equipment
and machines.......   43,111   1,399         936            468           34,017      (5,708)   4,317    5,167      2,094
Other equipment,
factory and office
equipment..........   27,345   2,146       2,136            109           19,902      (3,621)   3,941    4,776      2,469
Payments on account
and assets under
construction.......    1,050     535           0           (874)               0        (138)     573    1,050          0
                     -------  ------      ------           ----          -------    --------  -------  -------     ------
TANGIBLE ASSETS....   93,360   6,619       4,459             (2)          62,704     (12,361)  20,453   23,508      5,439
                     -------  ------      ------           ----          -------    --------  -------  -------     ------
Shares in
affiliated
enterprises........       26       6           0              0                0          (4)      28       26          0
Participation in
associated
enterprises........      749      86           0              0              105         (99)     631      627          0
Participations.....      713       0          75              0              170         (95)     373      469          0
Long term
investments........       77       8           2              0                0          (9)      74       76          0
Other loans........      223      42          31              0                0         (30)     204      223          0
                     -------  ------      ------           ----          -------    --------  -------  -------     ------
FINANCIAL ASSETS...    1,788     142         108              0              275        (237)   1,310    1,421          0
                     -------  ------      ------           ----          -------    --------  -------  -------     ------
FIXED ASSETS.......  $98,745  $7,094      $4,646           $  0          $65,542    $(13,074) $22,577  $26,098     $5,991
                     =======  ======      ======           ====          =======    ========  =======  =======     ======

----
(1) This contains the book values of the Aschaffenburg premises of $1,209 that transferred to Allweiler AG in connection with the merger with Actram Leasubjekt Gesellschaft gmbH & Co Grundsolcksverwaltungsgesellschaft Objekt Aschaffenburg, KG, Dusseldorf, and that was sold during the reporting year.

                    See analysis of fixed assets of A Group

               ALLWEILER AKTIENGESELLSCHAFT, RADOLFZELL/BODENSEE

                     NOTES TO THE FINANCIAL STATEMENTS AND
             TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          FOR THE FINANCIAL YEAR 1997


(4) INVENTORIES

                                             ALLWEILER AG     ALLWEILER GROUP
                                            ----------------  ----------------
                                             1997     1996     1997     1996
                                            -------  -------  -------  -------
Raw materials, consumables and supplies.... $ 4,965  $ 5,458  $ 5,652  $ 6,388
Work in process............................  15,567   16,892   16,570   17,869
Finished goods and merchandise.............   3,371    5,638    6,923    8,209
                                            -------  -------  -------  -------
                                             23,903   27,988   29,145   32,466
less
 . Payments on account.....................  (1,690)  (1,175)  (2,296)  (1,402)
                                            -------  -------  -------  -------
                                            $22,213  $26,813  $26,849  $31,064
                                            =======  =======  =======  =======

  Payments on account have a residual term of up to one year.

(5) RECEIVABLES AND OTHER ASSETS

                                                 ALLWEILER AG   ALLWEILER GROUP
                                                --------------- ---------------
                                                 1997    1996    1997    1996
                                                ------- ------- ------- -------
Trade payables................................. $13,380 $14,603 $24,985 $26,869
Receivables due from affiliated enterprises....   6,464   6,246     318     171
 --of which with a residual term of more than 1
  year.........................................     223       0       0       0
Receivables due from enterprises in which a
 participation is held.........................      74     770      74     770
 --of which with a residual term of more than 1
  year.........................................       0     564       0     564
Other assets...................................   2,667   3,086   3,542   3,658
 --of which with a residual term of more than 1
  year.........................................   1,319   1,344   1,361   1,397
                                                ------- ------- ------- -------
                                                $22,585 $24,705 $28,919 $31,468
                                                ======= ======= ======= =======

(6) CASH

  Cash and cash equivalents comprise bank balances, postal bank balances as well as cash in hand.

(7) PREPAID EXPENSES

                                                   ALLWEILER AG  ALLWEILER GROUP
                                                   ------------- ---------------
                                                    1997   1996   1997    1996
                                                   ------ ------ ------- -------
Debt discount..................................... $  179 $  195 $   179 $   195
Other.............................................    127    165     259     307
                                                   ------ ------ ------- -------
                                                      306    360     438     502
                                                   ------ ------ ------- -------
Deferred taxes....................................      0      0     331     233
                                                   ------ ------ ------- -------
                                                   $  306 $  360 $   769 $   735
                                                   ====== ====== ======= =======

               ALLWEILER AKTIENGESELLSCHAFT, RADOLFZELL/BODENSEE

                     NOTES TO THE FINANCIAL STATEMENTS AND
             TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          FOR THE FINANCIAL YEAR 1997


(8) SUBSCRIBED CAPITAL

  The capital stock amounts to $6.7 million (DM 12.0 million). It is divided up into:

$3.35 million (DM 6.0 million)     ordinary shares                           120,000 shares at DM 50 each
$3.35 million (DM 6.0 million)     preference shares without voting rights   120,000 shares at DM 50 each

  In accordance with the resolution of the ordinary shareholders' meeting on June 14, 1996 the board of management was authorized, with the consent of the supervisory board, to increase the capital stock by $3.35 million (DM $6 million) once or several times until June 13, 2001 by issuing new shares made out to the bearer in return for a cash contribution. Both ordinary shares and preference shares without voting rights may be issued. The preference rights should be equipped with the same rights laid down in the by-laws as the preference shares previously issued. If ordinary and preference shares are issued at the same time, the board of management is authorized, with the consent of the supervisory board, to preclude the subscription rights or bearers of shares of one category to shares of the other category if the subscription ratio for the two categories is set the same. The management board is authorized, with the consent of the supervisory board, to exclude any fractional shares from the preference right of the shareholders.

  In the financial year 1997 the board of management of Allweiler AG did not make use of the authorization to increase the capital stock in accordance with a resolution of the annual shareholders' meeting on June 14, 1996.

(9) REVENUE RESERVES

  This relates to other revenue reserves which developed as follows:

                                                                ALLWEILER
                                                             ----------------
                                                               AG      GROUP
                                                             -------  -------
January 1, 1997............................................. $10,553  $11,487
Changes due to consolidation measures (including currency
 translation)...............................................  (1,397)  (1,475)
                                                             -------  -------
December 31, 1997........................................... $ 9,156  $10,012
                                                             =======  =======

(10) NET RETAINED PROFIT

  The board of management and the supervisory board propose to the shareholders' meeting to use the net retained profit of Allweiler AG as follows:

        Distribution to shareholders.................................... $1,004
        Profit carried forward..........................................    325
                                                                         ------
        Net retained profit............................................. $1,329
                                                                         ======

(11) OTHER ACCRUALS

                                                                    ALLWEILER
                                                  ALLWEILER AG        GROUP
                                                 --------------- ---------------
                                                  1997    1996    1997    1996
                                                 ------- ------- ------- -------
Tax accruals.................................... $   898 $   639 $ 1,936 $ 1,229
Other accruals..................................   9,455  10,271  12,294  13,361
                                                 ------- ------- ------- -------
                                                 $10,353 $10,910 $14,230 $14,590
                                                 ======= ======= ======= =======

               ALLWEILER AKTIENGESELLSCHAFT, RADOLFZELL/BODENSEE

                     NOTES TO THE FINANCIAL STATEMENTS AND
             TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          FOR THE FINANCIAL YEAR 1997

  The tax accruals relate to corporate income tax and trade tax amounts for the current year and past financial years.

  Other accruals mainly take account of obligations in the personnel and social security area, recultivation obligations, warranty obligations and potential losses from pending transactions.

(12) LIABILITIES

 ALLWEILER AG

                                                                       OF WHICH
                                            OF WHICH WITH A             WITH A
                                            RESIDUAL TERM OF           RESIDUAL
                                   TOTAL  --------------------  TOTAL  TERM OF
                                  AMOUNT  UP TO   1-5   OVER 5 AMOUNT  UP TO 1
                                   1997   1 YEAR YEARS  YEARS   1996     YEAR
                                  ------- ------ ------ ------ ------- --------
Trade payables................... $ 3,765 $3,765 $    0 $    0 $ 5,264 $ 5,264
                                  ------- ------ ------ ------ ------- -------
Other liabilities
 . Liabilities to banks...........   8,962  2,449  3,831  2,682  15,485   8,560
 .Payable to enterprises in which
   a participation is held.......      15     15      0      0     113     113
 .Payable to Versorgungs- und
   Unterstutzungsverein der
   ALLWEILER AG, Radolfzell,
   e.V. .........................  13,090  1,263  5,052  6,775  16,907   1,459
 . Other liabilities..............   2,197  2,197      0      0   2,997   2,997
 --of which taxes................     461    461      0      0     651     651
 --of which relating to social
  security.......................   1,167  1,167      0      0   1,298   1,298
                                  ------- ------ ------ ------ ------- -------
                                   24,264  5,924  8,883  9,457  35,502  13,129
                                  ------- ------ ------ ------ ------- -------
                                  $28,029 $9,689 $8,883 $9,457 $40,766 $18,393
                                  ======= ====== ====== ====== ======= =======

               ALLWEILER AKTIENGESELLSCHAFT, RADOLFZELL/BODENSEE

                     NOTES TO THE FINANCIAL STATEMENTS AND
             TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          FOR THE FINANCIAL YEAR 1997


 ALLWEILER Group

                                                                       OF WHICH
                                            OF WHICH WITH A             WITH A
                                           RESIDUAL TERM OF            RESIDUAL
                                  TOTAL  ---------------------  TOTAL  TERM OF
                                 AMOUNT   UP TO   1-5   OVER 5 AMOUNT  UP TO 1
                                  1997   1 YEAR  YEARS  YEARS   1996     YEAR
                                 ------- ------- ------ ------ ------- --------
Trade payables(1)............... $ 7,494 $ 7,494 $    0 $    0 $ 8,570 $ 8,570
                                 ------- ------- ------ ------ ------- -------
Other liabilities
 .  Liabilities to banks(2)......  10,435   3,912  3,841  2,682  17,993  11,062
 . Liabilities from bills drawn
   and accepted.................     116     116      0      0     141     141
 . Payable to enterprises in
   which a participation is
   held.........................     131     131      0      0     113     113
 . Payable to Versorgungs-und
   Unterstutzungsverein der
   ALLWEILER AG,
   Radolfzell, e.V.(3)..........  13,090   1,263  5,052  6,775  16,907   1,459
 . Other liabilities.............   3,466   3,466      0      0   4,170   4,170
 --of which taxes...............   1,101   1,101      0      0   1,172   1,172
 --of which relating to social
   security.....................   1,558   1,558      0      0   1,656   1,656
                                 ------- ------- ------ ------ ------- -------
                                  27,238   8,888  8,893  9,457  39,324  16,945
                                 ------- ------- ------ ------ ------- -------
                                 $34,732 $16,382 $8,893 $9,457 $47,894 $25,515
                                 ======= ======= ====== ====== ======= =======

--------
(1): Trade payables are subject to the customary retention of title.
(2): Of the liabilities to banks, $6,529,000 are secured by mortgages at Allweiler AG.
(3): The residual terms for the liabilities due from Versorgungs-und Unterstutzungsverein der Allweiler AG, Radolfzell e.V. have been allocated according to their expected utilization.

G. CONTINGENT LIABILITIES AND OTHER FINANCIAL OBLIGATIONS

 Contingent liabilities

                                                                    ALLWEILER
                                                    ALLWEILER AG      GROUP
                                                    ------------- -------------
                                                     1997   1996   1997   1996
                                                    ------ ------ ------ ------
Notes payable...................................... $  123 $  111 $  123 $  111
Warranties, guarantees(1)..........................  6,406  6,358  6,290  5,119
Membership liability cooperative shares............      2      2      2      2
                                                    ------ ------ ------ ------
                                                    $6,531 $6,471 $6,415 $5,232
                                                    ====== ====== ====== ======

--------
(1): Of the amount Allweiler AG is obligated as guarantor for an amount of $1,781,000 (prior year: $2,192,000). The other warrantees were given by banks as guarantor on behalf of Allweiler AG (individual financial statements) and its subsidiaries (consolidated financial statements).

               ALLWEILER AKTIENGESELLSCHAFT, RADOLFZELL/BODENSEE

                     NOTES TO THE FINANCIAL STATEMENTS AND
             TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          FOR THE FINANCIAL YEAR 1997


 Other financial commitments

                                                                   ALLWEILER
                                                   ALLWEILER AG      GROUP
                                                   ------------- --------------
                                                    1997   1996   1997   1996
                                                   ------ ------ ------ -------
Rent, lease and leasing obligations............... $4,975 $7,742 $6,760 $10,625
 --of which due within 5 years....................  4,965  7,406  6,489   9,588
Purchase commitments..............................    339    544    339     544
                                                   ------ ------ ------ -------
                                                   $5,314 $8,286 $7,099 $11,169
                                                   ====== ====== ====== =======

H. EXPLANATIONS TO THE INCOME STATEMENT

(13) SALES

  Sales are mainly generated from the manufacture and sale of pumps and systems and can be split up by geographically defined area as follows:

                                                                     ALLWEILER
                                                     ALLWEILER AG      GROUP
                                                     ------------- -------------
                                                      1997   1996   1997   1996
                                                     MILL.  MILL.  MILL.  MILL.
                                                     OF USD OF USD OF USD OF USD
                                                     ------ ------ ------ ------
Germany............................................. $ 64.6 $ 66.0 $ 65.0 $ 66.0
Rest of the World...................................   59.0   57.7   89.3   89.6
                                                     ------ ------ ------ ------
                                                     $123.6 $123.7 $154.3 $155.6
                                                     ====== ====== ====== ======

(14) OTHER OPERATING INCOME

  Other operating income in the individual and consolidated financial statements mainly contains income from the reversal of accruals and from the sale of fixed assets. Other operating income contains income of $788,000 in the individual and consolidated financial statements that relates to other periods.

(15) COST OF MATERIALS

                                                ALLWEILER AG   ALLWEILER GROUP
                                               --------------- ---------------
                                                1997    1996    1997    1996
                                               ------- ------- ------- -------
Cost of raw materials, consumables and
 supplies and of purchased goods.............. $41,513 $43,958 $53,695 $55,741
Cost of purchased services....................   2,106   1,995   2,875   2,421
                                               ------- ------- ------- -------
                                               $43,619 $45,953 $56,570 $58,162
                                               ======= ======= ======= =======

(16) PERSONNEL EXPENSES

                                                 ALLWEILER AG   ALLWEILER GROUP
                                                --------------- ---------------
                                                 1997    1996    1997    1996
                                                ------- ------- ------- -------
Wages and salaries............................. $42,454 $46,566 $50,601 $55,066
Social security and other pension costs........   8,842  10,386  11,163  12,685
 of which for old age pensions.................     606   1,284     951   1,617
                                                ------- ------- ------- -------
                                                $51,296 $56,952 $61,764 $67,751
                                                ======= ======= ======= =======

               ALLWEILER AKTIENGESELLSCHAFT, RADOLFZELL/BODENSEE

                     NOTES TO THE FINANCIAL STATEMENTS AND
             TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          FOR THE FINANCIAL YEAR 1997

(17) OTHER OPERATING EXPENSES

  In the individual and consolidated financial statements other operating expenses relate in particular to maintenance costs, sales commission, freight out, legal and consulting costs, postage as well as rent and leasing expenses.

  At Allweiler AG the financial statements contain other operating expenses of $287,000 that relate to other periods.

  In the consolidated financial statements other operating expenses contain expenses of $299,000 that relate to other periods.

(18) FINANCIAL AND INVESTMENT RESULT

                                                                 ALLWEILER
                                              ALLWEILER AG         GROUP
                                              --------------  ----------------
                                               1997    1996    1997     1996
                                              ------  ------  -------  -------
Investment income............................ $1,461  $1,468  $     6  $    17
 --of which from affiliated enterprises......  1,456   1,468        0        0
Result from associated enterprises...........     12      19       61       (2)
Income from securities and other long-term
 loans.......................................     14       7       16        9
Other interested and similar income..........    111     180      172      223
 --of which from affiliated enterprises
  affiliated enterprises.....................     61      73        3        3
Interest and similar expenses................ (1,575) (1,786)  (1,836)  (1,961)
 --of which to affiliated enterprises........      0       9        0        0
                                              ------  ------  -------  -------
                                              $   23  $ (112) $(1,581) $(1,714)
                                              ======  ======  =======  =======

(19) UNUSUAL EXPENSES

  The unusual expenses in the financial statements of Allweiler AG and in the consolidated financial statements contains exclusively expenses in connection with the assumption of pension pledges from Versorgungs-und Unterstutzungsverein der Allweiler AG, Radolfzell, e. V. by Allweiler AG. In the prior year this item contained unusual expenses in connection with the closures of the Aschaffenburg plant.

(20) TAXES ON INCOME

  Taxes on income contain subsequent payments on account of the tax field audit in an amount of $679,000.

  In the financial year 1997 the extraordinary depreciation charged in connection with the transfer of hidden reserves in accordance with (S) 6b EstG of $399,000 resulted in a reduction in taxable income; it will however lead to an increase in the future tax burden.

  Unusual expenses are fully tax deductible.

               ALLWEILER AKTIENGESELLSCHAFT, RADOLFZELL/BODENSEE

                     NOTES TO THE FINANCIAL STATEMENTS AND
             TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          FOR THE FINANCIAL YEAR 1997


J. OTHER DISCLOSURES

 Employees

  On average the Company employed the following number of persons during the year:

                                                                      ALLWEILER
                                                       ALLWEILER AG     GROUP
                                                       ------------- -----------
                                                        1997   1996  1997  1996
                                                       ------ ------ ----- -----
Wage earners..........................................    520    525   574   577
Salaried employees....................................    477    465   642   617
Trainees..............................................     70     70    75    71
                                                       ------ ------ ----- -----
                                                        1,067  1,060 1,291 1,265
                                                       ====== ====== ===== =====

K. RECONCILIATION TO US GAAP

                                                               1997     1996
                                                              -------  -------
                                                                (DOLLARS IN
                                                                THOUSANDS)
NET INCOME AS REPORTED IN THE CONSOLIDATED INCOME STATEMENTS
 UNDER GERMAN GAAP..........................................  $ 2,020  $ 1,657
  Leasing contracts.........................................        0       (1)
  Goodwill..................................................      (19)     (22)
  Pensions and other postretirement benefits................    4,681   (1,335)
  Deferred Taxes............................................        0     (665)
  Deferred Taxes on the adjustments.........................   (2,471)   1,072
                                                              -------  -------
NET INCOME IN ACCORDANCE WITH US GAAP.......................  $ 4,211  $   706
                                                              =======  =======
                                                               1997     1996
                                                              -------  -------
                                                                (DOLLARS IN
                                                                THOUSANDS)
EQUITY AS REPORTED IN THE CONSOLIDATED FINANCIAL STATEMENTS
 UNDER GERMAN GAAP..........................................  $21,364  $23,165
  Leasing contracts.........................................        0       (1)
  Goodwill..................................................      680      805
  Pensions and other postretirement benefits................      136   (5,053)
  Deferred Taxes............................................        0      (14)
  Deferred Taxes on the adjustments.........................     (432)   2,259
                                                              -------  -------
US GAAP SHAREHOLDERS' EQUITY--END OF PERIOD.................  $21,748  $21,161
                                                              =======  =======

The Allweiler consolidated financial statements have been prepared in accordance with German GAAP, which differs in certain significant respects from US GAAP. The following items describe the material variations in accounting principles between German GAAP and US GAAP included in the table above reconciling net income and shareholders' equity from German GAAP to US GAAP.

a) Pension

Allweiler provides for pension costs and similar obligations including postretirement benefits based on actuarial studies using the entry age method as defined in the German tax code. US GAAP, as defined by SFAS No. 87, is more prescriptive particularly as to the use of actuarial assumptions and requires that a different actuarial method (the projected unit credit method) be used.

               ALLWEILER AKTIENGESELLSCHAFT, RADOLFZELL/BODENSEE

                     NOTES TO THE FINANCIAL STATEMENTS AND
             TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          FOR THE FINANCIAL YEAR 1997

b) Goodwill

In accordance with German GAAP, goodwill was charged directly to stockholder's equity. Under US GAAP, the difference between the purchase price and fair value of net assets acquired as part of a business combination is capitalized as goodwill and amortized through the income statement over 40 years.

c) Taxes

The deferred tax adjustment included in the reconciliation to US GAAP contains the income tax effects of the above US GAAP adjustments, where appropriate.

L. CONSOLIDATED STATEMENTS OF CASH FLOWS (US GAAP) FOR THE ALLWEILER GROUP

                                                                         FOUR
                                                                        MONTHS
                                                     YEAR      YEAR      ENDED
                                                     ENDED    ENDED    APRIL 30,
YEAR ENDED DECEMBER 31,                              1997      1996      1998
-----------------------                             -------  --------  ---------
(IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income........................................  $ 2,020  $  1,657   $  (941)
Depreciation and amortization.....................    5,991     7,031     1,510
Change in pension reserve.........................    5,938      (478)    5,011
Change in accrued liabilities.....................    1,624      (545)    1,464
Change in inventories.............................      105    (1,667)   (3,159)
Change in trade receivables and other accounts
 receivable.......................................   (1,671)   (2,862)    1,012
Change in deferred income.........................     (135)      (31)     (318)
Change in trade payables..........................       62       656       (58)
Change in other accounts payable..................     (130)      422    (1,016)
                                                    -------  --------   -------
 TOTAL OPERATING CASH FLOW........................   13,804     4,183     3,505
                                                    -------  --------   -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for additions to intangibles and
 property, plant and equipment, net...............   (7,182)  (10,144)   (1,605)
Payments for additions to investments, net........     (146)     (171)     (114)
Sales of fixed assets.............................    1,398       162        55
                                                    -------  --------   -------
 CASH USED FOR INVESTING ACTIVITIES...............   (5,930)  (10,153)   (1,664)
                                                    -------  --------   -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings (repayments) of debt...................   (6,977)    7,551      (130)
Dividends paid....................................     (761)   (1,676)        0
                                                    -------  --------   -------
 CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES..   (7,738)    5,875      (130)
                                                    -------  --------   -------
Effect of foreign exchange rate on fixed assets...        7        93         1
Effect of foreign exchange rate on earnings
 reserves.........................................       47       144       (25)
Effect of foreign exchange rate on net cash.......     (415)     (255)        9
                                                    -------  --------   -------
EFFECT OF EXCHANGE RATE CHANGES...................     (361)      (18)      (15)
                                                    -------  --------   -------
NET CHANGE IN CASH AND CASH EQUIVALENTS...........     (225)     (113)    1,696
                                                    -------  --------   -------
Opening balance of cash and cash equivalents......    3,090     3,203     2,837
Closing balance of cash and cash equivalents......    2,865     3,090     4,533
                                                    -------  --------   -------
CHANGE IN CASH AND CASH EQUIVALENTS...............  $  (225) $   (113)  $ 1,696
                                                    =======  ========   =======

               ALLWEILER AKTIENGESELLSCHAFT, RADOLFZELL/BODENSEE

                     NOTES TO THE FINANCIAL STATEMENTS AND
             TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          FOR THE FINANCIAL YEAR 1997

M. CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (GERMAN GAAP) FOR THE ALLWEILER GROUP

                                                                      TOTAL
                                                           NET    CONSOLIDATED
                           SUBSCRIBED CAPITAL  REVENUE   RETAINED STOCKHOLDERS'
                            CAPITAL   RESERVES RESERVES   PROFIT     EQUITY
                           ---------- -------- --------  -------- -------------
                                         (DOLLARS IN THOUSANDS)
Balance, December 31,
 1995....................   $ 8,369    $2,462  $12,305    $1,852     $24,988
Net earnings for the year
 1996....................         0         0        0     1,657       1,657
Dividends declared for
 the year 1995...........         0         0        0    (1,621)     (1,621)
Decrease from translation
 of foreign financial
 statements..............      (651)     (192)    (818)     (198)     (1,859)
                            -------    ------  -------    ------     -------
Balance, December 31,
 1996....................     7,718     2,270   11,487     1,690      23,165
                            -------    ------  -------    ------     -------
Net earnings for the year
 1997....................         0         0        0     2,020       2,020
Dividends declared for
 the year 1996...........         0         0        0      (737)       (737)
Decrease from translation
 of foreign financial
 statements..............    (1,022)     (300)  (1,475)     (287)     (3,084)
                            -------    ------  -------    ------     -------
Balance, December 31,
 1997....................   $ 6,696    $1,970  $10,012    $2,686     $21,364
                            =======    ======  =======    ======     =======

               ALLWEILER AKTIENGESELLSCHAFT, RADOLFZELL/BODENSEE

                     NOTES TO THE FINANCIAL STATEMENTS AND
             TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          FOR THE FINANCIAL YEAR 1997


 Boards of ALLWEILER AG

  During the financial year the Management Board comprised the following persons:

   George M. Scheerle      Chairman
   Hans-Peter Schmidt

  During the financial year the Supervisory Board comprised the following persons:

   Dr. Franz-Peter Groh    Chairman
   Ludwig Fischer          Deputy Chairman
   Ludwig Merckle
   Dr. Kurt E. Stirnemann
   Adolf Zanner            Employee representative
   Georg Quetting          Employee representative since February 25, 1997

  Total remuneration of the board of management for the financial year 1997 amounted to $714,000. The remuneration of the supervisory board of Allweiler AG amounts to $92,000.

  During the fiscal year 1997 pension payments of $240,000 were made to former members of the Management Board and their survivors. Pension commitments for current and future pension claims of these persons amounted to $1,533,000 (present values pursuant to (S) 6a EStG; accruals have been established for the full amount).

Radolfzell, February 1998

ALLWEILER AKTIENGESELLSCHAFT
The Board of Management

/s/ George M. Scheerle         /s/ Hans-Peter Schmidt
_____________________________  _____________________________
George M. Scheerle             Hans-Peter Schmidt

                   ALLWEILER AKTIENGESELLSCHAFT, RADOLFZELL

                 MANAGEMENT REPORT AND GROUP MANAGEMENT REPORT

                          FOR THE FINANCIAL YEAR 1997


        (DOLLARS IN THOUSANDS, UNLESS SPECIFICALLY INDICATED OTHERWISE)

GENERAL ECONOMIC SITUATION

  In 1997, the German economy showed a revival, but this was almost completely due to a significant increase in export activity. In Germany, the development in domestic demand was appreciably weaker and disappointing. In spite of generally positive economic developments, unemployment remained at a high level, and the lack of positive political signals is paralyzing any reorientation or new start in Germany.

BUSINESS DEVELOPMENTS

  For Allweiler AG, financial year 1997 was marked by high foreign demand for our products. Sales followed the development in incoming orders, and led to good capacity utilization in all ALLWEILER divisions. Increased efforts in sales to push through urgently needed price increases on the one hand and, on the other, cost reductions caused by value-analytical measures were successful.

  At DM 214.0 million ($123.0 million), sales of Allweiler AG in the financial year 1997 were 15 per cent above the prior-year figure (DM 186.0 million ($124.0 million)). In the group, sales also increased by 15 per cent, with the share of exports increasing to 48%.

  At year-end 1997, order backlog was slightly lower than the prior year level, at DM 47.6 million ($26.6 million) compared with DM 48.6 million ($31.3 million).

INTEGRATION OF THE ASCHAFFENBURG PLANT'S ACTIVITIES IN RADOLFZELL

  The relocation of activities from Aschaffenburg to Radolfzell, which was completed at the end of 1996, led in the first half of 1997 to redoubled efforts to transfer technological know-how and optimize technological capacities. From the middle of 1997, it was largely possible to rely on normal business operations. For our customers, this was noticeable in clearly improved delivery reliability.

EARNINGS SITUATION

  At DM 15.0 million ($8.6 million), the result of ordinary activities of Allweiler AG was well above the level of the prior year (DM 5.0 million ($3.3 million)). (Group DM 18.0 million ($10.4 million), prior year DM 8.0 million ($5.3 million)).

  Given actually existing orders which are pending delivery at the beginning of 1998, inventories of finished goods and work in progress have risen slightly by DM 1.4 million ($0.8 million).

  The improvement in the result from ordinary activities is caused by a clear growth in sales coupled with proportionally lower increases in personnel expenses. This was made better by employees' willingness to offset the negotiated 1.5% wage increase against voluntary benefits. The improved average earnings quality of our orders was a further positive influence on the increase in earnings.

  The profit from the sale of land and buildings in Aschaffenburg in 1997 is neutralized in the financial statements of Allweiler AG by recourse to (S) 6b EStG, but is disclosed in the consolidated result as improving result.

  In past years, the board of management of Allweiler AG has repeatedly pointed out that it is the company's aim to close the shortfall of the pensions and benefit association. As a result of an alteration in the financing structure of our retirement scheme, this has now been possible. In 1997, the management of Allweiler AG decided to convert the pension commitments of the pensions and benefit association into a direct undertaking by Allweiler AG. In a first stage, this was done for all employees born before 1941. In 1997, an accrual of DM 10.2 million ($5.9 million) was made for the unusual expenses in connection with this direct undertaking, and disclosed as an unusual expense.

  Net income for the year at Allweiler AG came to DM 2.2 million ($1.3 million) (prior year DM 0.8 million ($0.5 million)).

  At DM 3.5 million ($2.0 million), net income for the group was approximately DM 1.0 million ($0.6 million) higher than the DM 2.5 million ($1.7 million) earned in the prior year.

PROCUREMENT MARKET

  The number of suppliers was reduced in 1997. With our key suppliers we worked together constantly in a spirit of partnership to improve our trading relationship. This partnership between Allweiler and its suppliers has been described in a brochure and is to serve as a guiding principle in the future.

RESEARCH AND DEVELOPMENT

  At Allweiler, activities in the research and development sphere were continued at a high level. In the area of screw pumps, the TRILUB, a pump which was developed on the principle of an optimum cost-benefit ratio, was launched on the market worldwide. The speed of product innovation has increased. This is the basic precondition for achieving our goal of introducing new products every year.

INVESTMENTS

  At DM 11.7 million ($6.5 million), transfers to fixed assets were DM 3.5 million ($2.0 million) lower than in the prior year. Investments mainly served to replace and rationalize administrative processes and manufacturing processes.

DATA AND INFORMATION MANAGEMENT/ORGANIZATION

  In the financial year 1997, activities focused on two major projects:

  . Transition to a new release version for our entire business software;
    this means that we are prepared both for the year 2000 and the introduction of the euro.

  . Updating of all PC workstations, both in terms of hardware and software.
    As part of this measure, all PC software at Allweiler AG was brought up to a uniform modern standard.

ENVIRONMENTAL MANAGEMENT

  One major feature of our environmental protection efforts in 1997 was the survey and modernization of the entire sewage system on the Radolfzell plant site.

  With our activities in the area of power and heat supplies, we succeeded in making a major contribution to a better environment by means of perfect control technology and process control techniques in combination with a block-type thermal power station. For this, Allweiler received the 1997 Radolfzell Environment Prize.

BALANCE-SHEET STRUCTURE AND LIQUIDITY

  The slight rise in total assets in the consolidated balance sheet is caused by a sales-related increase in trade receivables.

  Equity of Allweiler AG increased to DM 34.3 million ($19.1 million) (prior year: DM 33.5 million ($21.5 million)). In the group, equity also increased from DM 36.0 million ($23.2 million) to DM 38.3 million ($21.3 million).

  At Allweiler AG, the capital ratio comes to 28 per cent (26 per cent in the group).

PERSONNEL

  In 1997, the average number of employees at Allweiler AG during the year increased by seven employees to 1,067. In the group, an average of 1,291 persons were employed during the year (1996: 1,265 employees). The increase in the group reflects greater sales efforts and the further expansion of the sales team.

  The number of trainees was maintained at the high level of 70 during 1997; in the group, the number of trainees increased by 4 to 75 employees.

DIVIDENDS

  On the basis of the retained earnings of TDM 2,383 ($1,374) at Allweiler AG, the management proposes to the shareholders' meeting that shareholders be paid a dividend of DM 7.00 ($4.04) per common share with a nominal value of DM 50.00 and DM 8.00 ($4.61) per preferred share with a nominal value of DM 50.00. As the dividend is financed by the distribution of profits from foreign subsidiaries, resident shareholders with unlimited tax liability will not receive any tax credit on the inflow of dividends.

TAKEOVER BID BY CONSTELLATION CAPITAL PARTNERS LLC

  In an ad hoc publication at the end of February 1998, the board of management of Allweiler AG announced that Constellation Capital Partners LLC, Virginia, USA, intends to submit the shareholders of Allweiler AG a takeover bid for their shares. Negotiations with Constellation Capital Partners LLC are progressing positively, and management therefore assumes that a takeover of the shares will be performed successfully in the first half of 1998.

  The board of management of Allweiler AG welcomes the activities of Constellation and will recommend Allweiler shareholders to accept the offer.

OUTLOOK

  The introduction of new products in 1998, supported by continuing high demand for our products throughout the world, means that we can expect developments to be as good as for the financial year 1997. We assume that the result from ordinary activities can be kept at the high level achieved in 1997. However, as in 1997, the transfer of pension commitments from the pensions and benefit association will give rise to unusual expenses for Allweiler AG. Once this second phase of refinancing benefits rights has been completed, all active employees will have a direct undertaking from Allweiler AG for their pensions. The pensions and benefit association will thus be closed to applicants and will use its cash assets to pay out benefits to existing pensioners, widows and orphans.

Radolfzell, February 1998

Allweiler Aktiengesellschaft
The Board of Management

/s/ George M. Scheerle         /s/ Hans-Peter Schmidt
_____________________________  _____________________________
George M. Scheerle             Hans-Peter Schmidt

-------------------------------------------------------------------------------
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 NO DEALER, SALESPERSON OR ANY OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPEC-TUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................  11
Use of Proceeds..........................................................  17
Dividend Policy..........................................................  17
Dilution.................................................................  18
Capitalization...........................................................  19
Selected Unaudited Pro Forma Consolidated Financial Data.................  20
Selected Historical Consolidated Financial Data..........................  22
Management's Discussion and Analysis of Financial Condition and Results
 Of Operations...........................................................  23
Business.................................................................  33
Management...............................................................  44
Principal Stockholders...................................................  50
Certain Relationships and Related Transactions...........................  51
Description of Capital Stock.............................................  54
Certain Charter and By-law Provisions....................................  55
Description of Certain Indebtedness......................................  59
Shares Eligible for Future Sale..........................................  61
United States Federal Tax Considerations to Non-United States Holders....  63
Underwriting.............................................................  65
Legal Matters............................................................  68
Experts..................................................................  68
Available Information....................................................  69
Index to Financial Statements............................................ F-1

                               ----------------

 UNTIL       , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY RE-QUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

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                                      SHARES


                                    [LOGO]


                              COLFAX CORPORATION

                                 COMMON STOCK

                               ----------------

                                  PROSPECTUS

                               ----------------

                              MERRILL LYNCH & CO.
                              SCHRODER & CO. INC.
                                LEHMAN BROTHERS

                                       , 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             SUBJECT TO COMPLETION

              PRELIMINARY PROSPECTUS, DATED OCTOBER 30, 1998

PROSPECTUS

                                       SHARES
                                                                          [LOGO]

                               COLFAX CORPORATION
                                  COMMON STOCK


                                  -----------

  All of the     shares of Common Stock offered hereby are being sold by Colfax
Corporation (the "Company"). Of the      shares of Common Stock offered hereby,
    shares are being offered for sale initially outside the United States and
Canada by the International Managers and     shares are being offered for sale
initially in a concurrent offering in the United States and Canada by the U.S. Underwriters. The initial public offering price and the underwriting discount per share will be identical for both Offerings. See "Underwriting."

  Prior to the Offerings, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be
between $    and $    per share. For a discussion relating to factors to be
considered in determining the initial public offering price, see
"Underwriting." Application has been made for listing of the Common Stock on the New York Stock Exchange under the symbol "CXC".


  SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                  -----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION,  NOR  HAS  THE
 SECURITIES AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES COMMISSION PASSED
  UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
   CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                               PRICE TO UNDERWRITING PROCEEDS TO
                                                PUBLIC  DISCOUNT(1)  COMPANY(2)
--------------------------------------------------------------------------------
Per Share....................................    $          $            $
--------------------------------------------------------------------------------
Total(3).....................................   $          $            $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of
    1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at $   .
(3) The Company has granted the International Managers and the U.S.
    Underwriters options in each case exercisable within 30 days after the date
    hereof, to purchase up to an additional     shares and     shares of Common
    Stock, respectively, solely to cover over-allotments, if any. If such options are exercised in full, the total Price to Public, Underwriting
    Discount and Proceeds to Company will be $   , $    and $   , respectively.
    See "Underwriting."

                                  -----------

  The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New York, New York on or
about       , 1998.

                                  -----------

MERRILL LYNCH INTERNATIONAL
                                   SCHRODERS
                                                                 LEHMAN BROTHERS

                                  -----------

                  The date of this Prospectus is       , 1998.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]
                                 UNDERWRITING

  Merrill Lynch International, J. Henry Schroder & Co. and Lehman Brothers International (Europe) are acting as lead managers (the "Lead Managers") of the International Managers named below (the "International Managers"). Subject to the terms and conditions set forth in an international purchase agreement (the "International Purchase Agreement") among the Company and the
International Managers, and concurrently with the sale of     shares of Common
Stock to the U.S. Underwriters (as defined below), the Company has agreed to sell to the International Managers, and each of the International Managers severally and not jointly has agreed to purchase from the Company, the number of shares of Common Stock set forth opposite its name below.

                                                                       NUMBER OF
        INTERNATIONAL MANAGER                                           SHARES
        ---------------------                                          ---------
   Merrill Lynch International........................................
   J. Henry Schroder & Co.............................................
   Lehman Brothers International (Europe).............................
                                                                          ---
        Total.........................................................
                                                                          ===

  The Company has also entered into a U.S. purchase agreement (the "U.S. Purchase Agreement") with certain underwriters in the United States and Canada (the "U.S. Underwriters" and, together with the International Managers, the "Underwriters") for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Schroder & Co. Inc. and Lehman Brothers Inc. are acting as representatives (the "U.S. Representatives"). Subject to the terms and conditions set forth in the U.S. Purchase Agreement, and concurrently with the
sale of     shares of Common Stock to the International Managers pursuant to the International Purchase Agreement, the Company has agreed to sell to the U.S. Underwriters, and the U.S. Underwriters severally have agreed to purchase
from the Company, an aggregate of     shares of Common Stock. The initial
public offering price per share and the total underwriting discount per share of Common Stock are identical under the International Purchase Agreement and the U.S. Purchase Agreement.

  In the International Purchase Agreement and the U.S. Purchase Agreement, the several International Managers and the several U.S. Underwriters, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock being sold pursuant to each such agreement if any of the shares of Common Stock being sold pursuant to such agreement are purchased. Under certain circumstances, under the International Purchase Agreement and the U.S. Purchase Agreement, the commitments of non-defaulting Underwriters may be increased. The closings with respect to the sale of shares of Common Stock to be purchased by the International Managers and the U.S. Underwriters are conditioned upon one another.

  The Lead Managers have advised the Company that the International Managers propose initially to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $
per share of Common Stock. The International Managers may allow, and such
dealers may reallow, a discount not in excess of $    per share of Common
Stock on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

  The Company has granted options to the International Managers, exercisable for 30 days after the date of this Prospectus, to purchase up to an aggregate
of     additional shares of Common Stock at the initial public offering price set forth on the cover page of this Prospectus, less the underwriting discount. The International Managers may exercise these options solely to cover over-allotments, if any, made on the sale of the Common Stock offered hereby. To the extent that the International Managers exercise these options, each International

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]
Manager will be obligated, subject to certain conditions, to purchase a number of additional shares of Common Stock proportionate to such International Manager's initial amount reflected in the foregoing table. The Company also has granted options to the U.S. Underwriters, exercisable for 30 days after
the date of this Prospectus, to purchase up to an aggregate of     additional
shares of Common Stock to cover over-allotments, if any, on terms similar to those granted to the International Managers.

  At the request of the Company, the Underwriters have reserved for sale, at
the initial public offering price, up to      of the shares offered hereby to
be sold to certain directors, officers, employees, business associates and related persons of the Company. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not orally confirmed for purchase within one day of the pricing of the Offerings will be offered by the Underwriters to the general public on the same terms as the other shares offered hereby.

  The Company, the Company's executive officers and directors and all other persons who will be stockholders of the Company immediately after giving effect to the Combination (but not the Offerings) have agreed, subject to certain exceptions, not to directly or indirectly (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or thereafter acquired by the person executing the agreement or with respect to which the person executing the agreement thereafter acquires the power of disposition, or file a registration statement under the Securities Act with respect to the foregoing or (ii) enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of the Common Stock whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise, without the prior written consent of Merrill Lynch on behalf of the Underwriters for a period of 180 days after the date of this Prospectus. The foregoing agreement will not limit the ability of such stockholder to transfer shares in a private placement or to pledge shares, provided that the transferee or pledgee agrees to be bound by such agreement. The foregoing agreement also will not limit the Company's ability to (i) sell to the Underwriters the shares of Common Stock in connection with the Offerings (including upon exercise of the over-allotment option by any of the Underwriters), (ii) grant stock options under the Plan, (iii) issue shares upon the exercise of outstanding stock options, (iv) issue shares to third parties as consideration for the Company's acquisition from such third parties of businesses primarily engaged in fluid handling or industrial positioning,
(v) file a shelf registration statement with respect to the possible resale of outstanding shares of Common Stock (provided that no sales may be made under such registration statement during the 180-day lock-up period), (vi) file a registration statement registering the shares that may be issued pursuant to options granted or to be granted under the Plan, or (vii) file a registration statement registering the shares owned by the Rales (provided that no sales may be made under such registration statement during the 180-day lock-up period). See "Shares Eligible For Future Sale."

  The International Managers and the U.S. Underwriters have entered into an intersyndicate agreement (the "Intersyndicate Agreement") that provides for the coordination of their activities. Pursuant to the Intersyndicate Agreement, the International Managers and the U.S. Underwriters are permitted to sell shares of Common Stock to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the terms of the Intersyndicate Agreement, the U.S. Underwriters and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the International Managers and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to U.S. persons or to Canadian persons or to persons they believe intend to resell to U.S. or Canadian persons, except in the case of transactions pursuant to the Intersyndicate Agreement.

  Prior to the Offerings, there has been no public market for the Common Stock of the Company. The initial public offering price will be determined through negotiations among the Company and the U.S. Representatives and the Lead Managers. The factors to be considered in determining the initial public offering price, in addition to prevailing market conditions, will be price-earnings ratios of publicly traded companies that the U.S. Representatives believe to be comparable to the Company, certain financial information of the Company, the

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS] history of, and the prospects for, the Company and the industries in which it competes, and an assessment of the Company's management, its past and present operations, the prospects for, and timing of, future revenues of the Company, the present state of the Company's development, and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to the Company. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to the Offerings at or above the initial public offering price.

  Application has been made for listing of the Common Stock on the NYSE under the symbol "CXC." In order to meet the requirements for listing of the Common Stock on that exchange, the U.S. Underwriters and the International Managers have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial owners.

  In connection with the repayment of amounts owed under the Allweiler Credit Facility, Merrill Lynch International will receive more than ten percent of the net proceeds of the Offerings. See "Use of Proceeds." Because more than ten percent of the net proceeds of the Offerings may be paid to members or affiliates of members of the National Association of Securities Dealers, Inc. ("NASD") participating in the Offerings, the Offerings will be conducted in accordance with NASD Conduct Rule 2710(c)(8), which requires that the public offering price of an equity security be no higher than the price recommended by a Qualified Independent Underwriter which has participated in the preparation of the Registration Statement and performed its usual standard of due diligence with respect thereto. Schroder & Co. Inc. has agreed to act as, and assume the responsibilities for acting as, Qualified Independent Underwriter with respect to the Offerings, and the price of the Common Stock will be no higher than that recommended by Schroder & Co. Inc.

  The Underwriters will not confirm sales of the Common Stock to any account over which they exercise discretionary authority without the prior written specific approval of the customer.

  The Company has agreed to indemnify the International Managers and the U.S. Underwriters against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments the U.S. Underwriters and the International Managers may be required to make in respect thereof.

  Until the distribution of the Common Stock is completed, rules of the Securities and Exchange Commission (the "Commission") may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the U.S. Representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

  If the Underwriters create a short position in the Common Stock in connection with the Offerings, i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus, the U.S. Representatives may reduce that short position by purchasing Common Stock in the open market. The U.S. Representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

  The U.S. Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the U.S. Representatives purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offerings.

  In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of the Common Stock to the extent that it discourages resales of the Common Stock.

  Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the U.S. Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

  Each International Manager has agreed that (i) it has not offered or sold and, prior to the expiration of the period of six months from the Closing Date, will not offer or sell any shares of Common Stock to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Common Stock in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of Common Stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

  No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the shares of Common Stock, or the possession, circulation or distribution of this Prospectus or any other material relating to the Company or shares of Common Stock in any jurisdiction where action for that purpose is required. Accordingly, the shares of Common Stock may not be offered or sold, directly or indirectly, and neither this Prospectus nor any other offering material or advertisements in connection with the shares of Common Stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

  Purchasers of the shares offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page hereof.

  Certain of the Underwriters have from time to time provided investment banking financial advisory services to the Company and its affiliates, for which they have received customary compensation, and may continue to do so in the future. In addition, a portion of the proceeds of the Offerings is expected to be used to repay the amounts owed under the Allweiler Credit Facility to Merrill Lynch International, an affiliate of Merrill Lynch. See "Use of Proceeds."

                                 LEGAL MATTERS

  Certain legal matters with respect to the validity of the Common Stock offered hereby and certain other legal matters in connection with the Offerings will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters relating to the Offerings will be passed upon for the Underwriters by Shearman & Sterling, New York, New York.

                                    EXPERTS

  The consolidated financial statements and schedules of Colfax Corporation and Imo Industries Inc. included in this Prospectus and elsewhere in the Registration Statement of which this Prospectus forms a part, to the extent and for the periods indicated in its reports, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in its reports with respect thereto appearing elsewhere herein, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

  The consolidated financial statements of Allweiler Aktiengesellschaft included in this Prospectus and elsewhere in the Registration Statement of which this Prospectus forms a part, to the extent and for the periods indicated in its report, have been audited by Arthur Andersen Wirtschaftsprufungsgesellschaft Steuerberatungsgesellschaft mbH, as set forth in its report with respect thereto appearing elsewhere herein, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

  The consolidated financial statements of Imo Industries Inc. and subsidiaries at December 31, 1996 and for each of the two years in the period ended December 31, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHO-RIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

  IN THE PROSPECTUS, REFERENCES TO "DOLLARS" AND "$" ARE TO UNITED STATES DOL-LARS.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................  11
Use of Proceeds..........................................................  17
Dividend Policy..........................................................  17
Dilution.................................................................  18
Capitalization...........................................................  19
Selected Unaudited Pro Forma Consolidated Financial Data.................  20
Selected Historical Consolidated Financial Data..........................  22
Management's Discussion and Analysis of Financial Condition and Results
 Of Operations...........................................................  23
Business.................................................................  33
Management...............................................................  44
Principal Stockholders...................................................  50
Certain Relationships and Related Transactions...........................  51
Description of Capital Stock.............................................  54
Certain Charter and By-law Provisions....................................  55
Description of Certain Indebtedness......................................  59
Shares Eligible for Future Sale..........................................  61
United States Federal Tax Considerations to Non-United States Holders....  63
Underwriting.............................................................  65
Legal Matters............................................................  68
Experts..................................................................  68
Available Information....................................................  69
Index to Financial Statements............................................ F-1



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                                       SHARES


                                     [LOGO]


                               COLFAX CORPORATION

                                  COMMON STOCK

                                ---------------

                                   PROSPECTUS

                                ---------------

                          MERRILL LYNCH INTERNATIONAL
                                   SCHRODERS
                                LEHMAN BROTHERS

                                        , 1998

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--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  Set forth below is a table of the registration fee for the Securities and Exchange Commission, the filing fee for the National Association of Securities Dealers, Inc. (the "NASD"), the listing fee for the New York Stock Exchange, Inc. ("NYSE") and estimates of all other expenses to be incurred in connection with the issuance and distribution of the securities described in this Registration Statement, other than underwriting discounts and commissions, all of which will be paid by the Registrant:

     Securities and Exchange Commission registration fee............... $73,750
     NASD filing fee...................................................  25,500
     NYSE listing fee..................................................    *
     Printing and engraving expenses...................................    *
     Legal fees and expenses...........................................    *
     Accounting fees and expenses......................................    *
     Transfer Agent and registrar fees.................................    *
     Miscellaneous.....................................................    *
                                                                        -------
         Total......................................................... $  *
                                                                        =======

--------
* To be supplied by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Certificate of Incorporation of the Registrant provides as follows: (a) The Registrant shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (the "DGCL"), as the same exists or may hereafter be amended (but, in the case of any such amendment, to the fullest extent permitted by law, only to the extent that such amendment permits the Registrant to provide broader indemnification rights than said law permitted the Registrant to provide prior to such amendment), indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Registrant) against any expenses (including attorneys' fees), judgments, fines and amounts paid or to be paid in settlement, excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974, as amended, actually and reasonably incurred by such person in connection with such action, suit or proceeding (and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his heirs, executors and administrators) by reason of the fact that he, or a person of whom he is a legal representative, is or was an officer, director, employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceedings, had no reasonable cause to believe that his conduct was unlawful; provided, however, that with certain exceptions, the Registrant shall indemnify any such person seeking indemnification in connection with a proceeding or part thereof initiated by such a person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Registrant. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his conduct was unlawful. The rights to indemnification pursuant to this section (including advancement of expenses) shall be a contract right.

  (b) Any indemnification under subsection (a) above (unless ordered by a court) shall be made by the Registrant only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsection (a) above. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

  (c) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking (to the extent required by the DGCL) by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Registrant as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors of the Registrant deems appropriate.

  (d) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

  (e) The Registrant shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against and incurred by such person in any such capacity or arising out of such person's status as such, whether or not the Registrant would have the power to indemnify such person against such liability under this section.

  (f) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executor and administrators of such a person. The indemnification and advancement of expenses provided by, or grants pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be an employee or agent (other than an officer or director), and shall inure to the benefit of the heirs, executors and administrators of such a person.

  The Registrant's Certificate of Incorporation also provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director for any act or omission, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. If the DGCL is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Registrant shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of this section by the stockholders of the Registrant or otherwise shall not apply to or have any adverse effect on any right or protection of a director of the Registrant existing hereunder for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  On        1997, an aggregate of      shares of Common Stock were issued to
the founding shareholders of the Registrant in connection with the initial formation of the Registrant. Such shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.

  Concurrently with the consummation of the Offerings, in connection with the Combination, the stockholders of Allweiler and Ameridrives, the holders of 100% of the partnership interests in Ameridrives Holdings and JFC will transfer certain securities to the Company in exchange for an aggregate of shares of Common Stock in reliance on Section 4(2) of the Securities Act. For a more complete description of the Combination, refer to "Certain Relationships and Related Transactions--The Combination" in the Prospectus of which this Registration Statement forms a part and the Combination Agreement which has been filed as an exhibit to the Registration Statement.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits:

   EXHIBIT NO.                            DESCRIPTION
   -----------                            -----------
      *1.1     Form of U.S. Purchase Agreement
      *1.2     Form of International Purchase Agreement
      *2.1     Combination Agreement dated as of [   ], 1998
      *3.1     Certificate of Incorporation of the Registrant
      *3.2     By-laws of the Registrant
       4.1     Indenture dated as of April 15, 1996 with respect to the 11 3/4%
               Senior Subordinated Notes due May 1, 2006 between Imo Industries
               Inc., as Issuer and IBJ Schroder Bank & Trust Company, as
               Trustee (the "Imo Notes") (incorporated by reference to Exhibit
               4.1 to Imo's Registration Statement on Form S-4 (File No. 333-
               03477))
       4.1(a)  Supplemental Indenture dated as of August 26, 1997 with respect to the Imo Notes (incorporated by reference to Exhibit 4.1(B) to
               Imo's Annual Report on Form 10-K for the fiscal year ended
               December 31, 1997)
       4.1(b)  Supplemental Indenture dated as of May 6, 1998 with respect to the Imo Notes (incorporated by reference to Exhibit 10.28 to
               Imo's Quarterly Report on Form 10-Q for the quarter ended April
               3, 1998)
      *4.1(c)  Supplemental Indenture dated [   ] with respect to the Imo Notes
      *4.2     Specimen of Common Shares of the Registrant
      *5.1     Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to the
               legality of the Shares
     *10.1     Colfax Corporation 1998 Stock Incentive Plan
     *10.2     Colfax Credit Facility dated as of [    ], 1998 by and between
               the Registrant and [     ]
      10.3(a)  Allweiler Credit Facility: Arrangement Letter dated June 23,
               1998 between Constellation Verwaltungs GmbH & Co. Beteiligungen
               KG and Merrill Lynch International
      10.3(b)  Allweiler Credit Facility: Terms Sheet
      10.3(c)  Allweiler Credit Facility: Collateralized Limited Recourse
               Guarantee
     *10.4     Employment Agreement of George M. Scheerle
     *21.1     List of subsidiaries of the Registrant
      23.1     Consent of Arthur Andersen LLP
      23.2     Consent of Arthur Andersen Wirtschaftsprufungsgesellschaft
               Steuerberatungsgesellschaft mbH
    **23.3     Consent of Ernst & Young LLP
    **23.4     Consent of Neil D. Cohen
    **23.5     Consent of George P. Stamas
     *23.6     Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included as part of Exhibit 5.1)
    **24.1     Power of Attorney
     *27.1     Financial Data Schedule

--------
  * To be filed by amendment.

  ** Previously filed.
  (b) Financial Statement Schedules:

    Report of Independent Public Accountants on Schedules I and II
    Schedule I--Parent only Financial Statements
    Schedule II--Valuation and Qualifying Accounts

        REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON SCHEDULES I AND II

To the Board of Directors of
Colfax Corporation:

  We have audited in accordance with generally accepted auditing standards the consolidated financial statements of Colfax Corporation (formerly named II Acquisition Corp.) (a Delaware corporation) and subsidiaries included in this Registration Statement on Form S-1 (the "Registration Statement") for the period from inception (July 23, 1997) through December 31, 1997, and have issued our report thereon dated March 20, 1998. Our audit was made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. Schedules I and II filed as part of the Registration Statement are the responsibility of the Company's management and are presented for purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic financial statements. The schedules have been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, fairly state, in all material respects, the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Richmond, Virginia
March 20, 1998

                                   SCHEDULE I

                        COLFAX CORPORATION (PARENT ONLY)
                            CONDENSED BALANCE SHEETS
                    (DOLLARS IN THOUSANDS, EXCEPT PAR VALUE)

                                                      DECEMBER 31,   JULY 3,
                                                          1997        1998
                                                      ------------ -----------
                                                                   (UNAUDITED)
ASSETS
Cash.................................................   $     29    $     83
Investments in Subsidiaries..........................     90,247     100,140
Other Assets.........................................        110         109
                                                        --------    --------
  TOTAL ASSETS.......................................   $ 90,386    $100,332
                                                        ========    ========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable.....................................   $     59    $     59
Accrued interest payable.............................      4,426          98
Accrued other........................................        --        3,146
                                                        --------    --------
  TOTAL CURRENT LIABILITIES..........................      4,485       3,303
Long-Term Debt.......................................    106,500     121,120
                                                        --------    --------
  TOTAL LIABILITIES..................................    110,985     124,423
                                                        --------    --------
SHAREHOLDERS' EQUITY (DEFICIT)
Preferred stock: $.01 par value; authorized and
 unissued 10,000 shares..............................        --          --
Common stock: $.01 par value; authorized 2,500
 shares; issued 1,000 in
 1997 and 1998.......................................          1           1
Additional paid-in capital...........................      4,999       4,999
Retained earnings (deficit)..........................    (24,929)    (28,137)
Cumulative foreign currency translation adjustment...       (670)       (954)
                                                        --------    --------
  TOTAL SHAREHOLDERS' EQUITY (DEFICIT)...............    (20,599)    (24,091)
                                                        --------    --------
  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY
   (DEFICIT).........................................   $ 90,386    $100,332
                                                        ========    ========


    The accompanying notes are an integral part of these condensed financial statements.

                        COLFAX CORPORATION (PARENT ONLY)

                       CONDENSED STATEMENTS OF OPERATIONS
                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE)

                                             FROM INCEPTION TO SIX MONTHS ENDED
                                             DECEMBER 31, 1997   JULY 3, 1998
                                             ----------------- ----------------
                                                                 (UNAUDITED)
Selling, general and administrative
 expense...................................             1                1
Income (loss) of subsidiaries continuing
 operations................................        (5,689)           7,166
                                                 --------          -------
LOSS FROM OPERATIONS.......................        (5,690)           7,165
Other (income) expense.....................          (718)             (22)
                                                 --------          -------
INCOME (LOSS) FROM CONTINUING OPERATIONS
 BEFORE INTEREST AND EXTRAORDINARY ITEM....        (4,972)           7,187
Interest expense...........................         4,426            4,792
                                                 --------          -------
INCOME (LOSS) FROM CONTINUING OPERATIONS
 BEFORE EXTRAORDINARY ITEM.................        (9,398)           2,395
                                                 --------          -------
Equity in loss of subsidiaries discontinued
 operations................................       (12,183)             --
Equity in loss of subsidiaries
 extraordinary item........................        (3,348)          (5,603)
                                                 --------          -------
NET LOSS...................................      $(24,929)         $(3,208)
                                                 ========          =======
EARNINGS (LOSS) PER SHARE, BASIC AND
 DILUTED:
  Continuing Operations Before
   Extraordinary Item......................      $ (9,398)         $ 2,395
  Discontinued Operations..................       (12,183)             --
  Extraordinary Item.......................        (3,348)          (5,603)
                                                 --------          -------
Net income (loss)..........................      $(24,929)         $(3,208)
                                                 --------          -------
Weighted average number of shares
 outstanding...............................         1,000            1,000
                                                 ========          =======


    The accompanying notes are an integral part of these condensed financial statements.

                        COLFAX CORPORATION (PARENT ONLY)

             CONDENSED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                             (DOLLARS IN THOUSANDS)

                                                          CUMULATIVE
                                                            FOREIGN
                                    ADDITIONAL RETAINED    CURRENCY
                             COMMON  PAID-IN   EARNINGS   TRANSLATION
                             STOCK   CAPITAL   (DEFICIT)  ADJUSTMENT   TOTAL
                             ------ ---------- ---------  ----------- --------
BALANCE AT JULY 23, 1997...  $ --     $  --    $    --       $ --     $    --
Issuance of Common Stock...      1     4,999        --         --        5,000
Net loss...................    --        --     (24,929)       --      (24,929)
Foreign currency
 translation adjustments of
 subsidiaries..............    --        --         --        (670)       (670)
                             -----    ------   --------      -----    --------
BALANCE AT DECEMBER 31,
 1997......................  $   1    $4,999   $(24,929)     $(670)   $(20,599)
Net loss (Unaudited).......    --        --      (3,208)       --       (3,208)
Foreign currency
 translation adjustment of
 subsidiaries (Unaudited)..    --        --         --        (284)       (284)
                             -----    ------   --------      -----    --------
BALANCE AT JULY 3, 1998
 (UNAUDITED)...............  $   1    $4,999   $(28,137)     $(954)   $(24,091)
                             =====    ======   ========      =====    ========



    The accompanying notes are an integral part of these condensed financial statements.

                        COLFAX CORPORATION (PARENT ONLY)

                       CONDENSED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                             FROM INCEPTION TO SIX MONTHS ENDED
                                             DECEMBER 31, 1997   JULY 3, 1998
                                             ----------------- ----------------
                                                                 (UNAUDITED)
OPERATING ACTIVITIES
Net loss...................................      $ (24,929)        $(3,208)
Adjustments to reconcile net income (loss)
 to net cash (used by) provided by
 continuing operations:
  Amortization.............................              1               1
Equity in loss on investment in
 subsidiaries..............................         21,220          (1,563)
  Other changes in operating assets and
   liabilities:
    Decrease (increase) in accounts payable
     and accrued expenses..................          4,485          (1,182)
    Other operating assets and
     liabilities...........................           (111)             (1)
                                                 ---------         -------
NET CASH USED BY OPERATING ACTIVITIES......            666          (5,953)
                                                 ---------         -------
INVESTING ACTIVITIES
Acquisitions...............................       (112,137)         (8,614)
                                                 ---------         -------
NET CASH USED BY INVESTING ACTIVITIES......       (112,137)         (8,614)
FINANCING ACTIVITIES
Proceeds from issuance of stock............          5,000             --
Proceeds from long-term borrowings.........        125,000         108,832
Principal payments on long-term debt.......        (18,500)        (94,211)
                                                 ---------         -------
NET CASH PROVIDED BY FINANCING ACTIVITIES..        111,500          14,621
                                                 ---------         -------
INCREASE IN CASH AND CASH EQUIVALENTS......             29              54
Cash and cash equivalents at beginning of
 period....................................            --               29
                                                 ---------         -------
CASH AND CASH EQUIVALENTS AT END OF
 PERIOD....................................      $      29         $    83
                                                 =========         =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION:
  Cash paid during the period for:
    Interest...............................      $     --          $ 9,121
    Income taxes...........................      $     --          $   --

    The accompanying notes are an integral part of these condensed financial statements.

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
       (INCLUDING AMOUNTS IN DISCLOSURES RELATING TO UNAUDITED PERIODS.)

NOTE 1 ACQUISITION OF IMO INDUSTRIES INC.

  On August 28, 1997, Colfax Corporation (the "Company"), formerly known as II Acquisition Corp., acquired approximately 93% of the outstanding shares of common stock of Imo Industries Inc. ("Imo") pursuant to its tender offer for all outstanding shares of Imo's common stock. The consideration paid was $7.05 per share of common stock or $112.1 million in total. The acquisition has been accounted for under the purchase method.

  On July 2, 1998, the Company's wholly owned subsidiary, Imo Merger Corp., merged with and into Imo, pursuant to a short-form merger under the Delaware Law ("back-end merger"). Imo was the surviving corporation in the back-end merger and as a result became a wholly owned subsidiary of the Company. Pursuant to the back-end merger, shares previously held by the minority interest shareholders, were converted into a right to receive $7.05 per share. At July 3, 1998, 775,590 of the outstanding 1,221,888 minority shares were submitted to the Company in exchange for $5.5 million in cash. At July 3, 1998, the Company accrued a payable for $3.1 million for the remaining shares that have not yet been submitted as of that date.

NOTE 2 LONG-TERM DEBT

  On July 23, 1997, the Company borrowed $37.5 million from Steven M. Rales, $37.5 million from Mitchell P. Rales, and $50.0 million from Janelia Farm Corp, owned by the Rales. Proceeds were used to acquire Imo common stock. On September 5, 1997, the Company repaid $9.25 million on each of the Steven M. Rales and Mitchell P. Rales notes. Outstanding balances at December 31, 1997, interest rates, and maturity dates are as follows:

                                      OUTSTANDING AT
     LENDER                              12/31/97    INTEREST RATE MATURITY DATE
     ------                           -------------- ------------- -------------
                                                (DOLLARS IN THOUSANDS)
   Steven M. Rales...................    $ 28,250    Prime + .375% May 15, 2007
   Mitchell P. Rales.................      28,250    Prime + .375% May 15, 2007
   Janelia Farm Corp.................      50,000    Prime + .25%  May 15, 2007
                                         --------
                                         $106,500
                                         ========

  On June 30, 1998, the Company repaid the remaining principal balance of $28.3 million plus interest accrued to date on each of the Rales notes, and $37.7 million plus interest accrued to date on the Janelia Farm Corp. note. On June 29, 1998, the Company borrowed $103.3 million from an affiliate, Constellation Verwaltungs GmbH & Co. Beteiligungen KG ("CV") and an additional $2.8 million each from Steven M. Rales and Mitchell P. Rales. Proceeds from the CV note were used to pay down the notes mentioned above. Proceeds from the Rales notes were used to fund the back-end merger. Outstanding balances at July 3, 1998, interest rates, and maturity dates are as follows:

                                      OUTSTANDING AT
     LENDER                               7/3/98     INTEREST RATE MATURITY DATE
     ------                           -------------- ------------- -------------
                                                (DOLLARS IN THOUSANDS)
   CV................................    $103,332    LIBOR + .375% May 15, 2007
   Steven M. Rales...................       2,750    Prime + .375% May 15, 2008
   Mitchell P. Rales.................       2,750    Prime + .375% May 15, 2008
   Janelia Farm Corp.................      12,288    Prime + .25%  May 15, 2007
                                         --------
                                         $121,120
                                         ========

  The Company may at any time, upon notice of the holder of the notes, prepay all or a portion of the indebtedness represented by the notes, with interest accrued to the date fixed for prepayment. The Company is the guarantor for the Imo credit agreement for $143.0 million in senior secured credit facilities. The guarantee is limited to the value of the stock that the Company holds in Imo. At December 31, 1997 and July 3, 1998, there was $84.0 million outstanding under this credit facility.

NOTE 3 SHAREHOLDERS' EQUITY

  On July 23, 1997, the Company issued 1,000 shares of the Company's par value $.01 per share, stock for $5,000 per share. The Company received total payment for the shares in the amount of $5.0 million.

NOTE 4 EARNINGS PER SHARE

  At December 31, 1997, the Company adopted Financial Accounting Standards Board ("FASB") Statement No. 128, "Earnings Per Share," which specifies the computation, presentation, and disclosure requirements for earnings per share. Basic and diluted net income (loss) per share for December 31, 1997 and July 3, 1998 is calculated based on the actual weighted average shares outstanding.

NOTE 5 INCOME TAXES

  No provision for income taxes is made in these statements because the Company incurred losses for both financial reporting and income tax purposes. In addition, there have been no income taxes paid by the Company. For income tax purposes, the Company has a net operating loss of $1.3 million as of December 31, 1997. However, based upon present Internal Revenue Service regulations governing the utilization of net operating loss carryovers where the corporation has issued substantial additional stock, most of this loss carryover may not be available to the Company. Accordingly, no deferred tax asset is reflected in the accompanying financial statements.

                                  SCHEDULE II

                               COLFAX CORPORATION

                       VALUATION AND QUALIFYING ACCOUNTS
                             (DOLLARS IN THOUSANDS)

                                         ADDITIONS
                                     -----------------
                                     CHARGED
                           BALANCE   TO COSTS OTHER--     DEDUCTIONS--  BALANCE
                          AT 7/23/97 EXPENSES DESCRIBE      DESCRIBE    12/31/97
                          ---------- -------- --------    ------------  --------
FROM INCEPTION TO
 DECEMBER 31, 1997:
  Allowance for doubtful    $ --      $  148  $    10(2)                $ 1,435
   accounts..............                                    $  123 (3)
                                                1,409(6)          9 (1)
                            =====     ======  =======        ======     =======
  Inventory valuation
   allowance.............   $ --      $1,637  $   341(2)     $2,713 (5) $ 9,508
                                               10,204(6)        (39)(1)
                            =====     ======  =======        ======     =======
  Valuation allowance for
   deferred tax assets...   $ --      $7,475  $45,782(6)     $  --      $53,257
                            =====     ======  =======        ======     =======
  Accrued product
   warranty liability....   $ --      $  863  $   333(2)     $1,074 (4) $ 1,844
                                                1,718(6)         (4)(1)
                            =====     ======  =======        ======     =======

--------
(1) Foreign exchange adjustments.
(2) Reclassifications and adjustments.
(3) Uncollectible accounts written off, net of recoveries.
(4) Product warranty claims honored during the year.
(5) Charges against inventory valuation account during the year.
(6) Balances assumed in the Imo Industries acquisition.

ITEM 17. UNDERTAKINGS

  The undersigned Registrant hereby undertakes that:

    (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (2) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the U.S. Purchase Agreement and the International Purchase Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    (3) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (4) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond in the State of Virginia, on October 30, 1998.

                                          Colfax Corporation

                                                /s/ Philip W. Knisely

                                          By:_____________________________

                                                  PHILIP W. KNISELY

                                               PRESIDENT AND CHIEF EXECUTIVE
                                                       OFFICER

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on October 30, 1998.

              SIGNATURE                                   TITLE

        /s/ Philip W. Knisely             President, Chief Executive Officer
-------------------------------------      and Director (Principal Executive
          PHILIP W. KNISELY                Officer)

                  *                       Vice President and Chief Financial
-------------------------------------      Officer (Principal Financial and
            JOHN A. YOUNG                  Accounting Officer)

                  *                       Chairman of the Board of Directors
-------------------------------------
          MITCHELL P. RALES

                  *                       Director
-------------------------------------
           STEVEN M. RALES

                                                   /s/ Thomas M. O'Brien
                                          By:__________________________________
                                                     THOMAS M. O'BRIEN
                                                     ATTORNEY-IN-FACT
                                                     OCTOBER 30, 1998

                                 EXHIBIT INDEX

  EXHIBIT
    NO.                                 DESCRIPTION
  -------                               -----------
   *1.1    Form of U.S. Purchase Agreement
   *1.2    Form of International Purchase Agreement
   *2.1    Combination Agreement dated as of [   ], 1998
   *3.1    Certificate of Incorporation of the Registrant
   *3.2    By-laws of the Registrant
    4.1    Indenture dated as of April 15, 1996 with respect to the 11 3/4%
           Senior Subordinated Notes due May 1, 2006 between Imo Industries
           Inc., as Issuer, and IBJ Schroder Bank & Trust Company, as Trustee
           (the "Imo Notes") (incorporated by reference to Exhibit 4.1 to Imo's
           Registration Statement on Form S-4 (File No. 333-03477))
    4.1(a) Supplemental Indenture dated as of August 26, 1997 with respect to the Imo Notes (incorporated by reference to Exhibit 4.1(B) to Imo's
           Annual Report on Form 10-K for the fiscal year ended December 31,
           1997)
    4.1(b) Supplemental Indenture dated as of May 6, 1998 with respect to the
           Imo Notes (incorporated by reference to Exhibit 10.28 to Imo's
           Quarterly Report on Form 10-Q for the quarter ended April 3, 1998)
   *4.1(c) Supplemental Indenture dated [   ] with respect to the Imo Notes
   *4.2    Specimen of Common Shares of the Registrant
   *5.1    Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to the
           legality of the Shares
  *10.1    Colfax Corporation 1998 Stock Incentive Plan
  *10.2    Colfax Credit Facility dated as of [   ], 1998 by and between the
           Registrant and [   ]

 **10.3(a) Allweiler Credit Facility: Arrangement Letter dated June 23, 1998 between Constellation Verwaltungs GmbH & Co. Beteiligungen KG and
           Merrill Lynch International
 **10.3(b) Allweiler Credit Facility: Terms Sheet
 **10.3(c) Allweiler Credit Facility: Collateralized Limited Recourse Guarantee
  *10.4    Employment Agreement of George M. Scheerle
  *21.1    List of subsidiaries of the Registrant
   23.1    Consent of Arthur Andersen LLP
   23.2    Consent of Arthur Andersen Wirtschaftsprufungsgesellschaft
           Steuerberatungsgesellschaft mbH
 **23.3    Consent of Ernst & Young LLP
 **23.4    Consent of Neil D. Cohen
 **23.5    Consent of George P. Stamas
  *23.6    Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included as part of Exhibit 5.1)
 **24.1    Power of Attorney
  *27.1    Financial Data Schedule

--------
  * To be filed by amendment.

  ** Previously filed.
  (b) Financial Statement Schedules:

    Report of Independent Public Accountants on Schedules I and II
    Schedule I--Parent only Financial Statements
    Schedule II--Valuation and Qualifying Accounts